CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered(1)	Number of ADSs to be offered	Gross Proceeds of the offering	Amount of Registration Fee
ADSs, each representing three equity share of HDFC Bank Limited of par value Rs. 2.0.	22,000,000	$1,270,720,000	$147,657.66

1.	American depositary shares evidenced by American depositary receipts issuable upon deposit of the equity shares registered hereby are registered pursuant to a separate registration statement on Form F-6. Each American depositary share represents three equity shares.

Filed pursuant to Rule 424(b)(2)

Registration No. 333-201852

Prospectus Supplement

(to Prospectus dated February 4, 2015)

22,000,000 American Depositary Shares

Representing 66,000,000 Equity Shares

HDFC Bank Limited is offering 66,000,000 equity shares in the form of American Depositary Shares or ADSs. Each American Depositary Share represents three equity shares of HDFC Bank Limited of par value of Rs. 2.0 each.

Our American Depositary Shares are listed on the New York Stock Exchange under the symbol “HDB.” On February 4, 2015, the closing price of an ADS on the New York Stock Exchange was U.S.$57.76.

PRICE U.S.$57.76 PER AMERICAN DEPOSITARY SHARE

Investing in our American Depositary Shares involves risks. See “Risk Factors” beginning on page S-14.

	Price to Public		Underwriting Discounts and Commissions		Proceeds to Us (before expenses)
Per ADS	U.S.$	57.76	U.S.$	0.79	U.S.$	56.97
Total	U.S.$	1,270,720,000	U.S.$	17,380,000	U.S.$	1,253,340,000

Neither the Securities and Exchange Commission nor any state or foreign securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the ADSs to purchasers on or about February 10, 2015.

Global Coordinators and Joint Bookrunners

(listed alphabetically)

BofA Merrill Lynch	Credit Suisse	J.P. Morgan	Morgan Stanley

Joint Bookrunners

(listed alphabetically)

Barclays	Goldman Sachs	Nomura	UBS Investment Bank

The date of this prospectus is February 5, 2015

PROSPECTUS SUPPLEMENT

PROSPECTUS

i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the terms of this offering of ADSs representing our equity shares. It also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. The second part is the accompanying prospectus, which provides more general information. To the extent there is a conflict between the information contained in this prospectus supplement, on the one hand, and the information contained in the accompanying prospectus or any document incorporated by reference in this prospectus supplement or the accompanying prospectus, on the other hand, you should rely on the information in this prospectus supplement.

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. No person is authorized to provide you with different information. Neither we nor any of the underwriters are making an offer to sell securities in any jurisdiction where the offer or sale is not permitted. The information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus is accurate only as of the respective dates thereof, regardless of the time of delivery of this prospectus supplement and the accompanying prospectus. It is important for you to read and consider all the information contained in this prospectus supplement and the accompanying prospectus, including the documents incorporated by reference therein, in making your investment decision.

The offered ADSs may not be offered or sold, directly or indirectly, in India or to any resident of India, except as permitted by applicable Indian laws and regulations.

You must comply with all applicable laws and regulations in force in any applicable jurisdiction and you must obtain any consent, approval or permission required by you for the purchase of the ADSs under the laws and regulations in force in the jurisdiction to which you are subject or in which you make your purchase, and neither we nor the underwriters will have any responsibility therefor.

EXCHANGE RATES AND CERTAIN DEFINED TERMS

In this document, all references to “we,” “us,” “our,” “HDFC Bank” or “the Bank” shall mean HDFC Bank Limited or where the context requires also to its subsidiaries whose financials are consolidated for accounting purposes. References to the “U.S.” or “United States” are to the United States of America, its territories and its possessions. References to “India” are to the Republic of India. References to the “Companies Act” in the document mean the Companies Act, 1956 (to the extent such enactment remains in force) and the Companies Act, 2013 (to the extent notified as of the date of this document) and all rules and regulations issued thereunder. References to “$” or “US$” or “dollars” or “U.S. dollars” are to the legal currency of the United States and references to “Rs.,” “INR,” “rupees” or “Indian rupees” are to the legal currency of India.

Our financial statements are presented in Indian rupees and in some cases translated into U.S. dollars. The financial statements included in the accompanying prospectus and all other financial data included in this prospectus supplement and the accompanying prospectus, except as otherwise noted, are prepared in accordance with United States generally accepted accounting principles, or U.S. GAAP. U.S. GAAP differs in certain material respects from accounting principles generally accepted in India, the requirements of India’s Banking Regulation Act and related regulations issued by the Reserve Bank of India (RBI) (collectively, “Indian GAAP”), which form the basis of our statutory general purpose financial statements in India. Principal differences insofar as they relate to us include: determination of the allowance for credit losses, classification and valuation of investments, accounting for deferred income taxes, stock-based compensation, employee benefits, loan origination fees, derivative financial instruments, business combinations and the presentation format and disclosures of the financial statements and related notes. References to a particular “fiscal” year are to our fiscal year ended March 31 of such year.

We generally prepare and publish our financial statements in accordance with Indian GAAP, except for purposes of the financial statements contained in our Annual Report on Form 20-F which we file with the Securities and Exchange Commission, or the SEC, and for certain information filed on Form 6-K and included in this prospectus (incorporated herein by reference), which were prepared in accordance with U.S. GAAP.

Fluctuations in the exchange rate between the Indian rupee and the U.S. dollar will affect the U.S. dollar equivalent of the Indian rupee price of the equity shares on the Indian stock exchanges and, as a result, will affect the market price of our American Depositary Shares (ADSs) in the United States. These fluctuations will also affect the conversion into U.S. dollars by the depositary of any cash dividends paid in Indian rupees on the equity shares represented by ADSs.

After the Indian rupee depreciated sharply in fiscal 2009 on account of the global risk aversion that resulted in a substantial reduction in capital flows, it managed to recover in fiscal 2010. The recovery in fiscal 2010 was driven by a pickup in domestic growth prospects that attracted foreign funds and improvement in global risk appetite. In fiscal 2011, the rupee was range bound as capital flows just about managed to balance the drag from external debt servicing and the current account deficit. However, in fiscal year 2012, the rupee depreciated coming under pressure amidst a widening current account deficit, thin capital inflows and rising global uncertainty spurred by lingering financial and economic instability in Europe and the USA. This trend continued in fiscal 2013. During fiscal 2014, the rupee came under immense and sustained selling pressure driven by growing anxiety about domestic growth prospects and global risk aversion (the high and low during fiscal 2014 was Rs. 68.80 per US$ and Rs. 53.65 per US$ respectively). Through the first half of fiscal 2015 however, the rupee has appreciated slightly and remained stable against the U.S. dollar on expectations that the new government could spur additional market reforms that might in turn help revive growth prospects in the Indian economy.

The following table sets forth, for the periods indicated, information concerning the exchange rates between Indian rupees and U.S. dollars based on the noon buying rate in the city of New York for cable transfers of Indian rupees as certified for customs purposes by the Federal Reserve Bank of New York:

Fiscal Year	Period End(1)	Average(1)(2)	High	Low
2010	44.95	47.39	50.48	44.94
2011	44.54	45.49	47.49	43.90
2012	50.89	47.81	53.71	44.00
2013	54.52	54.36	57.13	50.64
2014	60.00	60.35	68.80	53.65
2015 (through January 30, 2015)	62.01	60.89	63.67	58.30

(1)	The noon buying rate at each period end and the average rate for each period differed from the exchange rates used in the preparation of our financial statements.
(2)	Represents the average of the noon buying rate for all days during the period.

The following table sets forth the high and low noon buying rate for the Indian rupee for each of the previous six months:

Month	Period End	Average	High	Low
August 2014	61.51	60.87	61.51	60.43
September 2014	61.92	60.90	61.92	60.26
October 2014	61.44	61.37	61.81	60.92
November 2014	62.20	61.68	62.20	61.38
December 2014	63.04	62.71	63.67	61.78
January 2015	62.01	62.13	63.57	61.32

Although we have translated selected Indian rupee amounts in this document into U.S. dollars for convenience, this does not mean that the Indian rupee amounts referred to could have been, or could be, converted to U.S. dollars at any particular rate, the rates stated above, or at all. Unless otherwise stated, all translations from Indian rupees to U.S. dollars are based on the noon buying rate in the City of New York for cable transfers in Indian rupees at U.S.$1.00 = Rs. 61.92 on September 30, 2014. The Federal Reserve Bank of New York certifies this rate for customs purposes on each date the rate is given. The noon buying rate on January 30, 2015 was Rs. 62.01 per U.S.$1.00.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere or incorporated by reference in this prospectus supplement and the accompanying prospectus. This summary is not complete and does not contain all of the information that you should consider before investing in the ADSs representing our equity shares. You should read the entire prospectus supplement and the accompanying prospectus carefully, including our audited financial statements and the notes to those financial statements, “Risk Factors” and the other information appearing elsewhere or incorporated by reference in this prospectus supplement and the accompanying prospectus.

Overview

We are a new generation private sector bank in India. Our goal is to be the preferred provider of financial services to upper and middle income individuals and corporations in India across metro, urban, semi-urban and rural markets. Our strategy is to provide a comprehensive range of financial products and services to our customers through multiple distribution channels, with what we believe is high quality service, advanced technology platforms and superior execution. We have three principal business activities: retail banking, wholesale banking and treasury operations.

We have grown rapidly since commencing operations in January 1995. As of September 30, 2014, we had 3,600 branches, 11,515 ATMs in 2,272 cities and towns and 30.6 million customers. On account of the expansion in our geographical reach and the resultant increase in market penetration, our assets have grown from Rs. 3,571.2 billion as of March 31, 2012 to Rs. 5,125.4 billion as of March 31, 2014. Our assets as of September 30, 2014 were Rs. 5,320.2 billion. Our net income has increased from Rs. 49.8 billion for fiscal 2012 to Rs. 79.3 billion for fiscal 2014. Our net income for the first six months of fiscal 2015 was Rs. 43.0 billion.

We have three principal business activities: retail banking, wholesale banking and treasury operations:

Retail Banking. We consider ourselves a one-stop shop for the financial needs of upper and middle income individuals. We provide a comprehensive range of financial products including deposit products, loans, credit cards, debit cards, third-party mutual funds and insurance products, investment advice, bill payment services and other services. Our retail banking loan products include loans to small and medium enterprises for commercial vehicles, construction equipment and other business purposes, which together account for more than a third of our total retail banking loans. We group these loans as part of our retail banking business considering, among other things, the customer profile, the nature of the product, the differing risks and returns, our organization structure and our internal business reporting mechanism. Such grouping ensures optimum utilization and deployment of specialized resources in our retail banking business. We also have specific products designed for lower income individuals through our Sustainable Livelihood Initiative (SLI). Through this initiative, we reach out to the un-banked and under-banked segments of the Indian population.

We actively market our services through our branches and alternate sales channels, as well as through our relationships with automobile dealers and corporate clients. We seek to establish a relationship with a retail customer and then expand it by offering more products. As part of our growth strategy we continue to expand our distribution channels so as to make it easier for the customer to do business with us. We believe this strategy, together with the general growth of the Indian economy and the Indian upper and middle classes, affords us significant opportunities for growth.

As of September 30, 2014, we had 3,600 branches and 11,515 ATMs in 2,272 cities and towns. We also provide telephone banking, internet and mobile banking to our customers. We plan to continue to expand our branch and ATM network as well as our other distribution channels, subject to regulatory guidelines/approvals.

Wholesale Banking. We provide our corporate and institutional clients a wide array of commercial banking products and transactional services.

Our principal commercial banking products include a range of financing products, documentary credits (primarily letters of credit) and bank guarantees, foreign exchange and derivative products, investment banking services and corporate deposit products. Our financing products include loans, overdrafts, bill discounting and credit substitutes, such as commercial papers, debentures, preference shares and other funded products. Our foreign exchange and derivatives products assist corporations in managing their currency and interest rate exposures.

For our commercial banking products, our customers include companies that are part of private sector business houses, public sector enterprises and multinational corporations, as well as small and mid-sized businesses. Our customers also include suppliers and distributors of corporations to whom we provide credit facilities and with whom we thereby establish relationships as part of a supply chain initiative for both our commercial banking products and transactional services. We aim to provide our corporate customers with high quality customized service. We have relationship managers who focus on particular clients and who work with teams that specialize in providing specific products and services, such as cash management and treasury advisory services.

Loans to small and medium enterprises, which are generally in the nature of loans for commercial vehicles, construction equipment and business purposes, are included as part of our retail banking business. We group these loans as part of our retail banking business considering, among other things, the customer profile, the nature of the product, the differing risks and returns, our organization structure and our internal business reporting mechanism. Such grouping ensures optimum utilization and deployment of specialized resources in our retail banking business.

Our principal transactional services include cash management services, capital markets transactional services and correspondent banking services. We provide physical and electronic payment and collection mechanisms to a range of corporations, financial institutions and government entities. Our capital markets transactional services include custodial services for mutual funds and clearing bank services for the major Indian stock exchanges and commodity exchanges. In addition, we provide correspondent banking services, including cash management services and funds transfers, to foreign banks and co-operative banks.

Treasury Operations. Our treasury group manages our balance sheet, including our maintenance of reserve requirements and the management of market and liquidity risk. Our treasury group also provides advice and execution services to our corporate and institutional customers with respect to their foreign exchange and derivatives transactions. In addition, our treasury group seeks to optimize profits from our proprietary trading, which is principally concentrated on Indian government securities.

Our client-based activities consist primarily of advising corporate and institutional customers and transacting spot and forward foreign exchange contracts and derivatives. Our primary customers are multinational corporations, large and medium sized domestic corporations, financial institutions, banks and public sector undertakings. We also advise and enter into foreign exchange contracts with some small companies and non-resident Indians.

Our Competitive Strengths

We attribute our growth and continuing success to the following competitive strengths:

We have a strong brand and extensive reach through a large distribution network

We believe our HDFC Bank brand is one of the strongest brands in the Indian banking industry and was, in August 2014, acknowledged as the most valuable brand in India in the inaugural edition of the BrandZ Top 50 Most Valuable Indian Brands study. The study was conducted by WPP research agency Millward Brown, which specializes in brand equity research and brand valuation. We have capitalized on our strong brand by establishing an extensive branch network throughout India serving a broad range of customers in urban, semi-urban and rural regions. As of September 30, 2014, we had 3,600 branches and 11,515 ATMs in 2,272 cities and towns and 30.6 million customers as compared to 2,544 branches and 8,913 ATMs in 1,399 cities and towns and 25.9 million customers as of March 31, 2012. Our branch network is further complemented by our digital strategy, including online and mobile banking solutions, to provide our customers with access to on-demand banking services, which we believe allows us to develop strong and loyal relationships with our customers.

We provide a wide range of products and high quality service to our clients in order to meet their banking needs

Whether in retail banking, wholesale banking or treasury operations, we consider ourselves a ‘one-stop shop’ for our customers’ banking needs. This includes the services that we can provide to our customers, both directly and indirectly through back-office operational execution, and the range of products we offer. We consider our high quality service to be a vital component of our business and believe in pursuing excellence in execution through multiple internal initiatives focused on continuous executional improvements. This pursuit of high quality service and operational execution directly supports our ability to offer a wide range of banking products. Our retail banking products range from retail loans to deposit products and other products and services, such as private banking, depositary accounts, foreign exchange services, distribution of third party products (such as insurance and mutual funds), bill payments and sales of gold and silver bullion. In addition, we offer our customers brokerage accounts through our subsidiary HDFC Securities Limited (HSL). On the wholesale banking side we offer customers working capital loans, term loans, bill collections, letters of credit and guarantees and foreign exchange and derivative products. We also offer a range of deposit and transaction banking services such as cash management, custodial and clearing bank services and correspondent banking. We collect taxes for the government and are bankers to companies in respect of issuances of equity shares and bonds to the public. We are able to provide this wide-range of products across our branch network, meaning we can provide our targeted rural customers banking products and services similar to those provided to our urban customers, which we believe provides us a competitive advantage. Our wide range of products and focus on superior service and execution also creates multiple cross-selling opportunities for us and, we believe, improves our customer retention rates.

We have achieved robust and consistent financial performance while preserving asset quality during our growth

On account of our superior operational execution, broad range of products, expansion in our geographical reach and the resultant increase in market penetration through our extensive branch network, our assets have grown from Rs. 3,571.2 billion as of March 31, 2012 to Rs. 5,125.4 billion as of March 31, 2014 (Rs. 5,320.2 billion as of September 30, 2014). Our net income has increased from Rs. 49.8 billion for fiscal 2012 to Rs. 79.3 billion for fiscal 2014 (Rs. 43.0 billion for the six months ended September 30, 2014). In addition to the significant growth in our assets and net revenue, we have remained focused on maintaining a high level of asset quality. Our gross non-performing customer assets as a percentage of total customer assets was 1.2% as of March 31, 2014 (1.0% as of September 30, 2014) and our net non-performing customer assets was 0.6% of net customer assets (0.3% as of September 30, 2014). Our net interest margin was 4.6% in fiscal 2012 and 4.7% in fiscal 2014 (4.9% for the six months ended September 30, 2014), net income as a percentage of average total shareholders’ equity was 13.3% in fiscal 2012 and 15.6% in fiscal 2014 (15.5% for the six months ended September 30, 2014) and net income as a percentage of average total assets was 1.6% in fiscal 2012 and 1.8% in fiscal 2014 (1.7% for the six months ended September 30, 2014). Our current and savings account deposits as a percentage of our total deposits were 43.1% as of September 30, 2014.

We have an advanced technology platform

We continue to make substantial investments in our advanced technology platform and systems and expand our electronically linked branch network. Our direct banking platforms are stable and robust, enabling new ways to connect with our customers to cross-sell our various products and improve customer retention and supporting ever-increasing transaction volumes as customers adopt newer self-service technologies.

We successfully completed an upgrade of our retail core banking system to the latest technology platform during fiscal 2014, which enables us to provide additional features to our customers and respond faster to business and market needs. We have also developed robust data analytics capabilities that allow us to market and cross-sell our products to customers through both traditional relationship management and interactive, on-demand methods depending on how particular customers choose to interact with us. We have also implemented state-of-the-art engineered systems technology for some of the important backend operational systems, including recently doubling the capacity of our operational customer relationship management system.

We have an experienced management team

Many of the members of our management team have had a long tenure with us, which gives us a deep bench of experienced managers. They have substantial experience in banking or other industries and share our common vision of excellence in execution. Having a management team with such breadth and depth of experience is well suited to leverage the competitive strengths we have already developed across our large, diverse and growing branch network as well as allowing our management team to focus on creating new opportunities for our business. See also the section “Management”.

Our Business Strategy

Our business strategy emphasizes the following elements:

Increase our market share of India’s expanding banking and financial services industry

In addition to benefiting from the overall growth in India’s economy and financial services industry, we believe we can increase our market share by continuing to focus on our competitive strengths, including our strong HDFC Bank brand and our extensive branch and ATM networks, to increase our market penetration.

Increase our geographical reach

As of September 30, 2014, we had 3,600 branches, 11,515 ATMs in 2,272 cities and towns, which represents an increase of 1,056 branches, 2,602 ATMs and our presence in 873 cities and towns since March 31, 2012. We believe we can continue expanding our branch footprint, particularly by focusing on rural and semi-urban areas. We believe these areas represent a significant opportunity for our continued growth as we expand banking services to those areas which have traditionally been underserved and which, by entering such markets, will enable us to establish new customer bases. We also believe that delivering banking services which are integrated with our existing business and product groups helps us to provide viable opportunities to the sections of the rural and semi-urban customer base that is consistent with our targeted customer profile throughout India.

Cross-sell our broad financial product portfolio across our customer base

We are able to offer our complete suite of financial products across our branch network, including in our rural locations. By matching our broad customer base with our ability to offer our complete suite of products to both rural and urban customers across the retail banking, wholesale banking and treasury product lines, we believe that we can continue to generate organic growth by cross-selling different products by proactively offering our customers complementary products as their relationships with us develop and their financial needs grow and evolve.

Continue our investments in technology to support our digital strategy

We believe the increased availability of internet access and broadband connectivity across India requires a comprehensive digital strategy to proactively develop new methods of reaching our customers. As a result, we are continuously investing in technology as a means of improving our customers’ banking experience, offering them a range of products tailored to their financial needs and making it easier for them to interact with their banking accounts with us. While we currently provide a range of options for customers to access their accounts, including net banking, telephone banking, and banking applications on mobile devices, we believe additional investments in our technology infrastructure to further develop our digital strategy will allow us to cross-sell a wider range of products on our digital platform in response to our customers’ needs and thereby expand our relationship with our customers across a range of customer segments. We believe a comprehensive digital strategy will provide benefits in developing long-term customer relationships by allowing customers to interact with us and access their accounts wherever and whenever they desire.

Maintain strong asset quality through disciplined credit risk management

We have maintained high quality loan and investment portfolios through careful targeting of our customer base, and by putting in place what we believe are comprehensive risk assessment processes and diligent risk monitoring and remediation procedures. Our gross non-performing customer assets as a percentage of total customer assets was 1.0% as of September 30, 2014 and our net non-performing customer assets as a percentage of net customer assets was 0.3% as of September 30, 2014. As of September 30, 2014, our gross restructured loans as a percentage of gross non-performing loans were 8.2%. We believe we can maintain strong asset quality appropriate to the loan portfolio composition while achieving growth.

Maintain a low cost of funds

We believe we can maintain a relatively low-cost funding base as compared to our competitors, by leveraging our strengths and expanding our base of retail savings and current deposits and increasing the free float generated by transaction services, such as cash management and stock exchange clearing. Our average cost of funds (including equity) was at 5.0% for the first six months of fiscal 2015 and 5.2% for the first six months of fiscal 2014. Our current and savings account deposits were 43% of our total deposits as of September 30, 2014.

Our Organization

We have two subsidiaries as per local laws: HDFC Securities Limited (HSL) and HDB Financial Services Limited (HDBFSL). HSL is primarily in the business of providing brokerage and other investment services through the internet and other channels. HSL’s total assets and shareholders’ equity as of March 31, 2014 were Rs. 8.6 billion and Rs. 4.4 billion, respectively (per Indian GAAP). HSL’s net profit was Rs. 0.8 billion for fiscal 2014 (per Indian GAAP). HDBFSL is a non-deposit taking non-bank finance company (NBFC) engaged primarily in the business of retail asset financing. The customer segments catered to by HDBFSL are typically underserviced by larger commercial banks and this, we believe, creates a profitable niche for HDBFSL. HDBFSL also grants loans to micro, small and medium business enterprises and operates call centers for providing collection services to our retail loan products. HDBFSL’s loans, total assets and shareholders’ equity as of March 31, 2014 were Rs. 134.1 billion, Rs. 136.9 billion and Rs. 16.3 billion (all according to Indian GAAP), respectively. HDBFSL’s net profit amounted to Rs. 2.1 billion for fiscal 2014 (per Indian GAAP).

Our principal corporate and registered office is located at HDFC Bank House, Senapati Bapat Marg, Lower Parel, Mumbai 400 013, India. Our telephone number is 91-22-6652-1000. Our agent in the United States for the ADS offering is Depositary Management Corporation, 570 Lexington Avenue, New York, NY 10022.

The Offering

The Offering	ADSs representing equity shares, and constituting approximately 2.64% of our issued and outstanding equity shares on an as adjusted basis as of September 30, 2014, after giving effect to this offering and the QIP (as defined below).

ADSs offered	22,000,000 ADSs.

ADS/equity share ratio	One ADS represents three equity shares, par value Rs. 2.0 per share.

Equity shares outstanding after this offering	2,499,066,297 equity shares.

Use of proceeds	Subject to compliance with applicable laws and regulations, we intend to use the net proceeds of the offering, together with the net proceeds of the concurrent qualified institutions placement in accordance with applicable regulations issued by the Securities and Exchange Board of India (QIP) of approximately Rs. 19,850 million, for meeting capital requirements in accordance with the capital adequacy norms and ensuring adequate capital to support future growth and expansion, including enhancing our solvency and capital adequacy ratio and general corporate purposes.

Depositary	J.P. Morgan Chase Bank, N.A.

Voting rights	The ADSs will have no voting rights. Under the deposit agreement, the depositary will abstain from voting the equity shares. See “Description of American Depositary Shares—Voting Rights” in the accompanying prospectus.

Concurrent equity offering	Concurrent with this offering of ADSs, we are offering additional equity shares by way of the QIP. The closing of this offering is conditioned on the closing of the QIP.

Listing	We are listing the offered ADSs on the New York Stock Exchange. Our outstanding equity shares are principally traded in India on the BSE Limited (BSE) and the National Stock Exchange of India Limited (NSE).

New York Stock Exchange symbol for ADSs	HDB.

Corporate Information

We were incorporated in August 1994 as a public limited company under the laws of India. Our principal corporate and registered office is located at HDFC Bank House, Senapati Bapat Marg, Lower Parel, Mumbai 400 013, India, our telephone number is 91-22-6652-1000 and our website address is www.hdfcbank.com. Our registered agent in the United States is Depositary Management Corporation, 570 Lexington Avenue, New York, NY 10022, 212-319-4800. The information on our website is not a part of this prospectus supplement or the accompanying prospectus.

PRICE RANGE OF OUR AMERICAN DEPOSITARY SHARES AND EQUITY SHARES

Our ADSs, each representing three equity shares, par value Rs. 2.0 per equity share, are listed on the NYSE under the symbol “HDB”. Our equity shares, including those underlying the ADSs, are listed on the NSE under the symbol “HDFCBANK” and the BSE under the code 500180. Our fiscal quarters end on June 30 of each year for the first quarter, September 30 for the second quarter and December 31 for the third quarter.

Trading Prices of Our ADSs on the NYSE

The following table shows:

•	the reported high and low prices for our ADSs in U.S. dollars on the NYSE; and

•	the average daily trading volume for our ADSs on the NYSE.

	Price per ADS		Average daily ADS trading volume
	High	Low	(Number of ADSs)
Fiscal Year 2015
First Quarter	48.75	39.27	1,105,441
Second Quarter	51.67	45.56	817,861
Third Quarter	54.74	45.56	810,609
Most Recent Six Months
August 2014	50.29	45.56	761,700
September 2014	51.67	46.35	868,195
October 2014	52.54	45.56	742,609
November 2014	54.74	50.85	927,211
December 2014	53.11	47.60	781,000
January 2015	62.10	49.32	1,184,855
February 2015 (through February 2, 2015)	58.26	57.31	2,310,800

The closing price for our ADSs on the NYSE was U.S.$57.76 per ADS on February 4, 2015.

Trading Prices of Our Equity Shares on the NSE

The following table shows:

•	the reported high and low market prices for our equity shares in rupees on the NSE;

•	the imputed high and low prices for our equity shares translated into U.S. dollars based on the noon buying rate in the City of New York for cable transfers in Indian rupees at U.S.$1.00 = Rs. 61.92 on September 30, 2014; and

•	the average daily trading volume for our equity shares on the NSE.

							Average daily equity share trading volume

	Price per equity share		Price per equity share
	High	Low	High		Low
Fiscal Year 2015
First Quarter	Rs. 856.00	Rs. 707.30	US$	13.82	US$	11.42	2,354,148
Second Quarter	879.80	791.40		14.21		12.78	1,814,656
Third Quarter	973.95	854.10		15.73		13.79	1,779,679
Most Recent Six Months
July 2014	860.70	807.15		13.90		13.04	1,814,313
August 2014	852.80	791.40		13.77		12.78	1,724,713
September 2014	879.80	838.60		14.21		13.54	1,892,677
October 2014	914.60	854.10		14.77		13.79	1,755,781
November 2014	965.90	893.00		15.60		14.42	2,105,507
December 2014	973.95	916.00		15.73		14.79	1,532,645
January 2015	1,100.60	936.25		17.77		15.12	1,999,854
February 2015 (through February 2, 2015)	1,093.00	1,052.35		17.65		17.00	1,427,588

The closing price for our equity shares on the NSE was Rs. 1,067.70 per equity share on February 4, 2015.

RISK FACTORS

You should carefully consider the following risk factors in evaluating us and our business. An investment in ADSs involves a high degree of risk. You should carefully consider each of the following risk factors and all other information set forth in this prospectus supplement, including the risks and uncertainties described below, before making an investment in the ADSs. This section should be read together with “Business”, “Selected Financial and Other Data”, “Selected Statistical Information” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” as well as the financial statements, including the notes thereto, and other financial information included elsewhere in this prospectus supplement or incorporated herein by reference.

The risks and uncertainties described below are not the only risks that we currently face. Additional risks and uncertainties not presently known to us or that we currently believe to be immaterial may also adversely affect our business, prospects, financial condition and results of operations and cashflows. If any or some combination of the following risks, or other risks that are not currently known or believed to be material, actually occur, our business, financial condition and results of operations and cashflows could suffer, the trading price of, and the value of your investment in, ADSs could decline and you may lose all or part of your investment. In making an investment decision, you must rely on your own examination of the Bank and the terms of this offering, including the merits and risks involved.

This prospectus supplement also contains forward-looking statements that involve risks and uncertainties. Our results could differ materially from such forward-looking statements as a result of certain factors including the considerations described below and elsewhere in this prospectus supplement.

Risks Relating to our Business

A slowdown in economic growth in India would cause us to experience slower growth in our asset portfolio and deterioration in the quality of our assets.

Our performance and the quality and growth of our assets are necessarily dependent on the health of the overall Indian economy, which in turn is linked to global economic conditions. The global slowdown of the financial market and economies had contributed to weakness in the Indian financial and economic environment. Despite a higher probability of US growth prospects, global growth is likely to remain below trend level due to subdued growth in the Eurozone and the effect of weakened Chinese growth prospects on emerging markets. We remain concerned that below-trend global growth may adversely affect domestic growth prospects. In addition, tighter monetary policy in the US could further undermine financial stability in an emerging market economy like India. These conditions, including global financial crisis and problems in the Eurozone countries, could result in a prolonged slowdown in the Indian economy, which would adversely affect our business, including our ability to grow our asset portfolio, the quality of our assets and our ability to implement our strategy. In particular, the Indian economy may be adversely affected by volatile oil prices, given India’s dependence on imported oil for its energy needs, inflationary pressures and weather conditions adversely affecting the Indian agricultural market or other factors. In addition, the Indian economy is in a state of transition. The share of the services sector of the economy is rising, while that of the industrial, manufacturing and agricultural sectors is declining. Finally, India faces major challenges in sustaining its growth, which include the need for substantial infrastructure development and improving access to healthcare and education. In this regard, addressing the structural bottlenecks that have limited the economy from fiscal 2012 to fiscal 2014 will remain a vital aspect of ongoing policy reforms. If the Indian economy deteriorates, our asset base may erode, which would result in a material decrease in our net income and total assets.

If we are unable to manage our rapid growth, our operations may suffer and our performance may decline.

We have grown rapidly over the last three fiscal years. Our loan growth rate has been significantly higher than that of the Indian banking industry over the last three fiscal years. Our loans in the three-year period ended

March 31, 2013 grew at a compounded annual growth rate of approximately 24%, as against approximately 19% for the Indian banking industry for the same period. Our loans as of September 30, 2014 compared to that as of September 30, 2013 increased by 22%.

Our rapid growth has placed, and if it continues, will place, significant demands on our operational, credit, financial and other internal risk controls including:

•	recruiting, training and retaining sufficient skilled personnel;

•	upgrading, expanding and securing our technology platform;

•	developing and improving our products and delivery channels;

•	preserving our asset quality as our geographical presence increases and customer profile changes;

•	complying with regulatory requirements such as the Know Your Customer (KYC) norms; and

•	maintaining high levels of customer satisfaction.

The growth in our business is partly attributable to the expansion of our branch network. As at March 31, 2012, we had a branch network comprised of 2,544 branches, which increased to 3,600 as at September 30, 2014. Section 23 of the Banking Regulation Act provides that banks must obtain the prior approval of the RBI to open new branches. The RBI may cancel a license for violations of the conditions under which it was granted. The RBI issues instructions and guidelines to banks on branch authorization from time to time. With the objective of liberalizing and rationalizing the branch licensing process, the RBI, effective October 2013, granted general permission to banks such as us to open branches in Tier 1 to Tier 6 centers, subject to reporting to the RBI and certain specified conditions. See “Supervision and Regulation—Regulations Relating to the Opening of Branches”. If we are unable to perform in a manner satisfactory to the RBI in any of the above areas, it may have an impact on the number of branches we will be able to open and would in turn have an impact on our future growth.

If we fail to properly manage our rapid growth, our operations would suffer and our performance as a whole would be materially adversely affected.

Our business is particularly vulnerable to interest rate risk and volatility in interest rates could adversely affect our net interest margin, the value of our fixed income portfolio, our treasury income and our financial performance.

Our results of operations depend to a great extent on our net interest revenue. During fiscal 2014, net interest revenue after allowances for credit losses represented 71.2% of our net revenue. For the six months to September 30, 2014, net interest revenue after allowances for credit losses represented 76.3% of our net revenue. Changes in market interest rates affect the interest rates charged on our interest-earning assets differently from the interest rates paid on our interest-bearing liabilities and also affect the value of our investments. An increase in interest rates could result in an increase in interest expense relative to interest revenue if we are not able to increase the rates charged on our loans, which would lead to a reduction in our net interest revenue and net interest margin. Further, an increase in interest rates could negatively affect demand for our loans and credit substitutes and we may not be able to achieve our volume growth, which could adversely affect our net income. A decrease in interest rates could result in a decrease in interest revenue relative to interest expense due to the repricing of our loans at a pace faster than the rates we pay on our interest-bearing liabilities. The quantum of the changes in interest rates for our assets and liabilities may also be different.

Interest rates have largely stabilized since the start of calendar year 2014 as India’s external vulnerability has subsided, inflation pressures have moderated and the domestic liquidity position has improved considerably. While the RBI increased the policy repo rate by 25 basis points in January 2014, domestic interest rates have softened from the levels in the latter part of 2013 (when the RBI initiated emergency liquidity tightening measures). The yield on the Government’s 10 year benchmark bond has been volatile over the past year and ranged from 7.2% to 9.2% during the course of fiscal 2014 while it has ranged from a high of 9.1% to a low of 8.4% over the first half of fiscal 2015. The yield on the benchmark was at 8.6%, 8.0% and 8.8% as of March 31, 2012, 2013 and 2014 respectively. As of September 30, 2014, the yield on the benchmark was at 8.5%. The market focus has shifted to the outcome of the general elections that resulted in the formation of a stable government, which has also contributed to the softness in domestic interest rates. However, a recent fall in inflation rates has emerged as the main catalyst behind the recent softness in bond yields as investors believe that recent developments could prompt the RBI to reverse its monetary stance. CPI inflation has fallen from levels of 8.0% in July 2014 to 6.6% in September 2014. However, uncertainty remains on the fiscal front as tax revenue targets set by the government seem overly optimistic and there is dependence on the disinvestment program for the government to meet its fiscal deficit to GDP target of 4.1% of GDP in fiscal 2015. Given that global sovereign yields have softened considerably over 2014 responding to disinflation pressures from falling global commodity prices, the pressure on domestic interest rates has subsided. Nevertheless, risks to domestic policy rates may emerge if the U.S. Federal Reserve Bank decides to increase policy rates, a development that is currently expected to take place sometime in mid-2015. If global interest rates increase in response to tighter US monetary policy, it could have a flow-on effect on domestic rates and, accordingly, domestic rates may increase further. In addition, interest rates can move up and accordingly we may change our interest rates. Any volatility in interest rates could also adversely affect our net income. See “Selected Statistical Information—Analysis of Changes in Interest Revenue and Interest Expense: Volume and Rate” and “Selected Statistical Information—Yields, Spreads and Margins”.

If the level of non-performing loans in our portfolio increases, we will be required to increase our provisions, which would negatively impact our income.

Our gross non-performing loans and impaired credit substitutes represented 1.0% of our gross customer assets as of September 30, 2014. Our non-performing loans and impaired credit substitutes net of specific loan loss provisions represented 0.3% of our net customer assets portfolio as of September 30, 2014. We have restructured the payment terms of certain loans, which, as of September 30, 2014, represented 0.1% of our gross customer assets. Our management of credit risk involves having appropriate credit policies, underwriting standards, approval processes, loan portfolio monitoring, remedial management and overall architecture for managing credit risk. In the case of our secured loan portfolio, the frequency of the valuation of collateral may vary based on the nature of the loan and the type of collateral. A decline in the value of collateral or an inappropriate collateral valuation increases the risk in the secured loan portfolio because of inadequate coverage of collateral. As of September 30, 2014, 77% of our loan book was partially or fully secured by collateral. Our risk mitigation and risk monitoring techniques may not be accurate or appropriately implemented and we may not be able to anticipate future economic and financial events, leading to an increase in our non-performing loans. See “Note 10—Loans” in our consolidated financial statements for the year ended March 31, 2014.

Provisions are created by a charge to expense, and represent our estimate for loan losses and risks inherent in the credit portfolio. See “Selected Statistical Information—Non-Performing Loans”. The determination of an appropriate level of loan losses and provisions required inherently involves a degree of subjectivity and requires that we make estimates of current credit risks and future trends, all of which may undergo material changes. Our provisions may not be adequate to cover any further increase in the amount of non-performing loans or any further deterioration in our non-performing loan portfolio. In addition, we are a relatively young bank operating in a growing economy and we have yet not experienced a significant and prolonged downturn in the economy.

A number of factors outside of our control affect our ability to control and reduce non-performing loans. These factors include developments in the Indian economy, domestic or global turmoil, global competition, changes in interest rates and exchange rates and changes in regulations, including with respect to regulations requiring us to lend to certain sectors identified by the RBI, or the Government of India. These factors coupled with other factors such as volatility in commodity markets and declining business and consumer confidence and decreases in business and consumer spending could impact the operations of our customers and in turn impact their ability to fulfill their obligations under the loans granted to them by us. In addition, the expansion of our business may cause our non-performing loans to increase and the overall quality of our loan portfolio to deteriorate. If our non-performing loans increase, we will be required to increase our provisions, which would result in our net income being less than it otherwise would be and would adversely affect our financial condition.

We have high concentrations of exposures to certain customers and sectors and if any of these exposures were to become non-performing, the quality of our portfolio could be adversely affected and our ability to meet capital requirements could be jeopardized.

We calculate customer and industry exposure (i.e. the loss we could incur due to the downfall of a customer or an industry) in accordance with the policies established by RBI, computed based on our Indian GAAP financial statements. In the case of customer exposures, we aggregate the higher of the outstanding balances of, or limits on, funded and non-funded exposures. As of September 30, 2014, our largest single customer exposure was Rs. 111.8 billion, representing 20.1% of our capital funds, and our ten largest customer exposures totaled Rs. 508.6 billion, representing 91.6% of our capital funds, in each case computed in accordance with RBI guidelines. None of our ten largest customer exposures were classified as non-performing as of September 30, 2014. However, if any of our ten largest customer exposures were to become non-performing, our net income would decline and, due to the magnitude of the exposures, our ability to meet capital requirements could be jeopardized. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations” for a detailed discussion on customer exposures. As of September 30, 2014, our largest industry concentrations, based on RBI guidelines, were as follows: banks and financial institutions (7.0%), wholesale trade (6.4%), NBFC/financial intermediaries (4.6%) and automobile and auto ancillary (3.9%). In addition, as of September 30, 2014, 33.6% of the concentration of our exposures was retail (except where otherwise included in the above classification). Industry-specific difficulties in these or other sectors may increase our level of non-performing customer assets. If we experience a downturn in an industry in which we have concentrated exposure, our net income will likely decline significantly and our financial condition may be materially adversely affected. As of September 30, 2014, our total non-performing loans and credit substitutes in accordance with US GAAP were concentrated in the following industries: land transport (6.4%), iron and steel (6.0%), engineering (3.7%), wholesale trade (3.0%) and NBFC/financial intermediaries (2.6%).

We are required to undertake directed lending under RBI guidelines. Consequently, we may experience a higher level of non-performing assets in our directed lending portfolio, which could adversely impact the quality of our loan portfolio, our business and the price of our equity shares and ADSs. Further, in the case of any shortfall in complying with these requirements, we may be required to invest in deposits of Indian development banks as directed by the RBI. These deposits yield low returns, thereby impacting our profitability.

The RBI prescribes guidelines on priority sector lending (PSL) in India. Under these guidelines, banks in India are required to lend 40.0% of their adjusted net bank credit (ANBC) or the credit equivalent amount of off-balance sheet exposures (CEOBE), whichever is higher, as defined by the RBI and computed in accordance with Indian GAAP figures, to certain eligible sectors categorized as priority sectors. The priority sector requirements must be met as of March 31 of the fiscal year with reference to the higher of the ANBC and the CEOBE of the previous fiscal year. Of the total priority sector advances, agricultural advances are required to be 18.0% of ANBC or CEOBE, whichever is higher, and of this, indirect lending in excess of 4.5% of ANBC or CEOBE, whichever is higher, is not taken into consideration for computing achievement of the 18.0% target. However, all agricultural loans under the categories ‘direct’ and ‘indirect’ are taken into consideration for computing achievement of the overall priority sector target of 40.0%. Advances to sections termed “weaker” by the RBI are required to be 10.0% of ANBC or CEOBE, whichever is higher. The balance of the priority sector lending requirement can be met by lending directly or indirectly to a range of sectors, including small businesses and residential mortgages satisfying certain criteria.

We met our overall priority sector lending target of 40% and our total priority sector lending achievement for fiscal 2014 stood at 46.06%. However, we have not been able to meet the lending targets of certain sub-targets of the priority sector lending scheme and may not be able to meet the overall priority sector lending target or certain sub-targets in the future. For example, in fiscal 2014, agricultural loans made under the ‘direct’ category were 12.2% of ANBC, against the requirement of 13.5%, with a shortfall of Rs. 29.03 billion, and advances to sections termed “weaker” by the RBI were 6.25% against the requirement of 10.0%, with a shortfall of Rs. 83.97 billion. Furthermore, the RBI can make changes to the types of loans that qualify under the PSL scheme. Changes that reduce the types of loans that can qualify toward meeting our PSL targets could increase shortfalls under the overall target or under certain sub-targets.

In the case of non-achievement of priority sector lending targets, including sub-targets, we are required to invest in deposits of Indian development banks, such as the National Bank of Agriculture and Rural Development and the Small Industries Development Bank of India, as may be directed by the RBI. The amount to be deposited, interest rates on such deposits and periods of deposits, and other terms, are determined by the RBI from time to time. The interest rates on such deposits may be lower than the interest rates which the Bank would have obtained by investing these funds at its discretion. As of March 31, 2014, our total investments as directed by the RBI in such deposits were Rs. 151.19 billion, yielding returns ranging from 3% to 8.25%. Additionally, as per RBI guidelines, non-achievement of priority sector lending target and sub-targets will be taken into account by the RBI when granting regulatory clearances/approvals for various purposes.

We may experience a higher level of non-performing assets in our directed lending portfolio, particularly in loans to the agricultural sector, small enterprises and weaker sections, where we are less able to control the portfolio quality and where economic difficulties are likely to affect our borrowers more severely. Our gross non-performing assets in the directed lending sector as a percentage to gross loans were 0.3% as of September 30, 2014 (as compared to 0.4% as of March 31, 2014 and March 31, 2013). Further expansion of the PSL scheme could result in an increase of non-performing assets due to our limited ability to control the portfolio quality under the directed lending requirements.

In addition to the directed lending requirements, the RBI has encouraged banks in India to have a financial inclusion plan for expanding banking services to rural and unbanked centers and to customers who currently do not have access to banking services. The expansion into these markets involves significant investments and recurring costs. The profitability of these operations depends on our ability to generate business volumes in these centers and from these customers. Future changes by the RBI in the directed lending norms may result in our inability to meet the priority sector lending requirements as well as require us to increase our lending to relatively more risky segments and may result in an increase in non-performing loans.

We may be unable to foreclose on collateral in a timely fashion or at all when borrowers default on their obligations to us, or the value of collateral may decrease, any of which may result in failure to recover the expected value of collateral security, increased losses and a decline in net income.

Although we typically lend on a cash-flow basis, many of our loans are secured by collateral, which consists of liens on inventory, receivables and other current assets, and in some cases, charges on fixed assets, such as property, movable assets (such as vehicles) and financial assets (such as marketable securities). As of September 30, 2014, 77% of our loans were partially or fully secured by collateral. We may not be able to realize the full value of the collateral, due to, among other things, stock market volatility, changes in economic policies of the Indian government, obstacles and delays in legal proceedings, borrowers and guarantors not being traceable, the Bank’s records of borrowers’ and guarantors addresses being ambiguous or outdated and defects in the perfection of collateral and fraudulent transfers by borrowers. In the event that a specialized regulatory agency gains jurisdiction over the borrower, creditor actions can be further delayed. In addition, the value of collateral may be less than we expect or may decline. For example, the global economic slowdown and other domestic factors had led to a downturn in real estate prices in India. If we are unable to foreclose on our collateral or realize adequate value, our losses will increase and our net income will decline. In addition, if a company becomes a “sick unit” (as defined under Indian law, which provides for a unit to be so categorized based on the extent of its accumulated losses relative to its stockholders’ equity), foreclosure and enforceability of collateral is stayed. The RBI has set forth guidelines on Corporate Debt Restructuring (CDR) via the corporate debt restructuring cell. The guidelines envisage that for debt amounts of Rs. 0.1 billion and above, 60% of the creditors by number, in addition to 75% of creditors by value, can decide to restructure the debt and such a decision would be binding on the remaining creditors. In situations where we own 25% or less of the debt of a borrower, we could be forced to agree to an extended restructuring of debt, instead of foreclosure of security or a one-time settlement, which has generally been our practice. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Contractual Obligations and Commercial Commitments—Commercial Commitments”. During fiscal 2014, the RBI issued guidelines on revitalizing distressed assets in the economy. The guidelines envisage formation of a joint lenders’ forum (JLF) and the taking of a corrective action plan (CAP) in relation to delinquent accounts where the overdues are between 61 and 90 days and aggregate exposure of all lenders in an account is Rs. 1 billion or above. Such accounts may be restructured under the JLF or CDR mechanisms.

Our unsecured loan portfolio is not supported by any collateral that could help ensure repayment of the loan, and in the event of non-payment by a borrower of one of these loans, we may be unable to collect the unpaid balance.

We offer unsecured personal loans and credit cards to the retail customer segment, including salaried individuals and self-employed professionals. In addition, we offer unsecured loans to small businesses and individual businessmen. Unsecured loans are a greater credit risk for us than our secured loan portfolio because they may not be supported by realizable collateral that could help ensure an adequate source of repayment for the loan. Although we normally obtain direct debit instructions or postdated checks from our customers for our unsecured loan products, we may be unable to collect in part or at all in the event of non-payment by a borrower. Further, any expansion in our unsecured loan portfolio could require us to increase our provision for credit losses, which would decrease our earnings. Also see “Business—Retail Banking—Retail Loans and Other Asset Products”.

In order to support and grow our business, we must maintain a minimum capital adequacy ratio, and a lack of access to the capital markets may prevent us from maintaining an adequate ratio.

The RBI requires a minimum capital adequacy ratio of 9% of our total risk-weighted assets. We adopted the Basel III capital regulations effective April 1, 2013. Our capital adequacy ratio, calculated in accordance with Indian GAAP, was 16.1% as of March 31, 2014 as per Basel III (as compared to 16.8% and 16.5% as per the Basel II framework as of March 31, 2013 and March 31, 2012, respectively). As of September 30, 2014, our capital adequacy ratio, calculated in accordance with Indian GAAP, was 15.7%. Our ability to support and grow our business would be limited by a declining capital adequacy ratio. While we anticipate accessing the capital markets to offset declines in our capital adequacy ratio, we may be unable to access the markets at the appropriate time or the terms of any such financing may be unattractive due to various reasons attributable to changes in the general environment, including political, legal and economic conditions.

The Basel Committee on Banking Supervision issued a comprehensive reform package entitled “Basel III: A global regulatory framework for more resilient banks and banking systems” in December 2010. In May 2012, the RBI released guidelines on implementation of Basel III capital regulations in India and in July 2013, the RBI issued a master circular consolidating all relevant guidelines on Basel III. The key items covered under these guidelines include: i) improving the quality, consistency and transparency of the capital base; ii) enhancing risk coverage; iii) graded enhancement of the total capital requirement; iv) introduction of capital conservation buffer and countercyclical buffer; and v) supplementing the risk-based capital requirement with a leverage ratio. One of the major changes in the Basel III capital regulations is that the Tier 1 capital will predominantly consist of common equity of the banks which includes common shares, reserves and stock surplus. Innovative instruments and perpetual non-cumulative preference shares will not be considered a part of Common Equity Tier 1 capital.

Basel III also defines criteria for instruments to be included in Tier 2 capital to improve their loss absorbency. The guidelines also set-out criteria for loss absorption through conversion/write-off of all non-common equity regulatory capital instruments at the point of non-viability. The point of non-viability is defined as a trigger event upon the occurrence of which non-common equity Tier 1 and Tier 2 instruments issued by banks in India may be required to be, at the option of the RBI, written off or converted into common equity. The capital requirement including the capital conservation buffer will be 11.5% (against the current requirement of 9.0%) once these guidelines are fully phased-in. Domestically systemically important banks would be required to maintain CET1 capital requirement ranging from 0.2% to 0.8% of risk weighted assets once the RBI publishes final guidelines relating to framework for domestic systemically important banks. Banks will also be required to have an additional capital requirement increasing linearly up to 2.5% of the risk weighted assets once the RBI finalizes the implementation of countercyclical capital buffer requirements. The transitional arrangements began from April 1, 2013 and the guidelines will be fully phased-in and implemented as of March 31, 2019. Additionally, the Basel III Liquidity Coverage Ratio (LCR), which is a measure of the Bank’s high quality liquid assets compared to its anticipated cash outflows over a 30 day stressed period, will apply in a phased manner starting with a minimum requirement of 60% from January 1, 2015 and reaching a minimum of 100% on January 1, 2019. These various requirements require us to begin preparing in advance and requirements to increase capital to meet increasing capital adequacy ratios could require us to forego certain business opportunities.

We also believe that the demand for Basel III compliant debt instruments such as Tier 2 capital eligible securities may be limited in India. There have been very few issuances of such bonds, pending regulatory clarifications. In September 2014, the RBI reviewed its guidelines on Basel III capital regulations with a view to facilitating the issuance of non-equity regulatory capital instruments by banks under the Basel III framework. Accordingly, certain specific eligibility criteria of such instruments were amended. It is unclear what effect, if any, these amendments may have on the issuance of Basel III compliant securities or if there will be sufficient demand for such securities. It is also possible that the RBI could further amend the eligibility criteria of such instruments in the future if the objectives identified by the RBI are not met, which would create additional uncertainty regarding the market for Basel III compliant securities in India.

If we are unable to meet the new and revised requirements, our business, future financial performance and the price of our equity shares could be adversely affected.

HDFC Limited holds a significant percentage of our share capital and can exercise influence over board decisions that could directly or indirectly favor the interests of HDFC Limited over our interests.

HDFC Limited and its subsidiaries owned 22.47% of our equity as of December 31, 2014. So long as HDFC Limited and its subsidiaries hold at least a 20% equity stake in us, HDFC Limited is entitled to nominate two directors, our Chairperson and Managing Director, to our ten member Board of Directors. These two directors are not required to retire by rotation and their nominations are subject to RBI approval. We have since received shareholder and regulatory approvals for the appointment of Mrs. Shyamala Gopinath as part-time Non-Executive Chairperson. Mrs. Gopinath has been appointed for three years with effect from January 2, 2015. Two of our other directors, Mr. Keki Mistry and Mrs. Renu Karnad, are the Vice Chairman and Chief Executive Officer and the Managing Director of HDFC Limited, respectively. Mr. Mistry and Mrs. Karnad both also serve on the boards of various other companies and were appointed to our Board of Directors independent of HDFC Limited’s entitlement to nominate two directors. While we are professionally managed and overseen by an independent board of directors, HDFC Limited can exercise influence over our board and over matters subject to a shareholder vote, which could result in decisions that favor HDFC Limited or result in us foregoing opportunities to the benefit of HDFC Limited. Such decisions may restrict our growth or harm our financial condition.

Additionally, Mr. D.M. Sukthankar is the father of our Deputy Managing Director, Mr. Paresh Sukthankar, and serves as an independent director on the board of HDFC Limited. Mr. D.M. Sukthankar has been a member of the board of HDFC Limited since 1989. Mr. Paresh Sukthankar was one of our early employees and also a part of the initial senior management team. He was elevated to the position of Deputy Managing Director with effect from December 2013. Both are associated with the respective companies in their independent professional capacities and we believe that none is in a position to exercise influence over the other.

There have been reports in the Indian media suggesting that we may merge with HDFC Limited. We consider business combination opportunities as they arise. At present, we are not actively considering a business combination with HDFC Limited. Any significant business combination would involve compliance with regulatory requirements and shareholder and regulatory approvals. Additionally, on July 15, 2014, the RBI issued guidelines in relation to the issuance of long term bonds with a view to encourage financing of infrastructure and affordable housing. Regulatory incentives in the form of an exemption from the reserve requirements and relaxation in priority sector lending norms are stipulated as being restricted to bonds that are used to incrementally finance long-term infrastructure projects and loans for affordable housing. On January 12, 2015, the RBI approved the issuance of long term bonds with a minimum maturity of seven years to fund the purchase of approximately Rs. 40 billion of affordable housing loans from HDFC Limited. Any incremental infrastructure or affordable housing loans acquired from other banks and financial institutions, such as those that could be involved in a business combination with HDFC Limited, to be reckoned for regulatory incentives will require the prior approval of the RBI. We cannot predict the impact any potential business combination or what implications the recent guidelines would have on our business, financial condition, growth prospects or the prices of our equity shares.

We may face conflicts of interest relating to our promoter and principal shareholder, HDFC Limited, which could cause us to forego business opportunities and consequently have an adverse effect on our financial performance.

HDFC Limited is primarily engaged in financial services, including home loans, property-related lending and deposit products. The subsidiaries and associated companies of HDFC Limited are also largely engaged in a range of financial services, including asset management, life and other insurance and mutual funds. Although we have no agreements with HDFC Limited or any other HDFC group companies that restrict us from offering products and services that are offered by them, our relationship with these companies may cause us not to offer products and services that are already offered by other HDFC group companies and may effectively prevent us from taking advantage of business opportunities. See “Related Party Transactions” in our Annual Report on Form 20-F for fiscal 2014 for a summary of transactions we have engaged in with HDFC Limited during fiscal 2014. We currently distribute products of HDFC Limited and its group companies. If we stop distributing these products or forego other opportunities because of our relationship with HDFC Limited, it could have a material adverse effect on our financial performance.

HDFC Limited may prevent us from using the HDFC Bank brand if they reduce their shareholding in us to below 5%.

As part of a shareholder agreement executed when HDFC Bank was formed, HDFC Limited has the right to prevent us from using “HDFC” as part of our name or brand if HDFC Limited reduces its shareholding in HDFC Bank to an amount below 5% of our outstanding share capital. If HDFC Limited were to exercise this right, we would be required to change our name and brand, which could require us to expend significant resources to establish new branding and name recognition in the market as well as undertake efforts to rebrand our branches and our digital presence. This could have a material adverse effect on our financial performance.

RBI guidelines relating to ownership in private banks could discourage or prevent a change of control or other business combination involving us, such as with HDFC Limited, which could restrict the growth of our business and operations.

RBI guidelines prescribe a policy framework for the ownership and governance of private sector banks. The guidelines state that no single entity or group of entities will be permitted to own or control, directly or indirectly, more than 10% of the paid-up capital of a private sector bank without RBI approval. The implementation of such a restriction could discourage or prevent a change in control, merger, consolidation, takeover or other business combination involving us, which might be beneficial to our shareholders. The RBI’s acknowledgement is required for the acquisition or transfer of a bank’s shares, which will increase the aggregate holding (direct and indirect, beneficial or otherwise) of an individual or a group to the equivalent of 5% or more of its total paid-up capital. The RBI, when considering whether to grant an approval, may take into account all matters that it considers relevant to the application, including ensuring that shareholders whose aggregate holdings are above specified thresholds meet fitness and propriety tests. The RBI has accorded its approval for HDFC Limited to hold more than 10% of our stock. HDFC Limited’s substantial stake in us could discourage or prevent another entity from exploring the possibility of a combination with us. These obstacles to potentially synergistic business combinations could negatively impact our share price and have a material adverse effect on our ability to compete effectively with other large banks and consequently our ability to maintain and improve our financial condition.

Additionally, under the recently revised SEBI clause 49 which came into effect on October 1, 2014, related party transactions over a certain threshold will require approval of the shareholders. Once the threshold is crossed, the approval of the shareholders is required for all transactions with that party. The related party is unable to vote with regard to the approval of these transactions. If we were to expand our business transactions with HDFC Limited, we could cross the threshold and would then be required to seek shareholder approval for transactions with HDFC Limited in our Annual General Meeting or at other times. If we are unable to obtain the necessary shareholder approvals for transactions with HDFC Limited in either a timely manner or fail to obtain necessary approvals once the threshold is exceeded, we would be required to forego certain opportunities, which could have a material adverse effect on our financial performance.

Foreign investment in our shares may be restricted due to regulations governing aggregate foreign investment in the Bank’s paid-up equity share capital.

Aggregate foreign investment from all sources in a private sector bank is permitted up to 49% of the paid up capital under the automatic route. This limit can be increased up to 74% of the paid up capital with prior approval from the FIPB. Pursuant to a letter dated February 4, 2015, FIPB has approved foreign investment in the Bank up to 74% of its paid up capital. The approval is subject to compounding from the RBI for the change of foreign shareholding since April 2010. If we are subject to any penalties or an unfavorable ruling by the RBI, this could have an adverse effect on our results of operation and financial condition. As of September 30, 2014, foreign investment in the Bank, including the shareholdings of HDFC Limited and its subsidiaries, constituted 73.5% of the paid up capital of the Bank. Following the completion of this offering and the concurrent offering of equity shares in a qualified institutions placement in accordance with applicable regulations issued by SEBI, we expect that the amount of foreign investment in our shares will be near the 74.0% limit. These limitations could negatively affect the price of our shares and could limit the ability of investors to trade our shares in the market. These limitations could also negatively affect the Bank’s ability to raise additional capital to meet our capital adequacy requirements or to fund future growth through future issuances of additional equity shares, which could have a material adverse effect on our business and financial results.

Our success depends in large part upon our management team and skilled personnel and our ability to attract and retain such persons.

We are highly dependent on our management team, including the efforts of our Chairperson, our Managing Director, our Deputy Managing Director, our Executive Directors and members of our senior management. Our future performance is dependent on the continued service of these persons. We have recently received shareholder and regulatory approvals for the appointment of Mrs. Shyamala Gopinath as part-time Non-Executive Chairperson on January 2, 2015. Mrs. Gopinath has been appointed for three years with effect from January 2, 2015. See “—HDFC Limited holds a significant percentage of our share capital and can exercise significant influence over board decisions that could directly or indirectly favor the interests of HDFC Limited over our interests.” We also face a continuing challenge to recruit and retain a sufficient number of skilled personnel, particularly if we continue to grow. Competition for management and other skilled personnel in our industry is intense, and we may not be able to attract and retain the personnel we need in the future. The loss of key personnel may restrict our ability to grow and consequently have a material adverse impact on our results of operations and financial position.

We have previously been subject to penalties imposed by the RBI. Any regulatory investigations, fines, sanctions, and requirements relating to conduct of business and financial crime could negatively affect our business and financial results, or cause serious reputational harm.

The RBI is empowered under the Banking Regulation Act, to impose penalties on banks and their employees to enforce applicable regulatory requirements. In fiscal 2014, the RBI imposed penalties on us and many other banks for certain irregularities and violations discovered by the RBI during its scrutiny conducted in the first half of 2013, namely, non-observance of certain safeguards in respect of arrangement of “at par” payment of checks drawn by cooperative banks, exceptions in periodic review of risk profiling of account holders, non-adherence to KYC rules for walk-in customers (non-customers) including for sale of third party products, sale of gold coins for cash in excess of Rs. 50,000 in certain cases and non-submission of proper information required by the RBI. We paid a penalty of Rs. 45 million in June 2013. Further, in January 2015, the Financial Intelligence Unit (India) (FIU) has imposed a fine on us of Rs. 2.6 million relating to our failure in detecting and reporting attempted suspicious transactions. As of the date of this prospectus supplement, we are in the process of filing an appeal against the FIU order as permitted by the order. See “Supervision and Regulation—Special Provisions of the Banking Regulation Act—Penalties.” Additionally, during fiscal 2014, the RBI investigated a corporate borrower’s loan and current accounts maintained with 12 Indian banks, including us. Based on its assessment, the RBI in its press release dated July 25, 2014, levied penalties totaling Rs. 15 million on the 12 Indian banks. The penalty levied on us was Rs. 0.5 million on the grounds that we failed to exchange information about the conduct of the corporate borrower’s account with other banks at intervals as prescribed in the RBI guidelines on ‘Lending under Consortium Arrangement/Multiple Banking Arrangements’. We cannot predict the initiation or outcome of any further investigations by other authorities or different investigations by the RBI. The penalty imposed by the RBI has generated adverse publicity for our business. Such adverse publicity, or any future scrutiny, investigation, inspection or audit which could result in fines, public reprimands, damage to our reputation, significant time and attention from our management, costs for investigations and remediation of affected customers, may materially adversely affect our business and financial results.

Material changes in Indian banking regulations may adversely affect our business and our future financial performance.

We operate in a highly regulated environment in which the RBI extensively supervises and regulates all banks. Our business could be directly affected by any changes in policies for banks in respect of directed lending, reserve requirements and other areas. For example, the RBI could change its methods of enforcing directed lending standards so as to require more lending to certain sectors, which could require us to change certain aspects of our business. In addition, we could be subject to other changes in laws and regulations, such as those affecting the extent to which we can engage in specific businesses or those that reduce our income through a cap on either fees or interest rates chargeable to our customers or those affecting foreign investment in the banking industry, as well as changes in other governmental policies and enforcement decisions, income tax laws, foreign investment laws and accounting principles. Laws and regulations governing the banking sector may change in the future and any changes may adversely affect our business, our future financial performance and the price of our equity shares and ADSs.

Our business is highly competitive, which makes it challenging for us to offer competitive prices to retain existing customers and solicit new business, and our strategy depends on our ability to compete effectively.

We face strong competition in all areas of our business, and some of our competitors are much larger than we are. We compete directly with the large public sector banks, which generally have much larger customer asset and deposit bases, larger branch networks and more capital than we do. These banks are becoming more competitive as they improve their customer services and technology. One of the other private sector banks in India is also larger than we are, based on such measurements. In addition, we compete directly with foreign banks, which include some of the largest multinational financial companies in the world. The economies of scale that our larger competitors benefit from make it difficult for us to offer competitive pricing on products and services to retain existing customers and attract new customers so that we can execute our growth strategy successfully. In February 2013, the RBI issued guidelines for the entry of new banks in the private sector, including eligibility criteria, capital requirements, shareholding structure, business plan and corporate governance practices. The RBI received approximately 26 applications for new bank licenses including from some of the largest business groups in India. After review of the applications received, the RBI provided in-principle approvals in April 2014 to two of the applicants which are valid for a period of 18 months, during which the new banks will have to be set up. The RBI will grant these new banks a license to commence banking operations after being satisfied that the applicants have complied with the conditions established as part of the “in-principle” approvals.

The RBI has liberalized the licensing regime and intends to issue licenses on an ongoing basis subject to its qualification criteria. In November 2014, the RBI released guidelines for licensing of payment banks and for licensing of small finance banks in the private sector. Further liberalization of the Indian financial sector could lead to a greater presence or new entries of Indian and foreign banks offering a wider range of products and services, which could adversely impact our competitive environment. Due to competitive pressures, we may be unable to successfully execute our growth strategy and offer products and services at reasonable returns and this may adversely impact our business. If we are unable to retain and attract new customers, our revenue and net income will decline, which could materially adversely affect our financial condition. See “Business—Competition”.

Our funding is primarily short-and medium-term and if depositors do not roll over deposited funds upon maturity our net income may decrease.

Most of our funding requirements are met through short-term and medium-term funding sources, primarily in the form of retail deposits. Short-term deposits are those with a maturity not exceeding one year. Medium-term deposits are those with a maturity of greater than one year but not exceeding three years. See “Selected Statistical Information—Funding”. However, a portion of our assets have long-term maturities, which sometimes causes funding mismatches. As of September 30, 2014, 38% of our loans are expected to mature within the next one year and 47% of our loans are expected to mature between the next one to three years. As of September 30, 2014, 26% of our deposits are expected to mature within the next one year and 45% of our deposits are expected to mature between the next one to three years. In our experience, a substantial portion of our customer deposits has been rolled over upon maturity and has been, over time, a stable source of funding. However, if a substantial number of our depositors do not roll over deposited funds upon maturity, our liquidity position will be adversely affected and we may be required to seek more expensive sources of funding to finance our operations, which would result in a decline in our net income and have a material adverse effect on our financial condition.

Any increase in interest rates would have an adverse effect on the value of our fixed income securities portfolio and could have a material adverse effect on our net income.

Any increase in interest rates would have an adverse effect on the value of our fixed income securities portfolio and could have a material adverse effect on our net revenue. Policy rates were successively increased from February 2010 to March 2012 during which the bout of interest rate tightening in India was faster than many other economies. The RBI raised key policy rates from 5.25% (repo rate) in April 2010 to 8.5% in October 2011. However, key policy rates were eased from 8.0% (repo rate) in April 2012 to 7.25% in May 2013. In July 2013, the RBI increased the rate for borrowings under its marginal standing facility (introduced by the RBI in fiscal 2012) from 100 basis points to 300 basis points above the repo rate. This rate was eased from 200 basis points above the repo rate in September 2013 to 100 basis points above repo rate in October 2013. In contrast the policy rates were tightened from 7.5% (repo rate) in September 2013 to 8.0% in January 2014. The

RBI, effective January 15, 2015, reduced the policy repo rate by 25 basis points from 8.0% to 7.75%. We are, however, more structurally exposed to interest rate risk than banks in many other countries because of certain mandated reserve requirements of the RBI. See “Supervision and Regulation—Legal Reserve Requirements”. These requirements result in Indian banks such as ourselves maintaining (as per extant RBI guidelines currently in force) at least 21.5% of our liabilities (computed as per guidelines issued by the RBI) in bonds issued by the Government of India. We are also required to maintain 4% of our liabilities (computed as per guidelines issued by RBI) by way of a balance with the RBI. This in turn means that we could be adversely impacted by a rise in interest rates, especially if the rise were sudden or sharp. A rise in yields on fixed income securities, including government securities, will likely adversely impact our profitability. The aforementioned requirements would also have a negative impact on our net interest income and net interest margins since interest earned on our investments in government issued securities is generally lower than that earned on our other interest earning assets.

The development of a well entrenched nationwide inter-bank settlement system would adversely impact our cash float and decrease fees we receive in connection with check collection.

Currently, there is no well entrenched nationwide payment system in India, and checks must generally be returned to the city from which they were written in order to be cleared. Because of mail delivery delays and the variation in city-based inter-bank clearing practices, check collections can be slow and unpredictable. Through our electronically linked branch network, correspondent bank arrangements and centralized processing, we effectively provide a nationwide collection and disbursement system for our corporate clients. We enjoy cash float and earn fees from these services. If any of the current nationwide payment systems are further developed, this could have an adverse effect on the cash float and fees that we have traditionally received from the services we provided.

We could experience a decline in our revenue generated from activities on the equity markets if there is a prolonged or significant downturn on the Indian stock exchanges, or we may face difficulties in getting regulatory approvals necessary to conduct our business if we fail to meet regulatory limits on capital market exposures.

We provide a variety of services and products to participants involved with the Indian stock exchanges. These include working capital funding and margin guarantees to share brokers, personal loans secured by shares, initial public offering finance for retail customers, stock exchange clearing services, collecting bankers to various public offerings and depositary accounts. If there is a prolonged or significant downturn on the Indian stock exchanges, our revenue generated by offering these products and services may decrease, which would have a material adverse effect on our financial condition.

We are required to maintain our capital market exposures within the limits as prescribed by the RBI. Our capital market exposures are comprised primarily of investments in equity shares, loans to share brokers and financial guarantees issued to stock exchanges on behalf of share brokers.

As per RBI norms, a bank’s capital market exposure is limited to 40% of its net worth under Indian GAAP, both on a consolidated and non-consolidated basis. Our capital market exposure as of September 30, 2014 was 23.8% of our net worth on a non-consolidated basis and 23.9% on a consolidated basis. See “Supervision and Regulation—Regulations Relating to Capital Market Exposure Limits”. In the future if we fail to meet these regulatory limits, we may face difficulties in obtaining other regulatory approvals necessary to conduct business in the normal course, which would have a material adverse effect on our business and operations.

Significant fraud, system failure or calamities would disrupt our revenue generating activities in the short-term and could harm our reputation and adversely impact our revenue-generating capabilities.

Our business is highly dependent on our ability to efficiently and reliably process a high volume of transactions across numerous locations and delivery channels. We place heavy reliance on our technology infrastructure for processing this data and therefore ensuring system security and availability is of paramount importance. Our systemic and operational controls may not be adequate to prevent adverse impact from frauds, errors, hacking and system failures. A significant system breakdown or system failure caused due to intentional or unintentional acts would have an adverse impact on our revenue-generating activities and lead to financial loss. Our reputation could be adversely affected by fraud committed by employees, customers or outsiders, or by our perceived inability to properly manage fraud-related risks. Our inability or perceived inability to manage these risks could lead to enhanced regulatory oversight and scrutiny. We have established a geographically remote disaster recovery site to support critical applications, and we believe that we will be able to restore data and resume processing. However, it is possible the disaster recovery site may also fail or it may take considerable time to make the system fully operational and achieve complete business resumption using the alternate site. Therefore, in such a scenario, where the primary site is completely unavailable, there may be significant disruption to our operations, which would materially adversely affect our reputation and financial condition.

Our business and financial results could be impacted materially by adverse results in legal proceedings.

We establish reserves for legal claims when payments associated with claims become probable and the costs can be reasonably estimated. We may still incur legal costs for a matter even if we have not established a reserve. In addition, the actual cost of resolving a legal claim may be substantially higher than any amounts reserved for that matter. The ultimate resolution of any pending or future legal proceeding, depending on the remedy sought and granted, could materially adversely affect our results of operations and financial condition. See “Business—Legal Proceedings.”

We may breach third party intellectual property rights.

We may be subject to claims by third parties, both inside and outside India, if we breach their intellectual property rights by using slogans, names, designs, software or other such rights, which are of a similar nature to the intellectual property these third parties may have registered. Any legal proceedings which result in a finding that we have breached third parties’ intellectual property rights, or any settlements concerning such claims, may require us to provide financial compensation to such third parties or make changes to our marketing strategies or to the brand names of our products, which may have a materially adverse effect on our business prospects, reputation, results of operations and financial condition.

Negative publicity could damage our reputation and adversely impact our business and financial results.

Reputational risk, or the risk to our business, earnings and capital from negative publicity, is inherent in our business. The reputation of the financial services industry in general has been closely monitored as a result of the financial crisis and other matters affecting the financial services industry. Negative public opinion about the financial services industry generally or us specifically could adversely affect our ability to attract and retain customers, and may expose us to litigation and regulatory action. Negative publicity can result from our actual or alleged conduct in any number of activities, including lending practices, mortgage servicing and foreclosure practices, corporate governance, regulatory compliance, mergers and acquisitions, and related disclosure, sharing or inadequate protection of customer information, and actions taken by government regulators and community organizations in response to that conduct. Although we take steps to minimize reputational risk in dealing with customers and other constituencies, we, as a large financial services organization with a high industry profile, are inherently exposed to this risk.

We face cyber threats, such as hacking, phishing and trojans, attempting to exploit our network to disrupt services to customers and/or theft of sensitive internal Bank data or customer information. This may cause damage to our reputation and adversely impact our business and financial results.

We offer internet banking services to our customers. Our internet banking channel includes multiple services such as electronic funds transfer, bill payment services, usage of credit cards on-line, requesting account statements, and requesting check books. We are therefore exposed to various cyber threats such as: a) phishing and trojans—targeting our customers, wherein fraudsters send unsolicited mails to our customers seeking account sensitive information or to infect customer machines to search and attempt exfiltration of account sensitive information; b) hacking—wherein attackers seek to hack into our website with the primary intention of causing reputational damage to us by disrupting services; and c) data theft—wherein cyber criminals may attempt to intrude into our network with the intention of stealing our data or information. Attempted cyber threats fluctuate in frequency but are generally not decreasing in frequency. There is also the risk of our customers incorrectly blaming us and terminating their accounts with us for a cyber-incident which might have occurred on their own system or with that of an unrelated third party. Any cyber security breach could also subject us to additional regulatory scrutiny and expose us to civil litigation and related financial liability.

We may face increased competition as a result of revised guidelines that relax restrictions on the presence of foreign banks in India and a proposal by the RBI to grant fresh banking licenses for the establishment of new banks in the private sector which could cause us to lose existing business or be unable to compete effectively for new business.

The Government of India regulates foreign ownership in private sector banks. Foreign ownership up to 74% of the paid-up capital is permitted in Indian private sector banks, however, under the Banking Regulation Act, a shareholder cannot exercise voting rights in excess of 10% of the total voting rights. The RBI, on February 28, 2005, released a “Roadmap for Presence of Foreign Banks in India and Guidelines on Ownership and Governance in Private Sector Banks” (the Roadmap).

The Roadmap envisages two phases. During the first phase, between March 2005 and March 2009, foreign banks were permitted to establish their presence in India by way of setting up a wholly-owned banking subsidiary (WOS) or converting their existing branches into a WOS. The WOS must have minimum capital of Rs. 3 billion and ensure sound corporate governance.

Initially, equity participation by banks would be permitted only in the private sector banks that are identified by the RBI for restructuring. On an application made by a foreign bank for acquisition of 5% or more in any private bank, the RBI would consider the standing and reputation of the foreign bank and shall permit such acquisition only if it is satisfied that the investment by such foreign bank is in the long-term interest of all the stakeholders of the investee bank. It was proposed that in the second phase, beginning April 2009, the RBI would allow foreign banks to acquire up to 74% of equity capital in private sector banks in India, and would also enact appropriate amendments to the Banking Regulation Act to provide for voting rights commensurate with economic ownership. However, in light of the global financial turmoil and concerns regarding financial strength of banks around the world, the RBI decided to put on hold the second phase of the Roadmap and leave unchanged its policy on the presence of foreign banks in the country. While announcing its annual policy for fiscal 2010, the RBI said that it would continue with the current policy and procedures governing the presence of foreign banks in India. A review will happen once there is greater clarity regarding stability, recovery of the global financial system, and a shared understanding on the regulatory and supervisory architecture around the world. In January 2011, the RBI released a discussion paper on the presence of foreign banks in India, seeking comments and suggestions. In November 2013, the RBI released its framework for establishing wholly owned subsidiaries of foreign banks in India, which aims to tighten regulatory control and encourage foreign banks to convert their existing branches into wholly owned subsidiaries. Any growth in the presence of foreign banks or in foreign investments in Indian banks may increase the competition that we face and as a result have a material adverse effect on our business. See “Restrictions on Foreign Ownership of Indian Securities”.

In February 2013, the RBI released guidelines for licensing of new banks in the private sector. The key items covered under these guidelines include: i) promoters eligible to apply for banking licenses; ii) corporate structure; iii) minimum capital requirements for new banks; iv) foreign shareholding cap; v) corporate governance; and vi) business plan. The RBI has permitted private sector entities owned and controlled by Indian residents and entities in the public sector in India to apply to the RBI for a license to operate a bank through a wholly owned non-operative financial holding company route, subject to compliance with certain specified criteria. Such a non-operative financial holding company is permitted to be the holding company of the bank as well as any other financial services entity, with the objective that the holding company ring fences the regulated financial services entities in the group, including the bank from other activities of the group. The RBI specified July 1, 2013 as the deadline for submission of applications for setting up new banks in the private sector and it received about 26 applications for new bank licenses, including from some of the largest business groups in India. After review of the applications received, the RBI provided in-principle approvals to two applicants, IDFC Limited and Bandhan Financial Services Private Limited, in April 2014 which are valid for a period of 18 months, during which the new banks will have to be set up. The RBI will grant these new banks a license to commence banking operations only after being satisfied that the applicants have complied with the conditions established as part of the “in-principle” approvals. The RBI has liberalized the licensing regime and intends to issue licenses on an ongoing basis subject to its qualification criteria. In November 2014, the RBI released guidelines for licensing of payment banks and for licensing of small finance banks in the private sector. If the number of banks in the country increases, we will face increased competition in the businesses we operate in. This could have a material adverse effect on our business and financial results.

Delays in obtaining prior RBI approval and/or our inability to meet the criteria specified by RBI for opening new branches to increase our infrastructure and expand our reach into different geographical segments will restrict our expansion plans and have a negative impact on our future financial performance by preventing us from realizing anticipated revenue from the new branches.

The RBI issues instructions and guidelines to banks on branch authorization from time to time. Section 23 of the Banking Regulation Act provides that banks must obtain the prior approval of the RBI to open new branches. The RBI may cancel a license for violations of the conditions under which it was granted. With the objective of liberalizing and rationalizing the branch licensing process, the RBI, effective October 2013, granted general permission to banks like us to open branches in Tier 1 to Tier 6 centers, subject to reporting to the RBI and certain specified conditions. If we are unable to perform in a manner satisfactory to the RBI or comply with the specified conditions, it may have an impact on the number of branches we will be able to open, which would in turn have an impact on our future growth. This would adversely affect our financial performance by preventing us from realizing anticipated revenue from the new branches. See “Supervision and Regulation—Regulations Relating to the Opening of Branches”.

If the goodwill recorded in connection with our recent acquisitions becomes impaired, we may be required to record impairment charges, which would decrease our net income and total assets.

In accordance with US GAAP, we have accounted for our acquisitions using the purchase method of accounting. We recorded the excess of the purchase price over the fair value of the assets and liabilities of the acquired companies as goodwill. US GAAP requires us to test goodwill for impairment at least annually, or more frequently if events or changes in circumstances indicate that goodwill may be impaired. Goodwill is tested by initially estimating fair value of the reporting unit and then comparing it against the carrying amount including goodwill. If the carrying amount of a reporting unit exceeds its estimated fair value, we are required to record an impairment loss. The amount of impairment and the remaining amount of goodwill, if any, is determined by comparing the fair value of the reporting unit as of the test date against the fair value of the assets and liabilities of that reporting unit as of the same date. See Note 2u, “Business Combination”, in our consolidated financial statements for the year ended March 31, 2014.

The Companies Act, 2013 has effected significant changes to the existing Indian company law framework, which may subject us to higher compliance requirements and increase our compliance costs.

A majority of the provisions and rules under the Companies Act, 2013 have recently been notified and have come into effect from the date of their respective notifications, resulting in the corresponding provisions of the Companies Act, 1956 ceasing to have effect. The Companies Act, 2013 has brought into effect significant changes to the Indian company law framework, such as in the provisions related to issue of capital, disclosures, corporate governance norms, audit matters, and related party transactions. Further, the Companies Act, 2013 has also introduced additional requirements which do not have corresponding equivalents under the Companies Act, 1956, including the introduction of a provision allowing the initiation of class action suits in India against companies by shareholders or depositors, a restriction on investment by an Indian company through more than two layers of subsidiary investment companies (subject to certain permitted exceptions), and prohibitions on advances to directors. We are also required to spend 2.0% of our average profits computed in accordance with the Companies Act, 2013, during three immediately preceding financial years on corporate social responsibility activities. While we already spend a portion of our profits on corporate social responsibility activities, we may be required to increase our spending to comply with the requirements stipulated under the Companies Act, 2013. Further, the Companies Act, 2013 imposes greater monetary and other liability on the Bank, directors and officers in default, for any non-compliance with the requirements. To ensure compliance with the requirements of the Companies Act, 2013, we may need to allocate additional resources, which may increase our regulatory compliance costs and divert management attention.

Many of our branches have been recently added to our branch network and are not operating with the same efficiency as compared to the rest of our existing branches, which adversely affects our profitability.

As at March 31, 2012, we had 2,544 branches and as at September 30, 2014, we had 3,600 branches, a significant increase in the number of branches. Some of the newly added branches are currently operating at a lower efficiency level as compared with our established branches. While we believe that the newly added branches will achieve the productivity benchmark set for our entire network over time, the success in achieving our benchmark level of efficiency and productivity will depend on various internal and external factors, some of which are not under our control. The sub-optimal performance of the newly added branches, if continued over an extended period of time, would have a material adverse effect on our profitability.

Deficiencies in accuracy and completeness of information about customers and counterparties may adversely impact us.

We rely on accuracy and completeness of information about customers and counterparties while carrying out transactions with them or on their behalf. We may also rely on representations as to the accuracy and completeness of such information. For example, we may rely on reports of independent auditors with respect to financial statements, and decide to extend credit based on the assumption that the customer’s audited financial statements conform to generally accepted accounting principles and present fairly, in all material respects, the financial condition, results of operations and cash flows of the customer. Our financial condition and results of operations could be negatively impacted by such reliance on information that is inaccurate or materially misleading. This may affect the quality of information available to us about the credit history of our borrowers, especially individuals and small businesses. As a consequence, our ability to effectively manage our credit risk may be adversely affected.

We present our financial information differently in other markets or in certain reporting contexts.

In India, our equity shares are traded on the BSE Limited (BSE) and National Stock Exchange of India Limited (NSE). Under Indian laws and rules, we are required to report our financial results in India in Indian GAAP. Because of the difference in accounting principles and presentation, certain financial information available in our required filings in the United States may be presented differently than in the financial information we provide under Indian GAAP.

Additionally, we make available information on our website and in our presentations in order to provide investors a view of our business through metrics similar to what our management uses to measure our performance. Some of the information we make available from time to time may be in relation to our unconsolidated or our consolidated results under Indian GAAP or under US GAAP. Potential investors should read any notes or disclaimers to such financial information when evaluating our performance to confirm how the information is being presented, since the information that may have been prepared with a different presentation may not be directly comparable.

Public companies in India, including us, may be required to prepare financial statements under IFRS or a variation thereof, IND-AS. The transition to IND-AS in India is still unclear and we may be adversely affected by this transition.

We may be required to begin preparing financial statements in accordance with IND-AS in the near future once regulatory authorities notify us that the implementation of IND-AS will be mandatory for banking institutions. The Ministry of Corporate Affairs, in its press release dated January 2, 2015, issued a roadmap for implementation of Indian Accounting Standards (IND-AS) converged with IFRS. This roadmap is not applicable to banking companies, insurance companies and non-banking finance companies. The Bank has not determined with any degree of certainty the impact such adoption will have on its financial reporting. Further, the new accounting standards will change, among other things, the Bank’s methodology for estimating allowances for probable loan losses and for classifying and valuing its investment portfolio and its revenue recognition policy. There can be no assurance that the Bank’s financial condition, results of operations, cash flows or changes in shareholders’ equity will not appear materially worse under IND-AS than under Indian GAAP. In the Bank’s transition to IND-AS reporting, the Bank may encounter difficulties in the ongoing process of implementing and enhancing its management information systems. Moreover, there is increasing competition for the small number of IFRS-experienced accounting personnel available as more Indian companies begin to prepare IND-AS financial statements. Further, there is no significant body of established practice on which to draw in forming judgments regarding the new system’s implementation and application. There can be no assurance that the Bank’s adoption of IND-AS will not adversely affect its reported results of operations or financial condition and any failure to successfully adopt IND-AS could adversely affect the Bank’s business, financial condition and results of operations.

Statistical, industry and financial data in this prospectus supplement may be incomplete or unreliable.

We have not independently verified data obtained from industry publications and other sources referred to in this prospectus supplement and therefore, while we believe them to be true, we cannot assure you that they are complete or reliable. Such data may also be produced on different bases from those used in the industry publications we have referenced. Therefore, discussions of matters relating to India, its economy and the industries in which we currently operate are subject to the caveat that the statistical and other data upon which such discussions are based may be incomplete or unreliable.

Risks Relating to Investments in Indian Companies

Financial instability in other countries may cause increased volatility in Indian financial markets.

The Indian market and the Indian economy are influenced by economic and market conditions in other countries, particularly emerging market countries in Asia. Financial turmoil in Asia, Russia and elsewhere in the world in recent years has affected the Indian economy. Although economic conditions are different in each country, investors’ reactions to developments in one country can have adverse effects on the securities of companies in other countries, including India. A loss of investor confidence in the financial systems of other emerging markets may cause increased volatility in Indian financial markets and, indirectly, in the Indian economy in general. Any worldwide financial instability could also have a negative impact on the Indian economy. Financial disruptions may occur again and could harm the Bank’s business, its future financial performance and the prices of the equity shares.

The global credit and equity markets have experienced substantial dislocations, liquidity disruptions and market corrections in recent years. In particular, sub-prime mortgage loans in the United States have experienced increased rates of delinquency, foreclosure and loss. Since September 2008, liquidity and credit concerns and volatility in the global credit and financial markets increased significantly with the bankruptcy or acquisition of, and government assistance extended to, several major U.S. financial institutions. The United States continues to face adverse economic conditions and should a further downgrade of the sovereign credit ratings of the U.S. government occur, it is foreseeable that the ratings and perceived creditworthiness of instruments issued, insured or guaranteed by institutions, agencies or instrumentalities directly linked to the U.S. government could also be correspondingly affected by any such downgrade, which may have an adverse affect on the economic outlook across the world.

Recent developments in the Eurozone have exacerbated the ongoing global economic crisis. Large budget deficits and rising public debts in Europe have triggered sovereign debt finance crises that resulted in the bailouts of European economies and elevated the risk of government debt defaults, forcing governments to undertake aggressive budget cuts and austerity measures, in turn underscoring the risk of global economic and financial market volatility. Moreover, in 2012, the sovereign rating of various European Union countries was downgraded. Financial markets and the supply of credit could continue to be negatively impacted by ongoing concerns surrounding the sovereign debts and/or fiscal deficits of several countries in Europe, the possibility of further downgrades of, or defaults on, sovereign debt, concerns about a slowdown in growth in certain economies and uncertainties regarding the stability and overall standing of the European Monetary Union. These and other related events have had a significant impact on the global credit and financial markets as a whole, including reduced liquidity, greater volatility, widening of credit spreads and a lack of price transparency in the United States, Europe and global credit and financial markets.

In response to such developments, legislators and financial regulators in the United States, Europe and other jurisdictions, including India, have implemented several policy measures designed to add stability to the financial markets. However, the overall impact of these and other legislative and regulatory efforts on the global financial markets is uncertain, and they may not have the intended stabilizing effects. In the event that the current adverse conditions in the global credit markets continue or if there are any significant financial disruption, this could have an adverse effect on the Bank’s business, future financial performance and the trading price of the equity shares.

Any adverse change in India’s credit rating by an international rating agency could adversely affect our business and profitability.

In May 2013, Standard & Poor’s, an international rating agency, reiterated its negative outlook on India’s credit rating. It identified India’s high fiscal deficit and heavy government borrowing as the most significant constraints on its ratings, and recommended the implementation of reforms and containment of deficits. In June 2013, Fitch, another international rating agency, returned India’s sovereign outlook to “stable” from “negative” a year after its initial downgrade of the outlook, stating that the authorities had been successful in containing the upward pressure on the central government budget deficit in the face of a weaker-than-expected economy and that the authorities had also begun to address structural factors that have weakened the investment climate and growth prospects. Similarly, Standard & Poor’s upgraded its outlook on India’s sovereign debt rating to “stable”, while reaffirming the “BBB” long-term rating on bonds. Standard & Poor’s stated that the revision reflects the view that India’s improved political setting offers an environment which is conducive to reforms that could boost growth prospects and improve fiscal management. Going forward, the sovereign ratings outlook will remain dependent on whether the government is able to transition the economy out of a low-growth and high inflation environment, as well as exercise adequate fiscal restraint. Any adverse change in India’s credit ratings by international rating agencies may adversely impact our business and limit our access to capital markets.

The Bank’s long term unsecured, subordinated (tier II) bonds are rated “CARE AAA” by CARE and “AAA (ind)” (with the outlook on the rating as “stable”) by India Ratings and Research Private Ltd. (100% subsidiary of Fitch Inc.). CARE has also rated the Bank’s Certificate of Deposit (“CD”) program “CARE A1+” which represents “very strong degree of safety regarding timely payment of financial obligations”. India Ratings India Private Ltd. has assigned the “tAAA (ind)” rating to the Bank’s deposit program, with the outlook on the rating as “stable”. Any downgrade from the current credit rating of our borrowings may result in an increase in interest rates or require us to prepay such borrowings, thereby impacting our cost of borrowing and liquidity.

Any volatility in the exchange rate may lead to a decline in India’s foreign exchange reserves and may affect liquidity and interest rates in the Indian economy, which could adversely impact us.

Capital inflows into India have remained extremely volatile responding to concerns about the domestic macroeconomic landscape and changes in the global risk environment. While the current account deficit (CAD) remained a main area of concern over fiscal 2012 and fiscal 2013, it has shrunk sharply in fiscal 2014. A substantial decline in the imports bill reflecting weak domestic growth as well as a sharp reduction in gold imports led to a significant narrowing in the trade deficit that in turn reduced the size of the CAD. However, the primary challenge for the Indian rupee was the volatile swings in capital flows. The shifts in capital flows is reflected in the fact that Indian rupee recorded a high of Rs. 53.65 to US dollar and a low of Rs. 68.80 to the US dollar during fiscal 2014. Even though the Indian rupee has been fairly stable since start of calendar year 2014, it may come back under pressure given the possibility of a gradual reversal in US monetary policy that may result in a rotation of global fund flows from emerging markets to the US markets over the medium term. Additionally, some anxiety about the prospect of sub-normal monsoons adversely affecting the domestic economy could make investors circumspect of investing in domestic assets. Although the rupee is less vulnerable given the improvements in the CAD and visible moderation in inflation rates, there remains a possibility of needing to intervene in the foreign exchange market to control volatility of the exchange rate. This heightened volatility may only occur around mid-2015 when there may be a more substantial reversal in US monetary policy. The need to intervene at that point in time may result in the decline in India’s foreign exchange reserves and subsequently reduce the amount of liquidity in the domestic financial system. This in turn could cause domestic interest rates to rise.

Further, increased volatility in capital flows may also affect monetary policy decision making. For instance, a period of net capital outflows might force the RBI to keep monetary policy tighter than optimal to guard against currency depreciation.

Political instability or changes in the government in India could delay the liberalization of the Indian economy and adversely affect economic conditions in India generally, which would impact our financial results and prospects.

Since 1991, successive Indian governments have pursued policies of economic liberalization, including significantly relaxing restrictions on the private sector. Nevertheless, the roles of the Indian central and state governments in the Indian economy as producers, consumers and regulators remain significant as independent factors in the Indian economy. Most recently, the election of a pro-business majority government in May 2014 has marked a distinct increase in expectations for policy and economic reforms among certain aspects of the Indian economy. There is no guarantee that the new government will be able to enact an optimal set of reforms or that any such reforms would continue or succeed if there were a change in the current majority leadership in the government in the future. There is also no guarantee that the government will announce an optimal set of reforms or policies in the future. The rate of economic liberalization is subject to change and specific laws and policies affecting banking and finance companies, foreign investment, currency exchange and other matters affecting investment in our securities are continuously evolving as well. Other major reforms that have been proposed are the goods and services tax, the direct tax code and the general anti-avoidance rules (GAAR). Any significant change in India’s economic liberalization, deregulation policies or other major economic reforms could adversely affect business and economic conditions in India generally and our business in particular.

Terrorist attacks, civil unrest and other acts of violence or war involving India and other countries would negatively affect the Indian market where our shares trade and lead to a loss of confidence and impair travel, which could reduce our customers’ appetite for our products and services.

Terrorist attacks, such as those in Mumbai in November 2008, and other acts of violence or war may negatively affect the Indian markets on which our equity shares trade and also adversely affect the worldwide financial markets. These acts may also result in a loss of business confidence, make travel and other services more difficult and as a result ultimately adversely affect our business. In addition, any deterioration in relations between India and Pakistan or between India and China might result in investor concern about stability in the region, which could adversely affect the price of our equity shares and ADSs.

India has also witnessed civil disturbances in recent years and future civil unrest as well as other adverse social, economic and political events in India could have an adverse impact on us. Such incidents also create a greater perception that investment in Indian companies involves a higher degree of risk, which could have an adverse impact on our business and the price of our equity shares and ADSs.

Investors may have difficulty enforcing foreign judgments in India against the Bank or its management.

The Bank was constituted under the Companies Act, 1956. Substantially all of the Bank’s directors and executive officers and some of the experts named herein are residents of India and a substantial portion of the assets of the Bank and such persons are located in India. As a result, it may not be possible for investors to effect service of process on the Bank or such persons in jurisdictions outside of India, or to enforce against them judgments obtained in courts outside of India predicated upon civil liabilities of the Bank or such directors and executive officers under laws other than Indian Law.

In addition, India is not a party to any international treaty in relation to the recognition or enforcement of foreign judgments. Recognition and enforcement of foreign judgments is provided for under section 13 and section 44A of the Indian Civil Procedure Code (Code). Section 44A of the Code provides that where a foreign judgment has been rendered by a superior court in any country or territory outside India which the Government has by notification declared to be a reciprocating territory, it may be enforced in India by proceedings in execution as if the judgment had been rendered by the relevant court in India. However, section 44A of the Code is applicable only to monetary decrees not being in the nature of any amounts payable in respect of taxes or other charges of a like nature or in respect of a fine or other penalty and is not applicable to arbitration awards.

The United States has not been declared by the Government to be a reciprocating territory for the purposes of section 44A of the Code. However, the United Kingdom has been declared by the Government to be a reciprocating territory and the High Courts in England as the relevant superior courts. Accordingly, a judgment of a court in the United States may be enforced only by a fresh suit upon the judgment and not by proceedings in execution. A judgment of a court in a jurisdiction which is not a reciprocating territory may be enforced only by a new suit upon the judgment and not by proceedings in execution. Section 13 of the Code provides that a foreign judgment shall be conclusive as to any matter thereby directly adjudicated upon except: (i) where it has not been pronounced by a court of competent jurisdiction; (ii) where it has not been given on the merits of the case; (iii) where it appears on the face of the proceedings to be founded on an incorrect view of international law or a refusal to recognize the law of India in cases where such law is applicable; (iv) where the proceedings in which the judgment was obtained were opposed to natural justice; (v) where it has been obtained by fraud; or (vi) where it sustains a claim founded on a breach of any law in force in India. The suit must be brought in India within three years from the date of the judgment in the same manner as any other suit filed to enforce a civil liability in India. It is unlikely that a court in India would award damages on the same basis as a foreign court if an action is brought in India. Furthermore, it is unlikely that an Indian court would enforce a foreign judgment if it viewed the amount of damages awarded as excessive or inconsistent with Indian practice. A party seeking to enforce a foreign judgment in India is required to obtain approval from the RBI to repatriate outside India any amount recovered pursuant to execution. Any judgment in a foreign currency would be converted into Indian rupees on the date of the judgment and not on the date of the payment. The Bank cannot predict whether a suit brought in an Indian court will be disposed of in a timely manner or be subject to considerable delays.

Risks Relating to the ADSs and Equity Shares

Historically, our ADSs have traded at a premium to the trading prices of our underlying equity shares, a situation which may not continue.

Historically, our ADSs have traded on the New York Stock Exchange (NYSE) at a premium to the trading prices of our underlying equity shares on the Indian stock exchanges. See “Price Range of Our American Depositary Shares and Equity Shares” for the underlying data. We believe that this price premium has resulted from the relatively small portion of our market capitalization previously represented by ADSs, restrictions imposed by Indian law on the conversion of equity shares into ADSs, and an apparent preference for investors to trade dollar-denominated securities. Over time, some of the restrictions on issuance of ADSs imposed by Indian law have been relaxed and we expect that other restrictions may be relaxed in the future. It is possible that in the future our ADSs will not trade at any premium to our equity shares and could even trade at a discount to our equity shares.

Investors in ADSs will not be able to vote.

Investors in ADSs will have no voting rights, unlike holders of the equity shares. Under the deposit agreement, the depositary will abstain from voting the equity shares represented by the ADSs. If you wish, you may withdraw the equity shares underlying the ADSs and seek to vote (subject to Indian restrictions on foreign ownership) the equity shares you obtain upon withdrawal. However, this withdrawal process may be subject to delays, additional costs and you may not be able to redeposit the equity shares. For a discussion of the legal restrictions triggered by a withdrawal of the equity shares from the depositary facility upon surrender of ADSs, see “Restrictions on Foreign Ownership of Indian Securities” and “Description of American Depository Shares—Voting Rights”.

Your ability to withdraw equity shares from the depositary facility is uncertain and may be subject to delays.

India’s restrictions on foreign ownership of Indian companies limit the number of equity shares that may be owned by foreign investors and generally require government approval for foreign investments. Investors who withdraw equity shares from the ADS depositary facility for the purpose of selling such equity shares will be subject to Indian regulatory restrictions on foreign ownership upon withdrawal. The withdrawal process may be subject to delays. For a discussion of the legal restrictions triggered by a withdrawal of equity shares from the depositary facility upon surrender of ADSs, see “Restrictions on Foreign Ownership of Indian Securities”.

Restrictions on deposit of equity shares in the depositary facility could adversely affect the price of our ADSs.

Under current Indian regulations, an ADS holder who surrenders ADSs and withdraws equity shares may deposit those equity shares again in the depositary facility in exchange for ADSs. An investor who has purchased equity shares in the Indian market may also deposit those equity shares in the ADS program. However, the deposit of equity shares may be subject to securities law restrictions and the restriction that the cumulative aggregate number of equity shares that can be deposited as of any time cannot exceed the cumulative aggregate number represented by ADSs converted into underlying equity shares as of such time. These restrictions increase the risk that the market price of our ADSs will be below that of the equity shares.

There is a limited market for the ADSs.

Although our ADSs are listed and traded on the NYSE, any trading market for our ADSs may not be sustained, and there is no assurance that the present price of our ADSs will correspond to the future price at which our ADSs will trade in the public market. Indian legal restrictions may also limit the supply of ADSs. The only way to add to the supply of ADSs would be through an additional issuance. We cannot guarantee that a market for the ADSs will continue.

Conditions in the Indian securities market may affect the price or liquidity of our equity shares and ADSs.

The Indian securities markets are smaller and more volatile than securities markets in more developed economies. The Indian stock exchanges have in the past experienced substantial fluctuations in the prices of listed securities. Currently prices of securities listed on Indian exchanges are displaying signs of volatility linked among other factors to the uncertainty in the global markets and the rising inflationary and interest rate pressures domestically. The governing bodies of the Indian stock exchanges have from time to time imposed restrictions on trading in certain securities, limitations on price movements and margin requirements. Future fluctuations or trading restrictions could have a material adverse effect on the price of our equity shares and ADSs.

Settlement of trades of equity shares on Indian stock exchanges may be subject to delays.

The equity shares represented by our ADSs are listed on the NSE and BSE. Settlement on these stock exchanges may be subject to delays and an investor in equity shares withdrawn from the depositary facility upon surrender of ADSs may not be able to settle trades on these stock exchanges in a timely manner.

You may be subject to Indian taxes arising out of capital gains

Generally, capital gains, whether short-term or long-term, arising on the sale of the underlying equity shares in India is subject to Indian capital gains tax. Investors are advised to consult their own tax advisers and to carefully consider the potential tax consequences of an investment in ADSs. See also “Taxation”.

You may be unable to exercise preemptive rights available to other shareholders.

A company incorporated in India must offer its holders of equity shares preemptive rights to subscribe and pay for a proportionate number of shares to maintain their existing ownership percentages prior to the issuance of any new equity shares, unless these rights have been waived by at least 75.0% of the company’s shareholders present and voting at a shareholders’ general meeting. U.S. investors in our ADSs may be unable to exercise preemptive rights for our equity shares underlying our ADSs unless a registration statement under the Securities Act of 1933 (the Securities Act) is effective with respect to those rights or an exemption from the registration requirements of the Securities Act is available. Our decision to file a registration statement will depend on the costs and potential liabilities associated with any registration statement as well as the perceived benefits of enabling U.S. investors in our ADSs to exercise their preemptive rights and any other factors we consider appropriate at the time. We do not commit to filing a registration statement under those circumstances. If we issue any securities in the future, these securities may be issued to the depositary, which may sell these securities in the securities markets in India for the benefit of the investors in our ADSs. There can be no assurance as to the value, if any, the depositary would receive upon the sale of these securities. To the extent that investors in our ADSs are unable to exercise preemptive rights, their proportional interests in us would be reduced.

Financial difficulty and other problems in certain financial institutions in India could adversely affect our business and the price of our ADSs and equity shares.

We are exposed to the risks of the Indian financial system by being a part of the system. The financial difficulties faced by certain Indian financial institutions because the commercial soundness of many financial institutions may be closely related as a result of credit, trading, clearing or other relationships. Such “systemic risk”, may adversely affect financial intermediaries, such as clearing agencies, banks, securities firms and exchanges with which we interact on a daily basis. Any such difficulties or instability of the Indian financial system in general could create an adverse market perception about Indian financial institutions and banks and adversely affect our business. Our transactions with these financial institutions expose us to various risks in the event of default by a counterparty, which can be exacerbated during periods of market illiquidity.

Because the equity shares underlying our ADSs are quoted in rupees in India, you may be subject to potential losses arising out of exchange rate risk on the Indian rupee and risks associated with the conversion of rupee proceeds into foreign currency.

Fluctuations in the exchange rate between the U.S. dollar and the Indian rupee may affect the value of your investment in our ADSs. Specifically, if the relative value of the Indian rupee to the U.S. dollar declines, each of the following values will also decline:

•	the U.S. dollar equivalent of the Indian rupee trading price of our equity shares in India and, indirectly, the U.S. dollar trading price of our ADSs in the United States;

•	the U.S. dollar equivalent of the proceeds that you would receive upon the sale in India of any equity shares that you withdraw from the depositary; and

•	the U.S. dollar equivalent of cash dividends, if any, paid in Indian rupees on the equity shares represented by our ADSs.

You may not be able to enforce a judgment of a foreign court against us.

We are a limited liability company incorporated under the laws of India. All our directors and members of our senior management and some of the experts named in this report are residents of India and almost all of our assets and the assets of these persons are located in India. It may not be possible for investors in our ADSs to effect service of process outside India upon us or our directors and members of our senior management and experts named in the report that are residents of India or to enforce judgments obtained against us or these persons in foreign courts predicated upon the liability provisions of foreign countries, including the civil liability provisions of the federal securities laws of the United States. Moreover, it is unlikely that a court in India would award damages on the same basis as a foreign court if an action were brought in India or that an Indian court would enforce foreign judgments if it viewed the amount of damages as excessive or inconsistent with Indian practice.

There may be less information available on Indian securities markets than securities markets in developed countries.

There is a difference between the level of regulation and monitoring of the Indian securities markets and the activities of investors, brokers and other participants and that of markets in the United States and other developed economies. The Securities and Exchange Board of India (SEBI) and the stock exchanges are responsible for improving disclosure and other regulatory standards for the Indian securities markets. SEBI has issued regulations and guidelines on disclosure requirements, insider trading and other matters. There may, however, be less publicly available information about Indian companies than is regularly made available by public companies in developed economies.

Your holdings will be diluted by additional issuances of equity shares in a qualified institutions placement in combination with our concurrent offering of ADSs in the United States and such dilution in connection with these concurrent offerings, future offerings of equity or ADSs or future preferential offerings to our existing shareholders may adversely affect the market price of our equity shares or ADSs.

Concurrent with this offering of ADSs, we are also offering additional equity shares in a qualified institutions placement. The combined equity issuance pursuant to these concurrent offerings will dilute the holdings of investors in the Bank and could adversely affect the market price of our equity shares or ADSs. In addition, if we offer additional equity shares or ADSs in future offerings in India, the United States or other markets or make any preferential offerings to our existing shareholders, including our principal shareholder, in the future, such offerings may also dilute your holdings and adversely affect the market price of our shares or ADSs. See “Dilution”.

Foreign Account Tax Compliance withholding may affect payments on the equity shares and the ADSs.

Sections 1471 through 1474 of the Code (provisions commonly known as “FATCA” or the Foreign Account Tax Compliance Act) impose (a) certain reporting and due diligence requirements on foreign financial institutions and, (b) potentially require such foreign financial institutions to deduct a 30% withholding tax from (i) certain payments from sources within the United States, and (ii) “foreign passthru payments” (which is not yet defined in current guidance) made to certain non-U.S. financial institutions that do not comply with such reporting and due diligence requirements or certain other payees that do not provide required information. The United States has entered a number of intergovernmental agreements with other jurisdictions (IGAs) which may modify the operation of this withholding. The Bank as well as relevant intermediaries such as custodians and depository participants are classified as financial institutions for these purposes. Given that India has reached an “agreement in substance” with the United States on FATCA and is expected to sign a Model 1 IGA with the United States for giving effect to FATCA, Indian financial institutions such as the Bank are also being instructed to become fully FATCA compliant, based on the terms of its IGA and relevant rules.

Under current guidance it is not clear whether or to what extent payments on ADSs or equity shares will be considered “foreign passthru payments” subject to FATCA withholding or the extent to which withholding on “foreign passthru payments” will be required under the applicable IGA. Investors should consult their own tax advisers on how the FATCA rules may apply to payments they receive in respect of the ADSs or equity shares.

Should any withholding tax in respect of FATCA be deducted or withheld from any payments arising to any investor, neither the Bank nor any other person will pay additional amounts as a result of the deduction or withholding.

BUSINESS

Overview

We are a new generation private sector bank in India. Our goal is to be the preferred provider of financial services to upper and middle income individuals and corporations in India across metro, urban, semi-urban and rural markets. Our strategy is to provide a comprehensive range of financial products and services to our customers through multiple distribution channels, with what we believe is high quality service, advanced technology platforms and superior execution. We have three principal business activities: retail banking, wholesale banking and treasury operations.

We have grown rapidly since commencing operations in January 1995. As of September 30, 2014, we had 3,600 branches, 11,515 ATMs in 2,272 cities and towns and 30.6 million customers. On account of the expansion in our geographical reach and the resultant increase in market penetration, our assets have grown from Rs. 3,571.2 billion as of March 31, 2012 to Rs. 5,125.4 billion as of March 31, 2014. Our assets as of September 30, 2014 were Rs. 5,320.2 billion. Our net income has increased from Rs. 49.8 billion for fiscal 2012 to Rs. 79.3 billion for fiscal 2014. Our net income for the first six months of fiscal 2015 was Rs. 43.0 billion.

Fiscal 2014 was a challenging year for the Indian economy driven by subdued domestic growth, extreme volatility in the exchange rate and a much higher than expected spike in inflation rates. Domestic GDP growth showed a marginal improvement from 4.5% in fiscal 2013 to 4.7% in fiscal 2014, primarily attributable to an increase in agricultural growth from 1.4% in fiscal 2013 to 4.7% in fiscal 2014. Growth in both the industrial sector and service sector remained lackluster due to a weakness in both consumption and investment demand. A major challenge for the economy in the first half of fiscal 2014 was the weakening of the Indian rupee against the U.S. dollar driven by concerns about the domestic macroeconomic landscape that made investors somewhat circumspect of investing in domestic assets. Anxiety about the future direction of U.S. monetary policy due to the U.S. Federal Reserve preparing the markets for a gradual wind-down of its third round of quantitative easing (QE3) resulted in an overall outflow of funds from European markets. The Indian rupee also fell victim to this rotation of funds away from European markets and into US markets. To counter pressures of currency depreciation, the RBI in July 2013 introduced a series of measures to tighten domestic liquidity in order to raise short-term rates to provide the Indian rupee with some yield advantage. These measures resulted in an inversion of the yield curve. The RBI also provided various incentives to commercial banks to raise foreign currency non-resident (FCNR) deposits that resulted in foreign currency flows of U.S. $34 billion into the country. The RBI gradually removed these emergency measures when the exchange rate showed some signs of stability in the second half of fiscal 2014. However, the RBI increased the repo rate by approximately 75 basis points over the course of fiscal 2014 in part to counter the exchange rate depreciation as well as to fight inflationary pressures as the consumer price index (CPI) inflation touched a high of 11.2% in November 2013.

Indications of an improvement in the overall domestic macroeconomic landscape have been visible over the fourth quarter of fiscal 2014 and the first quarter of fiscal 2015, which has helped to stabilize the Indian rupee. Inflationary pressures, both in terms of the CPI and the wholesale price index, have subsided as a result of a decline in food price inflation. The Government’s efforts to ramp up the local supply of food grains appear to have helped in reining in overall inflation rates. For example, CPI inflation has fallen from a high of 11.2% in November 2013 to 6.5% in September 2014. As a result of, inter alia, declining inflationary pressures, the RBI, in its press release dated January 15, 2015, reduced the policy repo rate by 25 basis points from 8.0% to 7.75% with immediate effect. The Government appears to be firmly committed to fiscal consolidation by reducing the fiscal deficit from 4.5% in fiscal 2014 to 4.1% in fiscal 2015. Further, there has been an improvement in the current account deficit which has decreased from 4.8% of GDP in fiscal 2013 to 1.7% of GDP in fiscal 2014 and which is expected to widen marginally to 2.2% of GDP in fiscal 2015. The current account deficit was 1.7% of GDP at the end of the first quarter of fiscal 2015. The improvement in the current account position can partially be attributed to the reduction in the trade deficit as imports fell by 7.2% in fiscal 2014. The ongoing domestic growth prospects are based on expectations that the new government, which took office in May 2014, with a strong mandate could spur the reform process to address the structural bottlenecks that have hampered growth over fiscal 2012 to fiscal 2014. This may in turn help to revive growth prospects in the Indian economy and enable domestic growth to increase to around 5.5% in fiscal 2015 according to the RBI.

Notwithstanding our pace of growth, we believe we have maintained a strong balance sheet and a low cost of funds. As of September 30, 2014, net non-performing customer assets (which consist of loans and credit substitutes) constituted 0.3% of net customer assets. In addition, our net customer assets represented 89.7% of our deposits and our deposits represented 73.4% of our total liabilities and shareholders’ equity. The non-interest bearing current accounts and low-interest bearing savings accounts represented 43.1% of total deposits as of September 30, 2014. These low-cost deposits and the cash float associated with our transactional services, led to an average cost of funds (including equity) for the first six months of fiscal 2015 of 5.0%.

We had a cash outflow of approximately Rs. 7.9 billion, Rs. 10.0 billion, Rs. 9.7 billion and Rs. 3.4 billion in fiscals 2012, 2013 and 2014 and for the first six months of fiscal 2015, respectively, principally for property, plant and equipment, including our branch network expansion and our technology and communications infrastructure. We have current plans for aggregate capital expenditures of approximately Rs. 8.1 billion in fiscal 2015. This budgeted amount includes Rs. 2.5 billion to expand our branch and back office network, Rs. 0.1 billion to expand our electronic data capture terminal network, Rs. 3.1 billion to upgrade and expand our hardware, data center, network and other systems and the balance primarily to add new equipment in our existing premises, to expand our existing premises and to relocate our branches and back offices. We may use these budgeted amounts for other purposes depending on, among other factors the business environment prevailing at the time, consequently our actual capital expenditures may be higher or lower than our budgeted amounts.

We are part of the HDFC group of companies established by our principal shareholder, Housing Development Finance Corporation Limited (HDFC Limited), a listed public limited company established under the laws of India. HDFC Limited is primarily engaged in financial services, including mortgages, property-related lending and deposit services. The subsidiaries and associated companies of HDFC Limited are also largely engaged in a range of financial services, including asset management, life insurance and other insurance. HDFC Limited and its subsidiaries owned 22.5% of our outstanding equity shares as of September 30, 2014. Our Chairperson and Managing Director are nominated by HDFC Limited and appointed with the approval of our shareholders and the Reserve Bank of India (RBI). In addition, two members of our Board of Directors, Mr. Keki Mistry and Mrs. Renu Karnad, are the Vice Chairman and Chief Executive Officer of HDFC Limited and Managing Director of HDFC Limited, respectively and have been appointed independent of HDFC Limited’s entitlement to nominate two directors. See also the section “Principal Shareholders”. We have no agreements with HDFC Limited or any of its group companies that restrict us from competing with them or restricting HDFC Limited or any of its group companies from competing with our business. We currently distribute products of HDFC Limited and its group companies, such as home loans of HDFC Limited, life and general insurance products of HDFC Standard Life Insurance Company Limited and HDFC ERGO General Insurance Company Limited, respectively, and mutual funds of HDFC Asset Management Company Limited.

We have two subsidiaries as per local laws: HDFC Securities Limited (HSL) and HDB Financial Services Limited (HDBFSL). HSL is primarily in the business of providing brokerage and other investment services through the internet and other channels. HSL’s total assets and shareholders’ equity as of March 31, 2014 were Rs. 8.6 billion and Rs. 4.4 billion, respectively (per Indian GAAP). HSL’s net profit was Rs. 0.8 billion for fiscal 2014 (per Indian GAAP). HDBFSL is a non-deposit taking non-bank finance company (NBFC) engaged primarily in the business of retail asset financing. The customer segments catered to by HDBFSL are typically underserviced by larger commercial banks and this, we believe, creates a profitable niche for HDBFSL. HDBFSL also grants loans to micro, small and medium business enterprises and operates call centers for providing collection services to our retail loan products. HDBFSL’s loans, total assets and shareholders’ equity as of March 31, 2014 were Rs. 134.1 billion, Rs. 136.9 billion and Rs. 16.3 billion (all according to Indian GAAP), respectively. HDBFSL’s net profit amounted to Rs. 2.1 billion for fiscal 2014 (per Indian GAAP). Our principal corporate and registered office is located at HDFC Bank House, Senapati Bapat Marg, Lower Parel, Mumbai 400 013, India. Our telephone number is 91-22-6652-1000. Our agent in the United States for the 2001, 2005 and 2007 ADS offerings is Depositary Management Corporation, 570 Lexington Avenue, New York, NY 10022.

Our Competitive Strengths

We attribute our growth and continuing success to the following competitive strengths:

We have a strong brand and extensive reach through a large distribution network

We believe our HDFC Bank brand is one of the strongest brands in the Indian banking industry and was, in August 2014, acknowledged as the most valuable brand in India in the inaugural edition of the BrandZ Top 50 Most Valuable Indian Brands study. The study was conducted by WPP research agency Millward Brown, which specializes in brand equity research and brand valuation. We have capitalized on our strong brand by establishing an extensive branch network throughout India serving a broad range of customers in urban, semi-urban and rural regions. As of September 30, 2014, we had 3,600 branches and 11,515 ATMs in 2,272 cities and towns and 30.6 million customers as compared to 2,544 branches and 8,913 ATMs in 1,399 cities and towns and 25.9 million customers as of March 31, 2012. Our branch network is further complemented by our digital strategy, including online and mobile banking solutions, to provide our customers with access to on-demand banking services, which we believe allows us to develop strong and loyal relationships with our customers.

We provide a wide range of products and high quality service to our clients in order to meet their banking needs

Whether in retail banking, wholesale banking or treasury operations, we consider ourselves a ‘one-stop shop’ for our customers’ banking needs. This includes the services that we can provide to our customers, both directly and indirectly through back-office operational execution, and the range of products we offer. We consider our high quality service to be a vital component of our business and believe in pursuing excellence in execution through multiple internal initiatives focused on continuous executional improvements. This pursuit of high quality service and operational execution directly supports our ability to offer a wide range of banking products. Our retail banking products range from retail loans to deposit products and other products and services, such as private banking, depositary accounts, foreign exchange services, distribution of third party products (such as insurance and mutual funds), bill payments and sales of gold and silver bullion. In addition, we offer our customers brokerage accounts through our subsidiary HSL. On the wholesale banking side we offer customers working capital loans, term loans, bill collections, letters of credit and guarantees and foreign exchange and derivative products. We also offer a range of deposit and transaction banking services such as cash management, custodial and clearing bank services and correspondent banking. We collect taxes for the government and are bankers to companies in respect of issuances of equity shares and bonds to the public. We are able to provide this wide-range of products across our branch network, meaning we can provide our targeted rural customers banking products and services similar to those provided to our urban customers, which we believe provides us a competitive advantage. Our wide range of products and focus on superior service and execution also creates multiple cross-selling opportunities for us and, we believe, improves our customer retention rates.

We have achieved robust and consistent financial performance while preserving asset quality during our growth

On account of our superior operational execution, broad range of products, expansion in our geographical reach and the resultant increase in market penetration through our extensive branch network, our assets have grown from Rs. 3,571.2 billion as of March 31, 2012 to Rs. 5,125.4 billion as of March 31, 2014 (Rs. 5,320.2 billion as of September 30, 2014). Our net income has increased from Rs. 49.8 billion for fiscal 2012 to Rs. 79.3 billion for fiscal 2014 (Rs. 43.0 billion for the six months ended September 30, 2014). In addition to the significant growth in our assets and net revenue, we have remained focused on maintaining a high level of asset quality. Our gross non-performing customer assets as a percentage of total customer assets was 1.2% as of March 31, 2014 (1.0% as of September 30, 2014) and our net non-performing customer assets was 0.6% of net customer assets (0.3% as of September 30, 2014). Our net interest margin was 4.6% in fiscal 2012 and 4.7% in fiscal 2014 (4.9% for the six months ended September 30, 2014), net income as a percentage of average total shareholders’ equity was 13.3% in fiscal 2012 and 15.6% in fiscal 2014 (15.5% for the six months ended September 30, 2014) and net income as a percentage of average total assets was 1.6% in fiscal 2012 and 1.8% in fiscal 2014 (1.7% for the six months ended September 30, 2014). Our current and savings account deposits as a percentage of our total deposits were 43.1% as of September 30, 2014.

We have an advanced technology platform

We continue to make substantial investments in our advanced technology platform and systems and expand our electronically linked branch network. Our direct banking platforms are stable and robust, enabling new ways to connect with our customers to cross-sell our various products and improve customer retention and supporting ever-increasing transaction volumes as customers adopt newer self-service technologies.

We successfully completed an upgrade of our retail core banking system to the latest technology platform during fiscal 2014, which enables us to provide additional features to our customers and respond faster to business and market needs. We have also developed robust data analytics capabilities that allow us to market and cross-sell our products to customers through both traditional relationship management and interactive, on-demand methods depending on how particular customers choose to interact with us. We have also implemented state-of-the-art engineered systems technology for some of the important backend operational systems, including recently doubling the capacity of our operational customer relationship management system.

We have an experienced management team

Many of the members of our management team have had a long tenure with us, which gives us a deep bench of experienced managers. They have substantial experience in banking or other industries and share our common vision of excellence in execution. Having a management team with such breadth and depth of experience is well suited to leverage the competitive strengths we have already developed across our large, diverse and growing branch network as well as allowing our management team to focus on creating new opportunities for our business. See also the section “Management”.

Our Business Strategy

Our business strategy emphasizes the following elements:

Increase our market share of India’s expanding banking and financial services industry

In addition to benefiting from the overall growth in India’s economy and financial services industry, we believe we can increase our market share by continuing to focus on our competitive strengths, including our strong HDFC Bank brand and our extensive branch and ATM networks, to increase our market penetration.

Increase our geographical reach

As of September 30, 2014, we had 3,600 branches, 11,515 ATMs in 2,272 cities and towns, which represents an increase of 1,056 branches, 2,602 ATMs and our presence in 873 cities and towns since March 31, 2012. We believe we can continue expanding our branch footprint, particularly by focusing on rural and semi-urban areas. We believe these areas represent a significant opportunity for our continued growth as we expand banking services to those areas which have traditionally been underserved and which, by entering such markets, will enable us to establish new customer bases. We also believe that delivering banking services which are integrated with our existing business and product groups helps us to provide viable opportunities to the sections of the rural and semi-urban customer base that is consistent with our targeted customer profile throughout India.

Cross-sell our broad financial product portfolio across our customer base

We are able to offer our complete suite of financial products across our branch network, including in our rural locations. By matching our broad customer base with our ability to offer our complete suite of products to both rural and urban customers across the retail banking, wholesale banking and treasury product lines, we believe that we can continue to generate organic growth by cross-selling different products by proactively offering our customers complementary products as their relationships with us develop and their financial needs grow and evolve.

Continue our investments in technology to support our digital strategy

We believe the increased availability of internet access and broadband connectivity across India requires a comprehensive digital strategy to proactively develop new methods of reaching our customers. As a result, we are continuously investing in technology as a means of improving our customers’ banking experience, offering them a range of products tailored to their financial needs and making it easier for them to interact with their banking accounts with us. While we currently provide a range of options for customers to access their accounts, including net banking, telephone banking, and banking applications on mobile devices, we believe additional investments in our technology infrastructure to further develop our digital strategy will allow us to cross-sell a wider range of products on our digital platform in response to our customers’ needs and thereby expand our relationship with our customers across a range of customer segments. We believe a comprehensive digital strategy will provide benefits in developing long-term customer relationships by allowing customers to interact with us and access their accounts wherever and whenever they desire.

Maintain strong asset quality through disciplined credit risk management

We have maintained high quality loan and investment portfolios through careful targeting of our customer base, and by putting in place what we believe are comprehensive risk assessment processes and diligent risk monitoring and remediation procedures. Our gross non-performing customer assets as a percentage of total customer assets was 1.0% as of September 30, 2014 and our net non-performing customer assets as a percentage of net customer assets was 0.3% as of September 30, 2014. As of September 30, 2014, our gross restructured loans as a percentage of gross non-performing loans were 8.2%. We believe we can maintain strong asset quality appropriate to the loan portfolio composition while achieving growth.

Maintain a low cost of funds

We believe we can maintain a relatively low-cost funding base as compared to our competitors, by leveraging our strengths and expanding our base of retail savings and current deposits and increasing the free float generated by transaction services, such as cash management and stock exchange clearing. Our average cost of funds (including equity) was at 5.0% for the first six months of fiscal 2015 and 5.2% for the first six months of fiscal 2014. Our current and savings account deposits were 43% of our total deposits as of September 30, 2014.

Our Principal Business Activities

Our principal business activities consist of retail banking, wholesale banking and treasury operations. The following table sets forth our net revenues attributable to our reportable segments in accordance with the guidelines issued by the RBI, for the last three fiscal years and for the six month periods ended September 30, 2013 and September 30, 2014.

	Year ended March 31,
	2012		2013		2014
	(in millions, except percentages)
Retail banking	Rs. 140,761.6	82.2%	Rs. 173,367.6	82.7%	Rs. 199,306.9	US$	3,321.8	81.0%
Wholesale banking	29,098.7	17.0%	32,100.7	15.3%	39,302.8		655.0	16.0%
Treasury operations	1,289.9	0.8%	4,097.6	2.0%	7,368.8		122.8	3.0%
Net revenue	Rs. 171,150.2	100.0%	Rs. 209,565.9	100.0%	Rs. 245,978.5	US$	4,099.6	100.0%

	Six months ended September 30,
	2013			2014
	(in millions, except percentages)
Retail banking	Rs.	94,136.6	81.8%	Rs.	113,762.0	82.0%
Wholesale banking		18,170.2	15.8%		23,844.5	17.2%
Treasury operations		2,798.0	2.4%	Rs.	1,123.4	0.8%
Net revenue	Rs.	115,104.8	100.0%	Rs.	138,729.9	100.0%

Retail Banking

Overview

We consider ourselves a one-stop shop for the financial needs of upper and middle income individuals. We provide a comprehensive range of financial products including deposit products, loans, credit cards, debit cards, third-party mutual funds and insurance products, investment advice, bill payment services and other services. Our retail banking loan products include loans to small and medium enterprises for commercial vehicles, construction equipment and other business purposes, which together account for more than a third of our total retail banking loans. We group these loans as part of our retail banking business considering, among other things, the customer profile, the nature of the product, the differing risks and returns, our organization structure and our internal business reporting mechanism. Such grouping ensures optimum utilization and deployment of specialized resources in our retail banking business. We also have specific products designed for lower income individuals through our Sustainable Livelihood Initiative (SLI). Through this initiative, we reach out to the un-banked and under-banked segments of the Indian population.

We actively market our services through our branches and alternate sales channels, as well as through our relationships with automobile dealers and corporate clients. We seek to establish a relationship with a retail customer and then expand it by offering more products. As part of our growth strategy we continue to expand our distribution channels so as to make it easier for the customer to do business with us. We believe this strategy, together with the general growth of the Indian economy and the Indian upper and middle classes, affords us significant opportunities for growth.

As of September 30, 2014, we had 3,600 branches and 11,515 ATMs in 2,272 cities and towns. We also provide telephone banking, internet and mobile banking to our customers. We plan to continue to expand our branch and ATM network as well as our other distribution channels, subject to regulatory guidelines/approvals.

Retail Loans and Other Asset Products

We offer a wide range of retail loans, including loans for the purchase of automobiles, personal loans, retail business banking loans, loans for the purchase of commercial vehicles and construction equipment finance, two-wheeler loans, credit cards and loans against securities. Our retail loans were 67.8% of our gross loans of which 18.2% were unsecured as of March 31, 2014. Our retail loans were 68.4% of our gross loans as of September 30, 2014. Apart from our branches, we use our ATM screens and the internet to promote our loan products and we employ additional sales methods depending on the type of products. We perform our own credit analyses of the borrowers and the value of the collateral, if the loan is secured. See “—Risk Management—Credit Risk—Retail Credit Risk”. We also buy mortgage and other asset-backed securities and invest in retail loan portfolios through assignments. In addition to taking collateral in many cases, we generally obtain post-dated checks covering all payments at the time a retail loan is made. It is a criminal offense in India to issue a bad check. We also sometimes obtain instructions to debit the customer’s account directly for making of payments. Our unsecured personal loans, which are not supported by any collateral, are a greater credit risk for us than our secured loan portfolio. We may be unable to collect in part or at all on an unsecured personal loan in the event of non-payment by the borrower. Accordingly, personal loans are granted at a higher loan yield since they carry a higher credit risk as compared to secured loans. Also see “Risk Factors—Our unsecured loan portfolio is not supported by any collateral that could help ensure repayment of the loan, and in the event of non-payment by a borrower of one of these loans, we may be unable to collect the unpaid balance”.

The following table shows the value and share of our retail credit products:

	At September 30, 2014 Value			% of Total Value
	(in millions)
Retail Loans:
Auto loans	Rs. 444,160.2	US$	7,173.1	18.7%
Personal loans / Credit Cards	390,864.1		6,312.4	16.5%
Retail business banking	571,515.9		9,229.9	24.1%
Commercial vehicle and construction equipment finance	283,444.5		4,577.6	12.0%
Housing loans	195,715.8		3,160.8	8.3%
Other retail loans	471,355.8		7,612.3	19.9%
Total retail loans	2,357,056.3		38,066.2	99.4%
Mortgage-backed securities	1,569.8		25.4	0.1%
Asset-backed securities	11,927.1		192.6	0.5%
Total retail assets	Rs. 2,370,553.2	US$	38,284.1	100.0%

Note:	The figures above exclude securitized-out receivables. Mortgaged-backed securities and asset-backed securities are reflected at fair values.

Auto Loans

We offer loans at fixed interest rates for financing new and used automobile purchases. In addition to our general marketing efforts for retail loans, we market this product through our relationships with car dealers, direct sales agents, corporate packages and joint promotion programs with automobile manufacturers.

Personal Loans / Credit Cards

We offer unsecured personal loans at fixed rates to specific customer segments, including salaried individuals and self-employed professionals. In addition, we offer unsecured personal loans to small businesses and individual businessmen.

We also offer credit cards from the VISA and MasterCard stable, including gold, silver, corporate, platinum, titanium, signature, infinite, regalia, superia and world credit cards. During fiscal 2014, the Bank launched three premium variants of credit cards under the Diners brand under an exclusive arrangement with Diners. This will enable the Bank to cater to the specific needs of super-premium customers requiring global card benefits. We had approximately 5.1 million cards outstanding as of March 31, 2014, as against 5.6 million as of March 31, 2012, primarily as a result of a rationalization exercise undertaken by the Bank to identify and eliminate inactive cards and focus more on card activation. We had 5.5 million cards outstanding as of September 30, 2014.

Retail Business Banking

We address the borrowing needs of the community of small businessmen primarily located near our bank branches by offering facilities such as credit lines, term loans for expansion or addition of facilities and discounting of receivables. We classify these business banking loans as a retail product. Such lending is typically secured with current assets as well as immovable property and fixed assets in some cases. We also offer letters of credit, guarantees and other basic trade finance products, foreign exchange and cash management services to such businesses.

Commercial Vehicles and Construction Equipment Finance

We provide secured financing for commercial vehicles and provide working capital, bank guarantees and trade advances to transport operators. In addition to funding domestic assets, we also finance imported assets for which we open foreign letters of credit and offer treasury services, such as forward exchange covers. We coordinate with manufacturers to jointly promote our financing options to their clients.

Housing Loans

We provide home loans through an arrangement with our principal shareholder, HDFC Limited. Under this arrangement we sell loans provided by HDFC Limited through our branches. HDFC Limited approves and disburses the loans, which are kept on in their books, and we receive a sourcing fee for these loans. We have an option but not an obligation to purchase up to 70% (or 55% in case all the loans purchased qualified for priority sector lending) of the fully disbursed home loans sourced under this arrangement through either the issue of mortgage backed pass through certificates (PTCs) or a direct assignment of the loans. The balance is retained by HDFC Limited.

Other Retail Loans

Two-Wheeler Loans

We offer loans for financing the purchase of scooters and motorcycles. We market this product in ways similar to our marketing of auto loans.

Loans Against Securities

We offer loans against equity shares, mutual fund units, bonds issued by the RBI and other securities that are on our approved list. We limit our loans against equity shares to Rs. 2.0 million per retail customer in line with regulatory guidelines and limit the amount of our total exposure secured by particular securities. We lend only against shares in book-entry (dematerialized) form, which ensures that we obtain perfected and first-priority security interests. The minimum margin for lending against shares is prescribed by the RBI.

We also offer loans which primarily include overdrafts against time deposits, health care equipment financing loans, tractor loans, loans against gold and ornaments, loans to self-help groups and small loans to farmers.

Loan Assignments

We purchase loan portfolios, generally in India, from other banks, financial institutions and financial companies, which are similar to asset-backed securities, except that such loans are not represented by PTCs. Some of these loans also qualify toward our directed lending obligations.

Kisan Gold Card (Agri Loans)

Under the Kisan Gold Card, funds are extended to farmers in accordance with the RBI’s Kisan Credit Card (KCC) scheme in order to assist the farmers in financing certain farming expenses, such as the production of crops, post-harvest repair and maintenance and the domestic consumption needs of the farmers. The amount of funding available is based on the farmer’s cropping pattern, the amount of land under utilization and the scale of financing and asset costs. The Bank offers both cash credit and term loan facilities under this product.

Loans Against Gold Jewelry

We offer loans against gold jewelry to specific customer segments, including women and farmers. Such loans are offered with monthly interest payments and a bullet maturity. These loans also have margin requirements in the event of a decrease in the value of the gold collateral due to fluctuations in market prices of gold. Loans against gold jewelry are also extended to existing auto loan, personal loan or home loan customers in order to cater to their additional funding needs.

Retail Deposit Products

Retail deposits provide us with a low cost, stable funding base and have been a key focus area for us since commencing operations. Retail deposits represented approximately 78.2% of our total deposits as of March 31, 2014 and 81.1% of our total deposits as of September 30, 2014. The following chart shows the value of our retail deposits by our various deposit products as at March 31, 2014 and September 30, 2014.

	At March 31, 2014				At September 30, 2014
	Value (in millions)			% of total	Value (in millions)			% of total
Savings	Rs. 1,007,857.6	US$	16,797.6	35.1%	Rs. 1,080,441.2	US$	17,449.0	34.1%
Current	352,581.5		5,876.4	12.3%	359,726.1		5,809.5	11.4%
Time	1,507,758.6		25,129.3	52.6%	1,724,585.0		27,851.8	54.5%
Total	Rs. 2,868,197.7	US$	47,803.3	100.0%	Rs. 3,164,752.3	US$	51,110.3	100.0%

Our individual retail account holders have access to the benefits of a wide range of direct banking services, including debit and ATM cards, access to internet and phone banking services, access to our growing branch and ATM network, access to our other distribution channels and eligibility for utility bill payments and other services. Our retail deposit products include the following:

•	Savings accounts, which are demand deposits, primarily for individuals and trusts.

•	Current accounts, which are non-interest bearing checking accounts designed primarily for business customers. Customers have a choice of regular and premium product offerings with different minimum average quarterly account balance requirements.

•	Time deposits, which pay a fixed return over a predetermined time period.

We also offer special value-added accounts, which offer our customers added value and convenience. These include a time deposit account that allows for automatic transfers from a time deposit account to a savings account, as well as a time deposit account with an automatic overdraft facility.

Other Retail Services and Products

Debit Cards

We had around 17.4 million debit cards outstanding as of March 31, 2014 as compared to 14.1 million as of March 31, 2012. We had 17.9 million debit cards outstanding as of September 30, 2014. The cards can be used at ATMs and point-of-sales terminals in India and in other countries across the world.

Individual Depositary Accounts

We provide depositary accounts to individual retail customers for holding debt and equity instruments. Securities traded on the Indian exchanges are generally not held through a broker’s account or in a street name. Instead, an individual has his own account with a depositary participant. Depositary participants, including us, provide services through the major depositaries established by the two major stock exchanges. Depositary participants record ownership details and effectuate transfers in book-entry form on behalf of the buyers and sellers of securities. We provide a complete package of services, including account opening, registration of transfers and other transactions and information reporting.

Mutual Fund Sales

We offer our retail customers units in most of the large and reputable mutual funds in India. In some cases we earn front-end commissions for new sales and additional fees in subsequent years. We distribute mutual fund products primarily through our branches and our private banking advisors.

Insurance

We have arrangements with HDFC Standard Life Insurance Company Limited and HDFC ERGO General Insurance Company Limited to distribute their life insurance and general insurance products respectively, to our customers. We earn upfront commissions on new premiums collected as well as some trailing income in subsequent years in some cases while the policy is still in force. Our commission income for the fiscal 2014 includes fees (net of service tax) of Rs. 3,375.6 million in respect of life insurance business and Rs. 1,166.9 million in respect of general insurance business.

Investment Advice

We offer our customers a broad range of investment advice, including advice regarding the purchase of Indian debt, equity shares and mutual funds. We provide our high net worth private banking customers with a personal investment advisor who can consult with them on their individual investment needs.

Bill Payment Services

We offer our customers utility bill payment services for leading utility companies, including electricity, telephone and internet service providers. Customers can also review and access their bill details through our direct banking channels. We believe this is a valuable convenience that we offer our customers. We offer these services to customers through multiple distribution channels—ATMs, telephone banking, internet banking and mobile telephone banking.

Corporate Salary Accounts

We offer Corporate Salary Accounts, which allow employers to make salary payments to a group of employees with a single transfer. We then transfer the funds into the employees’ individual accounts and offer them preferred services, such as lower minimum balance requirements. As of September 30, 2014, these accounts constituted 29% of our retail savings deposits by value.

Non-Resident Indian Services

Non-resident Indians are an important target market segment for us given their relative affluence and strong ties with family members in India. Our non-resident deposits amounted to Rs. 622.1 billion as of September 30, 2014. As an accelerated measure to increase foreign currency inflows into the country, the RBI had, in the second half of fiscal 2014, permitted banks in India to raise FCNR (B) deposits within a specified time period and in turn swap them into rupees with the RBI at concessional swap rates. The RBI has exempted these FCNR (B) deposits from the legal reserve requirements. The RBI also permitted exclusion of loans made in India against these FCNR (B) deposits from the ANBC computation for priority sector lending targets. Our time deposits include US$ 3.4 billion deposits raised by us under the RBI window for FCNR deposits.

Retail Foreign Exchange

We purchase foreign currency from and sell foreign currency to retail customers in the form of cash, traveler’s checks, demand drafts, foreign exchange cards and other remittances. We also carry out foreign currency check collections.

Customers and Marketing

Our target market for our retail services is comprised of upper and middle income individuals and high net worth customers. As of September 30, 2014, 16% of our retail deposit customers contributed 78% of our retail deposits. These deposits include the time deposits raised by us under the RBI window for FCNR deposits. We market our products through our branches, telemarketing and a dedicated sales staff for niche market segments. We also use third-party agents and direct sales associates to market certain products and to identify prospective new customers.

Additionally, we obtain new customers through joint marketing efforts with our wholesale banking department, such as our Corporate Salary Account package. We cross-sell many of our retail products to our customers. We also market our auto loan and two-wheeler loan products through joint efforts with relevant manufacturers and distributors.

We have programs that target other particular segments of the retail market. For example, our private and preferred banking programs provide customized financial planning to high net worth individuals. Private banking customers receive a personal investment advisor who serves as their single-point contact and compiles personalized portfolio tracking products, including mutual fund and equity tracking statements. Our private banking program also offers equity investment advisory products. While not as service-intensive as our private banking program, preferred banking offers similar services to a slightly broader target segment. Top revenue-generating customers of our preferred banking program are channeled into our private banking program.

We also have a strong commitment to financial inclusion programs to extend banking services to underserved populations. Our SLI targets lower income individuals to finance their economic activity, and also provide skill training, credit counseling, and market linkages for better price discovery. Through this initiative we reach out to the un-banked and under-banked segments of the Indian population.

Wholesale Banking

Overview

We provide our corporate and institutional clients a wide array of commercial banking products and transactional services.

Our principal commercial banking products include a range of financing products, documentary credits (primarily letters of credit) and bank guarantees, foreign exchange and derivative products, investment banking services and corporate deposit products. Our financing products include loans, overdrafts, bill discounting and credit substitutes, such as commercial papers, debentures, preference shares and other funded products. Our foreign exchange and derivatives products assist corporations in managing their currency and interest rate exposures.

For our commercial banking products, our customers include companies that are part of private sector business houses, public sector enterprises and multinational corporations, as well as small and mid-sized businesses. Our customers also include suppliers and distributors of corporations to whom we provide credit facilities and with whom we thereby establish relationships as part of a supply chain initiative for both our commercial banking products and transactional services. We aim to provide our corporate customers with high quality customized service. We have relationship managers who focus on particular clients and who work with teams that specialize in providing specific products and services, such as cash management and treasury advisory services.

Loans to small and medium enterprises, which are generally in the nature of loans for commercial vehicles, construction equipment and business purposes, are included as part of our retail banking business. We group these loans as part of our retail banking business considering, among other things, the customer profile, the nature of the product, the differing risks and returns, our organization structure and our internal business reporting mechanism. Such grouping ensures optimum utilization and deployment of specialized resources in our retail banking business.

Our principal transactional services include cash management services, capital markets transactional services and correspondent banking services. We provide physical and electronic payment and collection mechanisms to a range of corporations, financial institutions and government entities. Our capital markets transactional services include custodial services for mutual funds and clearing bank services for the major Indian stock exchanges and commodity exchanges. In addition, we provide correspondent banking services, including cash management services and funds transfers, to foreign banks and co-operative banks.

Commercial Banking Products

Commercial Loan Products and Credit Substitutes

Our principal financing products are working capital facilities and term loans. Working capital facilities primarily consist of cash credit facilities and bill discounting. Cash credit facilities are revolving credits provided to our customers that are secured by working capital such as inventory and accounts receivable. Bill discounting consists of short-term loans which are secured by bills of exchange that have been accepted by our customers or drawn on another bank. In many cases, we provide a package of working capital financing that may consist of loans and a cash credit facility as well as documentary credits or bank guarantees. Term loans consist of short-term loans and medium-term loans which are typically loans of up to five years in duration. Approximately 90% of our loans are denominated in rupees with the balance being denominated in various foreign currencies, principally the U.S. dollar.

We also purchase credit substitutes, which are typically comprised of commercial paper and debentures issued by the same customers with whom we have a lending relationship in our wholesale banking business. Investment decisions for credit substitute securities are subject to the same credit approval processes as loans, and we bear the same customer risk as we do for loans extended to these customers. Additionally, the yield and maturity terms are generally directly negotiated by us with the issuer.

The following table sets forth the asset allocation of our commercial loans and financing products by asset type. For accounting purposes, we classify commercial paper and debentures as credit substitutes (which in turn are classified as investments).

	As of March 31,		As of September 30,
	2013	2014	2014	2014
	(in millions)
Gross commercial loans	Rs. 808,742.1	Rs. 1,039,923.6	Rs. 1,091,319.5	US$	17,624.7
Credit substitutes:
Commercial paper	Rs. 39,802.6	Rs. 42,031.6	Rs. 89,114.5	US$	1,439.2
Non-convertible debentures	6,820.0	23,115.5	10,718.7		173.1
Total credit substitutes	Rs. 46,622.6	Rs. 65,147.1	Rs. 99,833.2	US$	1,612.3
Gross commercial loans plus credit substitutes	Rs. 855,364.7	Rs. 1,105,070.7	Rs. 1,191,152.7	US$	19,237.0

While we generally lend on a cash-flow basis, we also require collateral from a large number of our borrowers. As of September 30, 2014, 69.9% of the aggregate principal amount of our gross wholesale loans was secured by collateral (Rs. 328.1 billion in aggregate principal amount of loans were unsecured). However, collateral securing each individual loan may not be adequate in relation to the value of the loan. All borrowers must meet our internal credit assessment procedures, regardless of whether the loan is secured. See “—Risk Management—Credit Risk—Wholesale Credit Risk”.

We price our loans based on a combination of our own cost of funds, market rates, tenor of the loan, our rating of the customer and the overall revenues from the customer. An individual loan is priced on a fixed or floating rate, the pricing is based on a margin that depends on the credit assessment of the borrower. We are required to follow the Base Rate System while pricing our loans. For a detailed discussion of these requirements, see “Supervision and Regulation—Regulations Relating to Making Loans”.

The RBI requires banks to lend to specific sectors of the economy. For a detailed discussion of these requirements, see “Supervision and Regulation—Directed Lending”.

Bill Collection, Documentary Credits and Bank Guarantees

We provide bill collection, documentary credit facilities and bank guarantees for our corporate customers. Documentary credits and bank guarantees are typically provided on a revolving basis. The following table sets forth, for the periods indicated, the value of transactions processed with respect to our bill collection, documentary credits and bank guarantees:

	As of March 31,		As of September 30,
	2013	2014	2014	2014
	(in millions)
Bill collection	Rs. 3,857,516.1	Rs. 3,609,043.4	Rs. 1,692,797.5	US$	27,338.5
Documentary credits	598,307.0	785,059.7	527,733.0		8,522.8
Bank guarantees	245,625.5	275,705.6	91,545.6		1,478.5
Total	Rs. 4,701,448.6	Rs. 4,669,808.7	Rs. 2,312,076.1	US$	37,339.7

Bill collection: We provide bill collection services for our corporate clients in which we collect bills on behalf of a corporate client from the bank of our client’s customer. We do not advance funds to our client until receipt of payment.

Documentary credits: We issue documentary credit facilities on behalf of our customers for trade financing, sourcing of raw materials and capital equipment purchases.

Bank guarantees: We provide bank guarantees on behalf of our customers to guarantee their payment or performance obligations. A small part of our guarantee portfolio consists of margin guarantees to brokers issued in favor of stock exchanges.

Foreign Exchange and Derivatives

Our foreign exchange and derivative product offering to our customers covers a range of products, including foreign exchange and interest rate transactions and hedging solutions, such as spot and forward foreign exchange contracts, forward rate agreements, currency swaps, currency options and interest rate derivatives. These transactions enable our customers to transfer, modify or reduce their foreign exchange and interest rate risks. A specified group of relationship managers from our treasury front office works on such product offerings jointly with the relationship managers from Wholesale Banking.

Forward exchange contracts are commitments to buy or sell foreign currency at a future date at the contracted rate. Currency swaps are commitments to exchange cash flows by way of interest in one currency against another currency and exchange of principal amounts at maturity based on predetermined rates. Rupee interest rate swaps are commitments to exchange fixed and floating rate cash flows in rupees. A forward rate agreement gives the buyer the ability to determine the underlying rate of interest for a specified period commencing on a specified future date (the settlement date) when the settlement amount is determined being the difference between the contracted rate and the market rate on the settlement date. Currency options give the buyer, the right but not an obligation, to buy or sell specified amounts of currency at agreed rates of exchange on or before a specified future date.

We enter into forward exchange contracts, currency options, forward rate agreements, currency swaps and rupee interest rate swaps with our customers, similar to our transactions with inter-bank participants. To support our clients’ activities, we are an active participant in the Indian inter-bank foreign exchange market. We also trade, to a more limited extent, for our own account. We also engage in proprietary trades of interest rate swaps and use them as part of our asset liability management.

The following table presents the aggregate notional principal amounts of our outstanding foreign exchange and derivative contracts with our customers as of March 31, 2012, 2013, 2014, and as of September 30, 2014 together with the fair values on each reporting date.

	As of March 31,								As of September 30,
	2012		2013			2014			2014
	Notional	Fair Value	Notional	Fair Value		Notional	Fair Value		Notional		Fair Value		Notional		Fair Value
	(in millions)
Interest rate swaps and forward rate agreements	Rs. 399,622.3	Rs. 1,496.4	Rs. 372,123.4	Rs.	381.9	Rs. 214,014.0	Rs.	653.5	Rs.	323,066.1	Rs.	78.3	US$	5,217.5	US$	1.3
Forward exchange contracts, currency swaps, currency options and interest rate caps and floors	Rs. 433,469.2	Rs. 8,346.0	Rs. 499,620.6	Rs.	4,216.5	Rs. 543,568.8	Rs.	5,536.3	Rs.	627,646.1	Rs.	1,159.7	US$	10,136.4	US$	18.7

Investment Banking

Our Investment Banking Group offers services in the debt and equity capital markets. The group has arranged financing for clients across sectors including telecom, toll roads, steel, energy, chemicals and cement. The group advised on aggregate issuances of over Rs. 100 billion worth of corporate bonds across public sector undertakings, financial institutions and the Bank’s corporate clients during fiscal 2014. In the advisory business, the Bank advised and closed transactions in capital goods, agrochemicals and the banking, financial services and insurance (BFSI) sector. In the equity capital markets business, the group has advised clients on public offerings and buy-back of shares.

Wholesale Deposit Products

As of September 30, 2014, we had wholesale deposits aggregating over Rs. 739.1 billion, which represented 18.9% of our total deposits. We offer both non-interest bearing current accounts and time deposits. We are allowed to vary the interest rates on our wholesale deposits based on the size of the deposit (for deposits greater than Rs. 10.0 million) so long as the rates booked on a day are the same for all customers of that deposit size for that maturity. See “Selected Statistical Information” for further information about our total deposits.

Transactional Services

Cash Management Services

We provide cash management services in India. Our services make it easier for our corporate customers to expedite inter-city check collections, make payments to their suppliers more efficiently, optimize liquidity and reduce interest costs. In addition to benefiting from the cash float, which reduces our overall cost of funds, we may also earn commissions for these services.

Our primary cash management service is check collection and payment. Through our electronically linked branch network, correspondent bank arrangements and centralized processing, we can effectively provide nationwide collection and disbursement systems for our corporate clients. This is especially important because there is no nationwide payment system in India, and checks must generally be returned to the city from which written, in order to be cleared. Because of mail delivery delays and the variations in city-based inter-bank clearing practices, check collections can be slow and unpredictable, and can lead to uncertainty and inefficiencies in cash management. We believe we have a strong position in this area relative to most other participants in this market.

Our wholesale banking clients also use our cash management services. These clients include Indian private sector companies, public sector undertakings and multinational companies. We also provide these services to Indian insurance companies, mutual funds, brokers, financial institutions and various government entities.

We have also implemented a straight-through processing solution to link our wholesale banking and retail banking systems. This has led to reduced manual intervention in transferring funds between the corporate accounts which are in the wholesale banking system and beneficiary accounts residing in retail banking systems. This initiative helps reduce transaction costs. We have a large number of commercial clients using our corporate Internet banking for financial transactions with their vendors, dealers and employees who bank with us.

Clearing Bank Services for Stock and Commodity Exchanges

We serve as a cash-clearing bank for major stock and commodity exchanges in India, including the National Stock Exchange of India Limited and the BSE Limited. As a clearing bank, we provide the exchanges or their clearing corporations with a means for collecting cash payments due to them from their members or custodians and a means of making payments to these institutions. We make payments once the broker or custodian deposits the funds with us. In addition to benefiting from the cash float, which reduces our overall cost of funds, in certain cases we also earn commissions on such services.

Custodial Services

We provide custodial services principally to Indian mutual funds, as well as to domestic and international financial institutions. These services include safekeeping of securities and collection of dividend and interest payments on securities. Most of the securities under our custody are in book-entry (dematerialized) form, although we provide custody for securities in physical form as well for our wholesale banking clients. We earn revenue from these services based on the value of assets under safekeeping and the value of transactions handled.

Correspondent Banking Services

We act as a correspondent bank for co-operative banks, co-operative societies and foreign banks. We provide cash management services, funds transfers and services, such as letters of credit, foreign exchange transactions and foreign check collection. We earn revenue on a fee-for-service basis and benefit from the cash float, which reduces our overall cost of funds.

We are well positioned to offer this service to co-operative banks and foreign banks in light of the structure of the Indian banking industry and our position within it. Co-operative banks are generally restricted to a particular state and foreign banks have limited branch networks. The customers of these banks frequently need services in other areas of the country where their own banks cannot provide. Because of our technology platforms, our geographical reach and the electronic connectivity of our branch network, we can provide these banks with the ability to provide such services to their customers.

Tax Collections

We have been appointed by the Government of India to collect direct taxes. In the first half of fiscal 2015, we collected Rs. 792 billion of direct taxes for the Government of India. We are also appointed to collect sales, excise and service tax within certain jurisdictions in India. In the first half of fiscal 2015, we collected Rs. 370 billion of such indirect taxes for the Government of India and relevant state governments. We earn a fee from the Government of India for each tax collection and benefit from the cash float. We hope to expand our range of transactional services by providing more services to government entities.

Treasury

Overview

Our treasury group manages our balance sheet, including our maintenance of reserve requirements and the management of market and liquidity risk. Our treasury group also provides advice and execution services to our corporate and institutional customers with respect to their foreign exchange and derivatives transactions. In addition, our treasury group seeks to optimize profits from our proprietary trading, which is principally concentrated on Indian government securities.

Our client-based activities consist primarily of advising corporate and institutional customers and transacting spot and forward foreign exchange contracts and derivatives. Our primary customers are multinational corporations, large and medium sized domestic corporations, financial institutions, banks and public sector undertakings. We also advise and enter into foreign exchange contracts with some small companies and non-resident Indians.

The following describes our activities in the foreign exchange and derivatives markets, domestic money markets and debt securities desk and equities market. See also “—Risk Management” for a discussion of our management of market risk.

Foreign Exchange and Derivatives

We enter into forward exchange contracts, currency options, forward rate agreements, currency swaps and rupee interest rate swaps with inter-bank participants. To support our clients’ activities, we are an active participant in the Indian inter-bank foreign exchange market. We also trade, to a more limited extent, for our own account. We also engage in proprietary trades of rupee-based interest rate swaps and use them as part of our asset liability management. Forward exchange contracts are commitments to buy or sell foreign currency at a future date at the contracted rate. Currency swaps are commitments to exchange cash flows by way of interest in one currency against another currency and exchange of principal amounts at maturity based on predetermined rates. Rupee interest rate swaps are commitments to exchange fixed and floating rate cash flows in rupees. A forward rate agreement gives the buyer the ability to determine the underlying rate of interest for a specified period commencing on a specified future date (the settlement date) when the settlement amount is determined being the difference between the contracted rate and the market rate on the settlement date. Currency options give the buyer, the right but not an obligation, to buy or sell specified amounts of currency at agreed rates of exchange on or before a specified future date.

The following table presents the aggregate notional principal amounts of our outstanding foreign exchange and derivative inter-bank contracts as of March 31, 2012, 2013, 2014, and as of September 30, 2014 together with the fair values on each reporting date.

	As of March 31,						As of September 30,
	2012		2013		2014		2014
	Notional	Fair Value	Notional	Fair Value	Notional	Fair Value	Notional	Fair Value	Notional		Fair Value
	(in millions)
Interest rate swaps and forward rate agreements	Rs.1,952,713.1	Rs.(2,114.6)	Rs.1,708,376.9	Rs.(2,274.6)	Rs.1,558,644.7	Rs.(2,127.8)	Rs. 1,248,270.8	Rs. (934.8)	US$	20,159.4	US$	(15.1)
Forward exchange contracts, currency swaps, currency options and interest rate caps and floors	Rs.5,489,502.9	Rs.2,465.8	Rs.4,179,952.9	Rs.1,099.5	Rs.4,447,254.1	Rs.14,241.0	Rs. 6,534,175.7	Rs. 8,477.2	US$	105,526.2	US$	136.9

Domestic Money Market and Debt Securities Desk

Our principal activity in the domestic money market and debt securities market is to ensure that we comply with our reserve requirements. These consist of a cash reserve ratio, which we meet by maintaining balances with the RBI, and a statutory liquidity ratio, which we meet by purchasing Indian government securities. See also “Supervision and Regulation—Legal Reserve Requirements”. Our local currency desk primarily trades Indian government securities for our own account. We also participate in the inter-bank call deposit market and engage in limited trading of other debt instruments.

Equities Market

We trade a limited amount of equities of Indian companies for our own account. As of September 30, 2014, we had an internal aggregate approved limit of Rs 300 million for market purchases and Rs. 100 million (defined as a sub-limit of the aggregate approved limit) for primary purchases of equity investments for proprietary trading. Our exposure as of September 30, 2014 was within the said limits. We set limits on the amount invested in any individual company as well as stop-loss limits

Distribution Channels

We deliver our products and services through a variety of distribution channels, including branches, ATMs, telephone and mobile telephone banking and internet banking.

Branches

As of September 30, 2014, we had an aggregate of 3,600 branches covering 2,272 cities and towns. All of our branches are electronically linked so that our customers can access their accounts from any branch regardless of where they have their accounts.

Almost all of our branches focus exclusively on providing retail services and products, though a few also provide wholesale banking services. The range of products and services available at each branch depends in part on the size and location of the branch. We offer various banking services to our customers through our arrangements with correspondent banks and exchange houses in overseas locations.

As part of its branch licensing conditions, the RBI requires that at least 25% of all incremental branches added during the year must be located in unbanked rural areas. A rural area is defined as a center with a population of less than 10,000 (based on the 2001 census conducted by the Government of India). As of September 30, 2014, 424 of our branches were in unbanked areas. With the objective of liberalizing and rationalizing the branch licensing process, the RBI, effective October 2013, granted general permission to banks like us to open branches in Tier 1 to Tier 6 centers, subject to reporting to the RBI and prescribed conditions. See the section “Supervision and Regulation”. We offer various banking services to our customers through our arrangements with correspondent banks and exchange houses in overseas locations.

We have representative offices in the United Arab Emirates and Kenya and have a wholesale banking branch in Bahrain. We have a full service banking branch in Hong Kong. In August 2014, we opened a branch in the Dubai International Financial Center (DIFC) in Dubai, where certain activities such as arranging credit or deals in investments, advising on financial products or credit and arranging custodian services will be carried out. Through these branches, we provide services to Indian corporates and their affiliates to cater to their international banking requirements, as well as to retail customers.

Automated Teller Machines

As of September 30, 2014, we had a total of 11,515 ATMs, of which 4,808 were located at our branches or extension counters and 6,707 were located off site, including at large residential developments, or on major roads in metropolitan areas.

Customers can use our ATMs for a variety of functions, including withdrawing cash, monitoring bank balances, depositing cash / checks and paying utility bills. Customers can access their accounts from any of the HDFC Bank ATMs or non-HDFC Bank ATMs. ATM cards issued by other banks in the Plus, Cirrus and Amex networks can be used in our ATMs and we receive a fee for each transaction. Our debit cards can be used on ATMs of other banks while our ATM cards can be used on most of the ATM networks.

Telephone Banking

We provide telephone banking services to our customers in 2,270 cities and towns. Customers can access their accounts over the phone through our 24-hour automated voice response system and can order check books, conduct balance inquiries and order stop payments on checks. In select cities, customers can also engage in financial transactions (such as cash transfers, opening deposits and ordering demand drafts). In certain cities, we also have staff available during select hours to assist customers who want to speak directly to one of our telephone bankers.

Mobile Banking

Our mobile banking platform offers “anytime, anywhere” banking services to our customers through handheld devices, such as smartphones and basic feature phones. Using our mobile banking platform, customers can perform enquiry based non-financial transactions such as balance enquiries, requests for account statements and requests for mini-statements of their transactions etc. We offer our customers the ability to carry out financial transactions from their mobile phone using “ngpay”. Customers can carry out financial transactions, such as transferring funds within and outside the Bank and mobile commerce using their HDFC Bank account by downloading this application on their mobile phones. Mobile banking is available across several mobile operating systems, including Android, iOS, Windows and Blackberry.

Internet Banking

Our “net banking” seeks to be a “virtual manifestation” of a physical branch. Through our net banking channel, customers can perform various transactions, such as access account information, track transactions, order check books, request stop check payments, transfer funds between accounts and to third parties who maintain accounts with us, open fixed deposits, give instructions for the purchase and sale of units in mutual funds, pay bills and make demand draft requests. We encourage customer use of our internet banking service by offering some key services for free or at a lower cost.

Risk Management

Risk is inherent in our business and sound risk management is critical to our success. The major types of risk we face are credit risk, market risk, liquidity risk, interest rate risk and operational risk. We have developed and implemented comprehensive policies and procedures to identify, assess, monitor and manage our risk.

Credit Risk

Credit risk is the possibility of loss due to the failure of any counterparty to abide by the terms and conditions of any financial contract with us. We identify and manage this risk through (a) our target defined markets, (b) our credit approval process, (c) our post-disbursement monitoring and (d) our remedial management procedures.

Retail Credit Risk

We offer a range of retail products, such as auto loans, personal loans, credit cards, business banking, two-wheeler loans, loans against securities, commercial vehicle loans. Our retail credit policy and approval process are designed for the fact that we have high volumes of relatively homogeneous, small value transactions in retail loans. There are product programs for each of these products, which define the target markets, credit philosophy and process, detailed underwriting criteria for evaluating individual credits, exception reporting systems and individual loan exposure caps.

For individual customers to be eligible for a loan, minimum credit parameters, so defined, are to be met for each product. Any deviations need to be approved at the designated levels. The product parameters have been selected based on the perceived risk characteristics specific to the product. The quantitative parameters considered include income, residence stability, the nature of the employment/business, while the qualitative parameters include accessibility and profile. Our credit policies/product programs are based on a statistical analysis of our own experience and industry data, in combination with the judgment of our senior officers.

The retail credit risk team manages credit risk in retail assets and has the following constituents:

(a) Central Risk Unit: The central risk unit drives credit risk management centrally for retail assets. It is responsible for formulating policies and evaluates proposals for launch of new products and new geographies. The central risk unit also conducts periodic reviews that cover portfolio management information system (MIS), credit MIS and post-approval reviews. The product risk teams conduct detailed studies on portfolio performance in each customer segment.

(b) Retail Underwriting: This unit is primarily responsible for approving individual credit exposures and ensuring portfolio composition and quality. The unit ensures implementation of all policies/procedures, as applicable.

(c) Risk Intelligence and Control: This unit is responsible for sampling of documents to ensure prospective borrowers with fraudulent intent are prevented from availing themselves of loans. The unit initiates market reference checks to avoid recurrence of frauds and financial losses.

(d) Retail Collections Unit: This unit is responsible for remedial management of problem exposures in retail assets. The collections unit uses specific strategies for various segments and products for remedial management.

We mine data on our borrower account behavior as well as static data regularly to monitor the portfolio performance of each product segment regularly, and use these as inputs in revising our product programs, target market definitions and credit assessment criteria to meet our twin objectives of combining volume growth and maintenance of asset quality.

Our retail loans are generally secured by a charge on the asset financed (vehicle loans, property loans and loans against gold and securities). Retail business banking loans are secured with current assets as well as immovable property and fixed assets in some cases. However, collateral securing each individual loan may not be adequate in relation to the value of the loan. If the customer fails to pay, we would, as applicable, liquidate collateral and/or set off accounts. In most cases we obtain direct debit instructions or post-dated checks from the customer. It is a criminal offense in India to issue a bad check.

Wholesale Credit Risk

The wholesale credit risk team, within the Credit & Market Risk Group, is primarily responsible for implementing the credit risk strategy approved by the Board, developing procedures and systems for managing credit risk, carrying out an independent assessment of credit risk, approving individual credit exposures and ensuring portfolio composition and quality. In addition to the credit approval process, there is also an independent framework for the review and approval of credit ratings.

For our wholesale banking products, we target leading private businesses and public sector enterprises in the country, subsidiaries of multinational corporations and leaders in the Small and Medium Enterprises (SME) segment. We also have product specific offerings for entities engaged in the capital markets and commodities businesses.

We consider credit risk of counter-party comprehensively, and thus, our credit policies and procedures apply to not only credit exposures but also credit substitutes and contingent exposures. Our Credit Policies & Procedure Manual and Credit Program (Credit Policies) are central in controlling credit risk in various activities and products. These articulate our credit risk strategy and thereby the approach for credit origination, approval and maintenance. The Credit Policies generally address such areas as target markets, portfolio mix, prudential exposure ceilings, concentration limits, price and non-price terms, structure of limits, approval authorities, exception reporting system, prudential accounting and provisioning norms. Each credit is evaluated by the business units against the credit standards prescribed in our Credit Policies. They are then subjected to a greater degree of risk analysis based on product type and customer profile by credit risk specialists in the Credit & Market Risk Group.

We have in place a process of risk grading each borrower according to its financial health and the performance of its business and each borrower is graded on an alphanumeric rating scale of HDB 1 to HDB 10 (HDB 1 indicating the highest and HDB 10 the lowest rating; we further classify HDB 1 to HDB 7 as “investment grade” ratings, while HDB 8 or lower are classified as “non-investment grade” ratings). We have specific models applicable to each significant segment of wholesale credit (e.g. large corporate, SME—manufacturing, SME—Services and NBFCs). Each model assesses the overall risk over four major categories—industry risk, business risk, management risk and financial risk. The aggregate weighted score based on the assessment under each of these four risk categories, correspond to a specific alphanumeric rating.

Based on what we believe is an adequately comprehensive risk assessment, credit exposure limits are set on individual counterparties. These limits take into account the overall potential exposure on the counterparty, be it on balance sheet or off balance sheet, across the banking book and the trading book, including foreign exchange and derivatives exposures. These are reviewed in detail at annual or more frequent intervals.

We do not extend credit on the judgment of one officer alone. Our credit approval process is based on a three approval system that combines credit approval authorities and discretionary powers. The required three approvals are provided by credit approvers who derive their authority from their credit skills and experience. The level for approval of a credit varies depending upon the grading of the borrower, the quantum of facilities required and whether we have been dealing with the customer by providing credit facilities in the past. Thus, initial approvals would typically require a higher level of approval for a borrower with the same grading and for sanctioning the same facility.

To ensure adequate diversification of risk, concentration limits have been set up in terms of:

(a) Borrower/business group: Exposure to a borrower/business group is subject to the general ceilings established by the RBI from time to time, or specific approval by RBI. The exposure-ceiling limit for a single borrower is 15% of a bank’s capital funds. This limit may be exceeded by an additional 5% (i.e. up to 20%) provided the additional credit exposure is on account of lending to infrastructure projects. The exposure-ceiling limit in the case of a borrower group is 40% of the bank’s capital funds. This limit may be exceeded by an additional 10% (i.e. up to 50%) provided the additional credit exposure is on account of extensions of credit for infrastructure projects. In addition to the above exposure limit, a bank may, in exceptional circumstances, with the approval of its board, consider increasing its exposure to a borrower up to an additional 5% of its capital funds. For certain blue chip clients and reputed groups or in particular for entities whose borrowings / bonds qualify as Priority Sector Lending, a bank may approach the RBI for single/group borrower ceilings higher than the prescribed limits. Exposures (both lending and investment, including off balance sheet exposures) of a bank to a single Non-Banking Finance Company (NBFC)/NBFC—Asset Financing Company (AFC)/NBFC—Infrastructure Finance Company (IFC) should not exceed 10%, 15% and 15% respectively of the bank’s capital funds. The bank may, however, assume exposures on a single NBFC /NBFC-AFC /NBFC-IFC, up to 15%, 20% and 20% respectively, of its capital funds, provided the exposure in excess of 10%, 15% and 15% specified earlier is on account of funds on-lent by the NBFC/NBFC-AFC/NBFC-IFC to the infrastructure sector.

(b) Industry: Exposure to any one industry cannot exceed 12% of aggregate exposures—for this purpose advances and investments as well as non-fund based exposures are aggregated. Retail advances are exempt from such ceiling. Further, exposure to banks and state sponsored financial institutions is capped at a level of 25%.

(c) Risk grading: In addition to the exposure ceilings described above, we have set quantitative ceilings on aggregate funded plus non-funded exposure (excluding retail assets) specific to each risk rating category at the portfolio level.

While we primarily make our credit decisions on a cash flow basis, we also obtain security for a significant portion of credit facilities extended by us as a second potential remedy. This can take the form of a floating charge on the movable assets of the borrower or a (first or residual) charge on the fixed assets and properties owned by the borrower. We may also require guarantees and letters of support from the flagship companies of the group in cases where facilities are granted based on our comfort level or relationship with the parent company.

We have a process for regular monitoring of all accounts at several levels. These include periodic calls on the customer, plant visits, credit reviews and monitoring of secondary data. These are designed to detect any early warning signals of deterioration in credit quality so that we can take timely corrective action.

The RBI restricts us from lending to companies with which we have any directors in common. Also, the RBI directs a portion of our lending to certain specified sectors (Priority Sector Lending). See the section “Supervision and Regulation”.

Market Risk

Market risk refers to the potential loss on account of adverse changes in market variables or other risk factors which affect the value of financial instruments which we hold. The financial instruments may include investment in money market instruments, debt securities (such as gilts, bonds, PTCs, etc.), equities, foreign exchange products and derivative instruments (linear as well as non-linear products).

The market variables which affect the valuation of these instruments typically include interest rates, equity prices, commodity prices, exchange rates and volatilities. Any change in the relevant market risk variable has an adverse or favorable impact on the valuation depending on the direction of the change and the type of position held (long or short). While the positions are taken with a view to earning from the upside potential, there is always a possibility of downside risk. Thus, we have to constantly review the positions to ensure that the risk on account of such positions is within our overall risk appetite. Our risk appetite is set through a pre-approved Treasury limits package that includes equity trading limits as well as specific trading limits, Counterparty Exposure limit and Asset Liability Management (ALM) limit. The process for monitoring and review of risk exposure is outlined in the various risk policies.

Our Board of Directors has delegated the responsibility for market risk management of the balance sheet on an ongoing basis to the asset liability committee. This committee, which is chaired by the Managing Director and includes the heads of the business groups, meets every other week and more often when conditions require. The committee reviews the product pricing for deposits and assets as well as the maturity profile and mix of our assets and liabilities. It articulates the interest rate view and decides on future business strategy with respect to interest rates. It reviews and sets funding policy and also reviews developments in the markets and the economy and their impact on the balance sheet and business. Finally, it ensures adherence to ALM market risk limits and decides on the inter-segment transfer pricing policy.

The market risk department formulates procedures for portfolio risk valuation, assesses market risk factors along with the trading portfolio and recommends various market risk controls and limits for the treasury and investment banking portfolios. The treasury mid-office is responsible for monitoring and reporting market risks arising from the trading desks. The Market Data Cell in the mid-office maintains market data and also verifies the rates submitted by the Treasury Front Office for polling of various benchmarks. The financial control department is responsible for collecting data, preparing regulatory and analytical reports and monitoring whether the interest rate and other policies and limits established by the asset liability committee are being observed. Our treasury group also assists in implementing our asset liability strategy and in providing information to the asset liability committee.

Policies and Procedures—Trading and Asset Liability Management Risks

The following sections briefly describe our policies and procedures with respect to trading risk (price risk) and asset liability management risk (interest rate risk in the banking book and liquidity risk).

Trading Risk

Trading risk is the risk arising from price fluctuations due to market factors, such as changes in interest rates, equity prices, commodity prices, exchange rates and the variations in their implied volatilities in respect of the trading portfolio held by the Bank. The trading portfolio includes holdings in the held-for-trading and available-for-sale-portfolios, as per the RBI guidelines and consists of positions in bonds, securities, currencies, interest rate swaps, cross currency interest rate swaps and currency options.

The trading risk is managed by putting in place a sound process for price validation and by setting various limits, such as Value at Risk (VaR), Stop Loss Trigger Level (SLTL), Price Value per basis point (PV01), Option Greek limits and Position Limits, namely, Intraday and Net Overnight Open Position (NOOP) as well as Gap limits (Aggregate and Individual Gap limits), which are set in the Treasury Limits Package which also includes the equity trading limits. In addition, deal size limit is prescribed for foreign exchange deals traded on trading platforms, with the exception of specific position and exposure limits in exchange traded currency and interest rate derivatives.

The Treasury Limits and equity limits are recommended by management for approval to the Board of Directors. The limits are reviewed annually or more frequently (depending on market conditions) or upon introduction of new products.

The Market Risk policy sets the framework for market risk monitoring. The risk on account of semi-liquid or illiquid positions in trading is recognized in the Non-Standard Product policy. The Non-Standard Product Policy stipulates requirements for case specific evaluation of risk exposure in respect of non-standard products (that is, products which are not part of the standard product list decided by Treasury and the Market Risk Department). In addition, the stress testing policy prescribes the stress scenarios that are applied on the outstanding trading positions to recognize and analyze the impact of the stress conditions on the trading portfolio. Stress tests are based on historical scenarios as well as on sensitivity factors which also comprise judgmental potential scenarios.

Price validation is conducted by the Treasury Analytics team, is reviewed by the market risk department and governed by the model validation policy approved by the Board of Directors.

Asset Liability Management (ALM)

The ALM risk management process consists of management of Liquidity Risk and Interest Rate Risk in the Banking Book (IRRBB). Liquidity risk is the risk that the Bank may not be able to fund increases in assets or meet obligations as they come due without incurring unacceptable losses. IRRBB refers to the potential adverse financial impact on the Bank’s banking book from changes in interest rates. The banking book is comprised of assets and liabilities that are incurred to create a steady income flow or to fulfill statutory obligations. Such assets and liabilities are generally held till maturity. The Bank carries various assets, liabilities and off-balance sheet items across markets, maturities and benchmarks, exposing it to risks from changing interest rates. The Bank’s objective is to maintain liquidity risk and IRRBB within tolerable limits.

Structure and Organization

The ALM risk management process of the Bank operates in the following hierarchical manner:

Board of Directors

The Board has the overall responsibility for management of liquidity and interest rate risk. The Board decides the strategy, policies and procedures of the Bank to manage liquidity and interest rate risk, including setting the risk tolerance/limits and reviewing the results of stress tests.

Risk Policy & Monitoring Committee of the Board (RPMC)

The RPMC is responsible for evaluating the overall risks faced by the Bank, including liquidity risk and interest rate risk. The RPMC also addresses the potential interaction of liquidity risk and interest rate risk with other risks faced by the Bank.

Asset Liability Committee (ALCO)

The ALCO is the decision-making unit responsible for ensuring adherence to the risk tolerance/limits set by the Board, as well as implementing the Bank’s liquidity and interest rate risk management strategy in line with the Bank’s risk management objectives and risk tolerance. The ALCO is also responsible for balance sheet planning from a risk-return perspective, including strategic management of interest rate and liquidity risks. The role of the ALCO includes the following:

•	product pricing for deposits and customer assets;

•	deciding the desired maturity profile and mix of incremental assets and liabilities;

•	articulating the Bank’s interest rate view and deciding on its future business strategy;

•	reviewing and articulating funding strategy;

•	ensuring adherence to the limits set by the Board of Directors;

•	determining the structure, responsibilities and controls for managing liquidity and interest rate risk;

•	ensuring operational independence of risk management function;

•	reviewing stress test results; and

•	deciding on the transfer pricing policy of the Bank.

There are also certain internal ALM operational groups which support the ALM organization.

Risk Measurement Systems and Reporting

Liquidity risk is measured using the flow approach and the stock approach. The flow approach involves comprehensive tracking of cash flow mismatches whereas the stock approach involves the measurement of critical ratios in respect of liquidity risk. Analysis of liquidity risk also involves examining how funding requirements are likely to be affected under crisis scenarios. The Bank has a Board-approved liquidity stress framework, which is guided by regulatory instructions. In addition, the Bank has an extensive intraday liquidity risk management framework for monitoring intraday positions during the day.

IRRBB is measured and controlled using both Earnings Perspective (Traditional Gap Analysis) and Economic Value Perspective (Duration Gap Analysis). Earnings Perspective measures the sensitivity of net interest income to changes in the interest rate over the next 12 months. It involves the bucketing of rate-sensitive assets, liabilities and off-balance sheet items as per the residual maturity/re-pricing date in various time bands, and computing the change in income under a 200 basis point upward and downward rate shock over a one-year period. Economic Value Perspective calculates the change in the present value of the Bank’s expected cash flows for a 200 basis point upward and downward rate shock. The Bank also undertakes periodic stress testing for its banking book. This provides a measure with which to assess the Bank’s financial standing from extreme but plausible interest rate fluctuations. The stress testing framework has been approved by the Board.

Operational Risk Management

Operational risk is risk of loss resulting from inadequate or failed internal processes, people and systems or from external events. The way operational risk is managed has the potential to positively or negatively impact the Bank’s customers, financial performance and reputation. The Bank has put in place a Board-approved governance and organizational structure with clearly defined roles and responsibilities to mitigate operational risk arising out of the Bank’s business and operations.

Organizational Structure for Managing Operational Risk

The RPMC reviews and recommends to the Board of Directors the overall operational risk management framework for the Bank. The Operational Risk Management Committee, which is headed by the Deputy Managing Director and consists of senior management functionaries including the Chief Risk Officer, Group Head–Audit, Group Head–Operations and senior representatives from all the relevant business verticals, oversees the implementation of the operational risk management framework approved by the Board. An independent operational risk management department is responsible for implementation of the framework across the Bank. The operational risk management policy stipulates the roles and responsibilities of employees, business units, operations and support function in managing operational risk.

Risk Measurement and Monitoring

While the day-to-day operational risk management lies with business lines, operations and support functions, the operational risk management department is responsible for designing tools and techniques for identification and monitoring of operational risk across the Bank consistent with the framework approved by the Board. The unit also ensures operational risk exposures are captured and reported to the relevant levels of the management for initiating suitable risk mitigations in order to contain operational risk exposures within acceptable levels. The internal audit department provides independent assurance of the effectiveness of governance, risk management and internal controls to achieve the Bank’s risk management and control objectives.

The Bank applies a number of risk management techniques to effectively manage operational risks. These techniques include:

•	A bottom-up risk assessment process, Risk Control Self-Assessment, to identify high risk areas so that the Bank can initiate timely remedial measures. This assessment is conducted half-yearly to update senior management of the risk level across the Bank.

•	The employment of key risk indicators to alert the Bank of impending problems in a timely manner. The key risk indicators allow monitoring of the control environment as well as operational risk exposures and also trigger risk mitigation actions.

•	Subjecting material operational risk losses to a detailed risk analysis in order to identify areas of risk exposure and gaps in controls, based on which appropriate risk mitigating actions are initiated.

•	Conducting a scenario analysis annually to derive information on hypothetical severe loss situations. The Bank uses that information for risk management purposes, as well as for analyzing the possible financial impact.

•	Periodic reporting of risk assessment and monitoring to senior management to ensure timely actions are initiated at all levels.

Capital Requirement

The Bank has devised an operational risk measurement system compliant with an advanced measurement approach for estimating operational risk capital for the standalone bank. The Bank has submitted a detailed application to the RBI for migration to the advanced measurement approach. At present, the Bank follows the basic indicator approach to estimating operational risk capital.

Competition

We face intense competition in all of our principal lines of business. Our primary competitors are large public sector banks, other private sector banks, foreign banks and, in some product areas, non-banking financial institutions. In February 2013, the RBI issued guidelines for the entry of new banks in the private sector, including eligibility criteria, capital requirements, shareholding structure, business plan and corporate governance practices. The RBI received approximately 26 applications for new bank licenses including from some of the largest business groups in India. After review of the applications received, the RBI provided in-principle approvals to two of the applicants, IDFC Limited and Bandhan Financial Services Private Limited, in April 2014 which are valid for a period of 18 months, during which the new banks will have to be set up. The RBI will grant these new banks a license to commence banking operations after being satisfied that the applicants have complied with the conditions established as part of the in-principle approval.

Retail Banking

In retail banking, our principal competitors are the large public sector banks, which have much larger deposit bases and branch networks than ours, other new generation private sector banks, old generation private sector banks, foreign banks and non-banking finance companies in the case of retail loan products. The retail deposit share of foreign banks is quite small by comparison to the public sector banks. However, some of the foreign banks have a significant presence among non-resident Indians and also compete for non-branch-based products.

In mutual fund sales and other investment related products, our principal competitors are brokers, foreign banks and other new private sector banks.

Wholesale Banking

Our principal competitors in wholesale banking are public and new private sector banks as well as foreign banks. The large public sector banks have traditionally been the market leaders in commercial lending. Foreign banks have focused primarily on serving the needs of multinational companies and Indian corporations with cross-border financing requirements including trade and transactional services and foreign exchange products and derivatives, while the large public sector banks have extensive branch networks and large local currency funding capabilities.

Treasury

In our treasury advisory services for corporate clients, we compete principally with foreign banks in foreign exchange and derivatives, as well as public sector banks and new private sector banks in the foreign exchange and money markets business.

Employees

The number of our employees was 68,165 as of March 31, 2014 as compared to 66,076 as of March 31, 2012. The number of our employees was 75,339 as of September 30, 2014. Most of our employees are located in India. We consider our relations with our employees to be good. Further to our acquisition of CBoP in 2008, a few employees of CBoP continue to be part of a labor union. These employees represent less than 1% of our total employee strength.

Our compensation structure has fixed as well as variable pay components. Our variable pay is paid out by way of sales incentives as well as performance linked bonuses.

In addition to basic compensation, employees are eligible to participate in our provident fund and other employee benefit plans. The provident fund, to which both we and our employees contribute, is a savings scheme, required by government regulation, under which the fund is required to pay to employees a minimum annual return, which at present is 8.75%. If such return is not generated internally by the fund, we are liable for the difference. Our provident fund has generated sufficient funds internally to meet the annual return requirement since inception of the fund. We have also set up a superannuation fund to which we contribute defined amounts. We also contribute specified amounts to a pension fund in respect of certain of our erstwhile CBoP employees. In addition, we contribute specified amounts to a gratuity fund set up pursuant to Indian statutory requirements.

We focus on training our employees on a continuous basis. We have a training center in Mumbai, where we conduct regular training programs for our employees. Management and executive trainees generally undergo up to eight-week training modules covering most aspects of banking. We offer courses conducted by both internal and external faculty. In addition to ongoing on-the-job training, we provide employees courses in specific areas or specialized operations on an as-needed basis.

Properties

Our registered office and corporate headquarters is located at HDFC Bank House, Senapati Bapat Marg, Lower Parel, Mumbai 400 013, India. In addition to the corporate office, we have administrative offices in most of the metros and some other major cities in India.

As of September 30, 2014, we had a network consisting of 3,600 branches and 11,515 ATMs, including 6,707 at non-branch locations. These facilities are located throughout India with the exception of three branches which are located in Bahrain, Hong Kong and Dubai. We also have representative offices in the United Arab Emirates and Kenya.

Intellectual Property

We utilize a number of different forms of intellectual property in our business including our HDFC Bank brand and the names of the various products we provide to our customers. We believe that we currently own, have licensed or otherwise possess the rights to use, all intellectual property and other proprietary rights, including all trademarks, domain names, copyrights, patents and trade secrets used in our business.

Legal Proceedings

We are involved in a number of legal proceedings in the ordinary course of our business, including certain spurious or vexatious proceedings with significant financial claims present on the face of the complaint but that we believe lack any merit based on the historical dismissals of similar claims. Accordingly, we believe there are currently no legal proceedings, which if adversely determined, might materially affect our financial condition or the results of our operations.

USE OF PROCEEDS

The gross proceeds from the offering are expected to be approximately U.S.$1,270,720,000. The net proceeds from the offering, after deducting fees and commissions of the offering, are expected to be approximately U.S.$1,253,340,000 (Net Proceeds). Subject to compliance with applicable laws and regulations, we intend to use the Net Proceeds of the offering, together with the net proceeds of the QIP of approximately Rs.19,849,999,518 for meeting capital requirements in accordance with the capital adequacy norms and ensuring adequate capital to support growth and expansion, including enhancing our solvency and capital adequacy ratio and general corporate purposes.

CAPITALIZATION

The following table sets forth our capitalization as of September 30, 2014 prepared in accordance with U.S. GAAP in Indian rupees and, for convenience, in U.S. dollars:

•	on an actual basis;

•	on an as adjusted basis to give effect to this offering of 22,000,000 ADSs to generate gross proceeds of approximately U.S.$1,270,720,000; and

•	the as adjusted figures below also give effect to the offering of equity shares in the QIP concurrent with this offering.

You should read this capitalization table together with “Selected Financial and Other Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and related notes included or incorporated by reference in the accompanying prospectus. Other than as disclosed in this prospectus supplement, there has been no material change in our capitalization and indebtedness since September 30, 2014:

	As of September 30, 2014
	Actual				As Adjusted
	(in millions)
Indebtedness
Deposits	Rs.	3,903,866.4	U.S.$	63,047.0	Rs.	3,903,866.4	U.S.$	63,047.0
Securities sold under repurchase agreements		15,000.0		242.2		15,000.0		242.2
Short-term borrowings		104,571.9		1,688.8		104,571.9		1,688.8
Subordinated debt		172,774.0		2,790.3		172,774.0		2,790.3
Other long-term debt		233,447.4		3,770.1		233,447.4		3,770.1

Total indebtedness		4,429,659.7		71,538.4		4,429,659.7		71,538.4

Shareholders’ equity
Equity shares(1)		4,828.6		78.0		4,998.1		80.7
Additional paid-in capital(2)		282,484.9		4,562.1		379,885.0		6,135.1
Retained earnings		198,781.7		3,210.3		198,781.7		3,210.3
Statutory reserve(3)		91,883.5		1,483.9		91,883.5		1,483.9
Accumulated other comprehensive income(4)		(4,183.7)		(67.6)		(4,183.7)		(67.6)

Total shareholders’ equity		573,795.0		9,266.7		671,364.6		10,842.4

Total capitalization	Rs.	5,003,454.7	U.S.$	80,805.1	Rs.	5,101,024.3	U.S.$	82,380.8

(1)	Rs. 2 par value; 2,750,000,000 shares authorized, 2,414,322,155 shares issued and outstanding; 2,499,066,297 shares issued and outstanding, as adjusted, including this offering and the concurrent offering of equity shares in the QIP. However, it does not give effect to equity shares issued after September 30, 2014 in respect of options exercised.
(2)	Estimated underwriting discounts and commissions payable by us of U.S.$17.4 million or Rs. 1,077.7 million, have been deducted from the gross proceeds of the sale of ADSs pursuant to the offering. In addition, estimated underwriting discounts and commissions payable by us of Rs. 150.0 million have been deducted from the gross proceeds of the sale of equity shares pursuant to the QIP.
(3)	Represents the amounts that are required under Indian law to be appropriated from net income computed as per Indian GAAP and transferred to a statutory reserve, which may not be distributed via dividends.
(4)	Primarily represents unrealized gains and losses on investments available for sale, net of applicable income taxes.

DILUTION

If you invest in the ADSs offered by us in this offering, your interest will be diluted to the extent of the difference between the offering price per ADS set forth on the cover of this prospectus supplement and the net tangible book value per ADS upon the completion of this offering and the concurrent offering of equity shares in the QIP. Dilution results from the fact that the per share offering price of our ADSs is in excess of the book value per ADS attributable to existing shareholders.

As of September 30, 2014, our net tangible book value was Rs. 573.8 billion (U.S.$ 9.3 billion), or U.S.$ 11.51 per ADS. Net tangible book value per ADS represents the book value of our total tangible assets minus our total liabilities, divided by the total number of ADSs that would have been outstanding as of September 30, 2014 if all of our outstanding shares as of such date were represented by ADSs.

After giving effect to (i) the sale of the ADSs sold by us in the offering at the price of US$57.76 per ADS and (ii) after giving effect to the sale of equity shares sold by us in a concurrent offering of equity shares in the QIP and after deducting estimated underwriting discounts and commissions and offering expenses payable by us, but without taking into account any other changes in such tangible book value after September 30, 2014, our net tangible book value per ADS (based on an exchange rate as of January 30, 2015 of Rs. 62.01 = $ 1.00), would increase to U.S.$13.00 per ADS. This represents an immediate increase of U.S.$1.50 per ADS in net tangible book value to holders of our shares outstanding as of September 30, 2014 and an immediate dilution of U.S.$44.76 per ADS in net tangible book value to investors purchasing ADSs in this offering at the offering price.

The following table illustrates such dilution on the basis of U.S. GAAP:

U.S. $
Offering price per ADS	57.76
Net tangible book value per ADS as of September 30, 2014	11.50
Increase in net tangible book value per ADS attributable to the ADS offering and the QIP	1.50
Adjusted net tangible book value per ADS after the ADS offering and the QIP	13.00
Dilution in net tangible book value per ADS to new investors	44.76

SELECTED FINANCIAL AND OTHER DATA

The following tables set forth our selected financial and operating data. Our selected income statement data for the fiscal years ended March 31, 2012, 2013 and 2014 and the selected balance sheet data as of March 31, 2013 and 2014 are derived from our audited consolidated financial statements included in our 2014 Form 20-F incorporated in this prospectus supplement by reference. Our selected balance sheet data as of March 31, 2010, March 31, 2011, March 31, 2012 and selected income data for the fiscal years ended March 31, 2010 and March 31, 2011 are derived from our audited financial statements not included in this prospectus supplement. Our selected income statement data for the six month periods ended September 30, 2013 and 2014 and the selected balance sheet data as of September 30, 2013 and 2014 are derived from our unaudited interim condensed consolidated financial statements incorporated in this prospectus supplement by reference. Whenever relevant, ratios for the six month periods are presented on an annualized basis.

For the convenience of the reader, the selected financial data as of and for the six month period ended September 30, 2014 have been translated into U.S. dollars at the rate on such date of Rs. 61.92 per US$1.00. The U.S. dollar equivalent information should not be construed to imply that the real amounts represent, or could have been or could be converted into, U.S. dollars at such rates or at any other rate.

By a special resolution on July 6, 2011, the shareholders of the Bank approved a stock split resulting in a reduction in the par value of each equity share from Rs.10.0 to Rs. 2.0 per equity share effective as of July 16, 2011. All share/ADS and per share/ADS data have been retroactively restated to reflect the effect of stock split. One ADS continues to represent three shares.

You should read the following data with the more detailed information contained in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements. Footnotes to the following data appear below the final table.

Selected income statement data:

	Year ended March 31,										Six months ended September 30,
	2010		2011		2012		2013		2014		2013		2014		2014
	(in millions, except per equity share data and ADS data)
Selected income statement data:
Interest and dividend revenue	Rs.	158,651.3	Rs.	202,252.0	Rs.	277,540.0	Rs.	353,878.5	Rs.	422,211.3	Rs.	202,006.9	Rs.	238,605.2	US$	3,853.5
Interest expense		77,720.0		93,849.7		151,148.0		196,802.0		229,639.2		111,634.5		125,447.1		2,025.9
Net interest revenue		80,931.3		108,402.3		126,392.0		157,076.5		192,572.1		90,372.4		113,158.1		1,827.6
Provisions for credit losses		18,193.9		9,621.9		7,837.3		12,688.0		17,428.1		8,887.3		7,332.5		118.4
Net interest revenue after provisions for credit losses		62,737.4		98,780.4		118,554.7		144,388.5		175,144.0		81,485.1		105,825.6		1,709.2
Non-interest revenue, net		42,899.7		46,815.4		52,595.5		65,177.4		70,834.5		33,619.7		32,904.4		531.4
Net revenue		105,637.1		145,595.8		171,150.2		209,565.9		245,978.5		115,104.8		138,730.0		2,240.6
Non-interest expense		68,410.9		82,370.2		97,313.5		117,591.1		124,228.1		62,084.3		71,146.7		1,149.1
Income before income tax expense		37,226.2		63,225.6		73,836.7		91,974.8		121,750.4		53,020.5		67,583.3		1,091.5
Income tax expense		12,338.4		21,698.3		23,828.7		29,840.1		42,304.2		18,503.1		24,576.7		396.9
Net income before noncontrolling interest		24,887.8		41,527.3		50,008.0		62,134.7		79,446.2		34,517.4		43,006.6		694.6
Less: Net income attributable to noncontrolling interest		317.1		330.4		224.6		315.3		126.5		5.8		30.1		0.5
Net income attributable to HDFC Bank Limited	Rs.	24,570.7	Rs.	41,196.9	Rs.	49,783.4	Rs.	61,819.4	Rs.	79,319.7	Rs.	34,511.6	Rs.	42,976.5	US$	694.1
Per equity share data:
Earnings per equity share, basic	Rs.	11.26	Rs.	17.84	Rs.	21.30	Rs.	26.18	Rs.	33.18	Rs.	14.46	Rs.	17.85	US$	0.29
Earnings per equity share, diluted		11.12		17.59		21.12		25.91		32.94		14.35		17.71		0.28
Dividends per share		2.40		3.30		4.30		5.50		6.85		—		—		—
Book value(1)		133.52		148.96		168.34		196.89		221.71		198.44		237.67		3.84
Equity share data:
Equity shares outstanding at end of period		2,288.7		2,326.1		2,346.7		2,379.4		2,399.1		2,391.2		2,414.3		2,414.3
Weighted average equity shares outstanding-basic		2,182.0		2,309.0		2,336.7		2,361.0		2,390.3		2,386.2		2,407.1		2,407.1
Weighted average equity shares outstanding-diluted		2,209.0		2,341.9		2,357.3		2,386.1		2,408.1		2,404.3		2,426.2		2,426.2
ADS data (where one ADS represents three shares):
Earnings per ADS-basic		33.78		53.52		63.90		78.54		99.54		43.38		53.55		0.87
Earnings per ADS-diluted		33.36		52.77		63.36		77.73		98.82		43.05		53.13		0.84

Selected balance sheet data:

	Year ended March 31,										Six months ended September 30,
	2010		2011		2012		2013		2014		2013		2014		2014
	(in millions)
Selected balance sheet data:
Cash and cash equivalents	Rs.	297,558.5	Rs.	288,902.1	Rs.	188,043.0	Rs.	218,740.2	Rs.	370,835.2	Rs.	251,218.9	Rs.	228,331.5	US$	3,687.5
Term placements(2)		58,166.3		102,049.4		150,096.5		199,265.7		176,481.7		186,258.6		193,477.8		3,124.6
Loans, net of allowance		1,297,180.4		1,622,856.0		2,006,374.3		2,504,551.6		3,185,648.1		2,798,389.3		3,402,552.1		54,950.8
Investments:
Investments held for trading		28,158.8		38,216.9		77,043.4		87,383.5		65,077.9		82,570.6		37,172.5		600.3
Investments available for sale		481,398.8		628,704.9		807,080.4		1,018,071.5		908,824.3		944,416.1		1,118,027.0		18,056.0
Investments held to maturity(3)		—		—		—		—		—		—		—		—
Total		509,557.6		666,921.8		884,123.8		1,105,455.0		973,902.2		1,026,986.7		1,155,199.5		18,656.3

Total assets	Rs.	2,416,520.4	Rs.	2,920,236.3	Rs.	3,571,155.7	Rs.	4,370,906.1	Rs.	5,125,407.3	Rs.	4,649,775.8	Rs.	5,320,162.0	US$	85,919.8
Long-term debt		75,854.4		93,287.2		178,366.6		295,219.7		395,208.6		288,818.4		406,221.4		6,560.4
Short-term borrowings		98,165.0		76,686.7		112,642.8		145,617.2		150,775.5		212,299.6		104,571.9		1,688.8
Total deposits		1,672,400.3		2,082,129.0		2,465,049.6		2,960,533.9		3,670,000.1		3,128,351.5		3,903,866.4		63,047.0
Of which:
Interest-bearing deposits		1,301,046.0		1,619,283.6		2,012,057.9		2,438,262.0		3,057,154.5		2,652,938.4		3,327,758.5		53,742.9
Non-interest bearing deposits		371,354.3		462,845.4		452,991.7		522,271.9		612,845.6		475,413.1		576,107.9		9,304.1
Total liabilities		2,110,066.2		2,572,406.5		3,174,563.0		3,900,528.2		4,592,406.6		4,174,337.8		4,745,624.9		76,641.1
Noncontrolling interest		872.5		1,338.1		1,537.5		1,903.6		1,094.0		933.5		742.1		12.0
HDFC Bank Limited shareholders’ equity		305,581.7		346,491.7		395,055.2		468,474.3		531,906.7		474,504.5		573,795.0		9,266.7
Total liabilities and shareholders’ equity	Rs.	2,416,520.4	Rs.	2,920,236.3	Rs.	3,571,155.7	Rs.	4,370,906.1	Rs.	5,125,407.3	Rs.	4,649,775.8	Rs.	5,320,162.0	US$	85,919.8

	Year ended March 31,					Six months ended September 30,
	2010	2011	2012	2013	2014	2013	2014	2014
	(in millions)
Period average(4)
Interest-earning assets	Rs. 1,756,963.3	Rs. 2,237,281.0	Rs. 2,746,339.2	Rs. 3,403,617.4	Rs. 4,110,169.4	Rs. 3,923,118.5	Rs. 4,615,220.1	US$	74,535.2
Loans, net of allowance	1,106,474.4	1,507,942.8	1,854,364.2	2,328,320.6	2,839,477.7	2,660,200.5	3,239,687.5		52,320.5
Total assets	2,095,543.0	2,585,236.0	3,097,162.6	3,774,632.3	4,505,119.5	4,290,091.6	5,029,767.0		81,230.1
Interest-bearing deposits	1,202,813.6	1,504,552.3	1,825,018.8	2,245,452.4	2,737,895.6	2,546,410.6	3,177,991.9		51,324.2
Non-interest bearing deposits	295,675.6	361,184.3	390,682.9	414,590.2	448,165.2	436,002.4	499,022.3		8,059.1
Total deposits	1,498,489.2	1,865,736.6	2,215,701.7	2,660,042.6	3,186,060.8	2,982,413.0	3,677,014.2		59,383.3
Interest-bearing liabilities	1,325,841.7	1,707,823.0	2,168,714.2	2,721,847.0	3,362,570.1	3,193,818.7	3,744,932.6		60,480.2
Long-term debt	72,433.5	101,241.4	148,201.6	234,489.1	296,782.8	295,124.7	387,718.6		6,261.6
Short-term borrowings	50,594.6	102,029.3	195,493.8	241,905.5	327,891.7	352,283.4	179,222.1		2,894.4
Total liabilities	1,825,399.3	2,265,574.5	2,722,648.3	3,338,592.5	3,997,363.1	3,826,254.9	4,477,207.6		72,306.3
Total shareholders’ equity	270,143.7	319,661.5	374,514.3	436,039.8	507,756.4	463,836.7	552,559.4		8,923.8

Selected ratios:

	Year ended March 31,					Six months ended September 30,
	2010	2011	2012	2013	2014	2013	2014
	(in percentage)
Profitability:
Net income attributable to HDFC Bank Limited as a percentage of:
Average total assets	1.2	1.6	1.6	1.6	1.8	1.6	1.7
Average total shareholders’ equity	9.1	12.9	13.3	14.2	15.6	14.8	15.5
Dividend payout ratio(5)	22.4	18.6	20.3	21.2	20.7	—	—
Spread(6)	4.2	4.5	4.2	4.1	4.2	4.1	4.4
Net interest margin(7)	4.6	4.8	4.6	4.6	4.7	4.6	4.9
Cost-to-net revenue ratio(8)	64.8	56.6	56.9	56.1	50.5	53.9	51.3
Cost-to-average assets ratio(9)	3.3	3.2	3.1	3.1	2.8	2.9	2.8
Capital:
Total capital adequacy ratio(10)	17.44	16.22	16.52	16.80	16.07	14.64	15.70
Tier 1 capital adequacy ratio(10)	13.26	12.23	11.60	11.08	11.77	9.91	11.80
Tier 2 capital adequacy ratio(10)	4.18	3.99	4.92	5.72	4.30	4.73	3.90
Average total shareholders’ equity as a percentage of average total assets	12.9	12.4	12.1	11.6	11.3	10.8	11.0
Asset quality:
Gross non-performing customer assets as a percentage of gross customer assets(11)	1.5	1.2	0.9	0.8	1.2	1.0	1.0
Net non-performing customer assets as a percentage of net customer assets(11)	0.4	0.3	0.2	0.2	0.6	0.3	0.3
Total allowance for credit losses as a percentage of gross non-performing credit assets	123.3	125.3	146.6	159.4	143.5	138.5	132.0

(1)	Represents the difference between total assets and total liabilities, excluding noncontrolling interests in subsidiaries, divided by the number of shares outstanding at the end of each reporting period.
(2)	Includes placements with banks and financial institutions with original maturities of greater than three months.
(3)	Under Indian GAAP, a transfer from an HTM portfolio to an AFS portfolio is permitted by RBI regulations once every year and the Bank has made transfers in accordance with these regulations. However, the Bank has not established an HTM portfolio under US GAAP.
(4)	Average balances are the average of daily outstanding amounts. Average figures are unaudited.
(5)	Represents the ratio of total dividends payable on equity shares relating to each fiscal year, excluding the dividend distribution tax, as a percentage of net income of that year. Dividends declared each year are typically paid in the following fiscal year. See “Dividend Policy.”
(6)	Represents the difference between yield on average interest-earning assets and cost of average interest-bearing liabilities. Yield on average interest-earning assets is the ratio of interest revenue to average interest-earning assets. Cost of average interest-bearing liabilities is the ratio of interest expense to average interest-bearing liabilities. For purposes of calculating spread, interest-bearing liabilities includes non-interest bearing current accounts.
(7)	Represents the ratio of net interest revenue to average interest-earning assets. The difference in net interest margin and spread arises due to the difference in the amount of average interest-earning assets and average interest-bearing liabilities. If average interest-earning assets exceed average interest-bearing liabilities, the net interest margin is greater than the spread. If average interest-bearing liabilities exceed average interest-earning assets, the net interest margin is less than the spread.
(8)	Represents the ratio of non-interest expense to the sum of net interest revenue after provision for credit losses and non-interest revenue.

(9)	Represents the ratio of non-interest expense to average total assets.
(10)	Total, Tier I and Tier II capital adequacy ratios for fiscals 2010, 2011, 2012 and 2013 have been calculated in accordance with RBI guidelines (New Capital Adequacy Framework, generally referred to as Basel II) and capital adequacy ratios for fiscal 2014 and the six month periods ended September 30, 2013 and 2014 have been calculated in accordance with RBI guidelines (Basel III Capital Regulations, generally referred to as Basel III) and therefore are not directly comparable. Also see “Supervision and Regulation.”
(11)	Customer assets consist of loans and credit substitutes.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of operations together with our audited consolidated financial statements for the years ended March 31, 2012, March 31, 2013 and March 31, 2014 and our unaudited interim condensed consolidated financial statements for the half year periods ended September 30, 2013 and September 30, 2014 included in this prospectus supplement or the documents incorporated by reference. Also refer to the sections “Selected Financial and Other Data” and “Selected Statistical Information” included in this prospectus supplement.

The following discussion is based on our audited consolidated annual financial statements and our unaudited interim condensed consolidated financial statements, which have been prepared in accordance with U.S. GAAP. Our fiscal year ends on March 31 of each year. Accordingly, all references to a particular fiscal year are to the twelve-month period ended on March 31 of that year. Unless otherwise specified, all information regarding cost, yield and average balances are based on daily average of balances outstanding during the relevant period.

This discussion contains forward-looking statements and reflects our current views with respect to future events and financial performance. Actual results may differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth under the section “Forward-Looking Statements” on page 4 of the accompanying prospectus, the section “Risk Factors” on page S-14 and elsewhere in this prospectus supplement. Certain portions of the following discussion include information publicly available from the RBI and other sources.

Introduction

Overview

We are a new generation private sector bank in India. Our principal business activities are retail banking, wholesale banking and treasury services. Our retail banking division provides various products such as deposit products, loans, credit cards, debit cards, third-party mutual funds and insurance products, investment advice, bill payment services and other services. Through our wholesale banking operations we provide products such as loans, deposit products, documentary credits, guarantees, bullion trading, debt syndication services and foreign exchange and derivative products. We also provide cash management services, clearing and settlement services for stock and commodity exchanges, tax and other collections for the government, custody services and correspondent banking services. Our treasury services segment undertakes trading operations on the proprietary account (including investments in government securities), foreign exchange operations and derivatives trading both on the proprietary account and customer flows and borrowings.

Certain Factors Affecting our Results of Operations

Our revenue consists of interest and dividend revenue as well as non-interest revenue. Our interest and dividend revenue is primarily generated by interest on loans, dividends from securities and other activities. We offer a range of loans to retail customers and working capital and term loans to corporate customers. The primary components of our securities portfolio are statutory liquidity ratio investments, credit substitutes and other investments. Statutory liquidity ratio investments principally consist of Government of India treasury securities. Credit substitute securities typically consist of commercial paper and debentures issued by the same customers with whom we have a lending relationship in our wholesale banking business. Other investments include asset-backed securities, mortgage-backed securities, deposit certificates issued by banks as well as equity securities and units of mutual funds. Interest revenue from other activities consists primarily of interest on our placements made to comply with the extant Reserve Bank of India (RBI) guidelines on shortfalls in directed lending sub-limits and interest from inter-bank placements.

Two important measures of our results of operations are net interest revenue, which is equal to our interest and dividend revenue net of interest expense, and net interest revenue after allowance for credit losses. Interest expense includes interest on deposits as well as on borrowings. Our interest revenue and expense are affected by fluctuations in interest rates as well as volume of activity. Our interest expense is also affected by the extent to which we fund our activities with low-interest and non-interest bearing deposits, and the extent to which we rely on borrowings. Our allowance for credit losses is comprised of specific and unallocated allowances for loan loss. Impairments of credit substitutes are not included in our loan loss provision, but are reflected under “Non-interest revenue—other than temporary losses on available for sale securities” in our consolidated statements of income.

We also use net interest margin and spread to measure our results. Net interest margin represents the ratio of net interest revenue to average interest-earning assets. Spread represents the difference between yield on average interest-earning assets and the cost of average interest-bearing liabilities, including current accounts which are non-interest bearing.

Our non-interest revenue includes fee and commission income, realized gains and losses on sales of securities and spread from foreign exchange and derivative transactions and income from affiliates. Our principal sources of fee and commission revenue are retail banking services, retail asset fees and charges, credit card fees, home loan sourcing commissions, cash management services, documentary credits and bank guarantees, distribution of third party mutual funds and insurance products and capital market services.

Our non-interest expense includes expenses for salaries and staff benefits, premises and equipment maintenance, depreciation and amortization, administrative and other expenses and amortization of intangible assets. The costs of outsourcing back office and other functions are included in administrative and other expenses.

Our financial condition and results of operations are affected by general economic conditions prevailing in India. Fiscal 2014 was a challenging year for the Indian economy driven by subdued domestic growth, extreme volatility in the exchange rate and a much higher than expected spike in inflation rates. Domestic GDP growth showed a marginal improvement from 4.5% in fiscal 2013 to 4.7% in fiscal 2014 primarily attributable to an increase in agricultural growth from 1.4% in fiscal 2013 to 4.7% in fiscal 2014. Growth in both the industrial sector and service sector remained lackluster due to a weakness in both consumption and investment demand. A major challenge for the economy in the first half of fiscal 2014 was the weakening of the Indian rupee against the U.S. dollar driven by concerns about the domestic macroeconomic landscape that made investors somewhat circumspect of investing in domestic assets. Anxiety about the future direction of U.S. monetary policy due to the U.S. Federal Reserve preparing the markets for a gradual wind-down of its third round of quantitative easing (QE3) resulted in an overall outflow of funds from European markets. The Indian rupee also fell victim to this rotation of funds away from European markets and into US markets. To counter pressures of currency depreciation, the RBI in July 2013 introduced a series of measures to tighten domestic liquidity in order to raise short-term rates to provide the Indian rupee with some yield advantage. These measures resulted in an inversion of the yield curve. The RBI also provided various incentives to commercial banks to raise foreign currency non-resident (FCNR) deposits that resulted in foreign currency flows of U.S. $34 billion into the country. The RBI gradually removed these emergency measures when the exchange rate showed some signs of stability in the second half of fiscal 2014. However, the RBI increased the repo rate by approximately 75 basis points over the course of fiscal 2014 in part to counter the exchange rate depreciation as well as to fight inflationary pressures as the consumer price index (CPI) inflation touched a high of 11.2% in November 2013.

Indications of an improvement in the overall domestic macroeconomic landscape have been visible over the fourth quarter of fiscal 2014 and the first quarter of fiscal 2015, which has helped to stabilize the Indian rupee. Inflationary pressures, both in terms of the CPI and the wholesale price index, have subsided as a result of a decline in food price inflation. The Government’s efforts to ramp up the local supply of food grains appears to have helped in reining in overall inflation rates. For example, CPI inflation has fallen from a high of 11.2% in November 2013 to 6.5% in September 2014. As a result of, inter alia, declining inflationary pressures, the RBI, in its press release dated January 15, 2015, reduced the policy repo rate by 25 basis points from 8.0% to 7.75% with immediate effect. The Government appears to be firmly committed to fiscal consolidation by reducing the fiscal deficit from 4.5% in fiscal 2014 to 4.1% in fiscal 2015. Further, there has been an improvement in the current account deficit which has decreased from 4.8% of GDP in fiscal 2013 to 1.7% of GDP in fiscal 2014 and which is expected to widen marginally to 2.2% of GDP in fiscal 2015. The current account deficit was 1.7% of GDP at the end of the first quarter of fiscal 2015. The improvement in the current account position can partially be attributed to the reduction in the trade deficit as imports fell by 7.2% in fiscal 2014. The ongoing domestic growth prospects are based on expectations that the new government, which took office in May 2014, with a strong mandate could spur the reform process to address the structural bottlenecks that have hampered growth over fiscal 2012 to fiscal 2014. This may in turn help to revive growth prospects in the Indian economy and enable domestic growth to increase to around 5.5% in fiscal 2015 according to the RBI.

Critical Accounting Policies

We have set forth below some of our critical accounting policies under U.S. GAAP. Investors should keep in mind that we prepare our general purpose financial statements in accordance with Indian GAAP and also report to the RBI and the Indian stock exchanges in accordance with Indian GAAP. In certain circumstances, we may take action that is required or permitted by Indian banking regulations which may have consequences under Indian GAAP that may be different from those under U.S. GAAP.

Allowance for Credit Losses

We provide an allowance for credit losses based on management’s best estimate of losses inherent in the loan portfolio which includes troubled debt restructuring. The allowance for credit losses consists of allowances for retail loans and wholesale loans.

Retail

Our retail loan loss allowance consists of specific and unallocated allowances.

We establish a specific allowance on the retail loan portfolio based on factors such as the nature of the product, delinquency levels or the number of days the loan is past due and the nature of the security available. Additionally we monitor loan to value ratios for loan against securities. The loans are charged off against allowances typically when the account becomes 150 to 1,083 days past due depending on the type of loans. The defined delinquency levels at which major loan types are charged off are 150 days past due for personal loans and credit card receivables, 180 days past due for auto loans, commercial vehicle and construction equipment finance, 720 days past due for housing loans and on a customer by customer basis in respect of retail business banking when management believes that any future cash flows from these loans are remote including realization of collateral, if applicable, and where any restructuring or any other settlement arrangements are not feasible.

We also record unallocated allowances for retail loans by product type. Our retail loan portfolio is comprised of groups of large numbers of small value homogeneous loans. We establish an unallocated allowance for loans in each product group based on our estimate of the overall portfolio quality, asset growth, economic conditions and other risk factors. We estimate our unallocated allowance for retail loans based on an internal credit slippage matrix, which measures our historic losses for our standard loan portfolio. Subsequent recoveries, if any, against write-off cases are adjusted to provision for credit losses in the consolidated statement of income.

Wholesale

The allowance for wholesale loans consists of specific and unallocated components. The allowance for such credit losses is evaluated on a regular basis by management and is based upon management’s view of the probability of recovery of loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower’s ability to repay, the estimated value of any underlying collateral, factors affecting the industry to which the loan exposure relates and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available. Loans are charged off against the allowance when management believes that the loan balance cannot be recovered. Subsequent recoveries, if any, against write-off cases are adjusted to provision for credit losses in the consolidated statement of income.

We grade our wholesale loan accounts considering both qualitative and quantitative criteria. Wholesale loans are considered impaired when, based on current information and events, it is probable that we will be unable to collect scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, the financial condition of the borrower, the value of collateral held, and the probability of collecting scheduled principal and interest payments when due.

We establish specific allowances for each impaired wholesale loan customer in the aggregate for all facilities, including term loans, cash credits, bills discounted and lease finance, based on either the present value of expected future cash flows discounted at the loan’s effective interest rate or the net realizable value of the collateral if the loan is collateral dependent.

Wholesale loans that experience insignificant payment delays and payment shortfalls are generally not classified as impaired but are placed on a surveillance watch list and closely monitored for deterioration. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record, market information, and the amount of the shortfall in relation to the principal and interest owed.

In light of the significant growth in the size and diversity of our wholesale loan portfolio, we have also established an unallocated allowance for wholesale standard loans based on the overall portfolio quality, asset growth, economic conditions and other risk factors. We estimate our wholesale unallocated allowance based on an internal credit slippage matrix, which measures our historic losses for our standard loan portfolio.

Revenue Recognition

Interest income from loans and from investments is recognized on an accrual basis using effective interest method when earned except in respect of loans or investments placed on non-accrual status, where it is recognized when received. Nominal loan application fees are charged which offset the related costs incurred. Customer acquisition costs are deferred and amortized as a yield adjustment over the life of the loan. Fees and commissions from guarantees issued are amortized over the contractual period of the commitment, provided the amounts are collectible. Dividends from investments are recognized when declared. Realized gains and losses on sale of securities are recorded on the trade date and are determined using the weighted average cost method. Other fees and income are recognized when earned, which is when the service that results in the income has been provided. We amortize the annual fees on credit cards over the contractual period of the fees.

Investments in Securities

Investments consist of securities purchased as part of our treasury operations, such as government securities and other debt and equity securities, investments purchased as part of our wholesale banking operations, such as credit substitute securities issued by our wholesale banking customers. Credit substitute securities typically consist of commercial paper and short-term debentures issued by the same customers with whom we have a lending relationship in our wholesale banking business. Investment decisions for credit substitute securities are subject to the same credit approval processes as for loans, and we bear the same customer credit risk as we do for loans extended to those customers. Additionally, the yield and maturity terms are generally directly negotiated by us with the issuer.

All other securities including mortgage and asset-backed securities are actively managed as part of the our treasury operations. The issuers of such securities are either government, public financial institutions or private issuers. These investments are typically purchased from the market, and debt securities are generally publicly rated.

Securities that are held principally for resale in the near term are classified as held for trading (HFT) and are carried at fair value, with changes in fair value recorded in earnings. Debt securities that management has the positive intent and ability to hold to maturity are classified as held to maturity (HTM) and are carried at amortized cost.

Equity securities with readily determinable fair values and debt securities that are not classified as held to maturity or held for trading are classified as available for sale (AFS) and are carried at fair value. Unrealized gains and losses on such securities, net of applicable taxes, are reported in accumulated other comprehensive income (loss), a separate component of shareholders’ equity.

Fair values are based on market quotations where a market quotation is available and otherwise based on present values at current interest rates for such investments. Declines in the fair values of held to maturity and available for sale securities below their carrying value that are other than temporary are reflected in earnings as realized losses, based on management’s best estimate of the fair value of the investment. We identify other than temporary declines based on an evaluation of all significant factors, including the length of time and extent to which fair value is less than carrying value and the financial condition and economic prospects of the issuer. Estimates of any declines in the fair values of credit substitute securities that are other than temporary are measured on a case-by-case basis together with loans to those customers. We do not recognize impairment for debt securities if the cause of the decline is related solely to interest rate increase and we do not intend to sell the security and it is not more likely than not that we will be required to sell the security before recovery of its amortized cost basis.

Business Combination

We account for acquired businesses using the purchase method of accounting which requires that the assets acquired and liabilities assumed be recorded at the date of acquisition at their respective fair values. The application of the purchase method requires certain estimates and assumptions especially concerning the determination of the fair values of the acquired intangible assets and tangible assets, as well as the liabilities assumed at the date of the acquisition. The judgments made in the context of the purchase price allocation can materially impact our future results of operations. The valuations are based on information available at the acquisition date. Purchase consideration in excess of a bank’s interest and the acquiree’s net fair value of identifiable assets and liabilities is recognized as goodwill. Our acquisition of Centurion Bank of Punjab (CBoP) was accounted for in accordance with SFAS No. 141, “Business combinations”, which was the then-applicable accounting standard.

Goodwill and Other Intangibles

Goodwill arising from a business combination is not amortized but is tested for impairment in accordance with FASB Accounting Standards Codification (ASC) 350-20 “Goodwill”. Under applicable accounting guidance, goodwill is reviewed at the reporting unit level for potential impairment at least on an annual basis at the end of the reporting period, or more frequently if events or circumstances indicate a potential impairment. This analysis is a two-step process. The first step of the goodwill impairment test compares the fair value of the reporting unit with its carrying amount, including goodwill. If the fair value of the reporting unit exceeds its carrying amount, then the goodwill of the reporting unit is considered not impaired; however, if the carrying amount of the reporting unit exceeds its fair value, the second step must be performed. The second step involves calculating an implied fair value of goodwill for each reporting unit for which the first step indicated possible impairment. The implied fair value of goodwill is determined in the same manner as the amount of goodwill recognized in a business combination, which is the excess of the fair value of the reporting unit, as determined in the first step, over the aggregate fair values of the individual assets, liabilities and identifiable intangibles as if the reporting unit was being acquired in a business combination. The adjustments to measure the assets, liabilities and intangibles at fair value are for the purpose of measuring the implied fair value of goodwill and such adjustments are not reflected in the consolidated balance sheet. If the implied fair value of goodwill exceeds the goodwill assigned to the reporting unit, there is no impairment. If the goodwill assigned to a reporting unit exceeds the implied fair value of the goodwill, an impairment charge is recorded for the excess. An impairment loss recognized cannot exceed the amount of goodwill assigned to a reporting unit, and the loss establishes a new basis in the goodwill. Subsequent reversal of goodwill impairment losses is not permitted under applicable accounting standards. ASC 350-20 “Goodwill” stipulates that goodwill of a reporting unit shall be tested on an annual basis and in the interim period under certain circumstances. Accordingly, we have determined that we will test the goodwill on our books for impairment at annual rests, unless circumstances warrant us to carry out impairment tests in an interim period. We examined our goodwill that had arisen on acquisition of CBoP for possible impairment as of March 31, 2014. The results of the first step of the impairment test showed no indication of impairment. Accordingly we did not perform the second step of the impairment test.

Intangible assets consist of our branch network, representing contractual and non-contractual customer relationships, customer list, core deposit intangibles and favorable leases. These are amortized over their estimated useful lives. Amortization of intangible assets is computed in a manner that best reflects the economic benefits of the intangible assets as follows:

	Useful lives (years)	Amortization method
Branch network	6	Straight—line
Customer lists	2	Straight—line
Core deposit	5	Straight—line
Favorable leases	1 to 15	Straight—line

For intangible assets subject to amortization, impairment is recognized if the carrying amount is not recoverable and the carrying amount exceeds the fair value of the intangible asset.

Branch network intangible represents the benefit that we received through the acquisition of a ready branch network from CBoP as opposed to having to build a new one. The fair value attributable to the branch network intangible is the difference in the present values of the earnings (net of costs) that we would have generated if we had set up our own branches/ATMs (Hypothetical New Branch Network Earnings) and the earnings (net of costs) that were generated because of the acquisition of CBoP (CBoP Branch Network Earnings). Similar streams of revenues and operating costs (and therefore profits) from CBoP existing customer base and loan portfolio (includes net interest income, fees and commission) have been considered in determining the values of the Hypothetical New Branch Network Earnings and the CBoP Branch Network Earnings. Other assets including intangibles such as customer list, core deposits, loans, premises and equipment have been considered as assets of Hypothetical New Branch Network Earnings and the CBoP Branch Network Earnings and the value of these assets have been included in both of the Networks. The aforesaid present values to compute the said intangible assets was intended to capture the advantages that we received through the acquisition of a ready branch network from CBoP (as opposed to having to build a new one) in terms of time and of avoiding the administrative process required to obtaining branch licenses from the RBI. We calculated the value of the customer list intangible through the cost approach by considering the estimated direct unit costs to source these customers multiplied by the number of customers. We used the cost savings approach, i.e. the difference between the estimated cost of funds on deposit (interest cost and net maintenance costs) and the estimated cost of an equal amount of funds from an alternative source to calculate the core deposit intangible. The valuation of favorable leases intangibles was based on the cost saving to us and future economic benefit till the lease expiry.

Fair Value Measurements

FASB ASC 820 (Topic 820) “Fair Value Measures and Disclosures” establishes a fair value hierarchy structure that prioritizes the inputs to valuation techniques used to determine the fair value of an asset or liability. ASC 820 distinguishes between inputs that are based on observed market data and unobservable inputs that reflect market participants’ assumptions. It emphasizes the use of valuation methodologies that maximize market inputs. For financial instruments carried at fair value, the best evidence of fair value is a quoted price in an actively traded market (Level 1). Where the market for a financial instrument is not active, valuation techniques are used. The majority of valuation techniques use market inputs that are either observable or indirectly derived from and corroborated by observable market data for substantially the full term of the financial instrument (Level 2). Because Level 1 and Level 2 instruments are determined by observable inputs, less judgment is applied in determining their fair values. In the absence of observable market inputs, the financial instrument is valued based on valuation techniques that feature one or more significant unobservable inputs (Level 3). The determination of the level of fair value hierarchy within which the fair value measurement of an asset or a liability is classified often requires judgment. We consider the following factors in developing the fair value hierarchy:

•	whether the asset or liability is transacted in an active market with a quoted market price that is readily available;

•	the size of transactions occurring in an active market;

•	the level of bid-ask spreads;

•	whether only a few transactions are observed over a significant period of time;

•	whether the inputs to the valuation techniques can be derived from or corroborated with market data; and

•	whether significant adjustments are made to the observed pricing information or model output to determine the fair value.

Level 1 inputs are unadjusted quoted prices in active markets that the reporting entity has the ability to access for the identical assets or liabilities. A financial instrument is classified as a Level 1 measurement if it is listed on an exchange. We regard financial instruments such as equity securities and bonds listed on the primary exchanges of a country to be actively traded.

Level 2 inputs are inputs that are observable either directly or indirectly, such as quoted prices for similar assets and liabilities in active markets, for substantially the full term of the financial instrument but do not qualify as Level 1 inputs. We generally classify derivative contracts and investments in debt securities, units of mutual funds, mortgage-backed securities and asset-backed securities as Level 2 measurements. Currently, substantially all such items qualify as Level 2 measurements. Level 2 items are fair valued using quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instrument.

Level 3 inputs are unobservable estimates that management expects market participants would use to determine the fair value of the asset or liability. That is, Level 3 inputs incorporate market participants’ assumptions about risk and the risk premium required by market participants in order to bear that risk. We develop Level 3 inputs based on the best information available in the circumstances.

If quoted market prices are not available, fair value is based upon internally developed models that primarily use, as inputs, observable market-based parameters. Valuation adjustments may be made to ensure that financial instruments are recorded at fair value. These adjustments may include amounts to reflect counterparty credit quality, among other things, as well as unobservable parameters. Any such valuation adjustments are applied consistently over time.

We review and update our fair value hierarchy classifications semi-annually. Changes from one half year to the next related to the observability of inputs to a fair value measurement may result in a reclassification between hierarchy levels. Imprecision in estimating unobservable market inputs can impact the amount of revenue, loss or changes in common shareholder’s equity recorded for a particular financial instrument. Furthermore, while we believe our valuation methods are appropriate, the use of different methodologies or assumptions to determine the fair value of certain financial assets and liabilities could result in a different estimate of fair value at the reporting date. See Note 33 of the Financial Statements, “Fair Value Measurement” for further details including the classification hierarchy associated with assets and liabilities measured at fair value.

As of September 30, 2014, our Level 3 instruments measured at fair value were nil.

A control framework has been established which is designed to ensure that fair values are either determined or validated by a function independent of the risk-taker. To that end, the ultimate responsibility for the validation of the valuation model rests with the treasury analytics section. The valuation model is also reviewed by the market risk department. The middle office department, which functions independent of the risk taker, is responsible for reporting fair values. Wherever necessary the valuation model is vetted through independent experts. In addition, the model prices are compared with market maker quotes. The types of valuation techniques used include present value based models, Black-Scholes valuation models, including variations and interest rate models as used by market practitioners. Where appropriate the models are calibrated to market prices. The models used apply appropriate control processes and procedures to ensure that the derived inputs are used to value only those instruments that share similar risk to the relevant benchmark indexes and therefore demonstrate a similar response to market factors. Market data used along with interpolation techniques are as per market conventions.

The validation process consists of an independent validation of the pricing model. The pricing model validation for significant product variants are conducted using an external validation agency or authority. In addition the model prices are also validated by comparing with market maker quotes. All market data conventions are adhered to in terms of yield curve components, volatility surfaces and calibration instruments.

Recently Issued Accounting Pronouncements Not Yet Effective

In May 2014, the FASB issued ASU No. 2014-09, “Revenue from Contracts with Customers (Topic 606)”. This update clarifies the principles for revenue recognition in transactions involving contracts with customers. The guidance will be effective for the interim and annual reporting periods beginning after December 15, 2016 and early adoption is not permitted. We have not yet evaluated what impact, if any, the adoption of this guidance may have on our financial condition, results of operations, or disclosures.

In June 2014, the FASB issued ASU No. 2014-11, “Transfers and Servicing (Topic 860)”, The amendments in this update change the current accounting outcome by requiring repurchase-to-maturity transactions to be accounted for as secured borrowings and for repurchase financing arrangement the amendments require separate accounting for a transfer of the financial asset executed contemporaneously with a repurchase agreement with same counterparty. The amendments also require new disclosures. The guidance will be effective for the interim and annual reporting periods beginning after December 15, 2014 and early adoption is not permitted. We have not yet evaluated what impact, if any, the adoption of this guidance may have on our financial condition, results of operations, or disclosures.

Six Month Period Ended September 30, 2014 Compared to Six Month Period Ended September 30, 2013

Net Interest Revenue after Allowance for Credit Losses

Our net interest revenue after allowances for credit losses increased by 29.9% from Rs. 81.5 billion for the six month period ended September 30, 2013 to Rs. 105.8 billion for the six month period ended September 30, 2014. Our net interest margin increased to 4.9% for the six month period ended September 30, 2014 as compared to 4.6% for the six month period ended September 30, 2013. The following table sets out the components of net interest revenue after allowance for credit losses:

	Six month period ended September 30,
	2013		2014		Increase/ (Decrease)		% Increase/ (Decrease)
	(in millions, except percentages)
Interest on loans	Rs.	154,036.3	Rs.	184,717.1	Rs.	30,680.8	19.9%
Interest on securities, including dividends and interest on trading assets		41,873.3		46,497.3		4,624.0	11.0
Other interest revenue		6,097.3		7,390.8		1,293.5	21.2
Total interest and dividend revenue		202,006.9		238,605.2		36,598.3	18.1
Interest on deposits		88,448.4		106,776.4		18,328.0	20.7
Interest on short-term borrowings		11,365.7		3,719.6		(7,646.1)	(67.3)
Interest on long term debt		11,784.7		14,744.6		2,959.9	25.1
Other interest expense		35.7		206.5		170.8	478.4
Total interest expense		111,634.5		125,447.1		13,812.6	12.4
Net interest revenue	Rs.	90,372.4	Rs.	113,158.1	Rs.	22,785.7	25.2%
Less allowance for credit losses:
Retail		7,102.9		6,002.6		(1,100.3)	(15.5)
Wholesale		1,784.4		1,329.9		(454.5)	(25.5)
Total	Rs.	8,887.3	Rs.	7,332.5	Rs.	(1,554.8)	(17.5)%
Net interest revenue after allowance for credit losses	Rs.	81,485.1	Rs.	105,825.6	Rs.	24,340.5	29.9%

Interest and Dividend Revenue

Interest income on loans increased by 19.9% primarily due to an increase in our average loan book. The average balance of our total loan book increased by 21.8% from Rs. 2,660.2 billion for the six month period ended September 30, 2013 to Rs. 3,239.7 billion for the six month period ended September 30, 2014. Our average balance of retail loans increased by 26.7% from Rs. 1,750.0 billion for the six month period ended September 30, 2013 to Rs. 2,216.9 billion for the six month period ended September 30, 2014 and our average balance of wholesale loans increased by 12.4% from Rs. 910.2 billion for the six month period ended September 30, 2013 to Rs. 1,022.7 billion for the six month period ended September 30, 2014. Retail loan yields decreased to 12.0% for the six month period ended September 30, 2014 as compared to 12.6% for the six month period ended September 30, 2013. Wholesale loan yields increased from 9.6% for the six month period ended September 30, 2013 to 10.1% for the six month period ended September 30, 2014.

Interest on securities, including dividends, increased by 11.0% from Rs. 41.9 billion for the six month period ended September 30, 2013 to Rs. 46.5 billion for the six month period ended September 30, 2014, driven by an increase of Rs. 80.8 billion in the average balance of investments. Yields increased from 8.0% for the six month period ended September 30, 2013 to 8.2% for the six month period ended September 30, 2014.

Other interest revenue increased by 21.2% from Rs. 6.1 billion for the six month period ended September 30, 2013 to Rs. 7.4 billion for the six month period ended September 30, 2014 primarily due to an increase in the interest from our interbank placements and placements with central government bodies which are made to comply with the extant RBI guidelines on shortfall in priority sector lending sub-limits. Average placements with central government bodies increased from Rs. 14.4 billion for the six month period ended September 30, 2013 to Rs. 14.6 billion for the six month period ended September 30, 2014 and yields thereon increased from 5.1% for the six month period ended September 30, 2013 to 5.7% for the six month period ended September 30, 2014.

Interest Expense

Our interest expense on deposits increased by 20.7% from Rs. 88.4 billion for the six month period ended September 30, 2013 to Rs. 106.8 billion for the six month period ended September 30, 2014 due to an increase in average interest bearing deposits by 24.8% from Rs. 2,546.4 billion for the six month period ended September 30, 2013 to Rs. 3,178.0 billion for the six month period ended September 30, 2014.

There was an increase in the average balance of our savings accounts from Rs. 868.0 billion for the six month period ended September 30, 2013 to Rs. 1,017.3 billion for the six month period ended September 30, 2014 and an increase in the average balance of our time deposits from Rs. 1,678.4 billion for the six month period ended September 30, 2013 to Rs. 2,160.7 billion for the six month period ended September 30, 2014. Our average cost of total deposits declined marginally from 5.9% for the six month period ended September 30, 2013 to 5.8% for the six month period ended September 30, 2014 as a result of a decrease in the average cost of time deposits from 8.4% for the six month period ended September 30, 2013 to 8.0% for the six month period ended September 30, 2014.

Our interest expense on short-term and other borrowings decreased from Rs. 11.4 billion for the six month period ended September 30, 2013 to Rs. 3.9 billion for the six month period ended September 30, 2014. This was on account of a decrease in our average balance of short-term borrowings which decreased from Rs. 352.3 billion for the six month period ended September 30, 2013 to Rs. 179.2 billion for the six month period ended September 30, 2014 and a decrease in the cost of our average short-term borrowings from 6.5% for the six month period ended September 30, 2013 to 4.4% for the six month period ended September 30, 2014. Our interest expense on long-term debt increased by 25.1% primarily on account of an increase in our average balance of long-term debt from Rs. 295.1 billion for the six month period ended September 30, 2013 to Rs. 387.7 billion for the six month period ended September 30, 2014. This was partially off-set by a decrease in our cost of long-term debt from 8.0% for the six month period ended September 30, 2013 to 7.6% for the six month period ended September 30, 2014.

Allowance for Credit Losses

Our loan loss allowance for credit losses consists of specific and unallocated components. Allowances for credit losses decreased by 17.5% from Rs. 8.9 billion for the six month period ended September 30, 2013 to Rs. 7.3 billion for the six month period ended September 30, 2014.

This decrease was mainly attributable to a decrease in the allowances for credit losses in our retail loan portfolio which decreased by 15.5% from Rs. 7.1 billion for the six month period ended September 30, 2013 to Rs. 6.0 billion for the six month period ended September 30, 2014. Our retail unallocated loan loss allowance had increased from Rs. 14.7 billion as of March 31, 2013 to Rs. 16.1 billion as of September 30, 2013, primarily attributable to higher expected losses in our commercial vehicle and equipment finance loan segment. Our retail unallocated loan loss allowance decreased from Rs. 19.2 billion as of March 31, 2014 to Rs. 19.0 billion as of September 30, 2014. The decrease in the allowances for credit losses in our retail loan portfolio was partially offset by an increase in our specific retail loan loss allowance. Our specific retail loan loss allowance increased from Rs. 5.7 billion for the six month period ended September 30, 2013 to Rs. 6.3 billion for the six month period ended September 30, 2014.

Our loan loss allowance for credit losses in our wholesale loan portfolio decreased by 25.5% from Rs. 1.8 billion for the six month period ended September 30, 2013 to Rs. 1.3 billion for the six month period ended September 30, 2014. This decrease was primarily attributable to our wholesale unallocated allowances, which decreased from Rs. 0.4 billion for the six month period ended September 30, 2013 to Rs. 0.1 billion for the six month period ended September 30, 2014.

Non-Interest Revenue

Our non-interest revenue decreased by 2.1% from Rs. 33.6 billion for the six month period ended September 30, 2013 to Rs. 32.9 billion for the six month period ended September 30, 2014. The following table sets forth the components of our non-interest revenue:

	Six month period ended September 30,
	2013		2014		Increase/ (Decrease)		% Increase/ (Decrease)
	(in millions, except percentages)
Fees and commissions	Rs.	27,923.0	Rs.	32,309.8	Rs.	4,386.8	15.7%
Trading securities gain/(loss), net		(781.9)		218.0		999.9	*
Realized gains/(losses) on AFS securities, net		1,891.8		242.4		(1,649.4)	(87.2)
Foreign exchange transactions		(225.9)		747.6		973.5	*
Derivatives gains/(loss)		4,575.5		(774.1)		(5,349.6)	(116.9)
Other, net		237.2		160.7		(76.5)	(32.3)
Total non-interest revenue	Rs.	33,619.7	Rs.	32,904.4	Rs.	(715.3)	(2.1)%

*	Not meaningful

Fees and commissions increased by 15.7% from Rs. 27.9 billion for the six month period ended September 30, 2013 to Rs. 32.3 billion for the six month period ended September 30, 2014 primarily on account of an increase in fees and commissions generated by the retail segment. This increase was primarily attributable to fees and charges on retail asset products, fees on credit cards and transactional charges and fees on deposit accounts.

Gain on trading securities was primarily attributable to mark-to-market gains. We had higher realized gains on AFS securities in the six month period ended September 30, 2013 primarily on account of sale of Government of India securities and some of our other investment securities.

For the six month period ended September 30, 2014, derivative transactions (unadjusted for credit spread) resulted in a loss of Rs. 1.2 billion, primarily on account of a loss of Rs. 1.7 billion from forward exchange contracts, partially offset by a gain of Rs. 0.3 billion from currency options and currency swaps and Rs. 0.2 billion from interest rate derivatives. For the six month period ended September 30, 2013, derivative transactions (unadjusted for credit spread) resulted in income of Rs. 5.7 billion primarily due to a gain of Rs. 4.4 billion from forward exchange contracts, further augmented by a gain of Rs. 2.1 billion from currency options and currency swaps and partially offset by a loss of Rs. 0.8 billion from interest rate derivatives. Loss from derivative transactions (net of gain of Rs. 0.4 billion on account of credit spread) was Rs. 0.8 billion in the six month period ended September 30, 2014 as compared to a gain of Rs. 4.6 billion (net of loss of Rs. 1.1 billion on account of credit spread) in the six month period ended September 30, 2013. Income from foreign exchange transactions amounted to Rs. 0.7 billion for the six month period ended September 30, 2014 as compared to a loss of Rs. 0.2 billion for the six month period ended September 30, 2013.

Non-Interest Expense

Our non-interest expense was comprised of the following:

	Six month period ended September 30,
	2013		2014		Increase/ (Decrease)		% Increase/ (Decrease)	2013 % of net revenues	2014 % of net revenues
	(in millions, except percentages)
Salaries and staff benefits	Rs.	29,132.2	Rs.	34,257.9	Rs.	5,125.7	17.6%	25.3%	24.7%
Premises and equipment		9,733.6		10,021.1		287.5	3.0	8.5	7.2
Depreciation and amortization		3,537.7		3,392.6		(145.1)	(4.1)	3.1	2.4
Administrative and other		18,846.6		23,264.6		4,418.0	23.4	16.4	16.8
Amortization of intangibles		834.2		210.5		(623.7)	(74.8)	0.7	0.2
Total non-interest expense	Rs.	62,084.3	Rs.	71,146.7	Rs.	9,062.4	14.6%	53.9%	51.3%

Total non-interest expense increased by 14.6% from Rs. 62.1 billion for the six month period ended September 30, 2013 to Rs. 71.1 billion for the six month period ended September 30, 2014. As of September 30, 2014, we had 3,600 branches and 11,515 ATMs across 2,272 locations, which increased from 3,251 branches and 11,177 ATMs across 2,022 locations as of September 30, 2013. This led to an overall increase in our non-interest expense. As a percentage of our net revenues, our non-interest expense was 51.3% for the six month period ended September 30, 2014 as compared to 53.9% for the six month period ended September 30, 2013.

Salaries and staff benefits increased by 17.6% from Rs. 29.1 billion for the six month period ended September 30, 2013 to Rs. 34.3 billion for the six month period ended September 30, 2014. This increase was primarily attributable to an increase in staff salaries and allowances on account of an increase in the number of employees and higher stock-based compensation expenses. The number of our employees increased from 69,662 as of September 30, 2013 to 75,339 as of September 30, 2014.

Premises and equipment costs increased from Rs. 9.7 billion for the six month period ended September 30, 2013 to Rs. 10.0 billion for the six month period ended September 30, 2014 primarily on account of higher rent, electricity, housekeeping, equipment maintenance and other infrastructure costs relating to the expanded branch network.

Depreciation and amortization expenses amounted to Rs. 3.4 billion for the six month period ended September 30, 2014 as compared to Rs. 3.5 billion for the six month period ended September 30, 2013.

Administrative and other expenses increased by 23.4% from Rs. 18.8 billion for the six month period ended September 30, 2013 to Rs. 23.3 billion for the six month period ended September 30, 2014 primarily on account of higher insurance costs, outsourcing expenses and credit card interchange fees.

We continued to amortize the remaining balance of the intangible assets that were acquired on the merger of CBoP—i.e. our branch network representing contractual and non-contractual customer relationships, customer list, core deposit intangibles, and favorable leases—over their estimated remaining useful life. This amortization resulted in a charge of Rs. 0.2 billion for the six month period ended September 30, 2014.

Income Tax

Our net revenues after non-interest expense amounted to Rs. 67.6 billion for the six month period ended September 30, 2014 as compared to Rs. 53.0 billion for the six month period ended September 30, 2013. Our effective tax rate was 34.9% for the six month period ended September 30, 2013 and 36.4% for the six month period ended September 30, 2014. As a result, our income tax expense, net of interest earned on income tax refunds, increased by 32.8% from Rs. 18.5 billion for the six month period ended September 30, 2013 to Rs. 24.6 billion for the six month period ended September 30, 2014.

Net Income

As a result of the foregoing factors, our net income after taxes increased by 24.5% from Rs. 34.5 billion for the six month period ended September 30, 2013 to Rs. 43.0 billion for the six month period ended September 30, 2014.

Fiscal Year Ended March 31, 2014 Compared to Fiscal Year Ended March 31, 2013

Net Interest Revenue after Allowance for Credit Losses

Our net interest revenue after allowances for credit losses increased by 21.3% from Rs. 144.4 billion in fiscal 2013 to Rs. 175.1 billion in fiscal 2014. Our net interest margin increased to 4.7% in fiscal 2014. The following table sets out the components of net interest revenue after allowance for credit losses:

	Year ended March 31,
	2013		2014		Increase/ (Decrease)		% Increase/ (Decrease)
	(in millions, except percentages)
Interest on loans	Rs.	271,730.5	Rs.	326,755.3	Rs.	55,024.8	20.2%
Interest on securities, including dividends and interest on trading assets		72,334.2		83,380.5		11,046.3	15.3
Other interest revenue		9,813.8		12,075.5		2,261.7	23.0
Total interest and dividend revenue		353,878.5		422,211.3		68,332.8	19.3
Interest on deposits		163,092.7		187,574.7		24,482.0	15.0
Interest on short-term borrowings		13,888.4		18,075.0		4,186.6	30.1
Interest on long term debt		19,556.9		23,976.6		4,419.7	22.6
Other interest expense		264.0		12.9		(251.1)	(95.1)
Total interest expense		196,802.0		229,639.2		32,837.2	16.7
Net interest revenue	Rs.	157,076.5	Rs.	192,572.1	Rs.	35,495.6	22.6%
Less allowance for credit losses:
Retail		11,107.1		14,942.4		3,835.3	34.5
Wholesale		1,580.9		2,485.7		904.8	57.2
Total		Rs. 12,688.0		Rs. 17,428.1		Rs. 4,740.1	37.4%
Net interest revenue after allowance for credit losses	Rs.	144,388.5	Rs.	175,144.0	Rs.	30,755.5	21.3%

Interest and Dividend Revenue

Interest income on loans increased by 20.2% primarily due to an increase in our average loan book. The average balance of our total loan book increased by 22.0% from Rs. 2,328.3 billion in fiscal 2013 to Rs. 2,839.5 billion in fiscal 2014. Our average balance of retail loans increased by 25.7% from Rs. 1,499.2 billion in fiscal 2013 to Rs. 1,884.5 billion in fiscal 2014. The growth in retail loans was across the product segments. Our average balance of wholesale loans increased by 15.2% from Rs. 829.2 billion in fiscal 2013 to Rs. 955.0 billion in fiscal 2014. Retail loan yields decreased to 12.4% in fiscal 2014 as compared to 12.6% in fiscal 2013. Wholesale loan yields marginally decreased from 9.9% in fiscal 2013 to 9.8% in fiscal 2014.

Interest on securities, including dividends, increased by 15.3% from Rs. 72.3 billion in fiscal 2013 to Rs. 83.4 billion in fiscal 2014, driven by an increase of Rs. 148.3 billion in the average balance of investments. Yields marginally declined from 8.1% in fiscal 2013 to 8.0% in fiscal 2014.

Other interest revenue increased by 23.0% for fiscal 2014 compared to fiscal 2013 due to an increase in interest from our placements with central government bodies which are made to comply with the extant RBI guidelines on shortfall in priority sector lending sub-limits and term placements with other banks. Average placements with central government bodies increased by Rs. 12.0 billion in fiscal 2014 and yields thereon increased from 4.9% in fiscal 2013 to 5.3% in fiscal 2014.

Interest Expense

Our interest expense on deposits increased by 15.0% from Rs. 163.1 billion in fiscal 2013 to Rs. 187.6 billion in fiscal 2014 due to an increase in average interest bearing deposits by 21.9% from Rs. 2,245.5 billion in fiscal 2013 to Rs. 2,737.9 billion in fiscal 2014.

There was an increase in the average balance of our savings accounts from Rs. 764.2 billion in fiscal 2013 to Rs. 893.6 billion in fiscal 2014 and an increase in the average balance of our time deposits from Rs. 1,481.3 billion in fiscal 2013 to Rs. 1,844.2 billion in fiscal 2014. Our average cost of deposits declined marginally from 6.1% in fiscal 2013 to 5.9% in fiscal 2014 as a result of a decrease in the average cost of time deposits from 9.0% in fiscal 2013 to 8.2% in fiscal 2014.

Our interest expense on short-term borrowings increased by 27.8% from Rs. 14.2 billion in fiscal 2013 to Rs. 18.1 billion in fiscal 2014 mainly on account of an increase in our average balance of short-term borrowings which increased by 35.5% from Rs. 241.9 billion in fiscal 2013 to Rs. 327.9 billion in fiscal 2014. This was partially off-set by a decrease in our cost of short-term borrowings from 5.9% in fiscal 2013 to 5.5% in fiscal 2014. Our interest expense on long-term debt increased by 22.6% primarily on account of an increase in our average balance of long-term debt from Rs. 234.5 billion in fiscal 2013 to Rs. 296.8 billion in fiscal 2014. This was partially off-set by a decrease in our cost of long-term debt from 8.3% in fiscal 2013 to 8.1% in fiscal 2014.

Allowance for Credit Losses

Our loan loss allowance for credit losses consists of specific and unallocated components. Allowances for credit losses increased by 37.4% from Rs. 12.7 billion in fiscal 2013 to Rs. 17.4 billion in fiscal 2014.

This increase was mainly attributable to an increase in the allowances for credit losses in our wholesale loan portfolio which increased by 57.2% from Rs. 1.6 billion in fiscal 2013 to Rs. 2.5 billion in fiscal 2014. The increase was primarily due to higher specific loan loss allowances attributable to certain specific segments which were adversely affected by slower GDP growth, the ban on mining of iron ore in many areas due to environmental factors and a slowdown in industrial investments. The increase in our specific loan loss allowance in our wholesale loan portfolio was partially offset by a decrease in the wholesale unallocated loan loss allowance, which decreased from Rs. 1.3 billion in fiscal 2013 to Rs. 0.2 billion in fiscal 2014.

Our loan loss allowance for credit losses in our retail loan portfolio increased by 34.5% from Rs. 11.1 billion in fiscal 2013 to Rs. 14.9 billion in fiscal 2014. The increase was primarily due to higher allowances in our commercial vehicle and equipment finance loan segment. Unfavorable economic situation characterized by continued stress in the segment largely attributable to the moderation in industrial activity and continued stagnancy in mining activity led to an increase in the delinquency of these loans. This was further augmented by higher retail unallocated allowances, which increased by 34.2% from Rs. 3.3 billion in fiscal 2013 to Rs. 4.5 billion in fiscal 2014. This increase was mainly attributable to the growth in our retail loan portfolio and expected losses thereon. The average balance of our retail loans increased by 25.7% from Rs. 1,499.2 billion in fiscal 2013 to Rs. 1,884.5 billion in fiscal 2014.

Non-Interest Revenue

Our non-interest revenue increased by 8.7% from Rs. 65.2 billion in fiscal 2013 to Rs. 70.8 billion in fiscal 2014. The following table sets forth the components of our non-interest revenue:

	Year ended March 31,
	2013		2014		Increase/ (Decrease)		% Increase/ (Decrease)
	(in millions, except percentages)
Fees and commissions	Rs.	53,989.6	Rs.	60,314.1	Rs.	6,324.5	11.7%
Realized gains/(losses) on AFS securities		681.5		1,091.0		409.5	60.1
Trading securities gain/(loss), net		105.0		(345.1)		(450.1)	(428.7)
Foreign exchange transactions		9,727.0		9,010.5		(716.5)	(7.4)
Derivatives gains/(loss)		241.9		119.5		(122.4)	(50.6)
Other		432.4		644.5		212.1	49.1
Total non-interest revenue	Rs.	65,177.4	Rs.	70,834.5	Rs.	5,657.1	8.7%

Fees and commissions increased by 11.7% from Rs. 54.0 billion in fiscal 2013 to Rs. 60.3 billion in fiscal 2014 primarily on account of an increase in fees and commissions generated by the retail segment. This increase was primarily attributable to fees and charges on retail asset products, fees on credit cards and transactional charges and fees on deposit accounts. Fees and charges on retail asset products were primarily comprised of processing fees on new loans, foreclosure charges and certain transaction specific charges. An increase in volume of credit card spends led to higher interchange income. Increase in our fees and commissions earned from our wholesale banking business was partially offset by a decline in the income from our consignment bullion business attributable to the regulatory changes during the fiscal year to contain import of bullion in India.

Realized gains on AFS securities were primarily on account of sale of Government of India securities and some of our other investment securities. Loss on trading securities was primarily attributable to mark-to-market losses.

In fiscal 2014, derivative transactions (unadjusted for credit spread) resulted in income of Rs. 0.5 billion. The income during fiscal 2014 was primarily on account of income of Rs. 1.6 billion from forward exchange contracts which was primarily attributable to cancellations of forward exchange contracts by non-bank customers. This income was further augmented by a gain of Rs. 0.7 billion from currency options and currency swaps and partially off-set by loss of Rs. 1.8 billion from interest rate derivatives. Loss from interest rate derivatives was largely attributable to mark-to-market loss on account of increase in interest rates during fiscal 2014. In fiscal 2013, derivative transactions (unadjusted for credit spread) resulted in income of Rs. 0.3 billion primarily due to gain of Rs. 3.1 billion from forward exchange contracts, offset by loss of Rs. 2.2 billion from interest rate derivatives and loss of Rs. 0.7 billion from currency options and currency swaps. Gain from derivative transactions (net of loss of Rs. 0.4 billion on account of credit spread) was Rs. 0.1 billion in fiscal 2014 as compared to a gain of Rs. 0.2 billion (net of loss of Rs. 0.1 billion on account of credit spread) in fiscal 2013. Income from foreign exchange transactions decreased from Rs. 9.7 billion in fiscal 2013 to Rs. 9.0 billion in fiscal 2014.

Non-Interest Expense

Our non-interest expense was comprised of the following:

	Year ended March 31,
	2013		2014		Increase/ (Decrease)		% Increase/ (Decrease)	2013 % of net revenues	2014 % of net revenues
	(in millions, except percentages)
Salaries and staff benefits	Rs.	53,954.1	Rs.	57,550.3	Rs.	3,596.2	6.7%	25.7%	23.4%
Premises and equipment		17,391.4		18,722.8		1,331.4	7.7	8.3	7.6
Depreciation and amortization		6,686.2		6,980.3		294.1	4.4	3.2	2.8
Administrative and other		37,254.9		39,436.2		2,181.3	5.9	17.8	16.0
Amortization of intangibles		2,304.5		1,538.5		(766.0)	(33.2)	1.1	0.6
Total non-interest expense	Rs.	117,591.1	Rs.	124,228.1	Rs.	6,637.0	5.6%	56.1%	50.4%

Total non-interest expense increased by 5.6% from Rs. 117.6 billion in fiscal 2013 to Rs. 124.2 billion in fiscal 2014. As of March 31, 2014, we had 3,403 branches and 11,256 ATMs across 2,171 locations, which increased from 3,062 branches and 10,743 ATMs across 1,845 locations as of March 31, 2013. This led to an overall increase in our non-interest expense. We undertook measures for cost management and productivity improvement of our staff during the fiscal. These measures also helped us in expanding our distribution network without a corresponding increase in the number of our employees. This caused the growth in our non-interest expense to be lower than the pace of our revenue growth. Our net interest revenue after allowances for credit losses increased by 21.3% from Rs. 144.4 billion in fiscal 2013 to Rs. 175.1 billion in fiscal 2014. As a result, our non-interest expense as a percentage of our net revenues was 50.4% in fiscal 2014 as compared to 56.1% in fiscal 2013.

Salaries and staff benefits increased by 6.7% from Rs. 54.0 billion in fiscal 2013 to Rs. 57.6 billion in fiscal 2014. This increase was primarily attributable to an increase in staff salaries and allowances partially offset by a decline in the number of employees from 69,065 employees as of March 31, 2013 to 68,165 employees as of March 31, 2014.

Premises and equipment costs increased by 7.7% from Rs. 17.4 billion in fiscal 2013 to Rs. 18.7 billion in fiscal 2014 on account of an increase in rent, electricity, housekeeping, security, equipment maintenance and other infrastructure costs relating to the expanded branch network.

Depreciation and amortization expenses increased by 4.4% from Rs. 6.7 billion in fiscal 2013 to Rs. 7.0 billion in fiscal 2014 due to the increase in our distribution network and higher spending on technology and infrastructure to support our growth.

Administrative and other expenses increased by 5.9% from Rs. 37.3 billion in fiscal 2013 to Rs. 39.4 billion in fiscal 2014 primarily on account of higher insurance, postage and communication and operating expenses for our credit cards and transactional banking businesses.

We continued to amortize the intangible assets that were acquired on the merger of CBoP—i.e. our branch network representing contractual and non-contractual customer relationships, customer list, core deposit intangible, and favorable leases—over their estimated remaining useful life. This amortization resulted in a charge of Rs. 1.5 billion in fiscal 2014.

Income Tax

Our income tax expense, net of interest earned on income tax refunds, increased by 41.8%, from Rs. 29.8 billion in fiscal 2013 to Rs. 42.3 billion in fiscal 2014. Our effective tax rate was 32.4% in fiscal 2013 and 34.7% in fiscal 2014. The effective tax rate was higher in fiscal 2014 primarily due to lower tax free income from our investments and an increase in the statutory income tax rate.

The following table gives a reconciliation of the Indian statutory income tax rate to our annual effective income tax rate for fiscals 2013 and 2014:

	Year ended March 31,
	2013	2014
Effective statutory income tax rate	32.45%	33.99%
Adjustments to reconcile statutory income tax rate to effective income tax rate:
Stock-based compensation (net of forfeitures)	1.60	1.53
Income exempt from taxes	(0.65)	(0.37)
Interest on income tax refunds	(0.83)	(0.01)
Other, net	(0.13)	0.10
Effect of change in statutory tax rate	—	(0.50)
Annual effective income tax rate	32.44%	34.74%

Net Income

As a result of the foregoing factors, our net income after taxes increased by 28.3% from Rs. 61.8 billion in fiscal 2013 to Rs. 79.3 billion in fiscal 2014.

Fiscal Year Ended March 31, 2013 Compared to Fiscal Year Ended March 31, 2012

Net Interest Revenue after Allowance for Credit Losses

Our net interest revenue after allowances for credit losses increased by 21.8% from Rs. 118.6 billion in fiscal 2012 to Rs. 144.4 billion in fiscal 2013. Our net interest margin remained stable at 4.6% in fiscal 2013. The following table sets out the components of net interest revenue after allowance for credit losses:

	Year ended March 31,
	2012		2013		Increase/ (Decrease)		% Increase/ (Decrease)
	(in millions, except percentages)
Interest on loans	Rs.	210,315.7	Rs.	271,730.5	Rs.	61,414.8	29.2%
Interest on securities, including dividends and interest on trading assets		60,677.2		72,334.2		11,657.0	19.2
Other interest revenue		6,547.1		9,813.8		3,266.7	49.9
Total interest and dividend revenue		277,540.0		353,878.5		76,338.5	27.5
Interest on deposits		126,783.1		163,092.7		36,309.6	28.6
Interest on short-term borrowings		12,233.8		13,888.4		1,654.6	13.5
Interest on long term debt		11,988.5		19,556.9		7,568.4	63.1
Other interest expense		142.6		264.0		121.4	85.1
Total interest expense		151,148.0		196,802.0		45,654.0	30.2
Net interest revenue	Rs.	126,392.0	Rs.	157,076.5	Rs.	30,684.5	24.3%
Less allowance for credit losses:
Retail		6,445.6		11,107.1		4,661.5	72.3
Wholesale		1,391.7		1,580.9		189.2	13.6
Total	Rs.	7,837.3	Rs.	12,688.0	Rs.	4,850.7	61.9%
Net interest revenue after allowance for credit losses	Rs.	118,554.7	Rs.	144,388.5	Rs.	25,833.8	21.8%

Interest and Dividend Revenue

Interest income on loans increased by 29.2% primarily due to an increase in our average loan book. The average balance of our total loan book increased by 25.6% from Rs. 1,854.4 billion in fiscal 2012 to Rs. 2,328.3 billion in fiscal 2013. Our average balance of retail loans increased by 37.0% from

Rs. 1,094.6 billion in fiscal 2012 to Rs. 1,499.2 billion in fiscal 2013. The growth in retail loans was across the product segments. Our average balance of wholesale loans increased by 9.1% from Rs. 759.8 billion in fiscal 2012 to Rs. 829.2 billion in fiscal 2013. Retail loan yields decreased marginally to 12.6% in fiscal 2013 as compared to 12.8% in fiscal 2012. Wholesale loan yields increased from 9.2% in fiscal 2012 to 9.9% in fiscal 2013.

Interest on securities, including dividends, increased by 19.2% from Rs. 60.7 billion in fiscal 2012 to Rs. 72.3 billion in fiscal 2013, driven by an increase of Rs. 133.3 billion in the average balance of investments and a marginal rise in yields from 8.0% in fiscal 2012 to 8.1% in fiscal 2013.

Other interest revenue increased by 49.9% for fiscal 2013 compared to fiscal 2012 due to an increase in interest from our placements with central government bodies which are made to comply with the extant RBI guidelines on shortfall in priority sector lending sub-limits and term placements with other banks. Average placements with central government bodies increased by Rs. 30.4 billion in fiscal 2013 and yields thereon increased from 4.7% in fiscal 2012 to 4.9% in fiscal 2013.

Interest Expense

Our interest expense on deposits increased by 28.6% from Rs. 126.8 billion in fiscal 2012 to Rs. 163.1 billion in fiscal 2013 due to an increase in average interest bearing deposits by 23.0% from Rs. 1,825.0 billion in fiscal 2012 to Rs. 2,245.5 billion in fiscal 2013.

There was an increase in the average balance of our savings accounts from Rs. 657.1 billion in fiscal 2012 to Rs. 764.2 billion in fiscal 2013 and an increase in the average balance of our time deposits from Rs. 1,168.0 billion in fiscal 2012 to Rs. 1,481.3 billion in fiscal 2013. Increase in our average cost of deposits further augmented the increase in interest expense on deposits. Our average cost of deposits increased from 5.7% in fiscal 2012 to 6.1% in fiscal 2013 as a result of a decrease in the proportion of average current and savings account balances to average total deposits from 47.3% to 44.3%. There was an increase in the average cost of time deposits from 8.6% in fiscal 2012 to 9.0% in fiscal 2013.

Our interest expense on short-term borrowings increased by 14.3% from Rs. 12.4 billion in fiscal 2012 to Rs. 14.2 billion in fiscal 2013 mainly on account of an increase in our average balance of short-term borrowings which increased by 23.7% from Rs. 195.5 billion in fiscal 2012 to Rs. 241.9 billion in fiscal 2013. This was partially off-set by a decrease in our cost of short-term borrowings from 6.3% in fiscal 2012 to 5.9% in fiscal 2013. Our interest expense on long-term debt increased by 63.1%. This was largely attributable to the Rs. 60.5 billion lower tier II debt capital we raised during fiscal 2013. Our average balance of long-term debt increased from Rs. 148.2 billion in fiscal 2012 to Rs. 234.5 billion in fiscal 2013.

Allowance for Credit Losses

Our loan loss allowance for credit losses consists of specific and unallocated components. Allowances for credit losses increased by 61.9% from Rs. 7.8 billion in fiscal 2012 to Rs. 12.7 billion in fiscal 2013.

This increase was mainly attributable to an increase in the allowances for credit losses in our retail loan portfolio which increased by 72.3% from Rs. 6.4 billion in fiscal 2012 to Rs. 11.1 billion in fiscal 2013. The increase was primarily due to higher allowances in our commercial vehicle and equipment finance loans. An unfavorable economic situation characterized by sluggish road freight demand on account of continued moderation in industrial activity and compression in margins for truck operators due to a sustained gradual increase in diesel prices and the inability to pass on the increase in operating costs on account of slowdown in mining and iron ore freight movement, led to an increase in the delinquency of these loans. This was further augmented by higher retail unallocated allowances, which increased by 10.7% from Rs. 3.0 billion in fiscal 2012 to Rs. 3.3 billion in fiscal 2013. This increase was mainly attributable to the growth in our retail loan portfolio and expected losses thereon. The average balance of our retail loans increased by 37.0% from Rs. 1,094.6 billion in fiscal 2012 to Rs. 1,499.2 billion in fiscal 2013.

Our loan loss allowance for credit losses in our wholesale loan portfolio increased by 13.6% from Rs. 1.4 billion in fiscal 2012 to Rs. 1.6 billion in fiscal 2013. This increase was primarily on account of an increase in our wholesale unallocated allowances which was attributable to the growth in our wholesale loan portfolio and expected losses thereon. The average balance of our wholesale loans increased by 9.1% from Rs. 759.8 billion in fiscal 2012 to Rs. 829.2 billion in fiscal 2013.

Non-Interest Revenue

Our non-interest revenue increased by 23.9% from Rs. 52.6 billion in fiscal 2012 to Rs. 65.2 billion in fiscal 2013. The following table sets forth the components of our non-interest revenue:

	Year ended March 31,
	2012		2013		Increase/ (Decrease)		% Increase/ (Decrease)
	(in millions, except percentages)
Fees and commissions	Rs.	44,867.2	Rs.	53,989.6	Rs.	9,122.4	20.3%
Realized gains/(losses) on AFS securities		(2,614.3)		681.5		3,295.8	*
Trading securities gain/(loss), net		(154.7)		105.0		259.7	*
Foreign exchange transactions		7,531.5		9,727.0		2,195.5	29.2
Derivatives gains/(loss)		2,788.7		241.9		(2,546.8)	(91.3)
Other		177.1		432.4		255.3	144.2
Total non-interest revenue	Rs.	52,595.5	Rs.	65,177.4	Rs.	12,581.9	23.9%

*	Not meaningful

Fees and commissions increased by 20.3% from Rs. 44.9 billion in fiscal 2012 to Rs. 54.0 billion in fiscal 2013 primarily on account of an increase in fees and commissions generated by the retail segment. This increase was primarily attributable to fees and charges on retail asset products, fees on credit cards, transactional charges and fees on deposit accounts and fees earned from distribution of insurance products. Fees and charges on retail asset products were primarily comprised of processing fees on new loans, foreclosure charges and fees from the sourcing of home loans. An increase in volume of credit card spends led to higher interchange income. Fees and commissions earned from our wholesale segment increased mainly on account of increase in income from our consignment bullion business.

Realized gains on AFS securities were primarily on account of sale of Government of India securities which was partially offset by other than temporary impairment losses recognized in some of our investment securities. Gain on trading securities was primarily attributable to mark-to-market gains.

Income from foreign exchange transactions increased from Rs. 7.5 billion in fiscal 2012 to Rs. 9.7 billion in fiscal 2013, mainly on account of improvement in spreads on trades with non-bank customers. In fiscal 2013, derivative transactions (unadjusted for credit spread) resulted in income of Rs. 0.3 billion. The income during fiscal 2013 was primarily on account of income of Rs. 3.1 billion from forward exchange contracts which was primarily attributable to cancellations of forward exchange contracts by non-bank customers. This income was offset by loss of Rs. 2.2 billion from interest rate derivatives and loss of Rs. 0.7 billion from currency options and currency swaps. Loss from interest rate derivatives was largely attributable to mark-to-market loss on account of decline in interest rates during fiscal 2013. In fiscal 2012, derivative transactions (unadjusted for credit spread) resulted in income of Rs. 3.6 billion which includes gain of Rs. 2.6 billion from forward exchange contracts and gain from currency swaps and currency options of Rs. 1.7 billion. Gain from derivative transactions (net of loss of Rs. 0.1 billion on account of credit spread) was Rs. 0.2 billion in fiscal 2013 as compared to a gain of Rs. 2.8 billion (net of loss of Rs. 0.8 billion on account of credit spread) in fiscal 2012.

Non-Interest Expense

Our non-interest expense was comprised of the following:

	Year ended March 31,
	2012		2013		Increase/ (Decrease)		% Increase/ (Decrease)	2012 % of net revenues	2013 % of net revenues
	(in millions, except percentages)
Salaries and staff benefits	Rs.	45,791.3	Rs.	53,954.1	Rs.	8,162.8	17.8%	26.8%	25.7%
Premises and equipment		14,595.1		17,391.4		2,796.3	19.2	8.5	8.3
Depreciation and amortization		5,588.7		6,686.2		1,097.5	19.6	3.3	3.2
Administrative and other		29,009.5		37,254.9		8,245.4	28.4	16.9	17.8
Amortization of intangibles		2,328.9		2,304.5		(24.4)	(1.0)	1.4	1.1
Total non-interest expense	Rs.	97,313.5	Rs.	117,591.1	Rs.	20,277.6	20.8%	56.9%	56.1%

Total non-interest expense increased by 20.8% from Rs. 97.3 billion in fiscal 2012 to Rs. 117.6 billion in fiscal 2013. As a percentage of our net revenues, non-interest expense was 56.1% in fiscal 2013 as compared to 56.9% in fiscal 2012.

As of March 31, 2013, we had 3,062 branches and 10,743 ATMs across 1,845 locations, which increased from 2,544 branches and 8,913 ATMs across 1,399 locations as of March 31, 2012. This led to an overall increase in our non-interest expense.

Salaries and staff benefits increased by 17.8% from Rs. 45.8 billion in fiscal 2012 to Rs. 54.0 billion in fiscal 2013. This increase was primarily attributable to an increase in staff salaries and allowances and in the number of employees from 66,076 as of March 31, 2012 to 69,065 employees as of March 31, 2013.

Premises and equipment costs increased on account of an increase in rent, electricity, housekeeping, security, equipment maintenance and other infrastructure costs relating to the expanded branch network.

Depreciation and amortization expenses increased due to the increase in our distribution network and higher spending on technology and infrastructure to support our growth.

Administrative and other expenses increased primarily on account of higher printing and stationery, postage and communication and insurance costs.

We continued to amortize the intangible assets that were acquired on the merger of CBoP—i.e. our branch network representing contractual and non-contractual customer relationships, customer list, core deposit intangible, and favorable leases—over their estimated remaining useful life. This amortization resulted in a charge of Rs. 2.3 billion in fiscal 2013.

Income Tax

Our income tax expense, net of interest earned on income tax refunds amounting to Rs. 1.1 billion, increased by 25.2%, from Rs. 23.8 billion in fiscal 2012 to Rs. 29.8 billion in fiscal 2013. Our effective tax rate was 32.3% in fiscal 2012 and 32.4% in fiscal 2013. The effective tax rate was higher in fiscal 2013 primarily due to lower tax free income from our investments.

The following table gives a reconciliation of the Indian statutory income tax rate to our annual effective income tax rate for fiscals 2012 and 2013:

	Year ended March 31,
	2012	2013
Effective statutory income tax rate	32.45%	32.45%
Adjustments to reconcile statutory income tax rate to effective income tax rate:
Stock-based compensation (net of forfeitures)	1.72	1.60
Income exempt from taxes	(1.33)	(0.65)
Interest on income tax refunds	(0.88)	(0.83)
Other, net	0.13	(0.13)
Effect of change in statutory tax rate	0.18	—
Annual effective income tax rate	32.27%	32.44%

Net Income

As a result of the foregoing factors, our net income after taxes increased by 24.2% from Rs. 49.8 billion in fiscal 2012 to Rs. 61.8 billion in fiscal 2013.

Liquidity and Capital Resources

Our growth is financed by a combination of cash generated from operations, increases in our customer deposits, borrowings and new issuances of equity capital and other securities qualifying as Tier 2 capital.

The following table sets forth our cash flows from operating activities, investing activities and financing activities in a condensed format. We have aggregated certain line items set forth in the cash flow statement that is part of our financial statements included elsewhere in this report in order to facilitate an understanding of significant trends in our business.

	Year ended March 31,						Six month period ended September 30,
	2012		2013		2014		2013		2014
	(in millions)
Cash Flows from Operating Activities:
Net income before non-controlling interest	Rs.	50,008.0	Rs.	62,134.7	Rs.	79,446.2	Rs.	34,517.4	Rs.	43,006.6
Non-cash adjustments to net income		22,137.7		21,323.4		23,298.2		5,488.4		19,385.4
Net change in other assets and liabilities		(34,653.4)		(11,944.6)		24,406.9		(32,119.3)		19,218.9
Net cash provided by operating activities	Rs.	37,492.3	Rs.	71,513.5	Rs.	127,151.3	Rs.	7,886.5	Rs.	81,610.9
Cash Flows from Investing Activities:
Net change in term placements		(48,174.4)		(49,169.2)		22,784.0		13,007.1		(16,996.1)
Net change in investments		(181,331.0)		(200,007.5)		93,594.1		48,943.3		(192,252.6)
Net change in repurchase options and reverse repurchase options		(10,868.3)		88,868.3		(195,322.6)		53,500.0		34,006.5
Loans purchased net of repayments		(15,960.7)		(11,047.2)		(18,862.0)		8,195.1		(1,611.3)
Increase in loans originated, net of principal collections		(379,906.4)		(503,662.9)		(669,463.7)		(312,443.2)		(216,578.3)
Net additions to property and equipment		(7,878.5)		(9,951.0)		(9,601.2)		(5,637.1)		(3,344.2)
Net cash used in investing activities	Rs.	(644,119.3)	Rs.	(684,969.5)	Rs.	(776,871.4)	Rs.	(194,434.8)	Rs.	(396,776.0)
Cash Flows from Financing Activities:
Net increase in deposits		385,202.5		493,240.6		708,925.0		164,070.8		224,726.4
Net increase/(decrease) in short-term borrowings		38,641.2		33,123.4		477.7		64,124.1		(48,340.2)
Purchase of subsidiary shares from noncontrolling interest		—		—		(2,265.8)		(2,265.8)		(715.7)
Proceeds from issuance of shares by subsidiaries to non-controlling interest		12.3		34.6		162.4		140.4		—
Net increase in long-term debt		82,141.2		116,830.3		95,278.0		(6,014.3)		7,092.3
Proceeds from issuance of equity shares for options exercised		5,302.8		10,949.5		7,232.9		4,059.5		6,154.1
Proceeds from application for issuance of equity shares for options exercised pending allotment		—		221.5		—		—		—
Payment of dividends and dividend tax		(8,947.6)		(11,787.0)		(15,372.6)		(15,382.3)		(19,300.7)
Net cash provided by financing activities	Rs.	502,352.4	Rs.	642,612.9	Rs.	794,437.6	Rs.	208,732.4	Rs.	169,616.2
Effect of exchange rate changes on cash and cash equivalents		3,415.5		1,540.3		7,377.5		10,294.6		3,045.2
Net change in cash and cash equivalents		(100,859.1)		30,697.2		152,095.0		32,478.7		(142,503.7)
Cash and cash equivalents, beginning of year		288,902.1		188,043.0		218,740.2		218,740.2		370,835.2
Cash and cash equivalents, end of year	Rs.	188,043.0	Rs.	218,740.2	Rs.	370,835.2	Rs.	251,218.9	Rs.	228,331.5

Six Month Period Ended September 30, 2014 Compared to Six Month Period Ended September 30, 2013

Cash Flows from Operating Activities

Our net cash provided by operating activities reflects our net income, adjustments for tax and non-cash charges such as depreciation and amortization, as well as changes in other assets and liabilities. Our net cash provided by operating activities increased from Rs. 7.9 billion for the six month period ended September 30, 2013 to Rs. 81.6 billion for the six month period ended September 30, 2014, mainly due to higher cash flows for the six month period ended September 30, 2014 as compared to the six month period ended September 30, 2013 as a result of increase in our net income and a decrease in our investments held for trading.

Cash Flows from Investing Activities

We used our cash from operations and financing activities primarily to invest in our loan book and debt securities. The increase in loans originated and purchased, net of principal collections and repayments, was Rs. 218.2 billion for the six month period ended September 30, 2014 and Rs. 304.2 billion for the six month period ended September 30, 2013. The net increase in investments for the six month period ended September 30, 2014 was Rs. 192.3 billion primarily on account of an increase in available-for-sale Government of India securities.

Cash Flows from Financing Activities

Our primary sources of cash flows from financing activities are deposits and, to a lesser extent, borrowings. Net cash provided by our financing activities reduced from Rs. 208.7 billion in the six month period ended September 30, 2013 to Rs. 169.6 billion in the six month period ended September 30, 2014. During the six month period ended September 30, 2014, the net decrease in our short-term borrowings amounted to Rs. 48.3 billion, as compared to a net increase of Rs. 64.1 billion in the six month period ended September 30, 2013. During the six month period ended September 30, 2014, the net increase in our deposits amounted to Rs. 224.7 billion, as compared to a net increase of Rs. 164.1 billion during the six month period ended September 30, 2013. Our total deposits aggregated Rs. 3,903.9 billion as of September 30, 2014 and accounted for 88.4% of our non-equity sources of funds, which are comprised of deposits and borrowings. As of September 30, 2014, our short-term borrowings and long-term debt aggregated Rs. 104.6 billion and Rs. 406.2 billion, respectively.

Fiscal Year Ended March 31, 2014 Compared to Fiscal year ended March 31, 2013

Cash Flows from Operating Activities

Our net cash provided by operating activities reflects our net income, adjustments for tax and non-cash charges such as depreciation and amortization, as well as changes in other assets and liabilities. Our net cash provided by operating activities increased from Rs. 71.5 billion in fiscal 2013 to Rs. 127.2 billion in fiscal 2014, mainly due to higher cash flows in fiscal 2014 as compared to fiscal 2013 as a result of increase in our net income and a decrease in our investments held for trading.

Cash Flows from Investing Activities

We used our cash from operations and financing activities primarily to invest in our loan book and debt securities. The increase in loans originated and purchased, net of principal collections and repayments, was Rs. 688.3 billion in fiscal 2014 and Rs. 514.7 billion in fiscal 2013 on account of an increase in both our retail and wholesale loan portfolios. The decrease in investments in fiscal 2014 was Rs. 93.6 billion primarily on account of decrease in available-for-sale Government of India securities.

Cash Flows from Financing Activities

Our primary sources of cash flows from financing activities are deposits and, to a lesser extent, borrowings. Our total deposits increased by 24.0% from Rs. 2,960.5 billion in fiscal 2013 to Rs. 3,670.0 billion in fiscal 2014. Savings account deposits at Rs. 1,031.3 billion and current account deposits at Rs. 612.8 billion accounted for approximately 45% of total deposits as of March 31, 2014. There was a 30.2% increase in our time deposits from Rs. 1,556.1 billion in fiscal 2013 to Rs. 2,025.8 billion in fiscal 2014. This included an inflow of US$ 3.4 billion of FCNR deposits raised under the prescribed RBI scheme for attracting foreign currency flows in India. Our short-term borrowings increased by Rs. 5.2 billion from Rs. 145.6 billion in fiscal 2013 to Rs. 150.8 billion in fiscal 2014. There was an increase in long-term debt from Rs. 295.2 billion in fiscal 2013 to Rs. 395.2 billion in fiscal 2014 mainly on account of issuance of debt instruments primarily to fund the growth in loans of our overseas branches.

Financial Condition

Assets

The following tables set forth the principal components of our assets as of March 31, 2014 and September 30, 2014:

	As of March 31,		As of September 30,
	2014		2014		Increase/ (decrease)		% Increase/ (decrease)
	(in millions, except percentages)
Cash and cash equivalents	Rs.	370,835.2	Rs.	228,331.5	Rs.	(142,503.7)	(38.4)%
Term placements		176,481.7		193,477.8		16,996.1	9.6
Investments held for trading		65,077.9		37,172.5		(27,905.4)	(42.9)
Investments available for sale		908,824.3		1,118,027.0		209,202.7	23.0
Securities purchased under agreements to resell		57,322.6		38,316.1		(19,006.5)	(33.2)
Loans, net		3,185,648.1		3,402,552.1		216,904.0	6.8
Accrued interest receivable		40,388.5		40,371.2		(17.3)	(0.1)
Property and equipment, net		31,369.1		31,099.3		(269.8)	(0.9)
Intangible assets, net		231.0		20.5		(210.5)	(91.1)
Goodwill		74,937.9		74,937.9		—	—
Other assets		214,291.0		155,856.1		(58,434.9)	(27.3)
Total assets	Rs.	5,125,407.3	Rs.	5,320,162.0	Rs.	194,754.7	3.8%

Our total assets increased by 3.8% to Rs. 5,320.2 billion as of September 30, 2014 from Rs. 5,125.4 billion as of March 31, 2014.

Our cash and cash equivalents decreased from Rs. 370.8 billion as of March 31, 2014 to Rs. 228.3 billion as of September 30, 2014 primarily on account of net cash used in investing activities, partially off-set by net cash provided by our operating and financing activities. Cash and cash equivalents include currency on hand as well as demand deposits with banks or financial institutions. We are also required to maintain cash balances with the RBI to meet our cash reserve ratio requirement. We are required to maintain a specific percentage of our demand and time liabilities by way of a balance in a current account with the RBI. This is to maintain the solvency of the banking system.

Term placements consist of placements with banks and financial institutions in the ordinary course of business. These have original maturities for periods ranging between three months and fifteen years. Term placements increased primarily on account of an increase in our short-term deposits made in the six months ended September 30, 2014. This increase was partially off-set by a decrease in our placements with central government bodies. Placements with central government bodies are made to comply with the extant RBI guidelines on shortfalls in priority sector lending sub-limits and account for 73% of term placements as of September 30, 2014.

Securities held under the trading portfolio are for trading purposes and are generally sold within 90 days from purchase. Investments held for trading decreased by 42.9% from Rs. 65.1 billion as of March 31, 2014 to Rs. 37.2 billion as of September 30, 2014, primarily on account of the sale of Government of India securities.

Investments available for sale increased by 23.0% from Rs. 908.8 billion as of March 31, 2014 to Rs. 1,118.0 billion as of September 30, 2014 primarily on account of an increase in our investments in Government of India securities and credit substitutes.

Net loans increased on account of an increase in both our retail lending as well as wholesale lending. Our outstanding gross retail loan portfolio increased by 7.7% from Rs. 2,188.3 billion as of March 31, 2014 to

Rs. 2,357.1 billion as of September 30, 2014. The growth in retail loans was across the product segments. Our gross wholesale loan book increased by 4.9% from Rs. 1,040.0 billion as of March 31, 2014 to Rs. 1,091.3 billion as of September 30, 2014 primarily on account of an increase in our corporate banking loan portfolio.

Accrued interest receivable was Rs. 40.4 billion as of September 30, 2014 and as of March 31, 2014.

Our property and equipment marginally decreased by 0.9% from Rs. 31.4 billion as of March 31, 2014 to Rs. 31.1 billion as of September 30, 2014. As of March 31, 2014 we had a network of 3,403 branches in 2,171 locations which grew to 3,600 branches across 2,272 locations as of September 30, 2014.

We acquired a branch network representing contractual and non-contractual customer relationships, customer lists, core deposits and favorable leases as identified intangible assets on account of our acquisition of CBoP in 2008. These intangibles amounted to Rs. 16.0 billion as of the date of acquisition. We have amortized these intangibles over their estimated remaining useful life, resulting in a charge of Rs. 0.2 billion for the six month period ended September 30, 2014. Consequently, these intangibles were carried at an amortized value of Rs. 20.5 million as of September 30, 2014.

We paid a purchase consideration of Rs. 102.8 billion to acquire the net assets of CBoP at a fair value of Rs. 27.8 billion, thereby recognizing unidentified intangibles (goodwill) of Rs. 74.9 billion during fiscal 2009. The primary purpose of the acquisition was to realize potential synergies, growth opportunities and cost savings from combining our businesses. The goodwill arising from the business combination is tested on an annual basis for impairment. There were no changes in the carrying amount of goodwill for the year ended March 31, 2014 and the six month period ended September 30, 2014.

Other assets decreased by 27.3% from Rs. 214.3 billion as of March 31, 2014 to Rs. 155.9 billion as of September 30, 2014 primarily on account of a decrease in derivatives from Rs. 142.5 billion as of March 31, 2014 to Rs. 85.5 billion as of September 30, 2014. This was largely attributable to the decrease in mark-to-market gains from forward exchange contracts.

Liabilities and Shareholders’ Equity

The following tables set forth the principal components of our liabilities and shareholders’ equity as of September 30, 2014 and March 31, 2014:

	As of March 31,		As of September 30,
	2014		2014		Increase/ (decrease)		% Increase/ (decrease)
	(in millions, except percentages)
Liabilities
Interest bearing deposits	Rs.	3,057,154.5	Rs.	3,327,758.5	Rs.	270,604.0	8.9%
Non-interest bearing deposits		612,845.6		576,107.9		(36,737.7)	(6.0)
Total deposits		3,670,000.1		3,903,866.4		233,866.3	6.4%
Securities sold under repurchase agreements		—		15,000.0		15,000.0	*
Short-term borrowings		150,775.5		104,571.9		(46,203.6)	(30.6)
Accrued interest payable		27,734.7		38,870.5		11,135.8	40.2
Long-term debt		395,208.6		406,221.4		11,012.8	2.8
Accrued expenses and other liabilities		348,687.7		277,094.7		(71,593.0)	(20.5)
Total liabilities		4,592,406.6		4,745,624.9		153,218.3	3.3%
Non-controlling interest in subsidiaries		1,094.0		742.1		(351.9)	(32.2)
HDFC Bank Limited shareholders’ equity		531,906.7		573,795.0		41,888.3	7.9
Total liabilities and shareholders’ equity	Rs.	5,125,407.3	Rs.	5,320,162.0	Rs.	194,754.7	3.8%

*	Not meaningful

Our total liabilities increased by 3.3% from Rs. 4,592.4 billion as of March 31, 2014 to Rs. 4,745.6 billion as of September 30, 2014. The increase in our interest-bearing deposits was on account of an increase in savings deposits and time deposits. Savings account deposits increased by 7.4% from Rs. 1,030.9 billion as of March 31, 2014 to Rs. 1,107.6 billion as of September 30, 2014. Time deposits increased by 9.6% from Rs. 2,026.3 billion as of March 31, 2014 to Rs. 2,220.1 billion as of September 30, 2014. Our non-interest bearing deposits decreased by 6.0% from Rs. 612.8 billion as of March 31, 2014 to Rs. 576.1 billion as of September 30, 2014. Of our total deposits as of September 30, 2014, retail deposits accounted for 81% and wholesale deposits accounted for the balance.

Most of our funding requirements are met through short-term and medium-term funding sources. Of our total non-equity sources of funding, that are comprised of deposits and borrowings, deposits accounted for 88.4%, short-term borrowings accounted for 2.4% and long-term debt accounted for 9.2% as of September 30, 2014. Our short-term borrowings, which were primarily comprised of money market borrowings, decreased by Rs. 46.2 billion from Rs. 150.8 billion as of March 31, 2014 to Rs. 104.6 billion as of September 30, 2014 and our long-term debt increased by 2.8% from Rs. 395.2 billion as of March 31, 2014 to Rs. 406.2 billion as of September 30, 2014.

Accrued interest payable increased by Rs. 11.1 billion from Rs. 27.7 billion as of March 31, 2014 to Rs. 38.9 billion as of September 30, 2014. This increase was primarily on account of interest accrued on our subordinated debt borrowings.

Accrued expenses and other liabilities decreased by 20.5% from Rs. 348.7 billion as of March 31, 2014 to Rs. 277.1 billion as of September 30, 2014, primarily because of a decrease in derivatives from Rs. 124.2 billion as of March 31, 2014 to Rs. 76.7 billion as of September 30, 2014. This was largely attributable to a decrease in the mark-to-market losses from forward exchange contracts.

Shareholders’ equity increased primarily due to an increase in each of the retained earnings, additional paid-in capital (on account of the exercise of stock options by employees) and accumulated other comprehensive income (primarily on account of mark-to-market gains on available for sale securities).

Capital

We are a banking company within the meaning of the Indian Banking Regulation Act, 1949, registered with and subject to supervision by the RBI. Failure to meet minimum capital requirements could lead to regulatory actions by the RBI that, if undertaken, could have a material effect on our financial position. The RBI issued detailed guidelines for implementation of Basel III capital regulations in May 2012. The minimum capital requirements under Basel III are being phased-in as per the guidelines prescribed by the RBI. Accordingly, we are required to maintain a minimum common equity tier I ratio of 5.0%, a minimum total tier I capital ratio of 6.5% and a minimum total capital ratio of 9.0% as of March 31, 2014. We migrated to the new framework effective April 1, 2013. Previous year figures of regulatory capital and capital adequacy ratios were calculated under the then applicable Basel I and Basel II frameworks. In May 2013, the RBI withdrew the requirement of parallel run and the prudential floor for implementation of Basel II vis-à-vis Basel I.

Our regulatory capital and capital adequacy ratios measured in accordance with Indian GAAP and calculated under Basel III as of March 31, 2014 and September 30, 2014 are as follows:

	Basel III
	March 31, 2014		September 30, 2014
	(in millions, except percentages)
Tier 1 capital	Rs.	406,545.2	Rs.	449,071.9	US$	7,252.5
Tier 2 capital		148,555.5		148,417.9		2,396.9
Total capital	Rs.	555,100.7	Rs.	597,489.8	US$	9,649.4
Total risk weighted assets and contingents	Rs.	3,453,008.5	Rs.	3,805,443.4	US$	61,457.4
Capital ratios of the Bank:
Tier 1		11.77%		11.80%		11.80%
Total capital		16.07%		15.70%		15.70%
Minimum capital ratios required by the RBI:
Tier 1		6.50%		6.50%		6.50%
Total capital		9.00%		9.00%		9.00%

Our regulatory capital and capital adequacy ratios measured in accordance with Indian GAAP and calculated under both the Basel I and Basel II frameworks as of March 31, 2013 are as follows:

	Basel I		Basel II
	2013		2013
	(in millions, except percentages)
Tier 1 capital	Rs.	339,282.0	Rs.	338,811.3
Tier 2 capital		175,192.3		175,192.3
Total capital	Rs.	514,474.3	Rs.	514,003.6
Total risk weighted assets and contingents	Rs.	3,227,251.5	Rs.	3,058,788.9
Capital ratios of the Bank:
Tier 1		10.51%		11.08%
Total capital		15.94%		16.80%
Minimum capital ratios required by the RBI:
Tier 1		4.50%		6.00%
Total capital		9.00%		9.00%

Capital Expenditure

Our capital expenditures consist principally of expenditures relating to our branch network expansion, as well as investments in our technology and communications infrastructure. We have current plans for aggregate capital expenditures of approximately Rs. 8.1 billion in fiscal 2015. This budgeted amount includes Rs. 2.5 billion to expand our branch and back office network, Rs. 0.1 billion to expand our electronic data capture terminal network, Rs. 3.1 billion to upgrade and expand our hardware, data center, network and other systems and the balance primarily to add new equipments in and expand our existing premises, to relocate our branches and back-offices. We may use these budgeted amounts for other purposes depending on, among other factors the business environment prevailing at the time, and consequently our actual capital expenditures may be higher or lower than our budgeted amounts.

Financial Instruments and Off-Balance Sheet Arrangements

Our foreign exchange and derivative product offerings to our customers cover a range of products, including foreign exchange and interest rate transactions and hedging solutions, such as spot and forward foreign exchange contracts, forward rate agreements, currency swaps, currency options, and interest rate derivatives. These transactions enable our customers to transfer, modify or reduce their foreign exchange and interest rate risks. A specified group of relationship managers from our Treasury front office works on such product offerings jointly with the relationship managers from Wholesale Banking.

We enter into forward exchange contracts, currency options, forward rate agreements, currency swaps and rupee interest rate swaps with inter-bank participants, similar to our Wholesale Banking business, where we enter into such transactions with our customers. To support our clients’ activities, we are an active participant in the Indian inter-bank foreign exchange market. We also trade, to a more limited extent, for our own account. We also engage in proprietary trades of rupee-based interest rate swaps and use them as part of our asset liability management.

Forward exchange contracts are commitments to buy or sell foreign currency at a future date at the contracted rate. A currency option is a contract where the purchaser of the option has the right but not the obligation to either purchase or sell and the seller of the option agrees to sell or purchase an agreed amount of a specified currency at a price agreed in advance and denominated in another currency on a specified date or by an agreed date in the future. A forward rate agreement is a financial contract between two parties to exchange interest payments for a ‘notional principal’ amount on a settlement date, for a specified period from a start date to a maturity date. Currency swaps are commitments to exchange cash flows by way of interest in one currency against another currency and exchanges of principal amounts at maturity based on predetermined rates. Rupee interest rate swaps are commitments to exchange fixed and floating rate cash flows in rupees.

We earn profit on customer transactions by way of a margin as a mark-up over the inter-bank exchange or interest rate. We earn profit on inter-bank transactions by way of a spread between the purchase rate and the sale rate. These profits are recorded as income from foreign exchange and derivative transactions. The RBI imposes limits on our ability to hold overnight positions in foreign exchange and derivatives. The following table presents the aggregate notional principal amounts of the Bank’s outstanding forward exchange and derivative contracts as of September 30, 2014, together with the fair values on each reporting date:

	As of September 30, 2014
	Notional		Gross Assets		Gross Liabilities		Net Fair Value		Notional		Net Fair Value
	(in millions)
Interest rate derivatives	Rs.	1,571,336.9	Rs.	6,235.1	Rs.	7,091.6	Rs.	(856.5)	US$	25,376.9	US$	(13.8)
Currency options		158,673.9		1,003.3		1,381.9		(378.6)		2,562.6		(6.1)
Currency swaps		72,146.2		5,657.7		3,094.2		2,563.5		1,165.2		41.4
Forward exchange contracts		6,931,001.7		72,611.1		65,159.1		7,452.0		111,934.8		120.3
Total	Rs.	8,733,158.7	Rs.	85,507.2	Rs.	76,726.8	Rs.	8,780.4	US$	141,039.5	US$	141.8

We have not designated the above derivative contracts as accounting hedges and accordingly the contracts are recorded at fair value on the balance sheet with subsequent changes in fair value recorded in earnings.

Guarantees and Documentary Credits

As a part of our commercial banking activities, we issue documentary credits and guarantees. Documentary credits, such as letters of credit, enhance the credit standing of our customers. Guarantees generally represent irrevocable assurances that we will make payments in the event that the customer fails to fulfill its financial or performance obligations. Financial guarantees are obligations to pay a third party beneficiary where a customer fails to make payment towards a specified financial obligation. Performance guarantees are obligations to pay a third party beneficiary where a customer fails to perform a non-financial contractual obligation. The nominal values of guarantees and documentary credits for the dates set forth below were as follows:

	As of March 31,		As of September 30,
	2014		2014
	(in millions)
Nominal values:
Bank guarantees:
Financial guarantees	Rs.	161,259.8	Rs.	146,315.0	US$	2,363.0
Performance guarantees		88,204.3		88,892.5		1,435.6
Documentary credits		192,095.2		288,095.1		4,652.7
Total	Rs.	441,559.3	Rs.	523,302.6	US$	8,451.3

Guarantees and documentary credits outstanding increased by 18.5% to Rs. 523.3 billion as of September 30, 2014 as compared to Rs. 441.6 billion as of March 31, 2014, principally due to growth in our trade finance business.

Loan Sanction Letters

In some cases we issue sanction letters to customers indicating our intent to provide new loans. The amount of loans referred to in these letters that have not yet been made was Rs. 617.0 billion as of September 30, 2014. On request, we disburse these loans subject to the customer’s creditworthiness at that time and at interest rates in effect on the date the loans are made. We are not obligated to make these loans, and the sanctions are subject to periodic review. See also Note 11 to our unaudited interim condensed consolidated financial statements for the six month period ended September 30, 2014 included elsewhere in this report or incorporated herein by reference.

Contractual Obligations and Commercial Commitments

The table below summarizes our principal contractual obligations as of September 30, 2014 by expected settlement period.

Contractual Obligations

	Payments due by period, as of September 30, 2014
	Total		Less than 1 year		1-3 years		3-5 years		After 5 years
	(in millions)
Subordinated debt	Rs.	172,774.0	Rs.	6,450.0	Rs.	9,720.0	Rs.	13,000.1	Rs.	143,603.9
Other long term debt		233,447.4		20,604.1		206,945.4		5,897.9		—
Operating leases(a)		46,062.8		7,139.7		19,221.7		4,579.5		15,121.9
Short-term borrowings		104,571.9		104,571.9		—		—		—
Securities sold under repurchase agreements		15,000.0		15,000.0		—		—		—
Unconditional purchase obligations(b)		2,719.5		2,719.5		—		—		—
Total	Rs.	574,575.6	Rs.	156,485.2	Rs.	235,887.1	Rs.	23,477.5	Rs.	158,725.8

(a)	Operating leases are principally for the lease of office, branch and ATM premises, residential premises for executives and office equipments.
(b)	Unconditional purchase obligations principally constitute the capital expenditure commitments made as of September 30, 2014. See “Note 14—Commitments and contingencies” of the unaudited interim condensed consolidated financial statements for the six month period ended September 30, 2014.

Commercial Commitments

Our commercial commitments consist principally of letters of credit, guarantees, forward exchange contracts and derivative contracts.

We have recognized a liability of Rs. 1.4 billion as of September 30, 2014 as required by FASB ASC 460-10. Based on historical trends and as required by FASB ASC 450, we have recognized a liability of Rs. 0.9 billion as of September 30, 2014.

As part of our risk management activities, we continuously monitor the creditworthiness of customers as well as guarantee exposures. However, if a customer fails to perform a specified obligation to a beneficiary, the beneficiary may draw upon the guarantee by presenting documents that are in compliance with the guarantee. In that event, we make payment to the beneficiary on account of the indebtedness of the customer or make payment on account of the default by the customer in the performance of an obligation, up to the full notional amount of the guarantee. The customer is obligated to reimburse us for any such payment. If the customer fails to pay, we would, as applicable, liquidate collateral and/or set off accounts.

The residual maturities of the above commitments as of September 30, 2014 are set forth in the following table:

	Amount of commitment expiration per period, as of September 30, 2014
	Total amounts Committed		Less than 1 year		1-3 years		3-5 years		Over 5 years
	(in millions)
Documentary credits	Rs.	288,095.1	Rs.	281,138.7	Rs.	6,533.1	Rs.	422.7	Rs.	0.6
Guarantees		235,207.5		151,364.7		68,951.0		8,143.5		6,748.3
Derivatives*		8,733,158.7		7,434,712.2		728,936.0		502,408.2		67,102.3
Total	Rs.	9,256,461.3	Rs.	7,867,215.6	Rs.	804,420.1	Rs.	510,974.4	Rs.	73,851.2

*	Denotes notional principal amounts.

Extent of dependence on single customer exposures

Our exposure to a borrower is subject to the regulatory limits established by the RBI from time to time, or specific approval by RBI. The exposure-ceiling limit for a single borrower is 15% of our capital funds. This limit may be exceeded by an additional 5% (i.e. up to 20%) provided the additional credit exposure is on account of infrastructure or by an additional 10% (i.e. up to 25%) provided the credit exposure is to oil companies to whom bonds have been issued by the Government of India. In addition to the above exposure limit, we may, in exceptional circumstances, with the approval of the Board, consider increasing our exposure to a borrower up to an additional 5% of the capital funds. Our exposure to a single NBFC or NBFC-asset financing companies (AFC) should not exceed 10.0% or 15.0%, respectively, of our capital funds. We may, however, assume exposures on a single NBFC or NBFC-AFC up to 15.0% or 20.0%, respectively, if it is on account of funds on-lent by the NBFC or NBFC-AFC to the infrastructure sector. Our exposure to infrastructure finance companies (IFC) should not exceed 15.0% of our capital funds. However, this may be exceeded by an additional 5% (i.e. up to 20%) if the same is on account of funds on-lent by the IFC to the infrastructure sector.

Our exposures to our ten largest borrowers as of September 30, 2014, computed as per RBI guidelines, based on the higher of the outstanding balances of or limits on, funded and non-funded exposures as per Indian GAAP were as follows. None of these exposures were impaired as of September 30, 2014:

	September 30, 2014
	Borrower Industry	Funded Exposure		Non-Funded Exposure		Total Exposure		Total Exposure
	(in millions)
Borrower 1	Banks and Financial Institutions	Rs.	111,649.1	Rs.	159.3	Rs.	111,808.4	US$	1,805.7
Borrower 2	Coal and Petroleum Products		25,280.0		50,000.0		75,280.0		1,215.8
Borrower 3	Coal & Petroleum Products		17,446.9		57,003.7		74,450.6		1,202.4
Borrower 4	Iron and Steel		24,074.6		21,580.0		45,654.6		737.3
Borrower 5	NBFC / Financial Intermediaries		42,500.0		12.5		42,512.5		686.6
Borrower 6	Automobile & Auto Ancillary		35,344.4		2,056.3		37,400.7		604.0
Borrower 7	Non-ferrous Metals		1,467.8		33,933.3		35,401.1		571.7
Borrower 8	NBFC / Financial Intermediaries		30,000.0		—		30,000.0		484.5
Borrower 9	NBFC / Financial Intermediaries		28,372.7		—		28,372.7		458.2
Borrower 10	Engineering		12,506.7		15,225.0		27,731.7		447.9

As of September 30, 2014, our exposure to our ten largest borrowers was, for each such borrower, equal to or more than 5% of our capital funds, which was mainly comprised of large credit facilities to these borrowers. Of the total exposure to these ten borrowers, 37% was secured by collateral.

Our top single customer exposure is to a financial institution that was established by an act passed by the Indian Parliament for agricultural and rural development. Our exposure to the said organization is in the nature of placements made to comply with the extant RBI guidelines on shortfall in directed lending sub-limits. The regulatory ceiling prescribed by RBI is not applicable to exposures to this organization.

There were no exposures that exceeded the regulatory ceiling established by RBI.

Cross border exposures

The RBI requires banks in India to implement RBI prescribed guidelines on country risk management in respect of those countries where a bank has net funded exposure in excess of a prescribed percentage of its total assets. In the normal course of business, we have both direct and indirect exposure to risks related to counter parties and entities in foreign countries. We monitor such cross-border exposures on an ongoing basis. As of September 30, 2014, our aggregate country risk exposure was 3.1% of our total assets and our net funded exposure to any other country did not exceed 1% of our total assets. The level of our exposure to countries in Europe (primarily in the nature of commercial credits) which has been impacted by the sovereign debt crisis is not significant; it aggregates to 0.03% of our total assets.

Cyber Security

We offer internet banking services to our customers. Our internet banking channel includes multiple services such as electronic funds transfer, bill payment services, usage of credit cards on-line, requesting account statements and requesting check books. We are therefore exposed to cyber threats, such as hacking, phishing and trojans, targeting our customers, wherein fraudsters send unsolicited mails to our customers seeking account sensitive information; hacking, wherein hackers seek to hack into our website with the primary intention of causing reputational damage to us; and data theft, wherein cyber criminals may intrude into our network with the intention of stealing our internal data or our customer information or to extort money.

We have implemented various measures to mitigate risks that emanate from offering online banking to our customers. These are briefly enumerated below:

•	Phishing: We identify phishing sites and trojans targeting our customers and then shut down such sites. Forensic information such as customers details which may have been compromised are retrieved from such sites and acted upon. We have implemented Secure Access which provides an additional layer of security beyond customer id and password for internet banking transactions. This system evaluates every transaction based on our risk model and helps us determine whether the incumbent transaction is a genuine one or suspicious. Should the transaction be deemed suspicious, the system has the option of either declining the transaction or asking for additional authentication. As a practice, we send awareness mails to our customers educating them about phishing and the measures that they need to take to protect themselves in falling prey to it.

•	Hacking and Data Theft: We have implemented firewalls and Intrusion Prevention System at the perimeter of our network to block any attempts made to hack or intrude into our network. Our 24 by 7 Security Operations Center (SOC) analyzes logs of its perimeter defenses to identify any attempts made to intrude into our network. We have an incident management process to ensure that in the event of any incident, relevant stakeholders are made aware of what their role is in resolving the incident. We also test our internet facing infrastructure and applications for vulnerability. Any vulnerability thus identified is remediated in a time bound manner. We have defined baseline security standards for the technologies in use. These standards were created taking into consideration industry best practices and are reviewed on a regular basis to counter new threat vectors and avoid obsolescence.

We have also undertaken internal data security measures that are taken with respect to breaches or theft of material or sensitive customer data. These are briefly enumerated below:

•	Data Loss Prevention (DLP): Information is an important asset of any organization that supports business processes and management decisions. Usage and protection of business information can be heavily influenced by individuals in the end user environment, where most of the corporate data is processed, shared and stored. We have implemented enterprise solutions such as DLP to monitor sensitive data stored, transmitted and shared by users, and to prevent and detect data breaches. Individual business functions are also involved in incident reviews which helps create a sense of ownership and awareness amongst our employees.

•	Laptop Encryption: Data Encryption helps ensure that business-critical and sensitive data does not fall into the wrong hands, thereby preventing reputational damage or curtailing any monetary losses. The cost arising out of loss of data residing in a laptop is far higher than the cost of replacing the actual device. We have therefore introduced a laptop encryption tool which is being implemented on the Bank’s laptops in a phased manner.

SELECTED STATISTICAL INFORMATION

The following information should be read together with our financial statements included in or incorporated by reference in this prospectus supplement as well as “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” Certain amounts presented in this section are in accordance with U.S. GAAP and certain figures are presented according to RBI guidelines where noted. In certain instances below, we provide summary information for the six month period ended September 30, 2014 following the detailed presentation of prior fiscal years when the detailed presentation for such information is only prepared at fiscal year end. Whenever relevant, ratios for the six month periods are presented on an annualized basis. Footnotes appear at the end of each related section of tables where applicable.

Average Balance Sheet

The table below presents the average balances for interest-earning assets and interest-bearing liabilities together with the related interest revenue and expense amounts, resulting in the presentation of the average yields and cost for each period. The average balance is the daily average of balances outstanding. The average yield on average interest-earning assets is the ratio of interest revenue to average interest-earning assets. The average cost on average interest-bearing liabilities is the ratio of interest expense to average interest-bearing liabilities. The average balances of loans include non-performing loans and are net of allowance for credit losses.

	Year ended March 31,
	2012					2013					2014
	Average balance		Interest revenue/ expense		Average yield/ cost	Average balance		Interest revenue/ expense		Average yield/ cost	Average balance		Interest revenue/ expense		Average yield/ cost
	(in millions, except percentages)
Assets:
Interest-earning assets:
Cash equivalents	Rs.	11,730.2	Rs.	576.7	4.9%	Rs.	20,848.9	Rs.	1,222.3	5.9%	Rs.	48,915.8	Rs.	1,699.8	3.5%
Term placements		119,812.5		5,970.4	5.0		160,690.5		8,591.5	5.3		179,718.7		10,375.7	5.8
Investments available for sale		711,217.8		56,621.0	8.0		832,972.8		66,554.2	8.0		975,076.8		77,497.1	7.9
Investments held to maturity		—		—	—		—		—	—		—		—	—
Investments held for trading		49,214.5		4,056.2	8.2		60,784.6		5,780.0	9.5		66,980.4		5,883.4	8.8
Loans, net:
Retail loans		1,094,555.1		140,535.9	12.8		1,499,163.5		189,571.3	12.6		1,884,500.8		233,307.2	12.4
Wholesale loans		759,809.1		69,779.8	9.2		829,157.1		82,159.2	9.9		954,976.9		93,448.1	9.8
Total interest-earning assets	Rs.	2,746,339.2	Rs.	277,540.0	10.1%	Rs.	3,403,617.4	Rs.	353,878.5	10.4%	Rs.	4,110,169.4	Rs.	422,211.3	10.3%
Non-interest-earning assets:
Cash		182,544.0					174,638.0					178,960.0
Property and equipment		23,068.4					26,365.1					30,529.7
Other assets		145,211.0					170,011.8					185,460.4
Total non-interest earning assets		350,823.4					371,014.9					394,950.1
Total assets	Rs.	3,097,162.6	Rs.	277,540.0	9.0%	Rs.	3,774,632.3	Rs.	353,878.5	9.4%	Rs.	4,505,119.5	Rs.	422,211.3	9.4%
Liabilities:
Interest-bearing liabilities:
Savings account deposits	Rs.	657,063.0	Rs.	26,024.6	4.0%	Rs.	764,180.0	Rs.	30,432.0	4.0%	Rs.	893,648.0	Rs.	35,653.9	4.0%
Time deposits		1,167,955.8		100,758.5	8.6		1,481,272.4		132,660.7	9.0		1,844,247.6		151,920.8	8.2
Short-term borrowings(1)		195,493.8		12,376.4	6.3		241,905.5		14,152.4	5.9		327,891.7		18,087.9	5.5
Long-term debt		148,201.6		11,988.5	8.1		234,489.1		19,556.9	8.3		296,782.8		23,976.6	8.1
Total interest-bearing liabilities	Rs.	2,168,714.2	Rs.	151,148.0	7.0%	Rs.	2,721,847.0	Rs.	196,802.0	7.2%	Rs.	3,362,570.1	Rs.	229,639.2	6.8%
Non-interest-bearing liabilities:
Non-interest-bearing deposits		390,682.9					414,590.2					448,165.2
Other liabilities		163,251.2					202,155.3					186,627.8
Total non-interest-bearing liabilities		553,934.1					616,745.5					634,793.0
Total liabilities	Rs.	2,722,648.3	Rs.	151,148.0	5.6%	Rs.	3,338,592.5	Rs.	196,802.0	5.9%	Rs.	3,997,363.1	Rs.	229,639.2	5.7%
Total shareholders’ equity		374,514.3					436,039.8					507,756.4
Total liabilities and shareholders’ equity	Rs.	3,097,162.6	Rs.	151,148.0	4.9%	Rs.	3,774,632.3	Rs.	196,802.0	5.2%	Rs.	4,505,119.5	Rs.	229,639.2	5.1%

(1)	Includes securities sold under repurchase agreements.

	Six months ended September 30,
	2013					2014
	Average balance		Interest revenue/ expense		Average yield/ cost	Average balance		Interest revenue/ expense		Average yield/ cost
	(in millions, except percentages)
Assets:
Interest-earning assets:
Cash equivalents	Rs.	26,970.5	Rs.	795.3	5.9%	Rs.	75,712.8	Rs.	1,848.6	4.9%
Term placements		185,677.9		5,302.0	5.7%		168,724.2		5,542.2	6.6%
Investments available for sale		966,639.6		38,460.8	7.9		1,059,608.9		44,038.0	8.3
Investments held to maturity		—		—	—		—		—	—
Investments held for trading		83,630.0		3,412.5	8.1		71,486.7		2,459.3	6.9
Loans, net:
Retail loans		1,750,014.0		110,291.1	12.6		2,216,948.4		133,060.0	12.0
Wholesale loans		910,186.5		43,745.2	9.6		1,022,739.1		51,657.1	10.1
Total interest-earning assets	Rs.	3,923,118.5	Rs.	202,006.9	10.3%	Rs.	4,615,220.1	Rs.	238,605.2	10.3%
Non-interest-earning assets:
Cash	Rs.	174,581.0				Rs.	189,577.0
Property and equipment		29,938.5					30,740.2
Other assets		162,453.6					194,229.7
Total non-interest earning assets		366,973.1					414,546.9
Total assets	Rs.	4,290,091.6	Rs.	202,006.9	9.4%	Rs.	5,029,767.0	Rs.	238,605.2	9.5%
Liabilities:
Interest-bearing liabilities:
Savings account deposits	Rs.	867,972.0	Rs.	17,366.5	4.0%	Rs.	1,017,298.0	Rs.	20,350.1	4.0%
Time deposits		1,678,438.6		71,081.9	8.4		2,160,693.9		86,426.3	8.0
Short-term borrowings(1)		352,283.4		11,401.4	6.5		179,222.1		3,926.1	4.4
Long-term debt		295,124.7		11,784.7	8.0		387,718.6		14,744.6	7.6
Total interest-bearing liabilities	Rs.	3,193,818.7	Rs.	111,634.5	7.0%	Rs.	3,744,932.6	Rs.	125,447.1	6.7%
Non-interest-bearing liabilities:
Non-interest-bearing deposits	Rs.	436,002.4				Rs.	499,022.3
Other liabilities		196,433.8					233,252.7
Total non-interest-bearing liabilities		632,436.2					732,275.0
Total liabilities	Rs.	3,826,254.9	Rs.	111,634.5	5.8%	Rs.	4,477,207.6	Rs.	125,447.1	5.6%
Total shareholders’ equity		463,836.7					552,559.4
Total liabilities and shareholders’ equity	Rs.	4,290,091.6	Rs.	111,634.5	5.2%	Rs.	5,029,767.0	Rs.	125,447.1	5.0%

(1)	Includes securities sold under repurchase agreements

Analysis of Changes in Interest Revenue and Interest Expense

The following table sets forth, for the periods indicated, the allocation of the changes in our interest revenue and interest expense between average balance and average rate.

	Fiscal 2013 vs. Fiscal 2012 Increase (decrease)(1) due to					Fiscal 2014 vs. Fiscal 2013 Increase (decrease)(1) due to						Six months ended September 30,2014 vs. six months ended September 30, 2013 Increase (decrease)(1) due to
	Net change	Change in Average balance		Change in average rate		Net change		Change in Average balance		Change in average rate		Net change		Change in Average balance		Change in average rate
	(in millions)
Interest revenue:
Cash equivalents	Rs. 645.6	Rs.	448.3	Rs.	197.3	Rs.	477.5	Rs.	1,645.5	Rs.	(1,168.0)	Rs.	1,053.3	Rs.	1,437.3	Rs.	(384.0)
Term placements	2,621.1		2,037.0		584.1		1,784.2		1,017.4		766.8		240.2		(484.1)		724.3
Investments available for sale	9,933.2		11,593.5		(1,660.3)		10,942.9		11,390.5		(447.6)		5,577.2		3,699.1		1,878.1
Investments held to maturity	—		—		—		—		—		—		—		—		—
Investments held for trading	1,723.8		953.6		770.2		103.4		589.2		(485.8)		(953.2)		(495.5)		(457.7)
Loans, net:
Retail loans	49,035.4		51,949.9		(2,914.5)		43,735.9		48,726.4		(4,990.5)		22,768.9		29,427.6		(6,658.7)
Wholesale loans	12,379.4		6,368.8		6,010.6		11,288.9		12,467.2		(1,178.3)		7,911.9		5,409.5		2,502.4
Total interest-earning assets	Rs. 76,338.5	Rs.	73,351.1	Rs.	2,987.4	Rs.	68,332.8	Rs.	75,836.2	Rs.	(7,503.4)	Rs.	36,598.3	Rs.	38,993.9	Rs.	(2,395.6)
Interest expense:
Savings account deposits	Rs. 4,407.4	Rs.	4,242.6	Rs.	164.8	Rs.	5,221.9	Rs.	5,221.9		—	Rs.	2,983.6	Rs.	2,983.6		—
Time deposits	31,902.2		27,029.5		4,872.7		19,260.1		32,507.6		(13,247.5)		15,344.4		20,423.5		(5,079.1)
Short-term borrowings	1,776.0		2,938.3		(1,162.3)		3,935.5		5,030.5		(1,095.0)		(7,475.3)		(5,601.0)		(1,874.3)
Long-term debt	7,568.4		6,980.1		588.3		4,419.7		5,195.4		(775.7)		2,959.9		3,697.4		(737.5)
Total interest-bearing liabilities	Rs. 45,654.0	Rs.	41,190.5	Rs.	4,463.5	Rs.	32,837.2	Rs.	47,955.4	Rs.	(15,118.2)	Rs.	13,812.6	Rs.	21,503.5	Rs.	(7,690.9)
Net interest revenue	Rs. 30,684.5	Rs.	32,160.6	Rs.	(1,476.1)	Rs.	35,495.6	Rs.	27,880.8	Rs.	7,614.8	Rs.	22,785.7	Rs.	17,490.4	Rs.	5,295.3

(1)	The changes in net interest revenue between periods have been reflected as attributed either to average balance or rate changes. For purposes of this table, changes which are due to both average balance and rate have been allocated solely to changes in average rate.

Yields, Spreads and Margins

The following table sets forth, for the periods indicated, the yields, spreads and interest margins on our interest-earning assets.

	Year ended March 31,						Six months ended September 30,
	2012		2013		2014		2013		2014
	(in millions, except percentages)
Interest revenue	Rs.	277,540.0	Rs.	353,878.5	Rs.	422,211.3	Rs.	202,006.9	Rs.	238,605.2
Average interest-earning assets		2,746,339.2		3,403,617.4		4,110,169.4		3,923,118.5		4,615,220.1
Interest expense		151,148.0		196,802.0		229,639.2		111,634.5		125,447.1
Average interest-bearing liabilities		2,168,714.2		2,721,847.0		3,362,570.1		3,193,818.7		3,744,932.6
Average total assets		3,097,162.6		3,774,632.3		4,505,119.5		4,290,091.6		5,029,767.0
Average interest-earning assets as a percentage of average total assets		88.7%		90.2%		91.2%		91.4%		91.8%
Average interest-bearing liabilities as a percentage of average total assets		70.0%		72.1%		74.6%		74.4%		74.5%
Average interest-earning assets as a percentage of average interest-bearing liabilities		126.6%		125.0%		122.2%		122.8%		123.2%
Yield		10.1%		10.4%		10.3%		10.3%		10.3%
Cost of funds(1)		5.6%		5.9%		5.7%		5.8%		5.6%
Spread(2)		4.2%		4.1%		4.2%		4.1%		4.4%
Net interest margin(3)		4.6%		4.6%		4.7%		4.6%		4.9%

(1)	Excludes total shareholders’ equity.
(2)	Represents the difference between the yield on average interest-earning assets and the cost of average interest-bearing liabilities. The yield on average interest-earning assets is the ratio of interest revenue to average interest-earning assets. The cost of average interest-bearing liabilities is the ratio of interest expense to average interest-bearing liabilities. For purposes of calculating spread, interest-bearing liabilities include non-interest bearing current accounts.
(3)	The net interest margin is the ratio of net interest revenue to average interest-earning assets. The difference in the net interest margin and spread arises due to the difference in the amount of average interest-earning assets and average interest-bearing liabilities. If average interest-earning assets exceed average interest-bearing liabilities, the net interest margin is greater than the spread. If average interest-bearing liabilities exceed average interest-earning assets, the net interest margin is less than the spread.

Returns on Equity and Assets

The following table presents selected financial ratios for the periods indicated.

	Year ended March 31,						Six months ended September 30,
	2012		2013		2014		2013		2014
	(in millions, except percentages)
Net income	Rs.	49,783.4	Rs.	61,819.4	Rs.	79,319.7	Rs.	34,511.6	Rs.	42,976.5
Average total assets		3,097,162.6		3,774,632.3		4,505,119.5		4,290,091.6		5,029,767.0
Average total shareholders’ equity		374,514.3		436,039.8		507,756.4		463,836.7		552,559.4
Net income as a percentage of average total assets		1.6%		1.6%		1.8%		1.6%		1.7%
Net income as a percentage of average total shareholders’ equity		13.3%		14.2%		15.6%		14.8%		15.5%
Average total shareholders’ equity as a percentage of average total assets		12.1%		11.6%		11.3%		10.8%		11.0%
Dividend payout-ratio		20.3%		21.2%		20.7%		—		—

Investment Portfolio

Available for Sale Investments

The following tables set forth, as of the dates indicated, information related to our investments available for sale.

	At March 31,																At September 30,
	2012					2013						2014					2014
	Amortized Cost	Gross unrealized gain		Gross unrealized loss	Fair value	Amortized cost		Gross unrealized gain	Gross unrealized loss	Fair value		Amortized cost	Gross unrealized gain		Gross unrealized loss	Fair Value	Amortized cost	Gross unrealized gain	Gross unrealized loss	Fair Value
	(in millions)
Government securities	Rs. 764,519.0	Rs.	505.2	Rs. 12,433.9	Rs. 752,590.3	Rs.	924,935.5	Rs. 2,665.6	Rs. 3,539.1	Rs.	924,062.0	Rs. 839,410.1	Rs.	919.1	Rs. 19,763.4	Rs. 820,565.8	Rs. 1,004,343.6	Rs. 3,545.0	Rs. 11,740.8	Rs.	996,147.8
Other debt securities	40,376.1		106.3	108.6	40,373.8		69,015.1	181.6	27.2		69,169.5	70,902.1		244.8	32.8	71,114.1	106,105.8	361.3	14.8		106,452.3
Total debt securities(1)	Rs. 804,895.1	Rs.	611.5	Rs. 12,542.5	Rs. 792,964.1	Rs.	993,950.6	Rs. 2,847.2	Rs. 3,566.3	Rs.	993,231.5	Rs. 910,312.2	Rs.	1,163.9	Rs. 19,796.2	Rs. 891,679.9	Rs. 1,110,449.4	Rs. 3,906.3	Rs. 11,755.6	Rs.	1,102,600.1
Non-debt securities(2)	13,137.3		985.3	6.3	14,116.3		23,837.4	1,148.8	146.2		24,840.0	16,972.7		585.9	414.2	17,144.4	14,951.4	760.2	284.7		15,426.9
Total	Rs. 818,032.4	Rs.	1,596.8	Rs. 12,548.8	Rs. 807,080.4	Rs.	1,017,788.0	Rs. 3,996.0	Rs. 3,712.5	Rs.	1,018,071.5	Rs. 927,284.9	Rs.	1,749.8	Rs. 20,210.4	Rs. 908,824.3	Rs. 1,125,400.8	Rs. 4,666.5	Rs. 12,040.3	Rs.	1,118,027.0

(1)	Excludes asset and mortgage-backed securities.
(2)	Includes asset and mortgage-backed securities.

Held to Maturity Investments

As of March 31, 2012, 2013 and 2014 and September 30, 2014, the Bank had no investments held to maturity.

Held for Trading Investments

The following table sets forth, as of the dates indicated, information related to our investments held for trading:

	At March 31,														At September 30,
	2012				2013					2014					2014
	Amortized Cost	Gross unrealized gain	Gross unrealized loss	Fair value	Amortized cost	Gross unrealized gain	Gross unrealized loss		Fair value	Amortized cost	Gross unrealized gain		Gross unrealized loss	Fair Value	Amortized cost	Gross unrealized gain		Gross unrealized loss	Fair Value
	(in millions)
Government securities	Rs. 51,194.4	Rs. 18.2	Rs. 195.2	Rs. 51,017.4	Rs. 63,468.6	Rs. 134.7	Rs.	58.5	Rs. 63,544.8	Rs. 56,409.0	Rs.	3.5	Rs. 191.1	Rs. 56,221.4	Rs. 35,166.6	Rs.	0.1	Rs. 46.4	Rs. 35,120.3
Other debt securities	25,987.0	46.9	7.9	26,026.0	13,856.2	11.7		59.1	13,808.8	8,874.2		11.7	55.2	8,830.7	2,000.0		52.6	0.4	2,052.2
Total debt securities	Rs. 77,181.4	Rs. 65.1	Rs. 203.1	Rs. 77,043.4	Rs. 77,324.8	Rs. 146.4	Rs.	117.6	Rs. 77,353.6	Rs. 65,283.2	Rs.	15.2	Rs. 246.3	Rs. 65,052.1	Rs. 37,166.6	Rs.	52.7	Rs. 46.8	Rs. 37,172.5
Non-debt securities	—	—	—	—	10,029.9	—		—	10,029.9	25.2		0.7	0.1	25.8	—		—	—	—
Total	Rs. 77,181.4	Rs. 65.1	Rs. 203.1	Rs. 77,043.4	Rs. 87,354.7	Rs. 146.4	Rs.	117.6	Rs. 87,383.5	Rs. 65,308.4	Rs.	15.9	Rs. 246.4	Rs. 65,077.9	Rs. 37,166.6	Rs.	52.7	Rs. 46.8	Rs. 37,172.5

Residual Maturity Profile

The following table sets forth, for the periods indicated, an analysis of the residual maturity profile of our investments in government and other debt securities classified as available-for-sale securities and their market yields.

	At September 30, 2014
	Up to one year			One to five years		Five to ten years		More than ten years
	Amount		Yield	Amount	Yield	Amount	Yield	Amount	Yield
	(in millions, except percentages)
Government securities	Rs.	375,212.4	8.6%	Rs.227,490.4	8.4%	Rs.267,157.0	8.8%	Rs.126,288.0	8.7%
Other debt securities		94,105.8	8.8	11,612.0	6.1	734.5	9.6	—
Total debt securities, fair value	Rs.	469,318.2	8.6%	Rs.239,102.4	8.3%	Rs.267,891.5	8.8%	Rs.126,288.0	8.7%
Total amortized cost	Rs.	470,589.6		Rs.241,516.7		Rs.273,882.0		Rs.124,461.1

Funding

Our funding operations are designed to ensure stability, low cost of funding and effective liquidity management. The primary source of funding is deposits raised from retail customers, which were 81% of total deposits as of September 30, 2014, 78% of total deposits as of March 31, 2014 and 75% of total deposits as of March 31, 2013. Wholesale banking deposits represented 19% of total deposits as of September 30, 2014, 22% as of March 31, 2014 and 25% as of March 31, 2013.

Total Deposits

The following table sets forth, for the periods indicated, our average outstanding deposits and the percentage composition by each category of deposits. The average cost (interest expense divided by the average of the daily balance for the relevant period) of savings deposits was 4.0% in fiscals 2012, 2013 and 2014 and in the six months ended September 30, 2014. The average cost of time deposits was 8.6% in fiscal 2012, 9.0% in fiscal 2013, 8.2% in fiscal 2014 and 8.0% in the six months ended September 30, 2014. The average deposits for the periods set forth are as follows:

	Year ended March 31,									Six months ended September 30,
	2012			2013			2014			2014
	Amount		% of total	Amount		% of total	Amount		% of total	Amount		% of total
	(in millions, except percentages)
Current deposits	Rs.	390,682.9	17.6%	Rs.	414,590.2	15.6%	Rs.	448,165.2	14.1%	Rs.	499,022.3	13.6%
Savings deposits		657,063.0	29.7		764,180.0	28.7		893,648.0	28.0		1,017,298.0	27.7
Time deposits		1,167,955.8	52.7		1,481,272.4	55.7		1,844,247.6	57.9		2,160,693.9	58.7
Total	Rs.	2,215,701.7	100.0%	Rs.	2,660,042.6	100.0%	Rs.	3,186,060.8	100.0%	Rs.	3,677,014.2	100.0%

Short-term Borrowings

The following table sets forth, for the periods indicated, information related to our short-term borrowings, which are comprised primarily of money-market borrowings. Short-term borrowings include securities sold under repurchase agreements.

	Years ended March 31,			Six months ended September 30,
	2012	2013	2014	2014
	(in millions, except percentages)
Period end	Rs. 182,642.8	Rs. 350,617.2	Rs. 150,775.5	Rs. 119,571.9
Average balance during the period	Rs. 195,493.8	Rs. 241,905.5	Rs. 327,891.7	Rs. 179,222.1
Average interest rate during the period(1)	6.3%	5.9%	5.5%	4.4%
Average interest rate at period end(2)	6.1%	6.6%	3.3%	4.2%

(1)	Represents the ratio of interest expense on short-term borrowings to the average of daily balances of short-term borrowings.
(2)	Represents the weighted average rate of short-term borrowings outstanding as of March 31, 2012, 2013 and 2014 and September 30, 2014.

Subordinated Debt

We also obtain funds from the issuance of unsecured non-convertible subordinated debt securities, which qualify as Tier 1 or Tier 2 risk-based capital under the RBI’s guidelines for assessing capital adequacy. Subordinated debt (Lower Tier 2 capital), Upper Tier 2 capital and Innovative Perpetual Debt Instruments outstanding as on September 30, 2014 are Rs. 130.44 billion, Rs. 40.33 billion, and Rs. 2.00 billion, respectively. The breakup of the same is shown hereunder:

Type	Currency	Year of issue	Year of maturity	Average tenor (years)	Interest rate (%)	Year of call	Step-up rate (%)	Face value (Rs. in billion)
Lower Tier II	INR	2003-04	2017-18	13.3	6.00	—	—	0.05
Lower Tier II	INR	2005-06	2015-16	9.7	7.50	—	—	0.70
Lower Tier II	INR	2005-06	2015-16	9.7	7.50	—	—	0.91
Lower Tier II	INR	2005-06	2015-16	9.6	7.50	—	—	2.53
Lower Tier II	INR	2005-06	2015-16	9.3	7.75	—	—	2.31
Lower Tier II	INR	2005-06	2015-16	9.7	8.25	—	—	2.57
Lower Tier II	INR	2005-06	2015-16	9.9	8.60	—	—	3.00
Lower Tier II	INR	2006-07	2016-17	10.0	8.45	—	—	1.69
Lower Tier II	INR	2006-07	2016-17	10.0	9.10	—	—	2.41
Lower Tier II	INR	2008-09	2018-19	10.0	10.70	—	—	11.50
Lower Tier II	INR	2008-09	2018-19	10.0	9.75	—	—	1.50
Lower Tier II	INR	2011-12	2026-27	15.0	9.48	2021-22	—	36.50
Lower Tier II	INR	2012-13	2027-28	15.0	9.45	2022-23	—	34.77
Lower Tier II	INR	2012-13	2022-23	10.0	8.95	2017-18	—	5.65
Lower Tier II	INR	2012-13	2022-23	10.0	9.10	2017-18	—	14.05
Lower Tier II	INR	2012-13	2022-23	10.0	10.20	—	—	2.50
Lower Tier II	INR	2012-13	2022-23	10.0	9.70	—	—	1.50
Lower Tier II	INR	2012-13	2022-23	10.0	9.60	—	—	2.00

Type	Currency	Year of issue	Year of maturity	Average tenor (years)	Interest rate (%)	Year of call	Step-up rate (%)	Face value (Rs. in billion)
Lower Tier II	INR	2013-14	2023-24	10.0	10.20	—	—	1.00
Lower Tier II	INR	2013-14	2023-24	10.0	10.05	—	—	0.50
Lower Tier II	INR	2013-14	2023-24	10.0	10.19	—	—	0.80
Lower Tier II	INR	2014-15	2024-25	10.0	9.70	—	—	2.00
Upper Tier II	INR	2006-07	2021-22	15.0	8.80	2016-17	9.55	3.00
Upper Tier II	INR	2006-07	2021-22	15.0	9.20	2016-17	9.95	3.00
Upper Tier II	INR	2006-07	2021-22	15.0	8.95	2016-17	9.70	0.36
Upper Tier II	USD	2006-07	2021-22	15.1	LIBOR+1.2	2016-17	LIBOR+2.2	6.18
Upper Tier II	INR	2007-08	2022-23	15.0	10.84	2017-18	5 Year GSec Yield+ 3.5	1.00
Upper Tier II	INR	2008-09	2023-24	15.0	10.85	2018-19	11.35	5.78
Upper Tier II	INR	2008-09	2023-24	15.0	9.95	2018-19	10.45	2.00
Upper Tier II	INR	2008-09	2023-24	15.0	9.85	2018-19	10.35	7.97
Upper Tier II	INR	2010-11	2025-26	15.0	8.70	2020-21	9.20	11.05
Perpetual Bond	INR	2006-07			9.92	2016-17	10.92	2.00

The Upper Tier II U.S. dollar debt depicted in the table above is for an amount of US $100 million raised during fiscal 2007 carrying an interest rate of LIBOR + 1.20%. In the table above, the rupee equivalent is based on the translation rate of Rs. 61.75 = US $1.00. We have a right to redeem certain of the issuances as noted above under “year of call.” If not called, the interest rate increases to the step-up rate.

Asset Liability Gap

The following table sets forth, for the periods indicated, our asset-liability gap position:

	As of September 30, 2014(1)
	0-28 Days	29-90 days	91-180 days	6-12 months	Total within one year	Over 1 year to 3 years	Over 3 years to 5 years	Over 5 years	Total
	(Rs. in millions, except percentages)
Cash and cash equivalents(2)(3)	87,794.4	9,180.1	6,850.6	10,623.8	114,448.9	65,348.0	2,058.7	46,475.9	228,331.5
Term placements	5,887.6	14,273.9	41,943.5	19,383.3	81,488.3	35,431.8	40,241.8	36,315.9	193,477.8
Investments held for trading(4)	21,964.9	15,207.6	—	—	37,172.5	—	—	—	37,172.5
Investments available for sale(5)(6)	339,863.9	91,426.9	60,912.8	54,708.3	546,911.9	317,291.2	27,455.6	226,368.3	1,118,027.0
Securities purchased under agreement to resell	35,667.4	648.7	2,000.0	—	38,316.1	—	—	—	38,316.1
Loans, net(7)(8)	280,310.8	344,705.5	303,249.1	353,711.9	1,281,977.3	1,592,098.1	280,533.9	247,942.8	3,402,552.1
Accrued interest receivable	23,440.6	9,265.3	5,915.0	260.4	38,881.3	492.5	515.6	481.8	40,371.2
Other assets(13)	18,111.8	2,682.8	—	—	20,794.6	117,423.7	—	—	138,218.3
Total financial assets	813,041.4	487,390.8	420,871.0	438,687.7	2,159,990.9	2,128,085.3	350,805.6	557,584.7	5,196,466.5
Deposits(9)(10)	372,806.8	222,725.9	169,471.3	255,974.7	1,020,978.7	1,745,826.4	100,083.7	1,036,977.6	3,903,866.4
Debt(11)	45,189.1	35,806.2	36,493.2	34,552.6	152,041.1	163,982.0	93,562.7	101,207.5	510,793.3
Securities sold under repurchase agreements	15,000.0	—	—	—	15,000.0	—	—	—	15,000.0
Other Liabilities(12)(13)	142,595.6	2,877.9	36,458.3	8,660.1	190,591.9	125,369.0	4.3	—	315,965.2
Total financial liabilities	575,591.5	261,410.0	242,422.8	299,187.4	1,378,611.7	2,035,177.4	193,650.7	1,138,185.1	4,745,624.9
Asset/liability gap	237,449.9	225,980.8	178,448.2	139,500.3	781,379.2	92,907.9	157,154.9	(580,600.4)	450,841.6
Cumulative gap	237,449.9	463,430.7	641,878.9	781,379.2	781,379.2	874,287.1	1,031,442.0	450,841.6	450,841.6
Cumulative gap as a percentage of total financial assets	29.2%	35.6%	37.3%	36.2%	36.2%	20.4%	22.2%	8.7%	8.7%

(1)	Assets and liabilities are classified into the applicable maturity categories based on residual maturity unless specifically mentioned.
(2)	Cash on hand is classified in the “0-28” days category.
(3)	Cash and cash equivalents include balances with the RBI to satisfy its cash reserve ratio requirements. These balances are held in the form of overnight cash deposits but we classify these balances as part of the applicable maturity categories on a basis proportionate to the classification of related deposits.
(4)	Securities in the trading book are classified based on the expected time of realization for such investments. Units of open ended mutual funds, if any, are classified in “0-28” days category.
(5)	Securities held towards satisfying the statutory liquidity requirement prescribed by the RBI are classified based on the applicable maturity categories on a basis proportionate to the classification of related deposits.
(6)	Shares in the available-for-sale investment portfolio are classified in the “over 5 years” category. Units of open ended mutual funds, if any, are classified in “0-28” days category.
(7)	Includes net non-performing loans which are classified in the “Over 3 years to 5 years” and “Over 5 years” categories.
(8)	Ambiguous maturity overdrafts are classified under various maturity categories based on a historical behavioral analysis that we have performed to determine the appropriate maturity categorization of such advances.
(9)	Non-maturity deposits are classified under various maturity categories based on a historical behavioral analysis that we have performed to determine the appropriate maturity categorization of such deposits.
(10)	Time deposits under Rs. 50 million are classified under various maturity categories based on the historical behavioral analysis that we have performed to determine the appropriate maturity categorization of such deposits taking into account rollovers and premature withdrawals. The rest have been classified under various maturity categories based on the residual maturity.
(11)	Includes short-term borrowings and long-term debt.
(12)	Cash floats are classified under various maturity categories based on the historical behavioral analysis that we have performed to determine the appropriate maturity categorization of such floats.
(13)	Other assets and other liabilities are classified under various maturity categories based on historical behavioral analysis that we have performed to determine the appropriate maturity categorization of such other assets and other liabilities. Other assets exclude deferred tax assets.

For further information on how we manage our asset liability risk, see “Business—Risk Management—Market Risk.”

Loan Portfolio and Credit Substitutes

As of March 31, 2014, our gross loan portfolio amounted to Rs. 3,228.3 billion. As of that date, our gross credit substitutes outstanding were Rs. 65.1 billion. Almost all our gross loans and credit substitutes are to borrowers in India and approximately 90% are denominated in rupees. For a description of our retail and wholesale loan products, see “Business—Retail Banking—Retail Loans and Other Asset Products” and “Business—Wholesale Banking—Commercial Banking Products—Commercial Loan Products and Credit Substitutes.”

The following table sets forth, for the periods indicated, our gross loan portfolio classified by product group:

	At March 31,
	2010		2011		2012		2013		2014
	(in millions)
Retail loans	Rs.	732,984.2	Rs.	980,144.6	Rs.	1,344,966.8	Rs.	1,729,503.7	Rs.	2,188,337.7
Wholesale loans		587,956.8		668,605.7		689,314.4		808,742.1		1,039,923.6
Gross loans	Rs.	1,320,941.0	Rs.	1,648,750.3	Rs.	2,034,281.2	Rs.	2,538,245.8	Rs.	3,228,261.3
Credit substitutes (at fair value)		2,476.3		14,491.1		11,800.5		46,622.6		65,147.1
Gross loans plus credit substitutes	Rs.	1,323,417.3	Rs.	1,663,241.4	Rs.	2,046,081.7	Rs.	2,584,868.4	Rs.	3,293,408.4

As of September 30, 2014, our gross loan portfolio amounted to Rs. 3,448.4 billion.

Maturity and Interest Rate Sensitivity of Loans and Credit Substitutes

The following tables set forth, for the period indicated, the maturity and interest rate sensitivity of our loans and credit substitutes:

	At March 31, 2014
	Due in one year or less		Due in one to five years		Due after five years
	(in millions)
Retail loans	Rs.	635,302.6	Rs.	1,358,785.1	Rs.	194,250.0
Wholesale loans		587,409.9		381,381.1		71,132.6
Gross loans	Rs.	1,222,712.5	Rs.	1,740,166.2	Rs.	265,382.6
Credit substitutes (at fair value)		47,275.2		8,492.2		9,379.7
Gross loans plus credit substitutes	Rs.	1,269,987.7	Rs.	1,748,658.4	Rs.	274,762.3

	At March 31, 2014
	Due in one year or less		Due in one to five years		Due after five years
	(in millions)
Interest rate classification of loans by maturity:
Variable rates	Rs.	196,599.5	Rs.	739,100.6	Rs.	220,746.6
Fixed rates		1,026,113.0		1,001,065.6		44,636.0
Gross loans	Rs.	1,222,712.5	Rs.	1,740,166.2	Rs.	265,382.6
Interest rate classification of credit substitutes by maturity:
Variable rates	Rs.	—	Rs.	—	Rs.	—
Fixed rates		47,275.2		8,492.2		9,379.7
Gross credit substitutes	Rs.	47,275.2	Rs.	8,492.2	Rs.	9,379.7
Interest rate classification of loans and credit substitutes by maturity:
Variable rates	Rs.	196,599.5	Rs.	739,100.6	Rs.	220,746.6
Fixed rates		1,073,388.2		1,009,557.8		54,015.7
Gross loans and credit substitutes	Rs.	1,269,987.7	Rs.	1,748,658.4	Rs.	274,762.3

Of our gross loan portfolio of Rs. 3,448.4 billion as of September 30, 2014, Rs. 1,282.0 billion were due in one year or less, Rs. 1,881.6 billion were due in one to five years and Rs. 284.8 billion were due after five years. As of that date, our gross credit substitutes outstanding were Rs. 99.8 billion, of which Rs. 90.9 billion were due in one year or less, Rs. 8.3 billion were due in one to five years and Rs. 0.6 billion were due after five years.

Concentration of Loans and Credit Substitutes

Pursuant to the guidelines of the RBI, our exposure to individual borrowers is limited to 15% of our capital funds (as defined by the RBI and calculated under Indian GAAP), and our exposure to a group of companies under the same management is limited to 40% of our capital funds. In the case of infrastructure projects, such as power, telecommunications, road and port projects, an additional exposure of up to 5% of capital funds is allowed in respect of individual borrowers and up to 10% in respect of group borrowers. We may, in exceptional circumstances and with the approval of our Board of Directors, consider enhancement of exposure to a borrower by a further 5% of capital funds. See “Supervision and Regulation—Credit Exposure Limits.”

The following table sets forth, for the periods indicated, our gross loans and fair value of credit substitutes outstanding by the borrower’s industry or economic activity and as a percentage of our gross loans and fair value of credit substitutes (where such percentage exceeds 2.0% of the total). We do not consider retail loans a specific industry for this purpose. However, retail business banking loans are classified in the appropriate categories below and loans to commercial vehicle operators are included in land transport below.

	At March 31,
	2010			2011			2012			2013			2014
	(in millions, except percentages)
Wholesale Trade	Rs.	46,003.6	3.5%	Rs.	68,948.3	4.1%	Rs.	110,828.9	5.4%	Rs.	178,552.2	6.9%	Rs.	235,811.8	7.2%
Activities allied to agriculture		31,493.6	2.4		49,024.3	2.9		45,591.8	2.2		—	—		155,559.1	4.7
Land transport		59,080.3	4.5		91,140.0	5.5		129,736.4	6.3		157,938.8	6.1		150,177.4	4.6
Automobile & Auto Ancillary		73,833.6	5.6		79,226.6	4.8		70,175.3	3.4		109,667.7	4.2		150,954.5	4.6
Food & Beverage		—	—		34,458.0	2.1		46,444.1	2.3		70,405.2	2.7		100,588.6	3.1
Services		—	—		—	—		—	—		73,757.3	2.9		96,580.6	2.9
Retail trade		—	—		38,203.9	2.3		52,373.5	2.6		71,102.3	2.8		90,086.2	2.7
Iron & Steel		—	—		39,203.3	2.4		—	—		53,229.3	2.1		85,283.2	2.6
Non-Banking Financial Companies /Financial Intermediaries		53,802.5	4.1		56,852.9	3.3		52,596.5	2.6		58,346.2	2.3		80,993.0	2.5
Power		—	—		36,646.8	2.2		44,135.9	2.2		—	—		72,469.7	2.2
Coal & Petroleum Products		—	—		—	—		—	—		—	—		69,725.4	2.1
Real Estate & Property Services		27,051.3	2.0		39,964.8	2.4		47,422.1	2.3		—	—		—	—
Banks & Financial Institutions		37,590.1	2.8		45,070.1	2.7		—	—		—	—		—	—
Fertilizers		54,830.1	4.1		34,157.5	2.1		—	—		—	—		—	—
Housing Finance Companies		35,697.6	2.7		—	—		—	—		—	—		—	—
Others (including unclassified retail)		904,034.6	68.3		1,050,344.9	63.2		1,446,777.2	70.7		1,811,869.4	70.0		2,005,178.9	60.8
Total	Rs.	1,323,417.3	100.0%	Rs.	1,663,241.4	100.0%	Rs.	2,046,081.7	100.0%	Rs.	2,584,868.4	100.0%	Rs.	3,293,408.4	100.0%

As of March 31, 2014, our 10 largest exposures totaled approximately Rs. 496.7 billion and represented 96.6% of our capital funds as per RBI guidelines. The largest group of companies under the same management control accounted for 38.3% of our capital funds as per RBI guidelines.

The following table sets forth our gross loans and fair value of credit substitutes outstanding by the borrower’s industry or economic activity and as a percentage of our gross loans and fair value of credit substitutes (where such percentage exceeds 2.0% of the total) as of September 30, 2014:

	At September 30,
	2014
	(in millions, except percentages)
Wholesale Trade	Rs.	255,090.3	7.2%
Activities allied to agriculture		169,713.2	4.8
Automobile & Auto Ancillary		160,839.6	4.5
Land transport		153,199.8	4.3
Retail trade		109,334.7	3.1
Non-Banking Financial Companies /Financial Intermediaries		100,023.5	2.8
Services		99,100.6	2.8
Food and Beverage		96,520.6	2.7
Power		93,495.9	2.6
Iron and Steel		88,303.3	2.5
Others (including unclassified retail)		2,222,587.5	62.7
Total	Rs.	3,548,209.0	100.0%

As of September 30, 2014, our 10 largest exposures totaled Rs. 508.6 billion and represented 91.6% of our capital funds as per RBI guidelines. As of that date, the largest group of companies under the same management control accounted for 35.7% of our capital funds as per RBI guidelines.

Directed Lending

The RBI has established guidelines requiring Indian banks to lend 40% of their adjusted net bank credit (ANBC), as computed in accordance with RBI guidelines, or the credit equivalent amount of off balance sheet exposures, whichever is higher, as of March 31 of the previous fiscal, to certain sectors called “priority sectors.” Priority sectors are broadly comprised of agriculture, micro and small enterprises (MSEs), including retail trade, micro credit, education and housing, subject to certain limits.

We are required to comply with the priority sector lending (PSL) requirements as of March 31 of each fiscal year, a date specified by the RBI for reporting. We have met our overall priority sector lending targets of 40% and our total PSL achievement for fiscal 2014 stood at 46.06%. However, in fiscal 2014, agricultural loans made under the ‘direct’ category were 12.2% of ANBC, against the requirement of 13.5%, with a shortfall of Rs. 29.03 billion, and advances to sections termed “weaker” by the RBI were 6.25% against the requirement of 10.0%, with a shortfall of Rs. 83.97 billion. We may be required by the RBI to deposit with the Indian Development Banks certain amounts as specified by the RBI due to the shortfall in certain sub-categories of priority sector lending targets. As of March 31, 2014, our total investments as directed by RBI in such deposits were Rs. 151.19 billion yielding returns ranging from 3% to 8.25%.

The following table sets forth, for the periods indicated, our directed lending broken down by sector:

	As of March 31,
	2010	2011	2012	2013	2014
	(in millions)
Directed lending:
Agriculture	Rs. 155,383.0	Rs. 204,506.2	Rs. 246,506.4	Rs. 291,689.2	Rs. 324,173.2
Micro and small enterprises	181,739.6	222,933.8	248,497.9	296,012.3	363,485.8
Other	107,206.0	123,550.0	148,296.9	184,872.3	214,786.0
Total directed lending	Rs. 444,328.6	Rs. 550,990.0	Rs. 643,301.2	Rs. 772,573.8	Rs. 902,445.0

Non-Performing Loans

The following table sets forth, for the periods indicated, information about our non-performing loan portfolio:

	As of March 31,										As of September 30,
	2010		2011		2012		2013		2014		2014
	(in millions, except percentages)
Non-performing loans:
Retail loans	Rs.	13,038.0	Rs.	11,159.5	Rs.	11,311.3	Rs.	14,579.1	Rs.	20,928.3	Rs.	25,175.4
Wholesale loans		6,224.9		9,502.9		7,723.6		6,553.0		8,758.2		9,552.1
Gross non-performing loans	Rs.	19,262.9	Rs.	20,662.4	Rs.	19,034.9	Rs.	21,132.1	Rs.	29,686.5	Rs.	34,727.5
Specific valuation allowances	Rs.	13,820.3	Rs.	16,089.8	Rs.	15,316.7	Rs.	16,466.9	Rs.	20,649.2	Rs.	24,063.8
Unallocated valuation allowances		9,940.3		9,804.5		12,590.2		17,227.3		21,964.0		21,759.9
Non-performing loans net of specific valuation allowance		5,442.6		4,572.6		3,718.2		4,665.2		9,037.3		10,663.7
Gross loan assets		1,320,941.0		1,648,750.3		2,034,281.2		2,538,245.8		3,228,261.3		3,448,375.8
Net loan assets	Rs.	1,297,180.4	Rs.	1,622,856.0	Rs.	2,006,374.3	Rs.	2,504,551.6	Rs.	3,185,648.1	Rs.	3,402,552.1
Gross non-performing loans as a percentage of gross loans		1.5%		1.3%		0.9%		0.8%		0.9%		1.0%
Gross unsecured non-performing loans as a percentage of gross non-performing loans		25.5%		16.0%		14.4%		15.2%		15.8%		14.6%
Unsecured non-performing loans as a percentage of gross unsecured loans		1.4%		0.9%		0.6%		0.6%		0.7%		0.7%
Non-performing loans net of specific valuation allowance as a percentage of net loan assets		0.4%		0.3%		0.2%		0.2%		0.3%		0.3%
Specific valuation allowance as a percentage of gross non-performing loans		71.7%		77.9%		80.5%		77.9%		69.6%		69.3%
Total valuation allowance as a percentage of gross non-performing loans		123.3%		125.3%		146.6%		159.4%		143.5%		132.0%

Recognition of Non-Performing Loans

We classify our loan portfolio into loans that are performing and loans that are non-performing or impaired. We have categorized our gross loans based on their performance status as follows:

	At March 31,										At September 30,
	2010		2011		2012		2013		2014		2014
	(in millions)
Performing	Rs.	1,301,678.1	Rs.	1,628,087.9	Rs.	2,015,246.3	Rs.	2,517,113.7	Rs.	3,198,574.8	Rs.	3,413,648.3
Non-performing or impaired:
On accrual status		1,078.5		3,938.0		624.4		253.3		271.8		455.1
On non-accrual status		18,184.4		16,724.4		18,410.5		20,878.8		29,414.7		34,272.4
Total non-performing or impaired		19,262.9		20,662.4		19,034.9		21,132.1		29,686.5		34,727.5
Total	Rs.	1,320,941.0	Rs.	1,648,750.3	Rs.	2,034,281.2	Rs.	2,538,245.8	Rs.	3,228,261.3	Rs.	3,448,375.8

We consider a loan to be performing when no principal or interest payment is one quarter or more past due and where we expect to recover all amounts due to us. In the case of wholesale loans, we also identify loans as non-performing or impaired even when principal or interest payments are less than one quarter past due but where we believe recovery of all principal and interest amounts is doubtful. Interest income from loans is recognized on an accrual basis using effective interest method when earned except in respect of loans placed on non-accrual status, for which interest income is recognized when received. Loans are placed on “non-accrual” status when interest or principal payments are one quarter past due.

Our methodology for determining specific and unallocated allowances is discussed separately below for each category of loans.

Retail

Our retail loan loss allowance consists of specific and unallocated allowances.

We establish a specific allowance on our retail loan portfolio based on factors such as the nature of the product, delinquency levels or the number of days the loan is past due and the nature of the security available. Additionally we monitor loan to value ratios for loans against securities. The loans are charged off against allowances typically when the account becomes 150 to 1,083 days past due depending on the type of loans. The defined delinquency levels at which major loan types are charged off are 150 days past due for personal loans and credit card receivables, 180 days past due for auto loans, commercial vehicle and construction equipment finance, 720 days past due for housing loans and on a customer by customer basis in respect of retail business banking when we believe that any future cash flows from these loans are remote, including realization of collateral, if applicable, and where any restructuring or any other settlement arrangements are not feasible.

We also record unallocated allowances for retail loans by product type. Our retail loan portfolio is comprised of groups of large numbers of small value homogeneous loans. We establish an unallocated allowance for loans in each product group based on our estimate of the overall portfolio quality, asset growth, economic conditions and other risk factors. We estimate unallocated allowance for retail loans based on an internal credit slippage matrix, which measures our historic losses for our standard loan portfolio. Subsequent recoveries, if any, against write off cases are adjusted to provision for credit losses in the consolidated statement of income.

Wholesale

The allowance for wholesale loans consists of specific and unallocated components. The allowance for such credit losses is evaluated on a regular basis by us and is based upon our view of the probability of recovery of loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower’s ability to repay, the estimated value of any underlying collateral, factors affecting the industry which the loan exposure relates to and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available. Loans are charged off against the allowance when management believes that the loan balance cannot be recovered. Subsequent recoveries, if any, against write off cases are adjusted to provision for credit losses in the consolidated statement of income.

We grade our wholesale loan accounts considering both qualitative and quantitative criteria. Wholesale loans are considered impaired when, based on current information and events, it is probable that we will be unable to collect scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by us in determining impairment include payment status, the financial condition of the borrower, the value of collateral held, and the probability of collecting scheduled principal and interest payments when due.

We establish specific allowances for each impaired wholesale loan customer in the aggregate for all facilities, including term loans, cash credits, bills discounted and lease finance, based on either the present value of expected future cash flows discounted at the loan’s effective interest rate or the net realizable value of the collateral if the loan is collateral dependent.

Wholesale loans that experience insignificant payment delays and payment shortfalls are generally not classified as impaired but are placed on a surveillance watch list and closely monitored for deterioration. We determine the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record, market information, and the amount of the shortfall in relation to the principal and interest owed.

In light of the significant growth in the size and diversity of our wholesale loan portfolio, we have also established an unallocated allowance for wholesale standard loans based on the overall portfolio quality, asset growth, economic conditions and other risk factors. We estimate our wholesale unallocated allowance based on an internal credit slippage matrix, which measures our historic losses for our standard loan portfolio.

Analysis of Non-Performing Loans by Industry Sector

The following table sets forth, for the periods indicated, our non-performing loans by borrowers’ industry or economic activity in each of the respective periods and as a percentage of our loans in the respective industry or economic activity sector. These figures do not include credit substitutes, which we include for purposes of calculating our industry concentration for RBI reporting. See “Risk Factors—We have high concentrations of exposures to certain customers and sectors and if any of these exposures were to become non-performing, the quality of our portfolio could be adversely affected and our ability to meet capital requirements could be jeopardized.”

	At March 31,																									At September 30,
	2010					2011					2012					2013					2014					2014
Industry	Gross Loans		Non performing loans		% of loans in industry	Gross Loans		Non performing loans		% of loans in industry	Gross Loans		Non performing loans		% of loans in industry	Gross Loans		Non performing loans		% of loans in industry	Gross Loans		Non performing loans		% of loans in industry	Gross Loans		Non performing loans		% of loans in industry
(Rupees in millions, except percentages)
Information Technology	Rs.	—	Rs.	—	—%	Rs.	—	Rs.	—	—%	Rs.	11,004.0	Rs.	529.5	4.8%	Rs.	9,955.8	Rs.	604.2	6.1%	Rs.	11,922.0	Rs.	479.8	4.0%	Rs.	13,531.4	Rs.	481.5	3.6%
Paper and paper products		7,210.8		165.3	2.3		6,083.7		156.7	2.6		—		—	—		12,054.3		8.2	0.1		18,449.8		548.4	3.0		22,040.7		638.4	2.9
Iron and steel		20,337.2		165.4	0.8		39,203.3		207.6	0.5		40,755.1		57.7	0.1		53,229.3		492.6	0.9		82,959.4		1,811.8	2.2		83,881.0		2,073.3	2.5
Mining and minerals		4,254.5		1.3	0.0		7,963.0		505.7	6.4		13,865.0		505.7	3.6		11,103.0		504.4	4.5		16,576.9		504.4	3.0		24,911.7		505.9	2.0
Engineering		21,106.9		118.1	0.6		23,846.4		224.3	0.9		33,487.0		212.3	0.6		42,721.6		557.1	1.3		57,349.9		1,220.3	2.1		63,510.6		1,278.8	2.0
Retail advances not otherwise classified		557,204.8		12,179.3	2.2		751,084.6		10,267.8	1.4		996,118.1		10,543.5	1.1		1,170,409.1		13,215.0	1.1		1,365,922.1		18,724.5	1.4		1,448,241.1		22,654.9	1.6
Land transport		59,080.3		858.7	1.5		91,140.0		891.7	1.0		129,736.4		770.4	0.6		157,938.8		1,316.0	0.8		150,177.4		2,077.9	1.4		153,199.8		2,239.7	1.5
Textiles		13,836.8		788.6	5.7		17,285.3		1,410.0	8.2		17,931.2		1,430.5	8.0		28,010.3		918.0	3.3		44,831.6		693.5	1.5		52,114.7		657.2	1.3
NBFC / Financial Intermediaries		—		—	—		54,241.0		2,147.1	4.0		47,563.0		1,782.7	3.7		35,588.9		1,124.2	3.2		57,796.1		891.4	1.5		78,103.3		900.4	1.2
Gems and jewelry		11,369.0		129.1	1.1		14,714.9		129.1	0.9		28,992.4		134.7	0.5		41,809.8		5.6	0.0		28,995.5		253.8	0.9		27,921.8		248.3	0.9
Wholesale Trade		46,003.6		365.7	0.8		68,948.3		728.6	1.1		110,828.9		638.5	0.6		178,552.2		805.8	0.5		235,711.9		780.5	0.3		252,513.4		1,050.3	0.4
Food processing		23,567.9		801.6	3.4		34,458.0		878.2	2.5		46,444.1		829.9	1.8		69,213.0		571.7	0.8		99,588.0		534.1	0.5		93,426.5		243.8	0.3
Automobiles and auto ancillary		73,784.3		9.4	0.0		76,336.1		266.9	0.3		70,078.3		281.8	0.4		105,073.6		254.1	0.2		145,886.7		360.0	0.2		146,806.2		353.8	0.2
Construction		8,980.0		553.8	6.2		—		—	—		—		—	—		—		—	—		37,164.8		64.0	0.2		36,747.9		88.4	0.2
Real Estate & Property Services		27,051.3		18.4	0.1		39,964.8		18.4	—		—		—	—		—		—	—		56,469.4		136.3	0.2		64,259.9		134.6	0.2
Chemical and Products		10,455.0		129.1	1.2		—		—	—		—		—	—		27,095.7		74.2	0.3		33,908.0		31.3	0.1		37,947.1		67.9	0.2
Capital Market Intermediaries		—		—	—		—		—	—		14,519.3		49.1	0.3		—		—	—		—		—	—		22,033.8		35.7	0.2
Activities allied to agriculture		31,493.6		262.1	0.8		49,024.3		256.6	0.5		45,591.8		166.9	0.4		51,213.7		205.5	0.4		155,559.1		260.1	0.2		169,713.2		263.2	0.2
Retail Trade		24,882.5		1,887.1	7.6		38,203.9		1,888.0	4.9		52,373.5		269.0	0.5		71,102.3		147.9	0.2		90,086.2		147.9	0.2		108,346.4		154.8	0.1
Wood & Products																	3,716.0		5.7	0.2		3,865.5		5.7	0.1		4,270.4		5.7	0.1
Plastic & Products		2,302.1		9.2	0.4		—		—	—		—		—	—		8,898.3		9.4	0.1		13,402.1		9.2	0.1		13,635.9		9.2	0.1
Power		—		—	—		—		—	—		44,135.9		48.6	0.1		49,453.9		48.6	0.1		70,980.3		48.6	0.1		82,734.5		49.0	0.1
Services		—		—	—		32,409.1		21.7	0.1		38,967.0		16.3	—		73,335.2		16.3	0.0		96,238.8		16.3	0.0		97,624.9		16.2	0.0
Miscellaneous industries		46,379.9		115.2	0.2		33,930.2		178.7	0.5		12,242.2		78.5	0.6		38,076.9		97.8	0.3		26,358.9		86.7	0.3		28,333.2		576.5	2.0
Consumer durables		2,396.8		189.5	7.9		—		—	—		6,324.2		76.7	1.2		9,479.8		76.7	0.8		—		—	—		—		—	—
Telecom		6,376.5		59.2	0.9		14,564.7		59.2	0.4		19,053.5		77.0	0.4		17,239.0		66.1	0.4		—		—	—		—		—	—
Home Finance Companies		35,697.6		73.3	0.2		21,160.6		50.5	0.2		12,167.8		30.1	0.2		14,175.2		5.5	0.0		—		—	—		—		—	—
Fertilizers		—		—	—		34,157.5		2.4	—		18,764.1		1.9	—		17,431.6		1.5	0.0		—		—	—		—		—	—
Drugs and pharmaceuticals		14,725.3		383.5	2.6		10,756.5		373.2	3.5		11,878.3		365.2	3.1		—		—	—		—		—	—		—		—	—
Glass and glass products		—		—	—		—		—	—		5,105.8		138.4	2.7		—		—	—		—		—	—		—		—	—
Total				19,262.9					20,662.4					19,034.9					21,132.1					29,686.5					34,727.5
Specific allowance for credit losses				13,820.3					16,089.8					15,316.7					16,466.9					20,649.2					24,063.8
Non-performing loans				5,442.6					4,572.6					3,718.2					4,665.2					9,037.3					10,663.7

Top Ten Non-Performing Loans

As of September 30, 2014, we had 316 wholesale non-performing loans outstanding. Our top ten non-performing loans represented 15.9% of our gross non-performing loans and 0.2% of our gross loan portfolio.

Restructuring of Non-Performing Loans

Our non-performing loans are restructured on a case-by-case basis after our management has determined that restructuring is the best means of maximizing realization of the loan. These loans continue to be on a non-accrual basis and are reclassified as performing loans only after sustained performance under the loan’s renegotiated terms for a period of at least one year.

Pursuant to recently enacted regulations creating a system of “Corporate Debt Restructuring,” we may also be involuntarily required to restructure loans if decided by at least 60% of the number of lenders, holding at least 75% of the debt, in a consortium in which we participate.

The following table sets forth, as of the dates indicated, our non-performing loans that have been restructured through rescheduling of principal repayments and deferral or waiver of interest:

	At March 31,
	2010		2011		2012		2013		2014
	(in millions, except percentage)
Gross restructured loans	Rs.	1,810.0	Rs.	2,123.0	Rs.	4,353.2	Rs.	3,638.5	Rs.	3,382.3
Allowance for credit losses		742.2		1,061.9		3,332.0		3,126.0		2,687.4
Net restructured loan	Rs.	1,067.8	Rs.	1,061.1	Rs.	1,021.2	Rs.	512.5	Rs.	694.9
Gross restructured loans as a percentage of gross non-performing loans		9.4%		10.3%		22.9%		17.2%		11.4%
Net restructured loans as a percentage of net non-performing loans		19.6%		23.2%		27.5%		11.0%		7.7%

As of September 30, 2014, our gross restructured loans amounted to Rs. 2.9 billion and our net restructured loans amounted to Rs. 0.5 billion. As of September 30, 2014, our gross restructured loans as a percentage of gross non-performing loans were 8.2% and our net restructured loans as a percentage of net non-performing loans were 5.1%.

If there is a failure to meet payment or other terms of a restructured loan, it may be considered a failed restructuring, in which case it is no longer classified as a restructured loan.

Remediation Strategy for Non-Performing Loans

We focus on early problem recognition and active remedial management efforts in relation to our non-performing loans. Because we are involved primarily in working capital finance with respect to wholesale loans, we track our borrowers’ performance and liquidity on an ongoing basis. This enables us to define remedial strategies proactively and manage our exposures to industries or customers that we believe are displaying deteriorating credit trends. Relationship managers lead the recovery effort together with strong support from the credit group in the corporate office in Mumbai. Recovery is pursued through, among others, legal process, enforcement of collateral, negotiated one-time settlements and other similar strategies. The particular strategy pursued depends upon the level of cooperation of the borrower, our assessment of the borrower’s management integrity and long-term viability, the credit structure and the role of other creditors.

Allowance for Credit Losses on Loans

The following table sets forth, for the periods indicated, movements in our allowance for credit losses:

	For the years ended March 31,
	2010		2011		2012		2013		2014
	(in millions)
Specific allowance for credit losses at the beginning of the period	Rs.	13,220.6	Rs.	13,820.3	Rs.	16,089.8	Rs.	15,316.7	Rs.	16,466.9
Net allowance for credit losses for the period:
Retail		18,147.6		10,480.4		7,781.9		12,710.3		16,815.3
Wholesale		1,436.3		3,634.9		1,674.6		315.9		2,276.1
Less allowances no longer required on account of write-offs		(18,984.2)		(11,845.8)		(10,229.6)		(11,876.0)		(14,909.1)
Specific allowance for credit losses at the end of period	Rs.	13,820.3	Rs.	16,089.8	Rs.	15,316.7	Rs.	16,466.9	Rs.	20,649.2
Unallocated allowance for credit losses at the beginning of the period	Rs.	11,330.3	Rs.	9,940.3	Rs.	9,804.5	Rs.	12,590.2	Rs.	17,227.3
Additions during the period		(1,390.0)		(135.8)		2,785.7		4,637.1		4,736.7
Unallocated allowance for credit losses at the end of the period	Rs.	9,940.3	Rs.	9,804.5	Rs.	12,590.2	Rs.	17,227.3	Rs.	21,964.0
Total allowance for credit losses at the beginning of the period	Rs.	24,550.9	Rs.	23,760.6	Rs.	25,894.3	Rs.	27,906.9	Rs.	33,694.2
Allowance no longer required on account of write-offs		(18,984.2)		(11,845.8)		(10,229.6)		(11,876.0)		(14,909.1)
Net addition to total allowance for the period charged to expense		18,193.9		13,979.5		12,242.2		17,663.3		23,828.1
Total allowance for credit losses at the end of the period	Rs.	23,760.6	Rs.	25,894.3	Rs.	27,906.9	Rs.	33,694.2	Rs.	42,613.2

Movements in our allowances for credit losses charged to expense do not include recoveries against write off cases amounting to Rs. 4,975.3 million and Rs. 6,400.0 million for fiscals 2013 and 2014, respectively. Allowances for credit losses for the periods presented have been disclosed net of recoveries.

The following table sets forth, for the periods indicated, the allocation of the total allowance for credit losses:

	As of March 31,
	2010		2011		2012		2013		2014
	(in millions)
Wholesale
Allocated	Rs.	4,610.8	Rs.	7,577.5	Rs.	6,433.7	Rs.	5,754.5	Rs.	7,316.1
Unallocated		985.4		1,447.5		1,207.7		2,495.7		2,738.5
Subtotal	Rs.	5,596.2	Rs.	9,025.0	Rs.	7,641.4	Rs.	8,250.2	Rs.	10,054.6
Retail
Allocated		9,209.5		8,512.3		8,883.0		10,712.4		13,333.1
Unallocated		8,954.9		8,357.0		11,382.5		14,731.6		19,225.5
Subtotal	Rs.	18,164.4	Rs.	16,869.3	Rs.	20,265.5	Rs.	25,444.0	Rs.	32,558.6
Allowance for credit losses	Rs.	23,760.6	Rs.	25,894.3	Rs.	27,906.9	Rs.	33,694.2	Rs.	42,613.2

As of September 30, 2014, the specific allowance for credit losses amounted to Rs. 8,605.0 million for wholesale loans and Rs. 15,458.8 million for retail loans. The net specific allowance for credit losses for the six months ended September 30, 2014 amounted to Rs. 1,313.1 million for our wholesale loans and Rs. 9,777.5 million for our retail loans. The movement in allowance for credit losses charged to expense does not include recoveries against write-off cases amounting to Rs. 3,554.0 million for the six months ended September 30, 2014. Allowances no longer required on account of write-offs for the six months ended September 30, 2014 amounted to Rs. 7,676.0 million. As of September 30, 2014, our unallocated allowance for credit losses amounted to Rs. 2,803.0 million for wholesale loans and Rs. 18,956.9 million for retail loans.

MANAGEMENT

Directors and Senior Management

Our Memorandum and Articles of Association (Articles) provide that until otherwise determined by a general meeting of shareholders, the number of our directors shall not be less than three nor more than 15, excluding directors appointed pursuant to the terms of issued debt. Our Board of Directors consisted of 10 members as of September 30, 2014 and also consisted of 10 members as of February 3, 2015.

As per the Companies Act, at least two-thirds of our directors are required to retire by rotation, with one-third of these retiring at each annual general meeting. However, any retiring director may be re-appointed by resolution of the shareholders. Companies are required to have at least one director who has stayed in India for at least 182 days in the previous calendar year (i.e. an Indian resident).

Under the terms of our Articles, our promoter, Housing Development Finance Corporation Limited (HDFC Limited), has a right to nominate two directors who are not required to retire by rotation, so long as HDFC Limited, its subsidiaries or any other company promoted by HDFC Limited, either singly or in the aggregate, holds not less than 20% of our paid-up equity share capital. The two directors so nominated by HDFC Limited currently are the Chairperson and the Managing Director of the Bank.

The Banking Regulation Act requires that not less than 51% of the board members shall have special knowledge or practical experience in one or more of the following areas: accounting, finance, agriculture and rural economy, banking, co-operation, economics, law, small scale industry and any other matter the RBI may specify. Out of these, not less than two directors shall have specialized knowledge or practical experience in agriculture and the rural economy, co-operation or small-scale industry. Mr. Vijay Merchant, who has specialized knowledge and experience in small-scale industry, was our director until October 4, 2014. The Bank is in the process of appointing a director in place of Mr. Vijay Merchant, who relinquished his office as director having attained the age of 70. Dr. Pandit Palande has specialized knowledge and experience in the agricultural sector.

Mrs. Shyamala Gopinath has been appointed as the part-time Non-Executive Chairperson of the Bank for a period of three years with effect from January 2, 2015. Our shareholders have approved her appointment by means of a resolution passed by postal ballot. In addition, the RBI has also approved her appointment with effect from January 2, 2015.

Mr. Paresh Sukthankar was elevated to the position of Deputy Managing Director by the Board pursuant to the Board resolution dated December 24, 2013 passed by the Board of Directors. The RBI has, pursuant to its letter dated June 13, 2014, approved his re-appointment for a period of three years from June 13, 2014.

Mr. Kaizad Bharucha was appointed as an additional director by the Board and designated as an Executive Director in the wholetime employment of the Bank pursuant to a Board resolution dated December 24, 2013 passed by the Board of Directors. The RBI has, pursuant to its letter dated June 13, 2014, approved his re-appointment for a period of three years from June 13, 2014.

Interested directors may not vote at board proceedings, except in relation to contracts or arrangement with a company in which that director (or two or more directors together) hold not more than 2% of the paid up share capital.

None of our directors or members of our senior management holds 1.0% or more of our equity shares.

Our Board of Directors, as of February 3, 2015, comprised of:

Name	Position	Age
Mr. Aditya Puri	Managing Director	63
Mr. Paresh Sukthankar	Deputy Managing Director	51
Mrs. Shyamala Gopinath	Non-Executive Chairperson and Director	65
Mr. Anami N. Roy	Non-Executive Director	64
Mr. Bobby Parikh	Non-Executive Director	50
Dr. Pandit Palande	Non-Executive Director	53
Mr. Partho Datta	Non-Executive Director	65
Mrs. Renu Karnad	Non-Executive Director	61
Mr. Keki Mistry	Non-Executive Director	60
Mr. Kaizad Bharucha	Executive Director	49

The following are brief biographies of our directors:

Mr. Aditya Puri is the Managing Director of the Bank. He holds a bachelor’s degree in Commerce from Punjab University and is an associate member of the Institute of Chartered Accountants of India (ICAI). Prior to joining the Bank, Mr. Puri was the Chief Executive Officer of Citibank, Malaysia from 1992 to 1994. Mr. Puri has been the Managing Director of the Bank since September 1994. He has nearly 40 years of experience in the banking sector in India and abroad. Mr. Puri is not a director of any other company in India.

Mr. Paresh Sukthankar is the Deputy Managing Director of the Bank. He holds a master’s degree in Management Studies from Jamnalal Bajaj Institute, Mumbai, and has completed the Advanced Management Program from Harvard Business School. Mr. Sukthankar has been with the Bank since its inception in 1994. Mr. Sukthankar has direct or supervisory responsibilities for the Bank’s Credit and Risk Management, Finance and Human Resources functions and for various strategic initiatives of the Bank. Prior to joining the Bank, Mr. Sukthankar worked in Citibank for around approximately nine years in various departments, including corporate banking, risk management, financial control and credit administration. He has been a member of various committees formed by the RBI and Indian Banks’ Association. Mr. Sukthankar is not a director of any other company in India.

Mrs. Shyamala Gopinath is the part-time Non-Executive Chairperson of the Bank. She holds a master’s degree in Commerce and is a Certified Associate of the Indian Institute of Bankers. She has 39 years of experience in financial sector policy formulation in different capacities at the RBI. As Deputy Governor of the RBI for seven years and member of the RBI’s board of directors, she guided and influenced national policies in diverse areas of financial sector regulation and supervision, the development and regulation of financial markets, capital account management, management of government borrowings, foreign exchange reserves management and payment and settlement systems. During 2001 to 2003, she worked as senior financial sector expert in the then Monetary Affairs and Exchange Department of the International Monetary Fund (Financial Institutions Division). She also participated in Financial Sector Assessment Program missions to Tanzania, Nigeria, Hungary and Poland. She was actively involved in managing India’s balance of payments crisis in 1991, the fall out of the Asian and the Russian crises and the recent financial crisis in the Indian financial system. She assisted the Narasimhan Committee on Financial Sector Reforms, Chaired the Committee on Holding Companies and the Government Committee on Comprehensive Review of National Small Savings Fund. She has been RBI’s nominee on a few public sector banks and financial institutions and handled the Uruguay Round negotiations on Financial Services between 1994-97. She served as Chairperson of the Advisory Board on Bank, Commercial and Financial Frauds for two years from 2012 to 2014. She is currently Chairperson of the Clearing Corporation of India Limited (CCIL) and its subsidiary Clearcorp Dealing Systems (India) Limited (Clearcorp), independent director on Tata Elxsi Limited (TEL), Indian Oil Corporation Limited (IOCL), Gas Authority of India Limited (GAIL), E.I.D-Parry (India) Limited (E.I.D-Parry), NDDB Dairy Services Ltd (a not-for profit company) and Vodafone India Limited. She is an independent Non-Executive of the EY Global Governance Council. She is

also the Chairperson of the Corporate Bonds and Securitisation Advisory Committee of SEBI. She does not hold any shares in the Bank.

Mr. Anami N. Roy is an independent Non-Executive Director of the Bank. He holds master’s degrees in Arts and Philosophy and is a distinguished retired civil servant. During his long career of 38 years in the Indian Police Service, he held a range of assignments both in the state of Maharashtra and for the Government of India, including Commissioner of Police, Mumbai and Director General of Police, Maharashtra before retiring in 2010. His areas of specialization include policy planning, budget, recruitment, training and other finance and administrative functions in addition to operational matters. Mr. Roy was instrumental in introducing technology solutions in the Indian police force, for example, in relation to citizen facilitation. He also held the position of Director General of the Anti-Corruption Bureau, in which capacity he initiated a policy document on vigilance matters for the Government of Maharashtra. Mr. Roy has wide knowledge and experience of security and intelligence matters at the state and national levels. Having handled multifarious field and staff assignments, Mr. Roy has extensive experience in functioning of the government at various levels and of problem solving. Mr. Roy is a director on the boards of India Ventures Advisors Pvt Ltd, Glaxo SmithKline Pharmaceuticals Limited, Mayar Infrastructure Development Private Limited and The Skills Academy Private Limited and Bharat Heavy Electricals Limited. He is a member of the Senior Executives Compensation Committee of Glaxo SmithKline Pharmaceuticals Limited. He is the Chairman of Vandana Foundation, a non-profit company registered under section 25 of the Companies Act, 1956.

Mr. Bobby Parikh is an independent Non-Executive Director of the Bank. He holds a bachelor’s degree in Commerce from Mumbai University and qualified as a Chartered Accountant in 1987. Mr. Parikh is a Senior Partner with BMR & Associates LLP and leads its financial services practice. Prior to joining BMR & Associates LLP, he was the Chief Executive Officer of Ernst & Young in India and held that responsibility until December 2003. Mr. Parikh worked with Arthur Andersen for over 17 years and was its Country Managing Partner, until the Andersen practice combined with that of Ernst &Young in June 2002. Over the years, Mr. Parikh has had extensive experience in advising clients across a range of industries. An area of focus for Mr. Parikh has been to work with businesses, both Indian and multinational, in interpreting the implications of the deregulation as well as the changes to India’s policy framework, to help businesses better leverage opportunities that have become available and to address challenges that resulted from such changes. Mr. Parikh has led teams that have advised clients in the areas of entry strategy (multinational companies into India and Indian companies into overseas markets), business model identification, structuring a business presence, mergers, acquisitions and other business reorganizations. Mr. Parikh works closely with regulators and policy formulators, in providing inputs to aid in the development of new regulations and policies, and in assessing the implications and efficacy of these and providing feedback for action. Mr. Parikh led the Financial Services industry practice at Arthur Andersen and then also at Ernst & Young, and has advised a number of banking groups, investment banks, brokerage houses, fund managers and other financial services intermediaries in establishing operations in India, mergers and acquisitions and in developing structured financial products, besides providing tax and business advisory and tax reporting services at Ernst & Young. Mr. Parikh has been a member of a number of trade and business associations and their management or other committees, as well as on the advisory or executive boards of non-Governmental and not-for-profit organizations. Mr. Parikh is a director of Tax and Advisors Private Limited, BMR Global Services Pvt Ltd, BMR Business Solutions Pvt Ltd, BMR Advisors Pte Limited, Aviva Life Insurance Company India Limited, Green Infra Limited, Indostar Capital Finance Limited and Birla Sun Life Asset Management Company Limited and Green Infra Wind Ventures Pvt Ltd. He is a Chairman of the Audit Committees of Aviva Life Insurance Company India Ltd, Green Infra Ltd and Indostar Capital Finance Ltd as well as a member of the Audit Committee of Birla Sun Life Asset Management Company Ltd. He is a member of the Investment Committee, Asset Liability Management Committee and Remuneration Committee of Aviva Life Insurance Company India Ltd, a member of the Compensation Committee of Green Infra Ltd and a member of the Compensation and Nomination Committee as well as the Risk Management Committee of Indostar Capital Finance Ltd. He is one of the financial experts on the Audit and Compliance Committee of the Board.

Dr. Pandit Palande is a Non-Executive Director of the Bank. He holds a Ph.D. in Business Administration and has completed an advanced course in Management at Oxford University and Warwick University in the United Kingdom. Dr. Palande has been working as a director of the School of Commerce and Management for 20 years in Yashwantrao Chavan Maharashtra Open University (YCMOU). Dr. Palande is a former Pro-Vice Chancellor of YCMOU. Dr. Palande has extensive experience working in the fields of business administration, management and agriculture. Presently, Dr. Palande is the Vice Chancellor of BRA Bihar University, Muzaffarpur. Dr. Palande is not a member of the board of directors of any other company.

Mr. Partho Datta is an independent Non-Executive Director of the Bank. He is an associate member of the ICAI. He joined Indian Aluminum Company Limited (INDAL) and was with INDAL and its parent company in Canada for 25 years and held positions as Treasurer, Chief Financial Officer and Director Finance during his tenure. Thereafter, he joined the Chennai based Murugappa Group as the head of Group Finance and was a member of the Management Board of the Group, as well as director in several Murugappa Group companies. Post-retirement from the Murugappa Group, Mr. Datta was an advisor to the Central Government appointed board of directors of Satyam Computers Services Limited during the restoration process and has also been engaged in providing business/strategic and financial consultancy on a selective basis. Mr. Datta is a director of Peerless Funds Management Company Limited, IRIS Business Services Limited and Endurance Technologies Private Limited and Peerless General Finance and Investment Company Ltd. He is the Chairman of Audit Committee and member of the Risk Management Committee, Investment Committee and Nomination & Remuneration Committee of Peerless Funds Management Company Limited. He is also the Chairman of the Audit Committee of Endurance Technologies Private Limited. He is a member of the Audit Committee and Board Special Committee of IRIS Business Services Limited. Mr. Datta has extensive experience in various Financial and Accounting matters including financial management, investor relations, foreign exchange risk management, international financing, international tax, mergers and acquisitions and strategic planning. Mr. Datta is one of the financial experts on the Audit and Compliance Committee of the Board.

Mrs. Renu Karnad is a Non-Executive Director of the Bank. She is a law graduate from University of Mumbai and also holds a Master’s Degree in Economics from Delhi University. She is a Parvin Fellow-Woodrow Wilson School of International Affairs, Princeton University, U.S.A. Mrs. Karnad is a director on the board of directors of BOSCH Limited, Credit Information Bureau (India) Limited, GRUH Finance Limited, HDFC Limited, HDFC Asset Management Company Limited, HDFC Ergo General Insurance Company Limited, HDFC Standard Life Insurance Company Limited, HDFC Property Ventures Limited, Credila Financial Services Private Limited, Indraprastha Medical Corporation Limited, EIH Limited, ABB Limited, Feedback Infrastructure Services Private Limited, G4S Corporate Services (India) Private Limited and Lafarge India Private Limited and Bhavishya Alliance Child Nutrition Initiatives. She is also a director of H T Parekh Foundation, HDFC PLC, Maldives, WNS (Holdings) Limited and HIREF International LLC. Mrs. Karnad is the Chairperson of the Audit Committee of Credit Information Bureau (India) Limited and Bosch Limited. She is a member of the Audit Committee of HDFC ERGO General Insurance Company Limited and member of Investor Grievance Committee of BOSCH Limited. She is the Chairperson of the Risk Management Committee of HDFC Standard Life Insurance Company Limited. She is also a member of Investment Committee, Compensation Committee, Compensation-ESOS Committee, Committee of Directors of GRUH Finance Limited; Customer Service Committee and Risk Management Committee of HDFC Asset Management Company Limited; Remuneration Committee of Credit Information Bureau (India) Limited; Investment Sub Committee and Property Sub Committee of BOSCH Limited.

Mr. Keki Mistry is a Non-Executive Director of the Bank. He has obtained a bachelor’s degree in Commerce from the University of Mumbai. He is also a Fellow Member of the ICAI. Mr. Mistry started his career with The Indian Hotels Company Limited. In 1981, Mr. Mistry joined HDFC Limited. He was inducted on to the board of directors of HDFC Limited as an Executive Director in 1993 and is currently the Vice Chairman & Chief Executive Officer of HDFC Limited. Mr. Keki Mistry is also a director on the board of directors of HDFC Asset Management Company Limited, HDFC Standard Life Insurance Company Limited, HDFC ERGO General Insurance Company Limited, GRUH Finance Limited, Sun Pharmaceutical Industries

Limited, Greatship (India) Limited, Next Gen Publishing Limited, Shrenuj & Company Limited, Torrent Power Limited and HCL Technologies Limited. Mr. Mistry is also member on the India Advisory Board at PriceWaterhouse Coopers and director of Griha Investments, Mauritius, India Value Fund Advisors Private Limited, the H T Parekh Foundation, Griha Pte, Singapore and CDC Group, London. Mr. Mistry is the Chairman of the Audit Committee of Sun Pharmaceuticals Industries Limited, Greatship (India) Limited, and Torrent Power Limited. He is a member of the Audit Committee of HDFC Standard Life Insurance Company Limited, HDFC ERGO General Insurance Company Limited, HDFC Asset Management Company Limited, GRUH Finance Limited, Shrenuj & Company Limited and HCL Technologies Ltd. He is a member of the Investment and Executive Committee of HDFC Standard Life Insurance Company Ltd,, a member of the Investment Committee of HDFC ERGO General Insurance Company Ltd, a member of the Investment, Risk Management, Indemnity, Oversight and Share Allotment Committees of HDFC Asset Management Company Ltd, member of remuneration Committee of GRUH Finance Limited, member of Selection and Remuneration Committees of Greatship (India) Ltd and a member of Selection Committee of Torrent Power Ltd.

Mr. Kaizad Bharucha is an Executive Director in the wholetime employment of the Bank. Mr. Bharucha holds a bachelor’s degree in Commerce from the University of Mumbai. Prior to his appointment as Executive Director, Mr. Bharucha has served as Group Head-Wholesale Banking responsible for Corporate Banking, Emerging Corporate Group, Business Banking, Capital Markets Business, Agri Lending and Department for Special Operations. He has also served as Group Head-Credit & Market Risk and was assigned responsibilities in respect of the entire gamut of Risk Management activities in the Bank; namely Credit Risk, Market Risk, Collections, Risk Intelligence and control functions. Mr. Bharucha has a rich experience of 27 years in the Banking and Financial sector and has been associated with the Bank since 1995. Prior to joining the Bank, Mr. Bharucha worked in SBI Commercial and International Bank in various areas including Trade Finance and Corporate Banking. Mr. Bharucha has represented the Bank as a member of the working group constituted by the RBI to examine the role of Credit Information Bureau and on the Sub-Committee with regard to adoption of Basel II guidelines. Mr. Bharucha is a director on the boards of directors of HDB Financial Services Limited and HBL Global Private Limited. He was earlier a director on the board of directors of International Asset Reconstruction Company Private Limited.

Senior Management

As of September 30, 2014, our senior management was comprised of the following:

Name	Position	Age
Mr. Aditya Puri	Managing Director	63
Mr. Paresh Sukthankar	Deputy Managing Director	51
Mr. Kaizad Bharucha	Executive Director	49
Mr. Sashidhar Jagdishan	Chief Financial Officer	49
Mr. Sanjay Dongre	Executive Vice President (Legal) & Company Secretary	56
Mr. Abhay Aima	Head, Equities and Private Banking, Third Party Products and NRI Banking	52
Mr. Anil Jaggia	Head, Information Technology, Legal and Secretarial, QIG, Administration, Infrastructure and Sustainable Livelihood Initiative	53
Mr. Anil Nath	Head, Business Banking, Agri and Correspondent Banking	61
Mr. Ashish Parthasarthy	Head, Treasury	46
Mr. Bhavesh Zaveri	Head, Operations	48
Mr. Chakrapani Venkatachari	Head, Internal Audit and Vigilance	50
Mr. Deepak Maheshwari	Head, Wholesale Credit	59
Mr. Jimmy Tata	Chief Risk Officer	48
Mr. Navin Puri	Head, Branch Banking	56
Mr. Rahul N. Bhagat	Head, Retail Liabilities and Marketing	51
Mr. Rajender Sehgal	Head, Financial Institutions Group and Custody	59
Mr. Rakesh Singh	Head, Investment Banking, Capital & Commodity Markets	45

A brief biography of each of the members of the Bank’s senior management is set out below:

Mr. Abhay Aima is a graduate of the National Defense Academy. Mr. Aima is the Head of Equities, Private Banking and Third Party Products of the Bank. He is also in charge of Non Resident Indian and International Consumer Banking. Mr. Aima serves as a director of Raab Investment Private Limited, HDFC Securities Limited and Bluechip Corporate Investment Centre Limited.

Anil Jaggia an engineer from IIT, Kanpur and a graduate from IIM Ahmedabad has strong credentials and brings with him 28 years of rich experience across a wide spectrum of financial services. He started his career with Citibank at Kolkata, Mumbai, Singapore, New York and Chicago where he worked for over 18 years. Mr. Jaggia held the position of Head-Forex & Derivatives as his last assignment with Citibank in India. Before joining the Bank he was Chief Operating Officer at Centurion Bank of Punjab Limited since 2004, for four years. As part of the Bank’s management team, he also played an important role in the successful mergers of Bank of Punjab with Centurion Bank; Lord Krishna Bank with Centurion Bank of Punjab and Centurion Bank of Punjab with the Bank. After the merger with the Bank, Mr. Jaggia has taken over as CIO of the Bank. He holds additional responsibility for Sustainable Livelihood Initiatives (SLI), Quality Initiative Group, Legal and Secretarial, Administration and Infrastructure.

Mr. Anil Nath holds a master’s degree in Business Administration from the University of Punjab and is a Certified Associate of the Indian Institute of Bankers. Mr. Nath has been with the Bank since 1995 and currently heads Business Banking, Agri and Correspondent Banking of the Bank. He has over 35 years of experience in banking, having worked with State Bank of India and Times Bank Limited prior to joining the Bank in 1995.

Mr. Sashidhar Jagdishan holds a bachelor’s degree in Physics from the University of Mumbai and a master’s degree in Economics of Money, Banking and Finance from the University of Sheffield, United Kingdom. He is also a Chartered Accountant of the ICAI. He has been with the Bank since 1996 and is the Chief Financial Officer of the Bank.

Sanjay Dongre is the Executive Vice President (Legal) & Company Secretary of the Bank. He is an Associate Member of ICSI. He holds bachelor’s degrees in Commerce and Law from Pune University. He has 31 years of experience in areas of law, corporate secretarial, compliance, litigation and drafting. Prior to joining the Bank, he worked with Boehringer Mannheim (India) Limited, IPKA Laboratories Limited and Boots Pharmaceuticals Limited.

Mr. Ashish Parthasarthy holds a bachelor’s degree in Engineering from the Karnataka Regional Engineering College and has a Post-Graduate Diploma in Management from the Indian Institute of Management, Bangalore. He has over 20 years of experience in the interest rate and currency markets and holds the position of Head Treasury at the Bank.

Mr. Bhavesh Zaveri holds a master’s degree in Commerce from the University of Mumbai and is a Certified Associate of the Indian Institute of Bankers. Mr. Zaveri has been with the Bank since 1998, and currently heads wholesale banking operations and cash management products of the Bank. Mr. Zaveri is a director on the board of the National Payment Corporation of India Limited (NPCI), The Clearing Corporation of India Limited, SWIFT Global Board and a member of the Technical Advisory Committee and Management Committee of NPCI.

Mr. Chakrapani Venkatachari is a member of the Institute of Company Secretaries of India, New Delhi and is a Certified Associate of the Indian Institute of Bankers. Mr. Chakrapani heads the Internal Audit and Vigilance function of the Bank and he has been with the Bank since 1994. Prior to joining the Bank, Mr. Chakrapani worked with Standard Chartered Bank where he was responsible for audit and review of all activities in the Western Region for Operations, Trade Services, Credit Cards, Forex and Credit.

Mr. Deepak Maheshwari holds a bachelor’s degree in Commerce from The University of Rajasthan and is a Certified Associate of the Indian Institute of Bankers. Mr. Maheshwari heads the Wholesale Credit Risk function of the Bank and he has been with the Bank since 1996. Prior to joining the Bank, Mr. Maheshwari was

Vice President (Credit) of the State Bank of India (SBI) where he was responsible for control over the entire credit and investment portfolio of the Bank’s Canadian subsidiary. He was associated with SBI for 21 years.

Mr. Jimmy Tata holds a master’s degree in Financial Management from the University of Mumbai and is a qualified Chartered Financial Analyst from the Institute of Chartered Financial Analysts of India, Hyderabad. He has over 20 years of work experience and has been with the Bank since 1994. He is currently the Chief Risk Officer of the Bank.

Mr. Navin Puri holds a bachelor’s degree in Commerce from Calcutta University and is a member of the Institute of Chartered Accountants of India. He also received a master’s degree in Business Administration from Texas University, U.S.A. Mr. Puri has over 19 years of banking experience. He has been with the Bank since 1999. He currently heads the Retail Branch Banking business, and is also the Business Head for Retail Current Accounts of the Bank.

Mr. Rahul N. Bhagat holds a bachelor’s degree (with honors) in Arts in History from St. Stephen’s College, Delhi University and a master’s degree in International Affairs from the College of William & Mary, Virginia, USA. He has over 19 years of experience in consumer banking, having worked with ANZ Grindlays Bank and Bank of America prior to joining the Bank in 1999. Mr. Bhagat heads the Retail Liabilities, Marketing, High Net-Worth and Direct Channels businesses in the Bank.

Mr. Rajender Sehgal holds a master’s degree in Business Administration from Delhi University with specialization in Financial and Marketing Management. He has nearly 36 years of experience in industrial finance credit and international banking. Mr. Sehgal was employed by SBI prior to joining the Bank. He has been with the Bank since 1998 and currently heads Financial Institutions Group and Custody of the Bank.

Mr. Rakesh Singh holds a bachelor’s degree from St. Xavier’s College Ranchi and Hansraj College, Delhi. He also holds a post graduate diploma in business management from Institute of Management Technology, Ghaziabad. He has over 21 years of experience in debt and equity capital markets, structured finance, leveraged finance, debt restructuring and managing proprietary investments. Prior to joining the Bank in 2011, he has worked with ANZ Investment Bank, Standard Chartered Bank, Morgan Stanley and Rothschild. He has led successful capital raisings for several Indian corporate houses and financial institutions and currently heads the Investment Banking, Capital & Commodity Markets business within the Bank.

Corporate Governance

Audit and Compliance Committee

The Audit and Compliance Committee of the Bank comprises Dr. Pandit Palande, Mr. Partho Datta and Mr. Bobby Parikh. This committee currently does not have an appointed chairperson. The Chairperson is elected in every meeting by members of the Committee from amongst themselves. This committee met eight times during fiscal 2014.

The terms of reference of the Audit and Compliance Committee are in accordance with Clause 49 of the Listing Agreement entered into with the Indian Stock Exchanges, and include the following:

a.	Overseeing the Bank’s financial reporting process and ensuring correct, adequate and credible disclosure of financial information;

b.	Recommending appointment and removal of external auditors and the fixing of their fees;

c.	Reviewing with management the annual financial statements before submission to the Board with special emphasis on accounting policies and practices, compliance with accounting standards and other legal requirements concerning financial statements;

d.	Reviewing the adequacy of the Audit and Compliance functions, including their policies, procedures, techniques and other regulatory requirements; and

e.	Any other terms of reference as may be included from time to time in Clause 49 of the Listing Agreement with the Indian Stock Exchanges.

The Board has also adopted a charter for the Audit and Compliance Committee in connection with certain U.S. regulatory standards as the Bank’s securities are also listed on the New York Stock Exchange.

Compensation Committee

The Compensation Committee reviews the overall compensation structure and policies of the Bank with a view to attract, retain and motivate employees, consider grants of stock options to employees, review compensation levels of the Bank’s employees vis-à-vis other banks and the industry in general. The Bank’s compensation policy provides a fair and consistent basis for motivating and rewarding employees appropriately according to their job role, job size, performance, contribution, skill and competence.

Dr. Pandit Palande, Mr. Partho Datta and Mr. Bobby Parikh are the members of this committee. The Compensation Committee currently does not have an appointed chairperson. The Chairperson is elected in every meeting by members of the Committee from amongst themselves. All the members of the Committee are independent directors. The Committee met seven times during fiscal 2014.

Investors’ Grievance (Share) Committee

The Share Committee approves and monitors transfer, transmission, splitting and consolidation of shares. Allotment of shares to the employees on exercise of stock options granted under the various Employees Stock Option Schemes, which are made in terms of the powers delegated by the Board in this regard, is placed before the Committee for ratification. The Committee also monitors redress of complaints from shareholders relating to transfer of shares, non-receipt of the annual report and dividends.

The Share Committee consists of Mr. Anami N. Roy, Mrs. Renu Karnad, Mr. Aditya Puri and Mr. Paresh Sukthankar. The Committee is chaired by Mr. Anami N. Roy. The powers to approve share transfers and dematerialization requests have been delegated to executives of the Bank to avoid delays that may arise due to the non-availability of the members of the Committee.

As of December 31, 2014, 37 instruments of transfer representing 5,365 equity shares were pending and have since been processed. The details of the transfers are reported to the Board of Directors from time to time.

During the period from April 1, 2014 to December 31, 2014, we received 2,174 complaints from our shareholders. All the complaints were attended to and as on December 31, 2014, no complaints remained unattended or pending. In addition, 3,264 letters were received from our shareholders relating to change of address, nomination requests, updates to email id and contact details, ECS / NECS mandates, queries relating to annual reports, sub-division of shares and amalgamation, requests for revalidation of dividend and other investor-related matters. These letters have also been responded to. The Committee met three times during the period from April 1, 2014 to December 31, 2014.

Risk Policy and Monitoring Committee

The Risk Policy and Monitoring Committee has been formed as per the guidelines of the RBI on the Asset Liability Management / Risk Management Systems. This committee develops the Bank’s credit and market risk policies and procedures, verifies adherence to various risk parameters and prudential limits for treasury operations and reviews the Bank’s risk monitoring system. This committee also ensures that the Bank’s credit exposure to any one group or industry does not exceed the internally set limits and that the risk is prudentially diversified.

The Risk Policy and Monitoring Committee consists of Mr. Partho Datta, Mrs. Renu Karnad, Mr. Aditya Puri and Mr. Paresh Sukthankar. The Committee met seven times during fiscal 2014.

Credit Approval Committee

The Credit Approval Committee approves credit exposures, which are beyond the powers delegated to executives of the Bank. This facilitates quick response to the needs of the customers and speedy disbursement of loans. The Committee consists of Mr. Bobby Parikh, Mr. Keki Mistry, Mr. Aditya Puri and Mr. Kaizad Bharucha. The Credit Approval Committee met 15 times during fiscal 2014.

Premises Committee

The Premises Committee approves purchases and leasing of premises for the use of Bank’s branches, back offices, ATMs and residence of executives in accordance with the guidelines laid down by the Board. Mrs. Renu Karnad, Dr. Pandit Palande and Mr. Aditya Puri are the members of the Committee. The Premises Committee met six times during fiscal 2014.

Nomination Committee

The Bank has constituted a Nomination Committee for recommending the appointment of directors on the Board of the Bank. The Nomination Committee scrutinizes the nominations of the directors with reference to their qualifications and experience. For identifying ‘Fit and Proper’ persons, the Committee adopts the following criteria to assess competency of the persons nominated:

•	academic qualifications, previous experience, track record; and

•	integrity of the candidates.

For assessing integrity and suitability, features like criminal records, financial position, civil actions undertaken to pursue personal debts, refusal of admission to and expulsion from professional bodies, sanctions applied by regulators or similar bodies and previous questionable business practices are considered. Dr. Pandit Palande and Mr. Partho Datta are the members of the Committee. All the members of the Nomination Committee are independent directors. The Nomination Committee met three times during fiscal 2014.

Fraud Monitoring Committee

Pursuant to the directions of the RBI, the Bank has constituted a Fraud Monitoring Committee, exclusively dedicated to the monitoring and following up of cases of fraud involving amounts of Rs. 10 million and above. The objectives of the Fraud Monitoring Committee are the effective detection of frauds and immediate reporting of the frauds and actions taken against the perpetrators of frauds to the concerned regulatory and enforcement agencies. The terms of reference of the Fraud Monitoring Committee are as under:

a.	identify the systemic lacunae, if any, that facilitated perpetration of the fraud and put in place measures to plug the same;

b.	identify the reasons for delay in detection, if any and report to top management of the Bank and the RBI;

c.	monitor progress of investigation by the Central Bureau of Investigation / Police Authorities and recovery position;

d.	ensure that staff accountability is examined at all levels in all the cases of frauds and staff side action, if required, is completed quickly without any loss of time;

e.	review the efficacy of the remedial action taken to prevent recurrence of frauds, such as strengthening of internal controls; and

f.	put in place other measures as may be considered relevant to strengthen preventive measures against frauds.

The members of the Fraud Monitoring Committee are Dr. Pandit Palande, Mr. Partho Datta, Mr. Anami N. Roy, Mr. Keki Mistry and Mr. Aditya Puri. The Fraud Monitoring Committee met four times during fiscal 2014.

Customer Service Committee

The Customer Service Committee monitors the quality of services rendered to the Bank’s customers and also ensures implementation of directives received from RBI in this regard. The terms of reference of the Committee are to formulate a comprehensive deposit policy incorporating the issues arising out of the death of a depositor for operations of his account, the product approval process, the annual survey of depositor satisfaction and the triennial audit of such services.

The members of the Customer Service Committee are Dr. Pandit Palande, Mr. Anami N. Roy, Mr. Keki Mistry and Mr. Aditya Puri. The Customer Service Committee met four times during fiscal 2014.

Corporate Social Responsibility (CSR) Committee

The Board has constituted a CSR Committee with the following terms of reference:

a.	to formulate the Bank’s CSR strategy, policy and goals;

b.	to monitor the Bank’s CSR policy and performance;

c.	to review the CSR projects/initiatives from time to time;

d.	to ensure legal and regulatory compliance with respect to CSR; and

e.	to ensure reporting and communication to stakeholders on the Bank’s CSR.

The members of CSR Committee are Mrs. Renu Karnad, Mr. Partho Datta, Mr. Bobby Parikh, Mr. Aditya Puri and Mr. Paresh Sukthankar. Three meetings of the CSR Committee were held during fiscal 2014.

Committees of Executives

We have also established committees of executives that meet frequently to discuss and determine the management of assets and liabilities and other operations and personnel issues.

Borrowing Powers of Directors

Our shareholders, have passed a special resolution through Postal Ballot pursuant to Section 180 (1) ( c ) of the Companies Act authorizing the Board of Directors to borrow, for business purposes of the Bank, such sum or sums of money as they may deem necessary, notwithstanding the fact that the money borrowed or to be borrowed from time to time (apart from acceptances of deposits of money from the public repayable on demand or otherwise and withdrawable by check, draft, order or otherwise and/or temporary loans obtained in the ordinary course of business from banks, whether in India or outside India) will exceed our aggregate of paid-up capital and free reserves, subject to the condition that the total outstanding amount of such borrowings shall not exceed Rs. 200 billion over and above our aggregate paid-up capital and free reserves at any time.

The terms on which the Board of Directors may borrow funds may include the lender’s right to appoint directors, the allotment of shares to certain public financial institutions and, with prior shareholder and regulatory approval, the allotment of shares to other entities.

PRINCIPAL SHAREHOLDERS

The following table contains information relating to the beneficial ownership of our equity shares as of December 31, 2014 by:

•	each person or group of affiliated persons known by us to beneficially own 5.0% or more of our equity shares; and

•	our individual directors and their relatives as a group.

Beneficial ownership is determined in accordance with the rules of the SEC and includes voting and investment power with respect to equity shares. Unless otherwise indicated, the persons listed in the table have sole voting and sole investment control with respect to all equity shares beneficially owned. All shares issued in India have the same voting rights. We have not issued different classes of securities.

By a special resolution on July 6, 2011, the shareholders of the Bank approved a stock split resulting in a reduction in the par value of each equity share from Rs. 10.0 to Rs. 2.0 per equity share effective as of July 16, 2011. All share/ADS and per share/ADS data have been retroactively restated to reflect the effect of the stock split. One ADS continues to represent three shares.

We were founded by our promoter, HDFC Limited, a housing finance company in India. As of December 31, 2014, HDFC Limited, together with its subsidiaries, held an aggregate of 22.47% of our equity shares.

	Number of Shares	Percentage of Total Equity Shares Outstanding
HDFC group	543,216,100	22.47%
Directors and relatives	4,871,024	0.20%

The ADSs are represented by underlying equity shares. As on December 31, 2014, Indian equity shares numbering 407,004,657 are held in the form of ADSs and constitute 16.84% of the Bank’s capital. In our books only, the Depositary, J.P. Morgan Chase Bank, N.A., is the shareholder with respect to equity shares underlying ADSs. We are unable to estimate the number of record holders of ADSs in the United States.

SUPERVISION AND REGULATION

The main legislation governing commercial banks in India is the Banking Regulation Act, 1949 (the Banking Regulation Act). The provisions of the Banking Regulation Act are in addition to and not, save as expressly provided in the Banking Regulation Act, in derogation of the Companies Act, 2013, Companies Act, 1956 and any other law currently in force. Other important laws include the Reserve Bank of India Act, 1934, the Negotiable Instruments Act, 1881, the Securitisation and Reconstruction of Financial Assets and Enforcement of Security Interest Act, 2002 (the SARFAESI Act) and the Bankers’ Books Evidence Act, 1891. Additionally, the RBI, from time to time, issues guidelines to be followed by banks. Compliance with all regulatory requirements is evaluated with respect to our financial statements under Indian GAAP.

RBI Regulations

Commercial banks in India are required under the Banking Regulation Act to obtain a license from the RBI to carry on banking business in India. Before granting the license, the RBI must be satisfied that certain conditions are complied with, including (i) that the bank is or will be in a position to pay its present and future depositors in full as their claims accrue; (ii) that the affairs of the bank will not be or are not likely to be conducted in a manner detrimental to the interests of present or future depositors; (iii) that the general character of the proposed management of the bank will not be prejudicial to the public interest or the interest of its depositors; (iv) that the bank has adequate capital and earnings prospects; and (v) that public interest will be served if a license is granted to the bank; (vi) that having regard to the banking facilities available in the proposed principal area of operations of the bank, the potential scope for expansion of banks already in existence in the area and other relevant factors the grant of the license would not be prejudicial to the operation and consolidation of the banking system consistent with monetary stability and economic growth (vii) any other condition, the fulfillment of which would, in the opinion of the RBI, be necessary to ensure that the carrying on of banking business in India by the bank will not be prejudicial to the public interest or the interests of the depositors. The RBI can cancel the license if the bank fails to meet the above conditions or if the bank ceases to carry on banking operations in India.

Being licensed by the RBI, we are regulated and supervised by the RBI. It requires us to furnish statements, information and certain details relating to our business. The RBI has issued guidelines for commercial banks on recognition of income, classification of assets, valuation of investments, maintenance of capital adequacy and provisioning for non-performing and restructured assets among others. The RBI has set up a Board for Financial Supervision, under the chairmanship of its Governor, with the primary objective of undertaking consolidated supervision of the financial sector comprised of commercial banks, financial institutions and non-banking finance companies. This Board oversees the functioning of the Department of Banking Supervision, Department of Non-Banking Supervision and Financial Institutions Division of the RBI and gives directions relating to regulatory and supervisory issues. The appointment of the auditors of banks is subject to the approval of the RBI. The RBI can direct a special audit in the interest of the depositors or in the public interest.

Entry of new banks in the private sector

In February 2013, the RBI released guidelines for licensing of new banks in the private sector. The key items covered under these guidelines are as follows: (i) promoters eligible to apply for banking licenses; (ii) corporate structure; (iii) minimum voting equity capital requirements for new banks; (iv) regulatory framework; (v) foreign shareholding cap; (vi) corporate governance; (vii) prudential norms (viii) exposure norms; and (ix) business plan. The RBI has permitted private sector entities owned and controlled by Indian residents and entities in the public sector in India to apply to the RBI for a license to operate a bank through a wholly owned non-operative financial holding company, subject to compliance with certain specified criteria. Such a non-operative financial holding company is permitted to be the holding company of the bank as well as any other financial services entity, with the objective that the holding company ring-fences the regulated financial services entities in the group, including the bank, from other activities of the group. The RBI specified

July 1, 2013 as the deadline for submission of applications for setting up new banks in the private sector, subsequent to which the RBI reviewed the applications and provided an in-principle approval to two applicants, IDFC Limited and Bandhan Financial Services Private Limited. The guidelines specify that the validity of an in-principle approval issued by RBI will be one year from the date of granting such approval, after which it will lapse automatically. However, the in-principle approval granted to IDFC Limited and Bandhan Financial Services Private Limited is valid for a period of 18 months, during which the applicants are required to comply with the requirements in the guidelines for licensing of new banks in the private sector and fulfill other conditions as may be specified by the RBI. The RBI will grant a license to commence banking operations only after it is satisfied that the applicants have complied with the conditions established as part of the in-principle approval. The applicants are prohibited from carrying out banking operations until the RBI issues the banking license.

Financial Holding Company Structure in India

The RBI constituted a Working Group in June 2010 to examine the feasibility of introducing a Financial Holding Company (FHC) Structure in India under the chairpersonship of the Deputy Governor. In May 2011, the Working Group submitted its report to recommend a roadmap for the introduction of a holding company structure in the Indian financial sector together with the required regulatory, supervisory and legislative framework. The report aims to serve as a guiding document for the introduction of an alternate organizational structure for banks and financial conglomerates in India. Key recommendations of the Working Group are as follows: (i) FHC structure; (ii) regulatory framework; (iii) statutory and taxation related changes; (iv) caps on expansion in non-banking business; (v) capital raising; and (vi) transitioning to the FHC structure. The RBI’s guidelines for licensing of new banks in the private sector make it mandatory for applicants to adopt the wholly owned non-operative financial holding company structure.

In August 2013, the RBI issued a discussion paper titled “Banking Structure in India—The Way Forward.” The key recommendations in the paper relate to: (i) adoption of the FHC structure; (ii) differential licensing (allowing banks to be licensed to provide only specified services); (iii) consolidation of large-sized Indian banks; (iv) requiring large foreign banks to operate through subsidiaries in India and the reduction of the Government’s ownership of state-owned banks to ease the burden on the state where these banks will have to be capitalized to comply with Basel III requirements.

Regulations Relating to the Opening of Branches

Section 23 of the Banking Regulation Act provides that banks must obtain the prior permission of the RBI to open new branches. The RBI may cancel a license for violations of the conditions under which it was granted.

The RBI issues instructions and guidelines to banks on branch authorization from time to time. Branches are categorized as Tier 1 to Tier 6 based on population (as per the 2001 census) and classified in the following manner:

•	Tier 1—100,000 and above;

•	Tier 2—50,000 to 99,999;

•	Tier 3—20,000 to 49,999;

•	Tier 4—10,000 to 19,999;

•	Tier 5—5,000 to 9,999; and

•	Tier 6—Less than 5,000.

With the objective of liberalizing and rationalizing the branch licensing process, the RBI, effective October 2013, granted general permission to banks like us to open branches in Tier 1 to Tier 6 centers, subject to reporting to the RBI and prescribed conditions such as (i) at least 25% of the total number of branches opened during the fiscal year must be opened in unbanked rural (Tier 5 and Tier 6) centers, which are defined as centers that do not have a brick and mortar structure of any scheduled commercial bank for customer-based banking transactions; and (ii) the total number of branches opened in Tier 1 centers during a fiscal cannot exceed the total number of branches opened in Tier 2 to Tier 6 centers and all centers in the north eastern states of India and the state of Sikkim. The guidelines also permit banks to open branches in Tier 1 centers over and above the number of branches opened in Tier 2 to Tier 6 centers subject to specified conditions.

The RBI also permits scheduled commercial banks to install off-site ATMs at centers/places identified by them, without the need to get permission from the RBI in each case. This, however, is subject to any direction which the RBI may issue, including for closure/shifting of any such off-site ATMs, wherever the RBI considers it necessary. Banks need to report full details of the off-site ATMs installed by them in terms of the above general permission.

Capital Adequacy Requirements

The RBI has issued guidelines for the implementation of the New Capital Adequacy Framework (Basel II). In order to maintain consistency and harmony with international standards, foreign banks in India and Indian banks having operational presence outside India were advised to adopt the Standardized Approach for Credit Risk and Basic Indicator Approach for Market Risk and Operational Risk with effect from March 31, 2008, while other commercial banks were advised to adopt these approaches with effect from March 31, 2009.

Under these guidelines, we were required to maintain a minimum ratio of capital to risk-adjusted assets and off-balance sheet items of 9%, at least 6% of which must be Tier I capital. Until March 31, 2013, we were also required to ensure that our Basel II minimum capital requirement continued to be higher than the prudential floor of 80% of the minimum capital requirement computed as per the Basel I framework for credit and market risks. In May 2013, the RBI withdrew the requirement of parallel run and prudential floor for implementation of Basel II vis-à-vis Basel I.

In May 2012, the RBI released guidelines on implementation of Basel III capital regulations in India with effect from April 1, 2013, and in July 2013, the RBI issued a master circular consolidating all relevant guidelines on Basel III. The key items covered under these guidelines include: (i) improving the quality, consistency and transparency of the capital base; (ii) enhancing risk coverage; (iii) graded enhancement of the total capital requirement; (iv) introduction of capital conservation buffer and countercyclical buffer; and (v) supplementing the risk-based capital requirement with a leverage ratio. One of the major changes in the Basel III capital regulations is that the Tier I capital will predominantly consist of common equity of the banks which includes common shares, reserves and stock surplus. Innovative instruments and perpetual non-cumulative preference share will not be considered a part of Common Equity Tier I capital. Basel III also defines criteria for instruments to be included in Tier II capital to improve their loss absorbency. The guidelines also set out criteria for loss absorption through conversion/write-off of all non-common equity regulatory capital instruments at the point of non-viability. The point of non-viability is defined as a trigger event upon the occurrence of which non-common equity Tier I and Tier II instruments issued by banks in India may be required to be, at the option of the RBI, written off or converted into common equity.

Under the Basel III capital regulations, the capital funds of a bank are classified into Common Equity Tier I (CET-I), Additional Tier I (AT-I) and Tier II capital. Tier I capital, comprised of CET-I and AT-I, provides the most permanent and readily available support against unexpected losses. CET-I capital is comprised of paid-up equity capital and reserves consisting of any statutory reserves, free reserves and capital reserves. AT-I capital is comprised of innovative perpetual debt instruments eligible for inclusion as AT-I capital. Regulatory adjustments/deductions such as equity investments in financial subsidiaries, intangible assets, deferred tax assets, gaps in provisioning and losses in the current period and those brought forward from the previous period are required to be deducted from CET-I capital in a phased manner over a period of three years.

Tier II capital consists of revaluation reserves at a discount of 55.0%, general provisions and loss reserves (allowed up to a maximum of 1.25% of credit risk weighted assets), hybrid debt capital instruments (which combine features of both equity and debt securities) such as perpetual cumulative preference shares and debt capital instruments (which should be fully paid up, with a fixed maturity of minimum 10 years and should not contain clauses that permit step-ups or other incentives to redeem). Capital instruments which no longer qualify as non-common equity Tier I capital or Tier II capital (such as capital debt instruments with step-ups) are being phased-out in a gradual manner beginning January 1, 2013.

Risk adjusted assets considered for determining the capital adequacy ratios are the aggregation of risk weighted assets of credit risk, market risk and operational risk.

In respect of credit risk, the risk adjusted assets and off-balance sheet items considered for determining the capital adequacy ratio are the risk weighted total of certain funded and non-funded exposures. Degrees of credit risk expressed as percentage weighting have been assigned to various balance sheet asset items and conversion factors to off-balance sheet items. The value of each item is multiplied by the relevant weight and/or conversion factor to arrive at risk-adjusted values of assets and off-balance sheet items. Standby letters of credit and general guarantees are treated similar to funded exposures and are subject to a 100.0% credit conversion factor. The credit conversion factor for certain off-balance sheet items such as performance bonds, bid bonds and standby letters of credit related to particular transactions is 50.0% while that for short-term self-liquidating trade-related contingencies such as documentary credits collateralized by the underlying shipments is 20.0%. The credit conversion factor for other commitments like formal standby facilities and credit lines is either 20.0% or 50.0%, based on the original maturity of the facility. Differential risk weights for credit exposures linked to their external credit rating or asset class have been prescribed.

The RBI, with effect from June 2013, prescribed a risk weight of 50.0% for residential mortgage loans of less than Rs. 2 million with loan-to-value ratios of up to 90.0% and for loans with values of more than Rs. 2 million but less than Rs. 7.5 million with loan-to-value ratios of up to 80.0% and a risk weight of 75.0% for mortgage loans above Rs. 7.5 million with loan-to-value ratios of up to 75.0%. Previously, the risk weight for residential mortgage loans of less than Rs. 3 million with loan-to-value ratios of up to 75.0% was 50.0% and for loans with values of more than Rs. 3 million but less than Rs. 7.5 million with loan-to-value ratios of up to 75.0% was 75.0%, for mortgage loans below Rs. 7.5 million with loan-to-values greater than 75.0% the risk weight was 100.0% and that for residential mortgage loans of Rs.7.5 million and above, irrespective of the loan to value ratio, was 125.0%. Consumer credit and advances that are included in our capital market exposure carry a risk weight of 125.0% or higher corresponding to the rating of the exposure. Exposure to venture capital funds are risk weighted at 150.0%. Other loans/credit exposures are risk weighted based on their ratings or turnover. The RBI has also prescribed detailed guidelines for the capital treatment of securitization exposures.

A capital charge for operational risk equal to the average of 15.0% of a bank’s annual gross income (excluding extraordinary income) for the previous three years, where positive, has been prescribed.

Banks are required to maintain a capital charge for market risks on their trading books in respect of securities included under the held-for-trading and available-for-sale categories, open gold position, open foreign exchange position limits, trading positions in derivatives and derivatives entered into for hedging trading book exposures. With effect from fiscal 2015, banks are also required to quantify incurred credit valuation adjustment losses and standard credit valuation adjustment capital charge on their derivatives portfolio.

The Basel III capital regulations require a bank to maintain a minimum CET-I capital ratio of 5.5%, a minimum Tier I capital ratio of 7.0% and a capital conservation buffer of 2.5% of its risk weighted assets with the minimum overall capital adequacy ratio of 9.0% of its risk weighted assets. The transitional arrangements for the implementation of Basel III capital regulations in India began from April 1, 2013 and the guidelines will be fully phased-in and implemented as of March 31, 2019. In view of the gradual phase-in of regulatory adjustments to the common equity component of Tier I capital under Basel III, certain specific prescriptions of the Basel II capital adequacy framework (e.g. rules relating to deductions from regulatory capital, risk weighting of investments in other financial entities etc.) will also continue to apply until March 31, 2017 on the remainder of regulatory adjustments not treated in terms of Basel III rules. In September 2014, the RBI reviewed its guidelines on Basel III capital regulations with a view to facilitate issuance of non-equity regulatory capital instruments by banks under Basel III framework. Accordingly, certain specific eligibility criteria of such instruments were amended. These amendments were also intended to incentivize investors and to increase the investor base.

In December 2013, the RBI released a draft framework for domestic systemically important banks (D-SIBs), in order to seek comments from banks, other institutions and the public at large. The draft framework discusses the methodology to be adopted by the RBI for identifying D-SIBs and proposes policies to which D-SIBs would be subjected to. The assessment methodology adopted by RBI is primarily based on the Basel Committee on Banking Supervision methodology for identifying global systemically important banks (G-SIBs), with suitable modifications designed to capture the domestic importance of a bank. The indicators used for assessment include: size, interconnectedness, substitutability and complexity. D-SIBs will be required to have an additional CET-I capital requirement ranging from 0.2% to 0.8% of risk weighted assets. The higher capital requirements applicable to D-SIBs will be phased-in from April 1, 2016 and would become fully effective from April 1, 2019. D-SIBs will also be subjected to differentiated supervisory requirements and a higher intensity of supervision based on the risks they pose to the financial system. The names of the banks that RBI identifies as D-SIBs are expected to be disclosed for the first time in fiscal 2016.

The RBI also released a draft report of the Internal Working Group on the implementation of countercyclical capital buffer (CCCB). The RBI, with the introduction of CCCB, seeks to ensure that not only individual banks remain solvent through a period of stress, but also that the banking sector has capital in hand to help maintain the flow of credit in the economy during economic downturns and periods of stress. The introduction of CCCB will require banks to have an additional capital requirement increasing linearly up to 2.5% of the risk weighted assets of a bank. The key recommendations of the internal working group on the implementation of CCCB in India include: (i) making use of indicators such as credit-to-GDP gap and increase in gross non-performing assets for prescribing CCCB requirements; (ii) linearly increasing the CCCB requirement up to 2.5% of the risk-weighted assets of banks, (iii) providing a lead time of 12 months for banks to comply with CCCB requirements; and (iv) mandating the requirement of CCCB on a standalone basis as well as consolidated basis for banks operating in India.

Loan Loss Provisions and Non-Performing Assets

The RBI has issued guidelines on income recognition, asset classification, provisioning standards and the valuation of investments applicable to banks, which are revised from time to time. These guidelines are applied for the calculation of impaired assets under Indian GAAP. For our consolidated financial statements prepared in accordance with U.S. GAAP, loan loss provision is made in accordance with ASC 310 and ASC 450 and as described under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and under note 2i, “Allowance for credit losses,” to our consolidated financial statements for fiscal 2014. The principal features of the RBI guidelines are set forth below.

Non-Performing Assets

An asset, including a leased asset, becomes non-performing when it ceases to generate income for the bank.

The RBI guidelines stipulate the criteria for determining and classifying a non-performing asset (NPA). An NPA is a loan or an advance where;

•	interest and/or an installment of principal remain overdue (as defined below) for a period of more than 90 days in respect of a term loan;

•	the account remains “out-of-order” (as defined below) in respect of an overdraft or cash credit for more than 90 days;

•	the bill remains overdue for a period of more than 90 days in the case of bills purchased and discounted;

•	the installment of principal or interest thereon remains overdue for two crop seasons for short duration crops;

•	the installment of principal or interest thereon remains overdue for one crop season for long duration crops;

•	the amount of a liquidity facility remains outstanding for more than 90 days, in respect of securitization transactions undertaken in accordance with the RBI guidelines on securitization dated February 1, 2006; or

•	in respect of derivative transactions, the overdue receivables representing the positive mark-to-market value of a derivative contract, remain unpaid for a period of 90 days from the specified due date for payment.

Banks should classify an account as an NPA only if the interest imposed during any quarter is not fully repaid within ninety days from the end of the relevant quarter.

“Overdue”

Any amount due to the bank under any credit facility is “overdue” if it is not paid on the due date fixed by the bank.

“Out-of-Order” Status

An account should be treated as “out-of-order” if the outstanding balance remains continuously in excess of the sanctioned limit/drawing power. In circumstances where the outstanding balance in the principal operating account is less than the sanctioned limit/drawing power, but (i) there are no credits continuously for a period of 90 days as of the date of the balance sheet of the bank or (ii) the credits are not sufficient to cover the interest debited during the same period, these accounts should be treated as “out-of-order”.

Asset Classification

Banks are required to classify NPAs into the following three categories based on the period for which the asset has remained non-performing and the realizability of the dues:

Sub-standard Assets: Assets that are non-performing for a period less than or equal to 12 months. Such an asset has well defined credit weaknesses that jeopardize the liquidation of the debt and is characterized by the distinct possibility that the bank will sustain some loss if deficiencies are not corrected.

Doubtful Assets: An asset will be classified as doubtful if it remains in the substandard category for a period of 12 months. A loan classified as doubtful has all the weaknesses inherent in assets that are classified as sub-standard, with the added characteristic that the weaknesses make collection or liquidation in full, on the basis of currently known facts, conditions and values, highly questionable and improbable.

Loss Assets: Assets on which losses have been identified by the bank or internal or external auditors or on inspection by the RBI, but the amount has not been written off fully. Such an asset is considered uncollectable and of such little value that its continuance as a bankable asset is not warranted, although there may be some salvage or recovery value.

There are separate asset classification guidelines which will apply to projects under implementation before the commencement of their commercial operation.

Restructured Assets

The RBI has issued prudential guidelines on the restructuring of advances by banks. The guidelines essentially deal with the norms/conditions, the fulfillment of which is required to maintain the category of the restructured account as a “standard asset”. A standard asset can be restructured by rescheduling principal repayments and/or the interest element, subject to compliance with certain conditions, but must be separately disclosed as a restructured asset.

The following categories of advances are not eligible for being classified as a standard asset upon restructuring: a) consumer and personal advances; b) advances classified as capital market exposures; and c) advances classified as commercial real estate exposures.

The criteria to be fulfilled for the restructured advance to be treated as a “standard asset” includes the viability of the business, infusion of promoters’ contribution, full security coverage and cap on maximum tenor of repayment. The economic loss, if any, arising as a result of a restructuring needs to be provided for in the books of the bank. The provision is computed as the difference between the fair value of the account before and after restructuring.

Similar guidelines apply to sub-standard assets. Sub-standard accounts which have been subjected to restructuring, whether in respect of a principal installment or interest amount, are eligible to be upgraded to the standard category only after the specified period, i.e. a period of one year after the date when the first payment of interest or of principal, whichever is earlier, falls due, subject to satisfactory performance during the period.

In May 2013, the RBI issued additional guidelines in relation to restructured assets wherein such regulatory forbearance regarding asset classification on restructured accounts will be withdrawn for all restructurings with effect from April 1, 2015. This implies that a standard account would immediately be classified as a sub-standard account upon restructuring. These guidelines are also applicable to non-performing assets, which upon restructuring would continue to have the same asset classification as prior to the restructuring and may be classified into lower categories in accordance with applicable asset classification norms based on the pre-restructuring repayment schedule. However the standard asset classification may be retained, subject to specified conditions, in respect of certain loans granted for infrastructure projects given the importance of the infrastructure sector in national growth and development and the uncertainty involved in obtaining approvals from various authorities.

Distressed assets in Indian Economy

In February 2014, the RBI introduced a framework for Revitalizing Distressed Assets in the Economy, that outlines a corrective action plan to incentivize early identification of problem prone customers, timely restructuring of accounts which are considered to be viable, and taking prompt steps by banks for recovery or sale of unviable accounts. These guidelines are applicable to all scheduled commercial banks, term-lending institutions and refinancing institutions (herein after “lenders”) and require these institutions to identify standard accounts showing signs of stress. Such accounts are to be categorized into different levels of Special Mention Accounts (SMA) based on the overdue vintage and signs of incipient stress. The RBI shall set up a Central Repository of Information on Large Credits (CRILC) to collect, store and disseminate credit related information to lenders. Lenders shall be required to report credit information, including the classification of an account as an SMA to the CRILC. Failure to report the SMA status of accounts to CRILC could lead to supervisory actions by the RBI such as accelerated provisioning on non-performing assets. In relation to accounts with a specified SMA category, where lenders collectively have an exposure to that borrower in excess of specified amounts, banks are required to form a Joint Lenders’ Forum (JLF) in order to explore various options to resolve the stress in the account and set right the irregularities/weaknesses in the account. The JLF may also decide the recovery process from among the various legal options available, subject to the consent of such majority of the lenders as required under the applicable laws.

Corporate Debt Restructuring Mechanism

The RBI has devised a corporate debt restructuring system to put in place an institutional mechanism for the restructuring of corporate debt. The objective of this framework is to ensure a timely and transparent mechanism for the restructuring of corporate debts of viable entities facing problems, outside the purview of the Board of Industrial and Financial Rehabilitation, debt recovery tribunals and other legal proceedings. In particular, this framework aims to preserve viable companies that are affected by certain internal and external factors and minimize the losses to the creditors and other stakeholders through an orderly and coordinated restructuring program. The corporate debt restructuring system is a non-statutory mechanism and a voluntary system based on debtor-creditor and inter-creditor agreements.

Act Relating to Recovery of NPAs

As a part of the financial sector reforms, the Government introduced the SARFAESI Act. The SARFAESI Act provides banks and other lenders increased powers in the recovery of the collateral underlying NPAs.

Provisioning and Write-Offs

Provisions are based on guidelines specific to the classification of assets. The following guidelines apply to various asset classifications:

Standard Assets

Banks are required to make general provisions for standard assets for the funded outstanding on a global portfolio basis. The provisioning requirement for housing loans at teaser rates is 2.00% and will reduce to 0.40% after one year from the date on which the teaser rates are reset at higher rates if the accounts remain standard. In November 2012, the RBI increased the provisioning requirement for restructured standard assets from 2.0% to 2.75%. In May 2013, the RBI increased the provisioning requirement for all types of accounts restructured to 5.0% with effect from June 1, 2013. For the stock of restructured standard accounts as of May 31, 2013, this increase is required to be implemented in a phased manner by March 31, 2016. The provisioning requirements for other loans range from 0.25% to 1.00% on the outstanding loans based on the type of exposure. Derivative exposures, such as credit exposures computed as per the current marked to market value of the contract arising on account of the interest rate and foreign exchange derivative transactions and gold are subject to the same provisioning requirement applicable to the loan assets in the standard category of the concerned counterparties. All conditions applicable for the treatment of the provisions for standard assets would also apply to the aforesaid provisions for derivatives and gold exposures.

Sub-Standard Assets

A general provision of 15.0% on total outstanding loans is required without making any allowance for the Export Credit Guarantee Corporation of India (ECGC) guarantee cover and securities available. The unsecured exposures which are identified as sub-standard are subject to an additional provision of 10.0% i.e. a total of 25.0% on the outstanding balance. However, unsecured loans classified as sub-standard, where certain safeguards such as escrow accounts are available, are subject to an additional provision of only 5.0% (i.e. a total of 20.0% on the outstanding balance).

Unsecured exposure is defined as an exposure where the realizable value of security, as assessed by the bank, approved valuers or the RBI’s inspecting officers, is not more than 10.0%, ab-initio, of the outstanding exposure. Exposure includes all funded and non-funded exposures (including underwriting and similar commitments). Security means tangible security properly discharged to the bank and will not include intangible securities such as guarantees and comfort letters.

Doubtful Assets

A 100.0% provision is made against the unsecured portion of the doubtful asset. In cases where there is a secured portion of the asset, depending upon the period for which the asset remains doubtful, a 25.0% to 100.0% provision is required to be made against the secured asset as follows:

•	Up to one year: 25.0% provision.

•	One to three years: 40.0% provision.

•	More than three years: 100.0% provision.

Loss Assets

The entire asset is required to be written off or 100.0% of the outstanding amount is required to be provided for.

Floating Provisions

In June 2006, the RBI issued prudential standards on the creation and utilization of floating provisions (provisions which are not made in respect of specific non-performing assets or are made in excess of regulatory requirements for provisions for standard assets). Floating provisions must be held separately and cannot be reversed by credit to the profit and loss account. In February 2014, the RBI permitted banks to utilize a prescribed percentage of the floating provisions held as of March 31 of the previous fiscal year for making specific loan loss allowances for impaired accounts. Floating provisions cannot be reversed by credit to the profit and loss account. They can only be utilized for making specific provisions in extraordinary circumstances. Until the utilization of such provisions, they can be netted off from gross non-performing assets to arrive at disclosure of net non-performing assets, or alternatively, can be treated as part of Tier II capital within the overall ceiling of 1.25% of credit risk-weighted assets.

Prudential Coverage Ratio

With a view to ensuring counter-cyclical provisioning in the banking system, the RBI mandated that banks should augment their provisioning cushions consisting of specific provisions against NPAs as well as floating provisions (to the extent not used at Tier II capital), and ensure that their total Provisioning Coverage Ratio (PCR), including the above floating provisions, is not less than 70.0% as of September 30, 2010. Under the current regime (i) the PCR of 70.0% may be computed with reference to the gross NPA position in the relevant banks as of September 30, 2010; (ii) the surplus of the provision under PCR over the amount required by the guidelines, would be treated as “countercyclical provisioning buffer”; and (iii) banks may utilize up to 33% of the countercyclical provisioning buffer/ floating provisions held by them as of March 31, 2013 for making specific provisions for NPAs during periods of system wide downturn, as per the policy approved by the bank’s board of directors with the prior approval of RBI. The RBI released a discussion paper on dynamic loan loss provisioning framework in March 30, 2012. The framework proposes to replace the existing standards of general provisioning and recommends that banks make provisions on their loan book based on historical loss experience for different asset classes. Banks can draw down from dynamic provisions during periods of downturn. The RBI has advised that the dynamic provision framework is expected to be in place with improvement in the system.

Regulations Relating to Sale of Assets to Asset Reconstruction Companies

The SARFAESI Act provides for the sale of financial assets by banks and financial institutions to asset reconstruction companies. The RBI has issued guidelines to banks on the process to be followed for the sale of financial assets to asset reconstruction companies on July 1, 2014. These guidelines provide that a bank may sell financial assets to an asset reconstruction company provided the asset is an NPA. A bank could also sell a standard asset only if (i) the asset is under consortium or multiple banking arrangement; (ii) at least 75.0% by value of the of the asset is classified as non-performing in the books of other banks and financial institutions; and (iii) at least 75.0% by value of the banks and financial institutions in the consortium or multiple banking arrangements agree to the sale of the asset to SC/RC. The banks selling financial assets must ensure that there is no known liability being transferred to them and that they do not assume any operational, legal or any other type of risks relating to the financial assets sold. Further, banks cannot sell financial assets at a contingent price with an agreement to bear a part of the shortfall on ultimate realization. However, banks may sell specific financial assets with an agreement to share any surplus realized by the asset reconstruction company in the future. While each bank is required to make its own assessment of the value offered in the sale before accepting or rejecting an offer for purchase of financial assets by an asset reconstruction company, in consortium or multiple banking arrangements where more than 75.0%, by value of the banks or financial institutions, accept the offer, the remaining banks or financial institutions are obliged to accept the offer. Consideration for the sale may be in the form of cash or bonds/debentures issued by the asset reconstruction company or trusts set up by it to acquire financial assets. Banks can also invest in security receipts or pass-through certificates issued by the asset reconstruction company or trusts set up by it to acquire the financial assets.

Guidelines on Sale and Purchase of Non-Performing Assets (NPAs) among Banks, Financial Institutions and Non-banking Financial Institutions

In order to increase the options available to banks for resolving their NPAs and to develop a healthy secondary market for NPAs, in July 2005, the RBI issued guidelines for the purchase/sale of NPAs among banks, financial institutions and non-banking finance companies. In terms of these guidelines, banks’ boards are required to establish policies covering, among others, a valuation procedure to be followed to ensure that the economic value of financial assets is reasonably estimated based on the assessed cash flows arising out of repayment and recovery prospects. Purchases and sales of NPAs must be without recourse to the seller, on a cash basis, with the entire consideration being paid up-front, and after the sale there should not be any known liability devolving on the seller. An asset must have been classified as non-performing for at least two years by the seller to be eligible for sale. The purchasing bank must hold the NPA on its books for at least 15 months before it can sell the asset to another bank. The asset cannot be sold back to the original seller.

In February 2014, the RBI issued guidelines wherein the requirement of a minimum holding period of two years by the seller in relation to sale transactions with other banks, financial institutions and non-banking finance companies, was removed. These guidelines reduce the requirement of the holding period by the purchasing bank to 12 months before it can sell the asset to another bank, financial institution or non-banking finance company.

Guidelines on Sale of Standard Assets

The RBI first issued guidelines for the securitization of standard assets in February 2006. The guidelines provide that for a transaction to be treated as a securitization, a two-stage process must be followed. In the first stage there must be a sale of a single asset or pooling and transferring of assets to a bankruptcy remote special purpose vehicle (SPV) in return for immediate cash payment and in the second stage repackaging and selling the security interests representing claims on incoming cash flows from the asset or pool of assets to third party investors should be effected. Further, for enabling the transferred assets to be removed from the balance sheet of the seller in a securitization structure, the isolation of assets or ‘true sale’ from the seller or originator to the SPV is an essential prerequisite. Also, an arms-length relationship must be maintained between the originator, the seller and the SPV.

Certain regulatory standards for capital adequacy, valuation, profit and loss on sale of assets, income recognition and provisioning, accounting treatment for securitization transactions and disclosure standards have been prescribed. The guidelines are applicable for originators and have prescribed provisions for service providers like: credit enhancers, liquidity support providers and underwriters and investors. Quarterly reporting to the audit sub-committee of the board of directors by originating banks of the securitization transactions has also been prescribed. Apart from banks, these guidelines are also applicable to financial institutions and non-banking financial companies.

In May 2012, the RBI revised the guidelines on transfer of assets through securitization and direct assignment of cash flows. These guidelines govern the securitization of debt obligations of a homogenous pool of obligors as well as the direct sale or transfer of a single standard asset. The roles of both the selling and purchasing banks have been defined more clearly. All on-balance sheet standard assets except those expressly disallowed in the guidelines are eligible for securitization subject to being held by the originating bank for a minimum holding period. The guidelines also prescribe a minimum retention requirement, i.e. the minimum part of the securitized debts that the originator is required to retain during the term of securitization. Overseas branches of Indian banks cannot undertake securitization in other jurisdictions unless there is a minimum retention requirement in that jurisdiction. These requirements have been established to ensure that the originator exercises due diligence with regard to the securitized assets. The guidelines also establish the upper limit on the total retained exposure of the originator, the disclosures to be made by the originators, applicability of capital adequacy and asset classification and provisioning norms to these transactions. The norms also stipulate stress testing and extensive monitoring requirements on the purchased portfolios. Transactions which do not meet the requirements established by the guidelines will be assigned very high risk weights under capital adequacy norms. The guidelines on transfer of assets through securitization and direct assignment of cash flows do not apply to:

•	transfer of loan accounts of borrowers by a bank to other bank/financial institutions/non-banking finance companies and vice versa, at the request/instance of borrower;

•	inter-bank participations;

•	trading in bonds;

•	sale of entire portfolio of assets consequent upon a decision to exit the line of business completely (which should have the approval of board of directors of the bank);

•	consortium and syndication arrangements and arrangement under corporate debt restructuring mechanism; and

•	any other arrangement/transactions, specifically exempted by the RBI.

Regulations Relating to Making Loans

The provisions of the Banking Regulation Act govern loans made by banks in India. The RBI issues directions covering the loan activities of banks. Major guidelines include norms for bank lending to priority sectors, non-bank financial companies, guidelines on banks’ benchmark lending rates, base rates and norms for loans against shares.

In terms of Section 20(1) of the Banking Regulation Act, a bank cannot grant any loans and advances against the security of its own shares. A banking company is prohibited from entering into any commitment for granting any loans or advances to or on behalf of any of its directors, or any firm in which any of its directors has an interest as a partner, manager, employee or guarantor or any other company (not being a subsidiary of the banking company or a company registered under section 8 of the Companies Act, 2013 or a Government company), or the subsidiary or the holding company of such a company of which any of the directors of the bank is a director, managing agent, manager, employee or guarantor or in which he holds substantial interest, or any individual in respect of whom any of its directors is a partner or guarantor. There are certain exceptions in this regard which exclude any transaction which the RBI may specify by general or special order as not being a loan or advance for the purpose of such section. The Government may, on the recommendation of the RBI and subject to conditions as it may deem fit to impose, exempt any banking company from the restriction on lending to the subsidiary, holding company or any other company in which any of the directors of the banking company is a director, managing agent, manager, employee, guarantor or in which such person holds substantial interest.

In the context of granting greater functional autonomy to banks, effective October 18, 1994, the RBI decided to remove restrictions on the lending rates of scheduled commercial banks for credit limits of over Rs. 0.2 million. Banks were given the freedom to fix the lending rates for such credit limits subject to the Benchmark Prime Lending Rate (BPLR) and spread guidelines. The BPLR system, however, fell short of its original objective of bringing transparency to lending rates. This was mainly because under the BPLR system, banks could lend below BPLR. Banks consequently were advised by the RBI to switch over to the system of Base Rate with effect from July 1, 2010. The base rate system is aimed at enhancing transparency in lending rates of banks and enabling better assessment of transmission of the monetary policy. The Base Rate includes all elements of the lending rates that are common across all categories of borrowers. Banks may choose any benchmark to arrive at their Base Rate for a specific tenor that may be disclosed. For loans sanctioned up to June 30, 2010, the BPLR was applicable. However, for loans sanctioned up to June 30, 2010 but renewed from July 1, 2010, the Base Rate is applicable.

Directed Lending

Priority Sector Lending

The guidelines on lending to the priority sector are set forth in the RBI guidelines on Priority Sector Lending—Targets and Classification. The priority sector is broadly comprised of agriculture, micro and small enterprises (MSEs), education and housing, export credit and others subject to certain limits. The guidelines take into account the revised definition of MSEs as per the Micro, Small and Medium Enterprises Development Act, 2006.

The priority sector lending targets are linked to the adjusted net bank credit (ANBC) or the credit equivalent amount of off-balance sheet exposures (CEOBE), whichever is higher, as on March 31 of the previous year.

Domestic banks are required to achieve total priority sector lending equivalent to 40.0% of their ANBC or CEOBE. Of the total priority sector advances, agricultural advances are required to be 18.0% of ANBC or CEOBE, whichever is higher. Of this, indirect lending to the agriculture sector in excess of 4.5% of ANBC or CEOBE, whichever is higher, will not be taken into consideration for computing performance under the 18.0% target. However, all agricultural advances under the categories ‘direct’ and ‘indirect’ will be taken into consideration in computing performance under the overall priority sector target of 40.0%. Advances to weaker sections are required to be 10.0% of ANBC or CEOBE, whichever is higher. Loans up to Rs. 2.5 million per borrower under housing finance in locations with a population in excess of 1 million and up to Rs. 1.5 million per borrower under housing finance in other locations, excluding loans granted by banks to their own employees, are to be treated as part of priority sector lending. Loans to individual borrowers for educational purposes including vocational courses up to Rs. 1.0 million for studies in India and Rs. 2.0 million for studies abroad are also to be treated as part of priority sector lending. Investments by banks in securitized assets and outright purchases of loans will be eligible for classification under the priority sector only if certain criteria are fulfilled. RBI issued guidelines in May 2014 permitting banks to include deposits made by them with the National Bank for Agriculture and Rural Development (NABARD) in lieu of non-achievement of priority sector lending targets as part of indirect lending to the agriculture sector. The outstanding deposits will also be considered in the computation of the ANBC. Previously fresh deposits made by banks with the NABARD were not eligible to be considered as indirect finance subsequent to fiscal 2007.

Domestic scheduled commercial banks having a shortfall in lending to priority sector targets, agriculture targets and weaker section targets are allocated amounts for contribution to the Rural Infrastructure Development Fund established with NABARD or funds with other financial institutions, as may be decided by the RBI, as and when funds are required by them. The interest rates on banks’ contribution to these schemes, and periods of deposits, among other things, is linked to the bank rate published by the RBI from time to time. Additionally, as per RBI guidelines, non-achievement of priority sector targets and sub-targets is taken into account by RBI when granting regulatory clearances/approvals for various purposes.

Foreign banks having 20 or more branches in India will be brought at par with domestic banks for priority sector targets in a phased manner over a maximum period of five years commencing from April 1, 2013 and will have a priority sector lending target of 40.0% of ANBC instead of the earlier requirement of 32.0%. Foreign banks having less than 20 branches in India continue to have the overall target of 32.0% of ANBC.

Export Credit

The RBI also requires banks to make loans to exporters. Banks have been advised to reach a level of outstanding export credit equivalent to 12.0% of their ANBC. We provide export credit for pre-shipment and post-shipment requirements of exporters in rupees as well as foreign currencies. Export credit is not a separate priority sector lending category for domestic banks and foreign banks having 20 or more branches in India. Export credit to eligible activities under agriculture and MSEs will be taken into consideration for computing performance under the respective priority sector lending categories. Export credit extended by foreign banks with less than 20 branches will be taken into consideration in computing performance under the overall priority sector target. Interest rates on export credit in rupees are generally required to be determined in accordance with the base rate system. With effect from May 5, 2012, the RBI has deregulated the interest rates on export credit in foreign currency and has permitted banks to determine their own interest rates in respect thereof.

Lending to Infrastructure Sector and Affordable Housing Sector

In order to allow banks to raise long-term funds for project loans to the infrastructure sector and the affordable housing sector, the RBI in July 2014 issued guidelines for issuance of long term bonds by banks for financing infrastructure project loans and lending to the affordable housing sector and guidelines for flexible structuring and refinancing of new project loans to infrastructure and core industries sectors. Under these guidelines, banks are permitted to issue long-term fully paid, redeemable and unsecured bonds with a minimum maturity of seven years to enable lending to long term projects in certain specified infrastructure sub-sectors, and affordable housing sector as prescribed in the guidelines. To encourage lending to these sectors, banks have been permitted to exclude these long-term bonds from the reserve requirements and such lending from the ANBC computation for the purposes of priority sector lending targets, in accordance with these guidelines. Any incremental infrastructure or affordable housing loans acquired from other banks and financial institutions, such as those that could be involved in a business combination with HDFC Limited, to be reckoned for regulatory incentives will require the prior approval of RBI. In light of these guidelines, we submitted an application to the RBI in relation to the issuance of bonds for affordable housing and gave a proposed notice to our shareholders for approval for affordable housing and infrastructure bonds. On January 12, 2015, the RBI approved the issuance of long term bonds with a minimum maturity of seven years to fund the purchase of approximately Rs. 40 billion of affordable housing loans from HDFC Limited.

Credit Exposure Limits

As a prudential measure aimed at better risk management and avoidance of concentration of credit risks, the RBI has advised banks to fix limits on their exposure to specific industries or sectors and has prescribed regulatory limits on banks’ exposures to individual borrowers and borrower groups. In addition, banks are also required to observe certain statutory and regulatory exposure limits in respect of advances against or investments in shares, convertible debentures or bonds, units of equity-oriented mutual funds and all exposures to venture capital funds (VCFs).

The RBI limits exposure to individual borrowers to not more than 15.0% of the capital funds of a bank and limits exposure to a borrower group to not more than 40.0% of the capital funds of a bank. The capital funds for this purpose are comprised of Tier I and Tier II capital, as defined under the capital adequacy standards as per the bank’s last audited balance sheet. Infusion of Tier I or Tier II capital either through domestic or overseas issuance after the audited balance sheet date is also eligible for inclusion in the capital funds for determining the exposure ceiling. In the case of infrastructure projects, such as power, telecommunications, road and port projects, an additional exposure of up to 5.0% of capital funds is allowed in respect of individual borrowers and up to 10.0% in respect of group borrowers. Banks may, in exceptional circumstances, with the approval of their boards, consider enhancement of exposure to a borrower or a borrower group by a further 5.0% of capital funds. With effect from May 2008, the RBI revised the prudential limit to 25.0% of capital funds in respect of a bank’s exposure to oil companies to whom specified oil bonds have been issued by the Government of India. Banks would need to make appropriate disclosures in their annual financial statements in respect of exposures where they had exceeded the prudential exposure limits during the year.

The exposure (both lending and investment, including off balance sheet exposures) of a bank to a single NBFC or NBFC-asset financing companies (NBFC-AFC) must not exceed 10.0% or 15.0%, respectively, of the bank’s capital funds. Banks may however, assume exposures on a single NBFC or NBFC-AFC up to 15.0% or 20.0% of capital funds, respectively, if it is on account of funds on-lent by the NBFC or NBFC-AFC to the infrastructure sector. Exposure of a bank to infrastructure finance companies (IFC) should not exceed 15.0% of its capital funds, with a provision to increase it to 20.0% if the same is on account of funds on-lent by the IFC to the infrastructure sector. Further, all banks may also consider fixing internal limits for their aggregate exposure to all NBFCs put together.

Exposure includes credit exposure (funded and non-funded credit limits) and investment exposure (including underwriting and similar commitments). The sanctioned limits or outstandings, whichever are higher, would be included when arriving at the exposure limit. However, in the case of fully drawn term loans, where there is no scope for re-drawing of any portion of the sanctioned limit, banks may consider the outstanding as the exposure. For the purpose of exposure norms, banks shall compute their credit exposures, arising on account of the interest rate and foreign exchange derivative transactions and gold, using the Current Exposure Method. While computing credit exposures, banks may exclude ‘sold options’, provided that the entire premium or fee or any other form of income is received or realized.

Credit exposure comprises the following elements:

•	all types of funded and non-funded credit limits; and

•	facilities extended by way of equipment leasing, hire purchase finance and factoring services.

Apart from limiting exposures to an individual or a group of borrowers, as indicated above, the RBI guidelines also require banks to consider fixing internal limits for aggregate commitments to specific sectors, so that their exposures are evenly spread across various sectors. These limits are subject to a periodic review by banks.

Regulations Relating to Capital Market Exposure Limits

The RBI has issued guidelines on financing to participants in the capital markets. These guidelines place a ceiling on the overall exposure of a bank to the capital markets.

The aggregate exposure that a bank has to the capital markets in all forms (both fund and non-fund based) must not exceed 40.0% of its net worth (both for the stand-alone and the consolidated bank) as of March 31 of the previous year. Within this overall ceiling, the bank’s direct investment in shares, convertible bonds/debentures, units of equity-oriented mutual funds and exposure to VCFs must not exceed 20.0% of its net worth (both for the stand-alone and the consolidated bank). Net worth is comprised of the aggregate of paid-up capital, free reserves (including share premium but excluding revaluation reserves), investment fluctuation reserve and credit balance in the profit and loss account, less the debit balance in the profit and loss account, accumulated losses and intangible assets. There are guidelines on loans against equity shares in respect of amount, margin requirement and purpose.

The following exposures are subject to the ceiling:

•	direct investment in equity shares, convertible bonds, convertible debentures and units of equity-oriented mutual funds, the fund assets of which are not exclusively invested in corporate debt;

•	advances against shares/bonds/debentures or other securities or advances without security to individuals for investment in shares (including in primary offerings and employee stock option plans), convertible bonds, convertible debentures and units of equity-oriented mutual funds;

•	advances for any other purposes where shares or convertible bonds or convertible debentures or units of equity oriented mutual funds are taken as primary security;

•	advances for any other purposes to the extent secured by collateral of shares, convertible bonds, convertible debentures or units of equity oriented mutual funds, i.e., where the primary security other than shares or convertible bonds or convertible debentures or units of equity oriented mutual funds does not fully secure the advances;

•	secured and unsecured advances to stockbrokers and guarantees issued on behalf of stockbrokers and market makers;

•	loans sanctioned to companies against the security of shares/bonds/debentures or other securities or on a clean basis for meeting a promoter’s contribution to the equity of new companies;

•	bridge loans to companies against expected equity flows/issues;

•	underwriting commitments taken up by banks in respect of primary issues of shares or convertible bonds or convertible debentures or units of equity-oriented mutual funds. Banks are however permitted to exclude their own underwriting commitments, and the underwriting commitments of their subsidiaries, through the book running process for the purpose of arriving at the capital market exposure of the single bank as well as the consolidated bank;

•	financing to stockbrokers for margin trading; and

•	all exposure to venture capital funds (both registered and unregistered).

Regulations Relating to Other Loan Exposures

The RBI requires banks to have put in place a policy for exposure to real estate with the approval of their boards. The policy is required to include exposure limits, collateral to be considered, collateral cover and margins and credit authorization. The RBI has also permitted banks to extend financial assistance to Indian companies for the acquisition of equity in overseas joint ventures or wholly owned subsidiaries or in other overseas companies, new or existing, as strategic investments. Banks are not however permitted to provide companies “acquisition finance” to acquire companies in India.

Limits on intra group transactions and exposures

In February 2014, RBI issued guidelines on the management of intra-group transactions and exposures which have been in effect since October 1, 2014. These guidelines contain both quantitative limits for the financial intra-group transactions and exposures (ITEs) and prudential measures for the non-financial ITEs to ensure that the banks engage in ITEs in a prudent manner in order to contain the concentration and contagion risk arising out of ITEs. These measures are aimed at ensuring an arm’s length relationship in dealings with group entities and prescribe minimum requirements with respect to group risk management and group-wide oversight and prudential limits on intra-group exposures. Effective October 2014, a bank’s exposure to non-financial or unregulated financial services entity in its group will be capped at 5% of its paid-in capital and reserves and its exposure to regulated financial services company in its group will be capped at 10% of its paid-in capital and reserves. Appropriate transitional arrangements have been prescribed for banks whose exposures breach the limits once the guidelines are implemented.

Regulations Relating to Investments

Exposure Limits

Credit exposure limits specified by the RBI in respect of a bank’s lending to individual borrowers and borrower groups apply in respect of non-convertible debt instruments. Within the overall capital market exposure ceiling, a bank’s direct investments in equity securities, convertible bonds and debentures and units of equity-oriented mutual funds should not exceed 20.0% of its net worth as of March 31 of the previous year. A bank’s aggregate investment in subordinated bonds eligible for Tier II capital status issued by other banks or financial institutions is restricted to up to 10.0% of the investing bank’s capital funds (Tier I plus Tier II capital). Investments in the instruments issued by banks or financial institutions that are eligible for capital status are either risk weighted or deducted from the investee bank’s capital, for capital adequacy purposes, depending upon the extent of investment as prescribed by RBI under the Basel III capital regulations.

In order to contain the risks arising out of investment by banks in non-statutory liquidity ratio (non-SLR) securities, and in particular the risks arising out of investment in bonds through private placement, the RBI has issued detailed guidelines on investment by banks in non-SLR securities. Banks have been advised to restrict their new investments in unlisted securities to 10.0% of their total non-SLR investments as of March 31 of the previous year. Banks are permitted to invest in unlisted non-SLR securities within this limit, provided that such securities comply with disclosure requirements for listed companies as prescribed by the SEBI. Banks’ investments in unlisted non-SLR securities may exceed the limit of 10.0% by an additional 10.0%, provided the investment is on account of investments in securitization papers issued for infrastructure projects and bonds/debentures issued by Securitization Companies (SC)/Reconstruction Companies (RCs) set up under SARFAESI and registered with RBI. Investments in security receipts issued by SCs/RCs registered with RBI, investments in asset-backed securities and mortgage-backed securities, which are rated at or above the minimum investment grade and investments in unlisted convertible debentures will not be treated as unlisted non-SLR securities for computing compliance with the prudential limits. The guidelines relating to listing and rating requirements of non-SLR securities do not apply to investments in VCFs, commercial paper, certificates of deposit and mutual fund schemes where any part of the corpus can be invested in equity. Banks are not permitted to invest in unrated non-SLR securities except in the case of unrated bonds of companies engaged in infrastructure activities, within the overall ceiling of 10% for unlisted non-SLR securities.

The total investment by banks in liquid/short-term debt schemes (by whatever name called) of mutual funds with a weighted average maturity of the portfolio of not more than one year, will be subject to a prudential cap of 10% of their net worth as on March 31 of the previous year. The weighted average maturity would be calculated as average of the remaining period of maturity of securities weighted by the sums invested.

Non-Performing Investments

The RBI has defined non-performing investments as those where principal or interest is unpaid for more than 90 days including preference shares where a fixed dividend is not paid or declared. The non-availability of the latest balance sheet of a company in whose equity securities a bank has invested will also render those equity shares non-performing investments. If any credit facility availed of by the issuer is an NPA in the books of the bank, investment in any of the securities issued by the same issuer would also be treated as a Non-Performing Investment (“NPI”) and vice versa. However, if only preference shares have been classified as an NPI, the investment in any of the other performing securities issued by the same issuer may not be classified as NPI and any performing credit given to that borrower need not be treated as an NPA.

Restrictions on Investments in a Single Company

In terms of Section 19(2) of the Banking Regulation Act, no banking company may hold shares in any company except as provided in sub-section (1) of that Act, whether as pledgee, mortgagee or absolute owner of an amount exceeding 30.0% of the paid-up share capital of that company or 30.0% of its own paid-up share capital and reserves, whichever is lower. Further, in terms of Section 19(3) of the Banking Regulation Act, banks must not hold shares, whether as pledgee, mortgagee or absolute owner, in any company in the management of which the managing director, any other director or manager of the bank is in any manner concerned or interested.

Limit on Transactions through Individual Brokers

Guidelines issued by the RBI require banks to empanel brokers for transactions in securities. These guidelines also require that a disproportionate part of the bank’s business should not be transacted only through one broker or a few brokers. The RBI specifies that not more than 5.0% of the total transactions through empanelled brokers can be transacted through one broker. If for any reason this limit is breached, the RBI has stipulated that the board of directors of the bank concerned should be informed on a half-year basis of such occurrences. These guidelines are not applicable to banks’ dealings through Primary Dealers.

Valuation of Investments

The RBI has issued guidelines for the categorization and valuation of banks’ investments. The salient features of the guidelines are given below.

•	Banks are required to classify their entire portfolio of approved securities under three categories: “held for trading,” “available for sale” and “held to maturity.” Banks must decide the category of investment at the time of acquisition.

•	Held to maturity (HTM) investments compulsorily include recapitalization bonds received from the Government, investments in subsidiaries and joint ventures and investments in investments in preference shares in the nature of advance, non project related redeemable shares and the investments in units of close ended schemes of mutual funds only if such units are listed on the stock exchanges. The minimum residual maturity of these bonds must be of seven years at the time of investment in these bonds. Once invested, banks may continue to classify these investments under the HTM category even if the residual maturity falls below seven years subsequently. Held to maturity investments also include any other investments identified for inclusion in this category subject to the condition that such investments cannot exceed 25.0% of total investments. Banks are permitted to exceed the limit of 25.0% of investments for the held to maturity category provided the excess is comprised only of investments eligible for statutory liquidity ratio and the aggregate of such investments in the held to maturity category does not exceed a specified percentage of the prescribed demand and time liabilities.

•	Profit on the sale of investments in the HTM category is appropriated to the capital reserve account after being taken in the income statement. Loss on any sale is recognized in the Profit & Loss Account in our Indian GAAP financial statements.

•	Investments under the held for trading category must be sold within 90 days; in the event of an inability to sell due to adverse factors including tight liquidity, extreme volatility or a unidirectional movement in the market, the unsold securities must be shifted, to the available for sale category.

•	Available for sale and held for trading securities are required to be valued at market or fair value at prescribed intervals. The market price of the security available from the stock exchange, the price of securities in subsidiary general ledger transactions, the RBI price list or prices declared by the Primary Dealers Association of India jointly with the Fixed Income Money Market and Derivatives Association of India serves as the “market value” for investments in available for sale and held for trading securities.

•	Profit or loss on the sale of investments in both the held for trading and available for sale categories is recorded in the income statement.

•	Shifting of investments from or to held to maturity is generally not allowed. However, it will be permitted only under exceptional circumstances with the approval of the board of directors once a year, normally at the beginning of the accounting year; shifting of investments from available for sale to held for trading may be done, subject to depreciation, if any, applicable on the date of transfer, with the approval of the board of directors, the asset liability management committee or the investment committee; shifting from held for trading to available for sale is generally not permitted, save for under exceptional circumstances where banks are not able to sell the security within 90 days due to tight liquidity conditions, or extreme volatility, or the market becoming unidirectional, in which case transfer is permitted only with the approval of the board of directors, the asset liability management committee or the investment committee.

Held to maturity securities are not marked to market and are carried at acquisition cost. Any premium on acquisition of held to maturity securities is amortized.

Depreciation or appreciation for each basket within the available for sale and held for trading categories is aggregated. While net depreciation is provided for, net appreciation in each basket, if any, is not recognized except to the extent of depreciation already provided.

Investments in security receipts or pass through certificates issued by asset reconstruction companies or trusts set up by asset reconstruction companies are valued at the lower of redemption value of the security receipts or the net book value of the underlying financial asset.

Prohibition on Short Selling

The RBI does not permit short selling of securities by banks, except short selling of central government securities subject to stipulated conditions. The RBI has permitted scheduled commercial banks to undertake short sales of central government securities, subject to the short position being covered within a maximum period of three months, including the day of trade. The short positions must be covered only by an outright purchase of an equivalent amount of the same security or through a long position in the When Issued market or allotment in primary auction.

Regulations Relating to Deposits

The RBI has permitted banks to independently determine rates of interest offered on fixed deposits. However, banks are not permitted to pay interest on current account deposits. From April 1, 2010, payment of interest on a savings account deposit is calculated on a daily product basis against the previous practice of interest being payable on the minimum balance held in the account during the period from the tenth day to the last calendar day of the month. With effect from October 25, 2011, the RBI permitted banks to offer varying rates of interest on savings deposits of resident Indians subject to the following conditions:

•	each bank will have to offer a uniform interest rate on savings bank deposits up to Rs. 0.1 million, irrespective of the amount in the account within this limit. While calculating interest on such deposits, banks are required to apply the uniform rate set by them on end-of-day balance up to rupees one lakh; and

•	for any end-of-day savings bank deposits over Rs. 0.1 million a bank may provide differential rates of interest, if it so chooses, by ensuring that it does not discriminate in interest paid on such deposits, between one deposit and another of similar amount, accepted on the same date, at any of its offices.

With effect from December 16, 2011, the RBI also permitted banks the flexibility to offer varying rates of interest on Non-Resident (External) (NRE) and Non-Resident (Ordinary) (NRO) deposit accounts. However, banks are not permitted to offer rates of interest on NRE or NRO deposit accounts that are higher than those offered on domestic rupee deposit accounts of the same tenor and maturity.

Previously, banks were required to pay interest of 4.0% per annum on domestic savings deposits, rupee denominated Non-Resident (External) Accounts Scheme and Ordinary Non-Resident Scheme savings deposits. In respect of savings and time deposits accepted from employees, banks are permitted to pay an additional interest of 1.0% over the interest payable on deposits from the public.

The RBI has prescribed minimum and maximum maturity thresholds for certain types of deposits.

The RBI has permitted banks the flexibility to offer varying rates of interest on domestic time deposits of the same maturity based on the size of these deposits, subject to the following conditions:

•	time deposits are of Rs. 10.0 million (increased from Rs. 1.5 million with effect from April 1, 2013) and above; and

•	interest on deposits is paid in accordance with the schedule of interest rates disclosed in advance by the bank and not pursuant to negotiation between the depositor and the bank.

To achieve greater financial inclusion, banks have been advised by the RBI to offer a basic savings bank deposit account without any requirement of minimum balance and without carrying a charge for the stipulated basic minimum services that would make such accounts available as a normal banking service to all.

Foreign Currency Non-Resident (Bank) Accounts

As an accelerated measure to increase foreign currency flows into the country, the RBI had, in the second half of fiscal 2014, permitted banks in India to raise foreign currency non-resident (bank) (FCNR(B)) deposits within a specified time period and in-turn swap them into rupees with the RBI at concessional rates. These FCNR(B) deposits could be funded by (i) inward remittances received from outside of India through the normal banking channels; (ii) debiting non-resident bank accounts maintained with an authorized dealer in India; (iii) transferring funds from existing non-resident external accounts; or (iv) any other funds which were repatriable under the extant RBI regulations. The RBI permitted FCNR(B) deposit holders to avail credit facilities (both offshore and onshore) and offer their FCNR(B) deposits as collateral for such facilities.

In January 2014, the RBI exempted the FCNR (B) / NRE deposits raised by banks during a specified period from the legal reserve requirements. The RBI also permitted exclusion of loans made in India against these FCNR (B) / NRE deposits from the ANBC computation for priority sector lending targets.

Deposit Insurance

Demand and time deposits of up to Rs. 100,000 accepted by scheduled commercial banks in India have to be mandatorily insured with the Deposit Insurance and Credit Guarantee Corporation, a wholly-owned subsidiary of the RBI. Banks are required to pay the insurance premium to the Deposit Insurance and Credit Guarantee Corporation on a semi-annual basis. The cost of the insurance premium cannot be passed on to the customer.

Regulations Relating to Knowing the Customer and Anti-Money Laundering

The RBI has issued several guidelines on customer identification and monitoring of transactions. Banks have been advised to put in place systems and procedures to control financial frauds, identify money laundering and suspicious activities, and monitor high value cash transactions. The RBI has also issued guidelines from time to time advising banks to be vigilant while opening accounts for new customers to prevent misuse of the banking system for perpetration of frauds.

Banks have been advised to ensure that a proper policy framework on Know Your Customer (KYC) and Anti-Money Laundering (AML) measures duly approved by the board of directors is formulated and implemented. This framework is required to, inter alia, include procedures/process in relation to (a) Customer Acceptance Policy; (b) Customer Identification Procedures; (c) Monitoring of Transactions; and (d) Risk Management.

RBI guidelines require that a profile of the customers should be prepared based on risk categorization. Banks have been advised to apply enhanced due diligence for high-risk customers. The guidelines provide that banks should undertake customer identification procedures while establishing a banking relationship or carrying out a financial transaction or when the bank has a doubt about the authenticity or the adequacy of the previously obtained customer identification data. Banks must obtain sufficient information necessary to establish the identity of each new customer and the purpose of the intended banking relationship. The guidelines also provide that banks should monitor transactions depending on the account’s risk sensitivity. Prevention of Money Laundering Rules, 2005 require every banking company, and financial institution, as the case may be, to identify the beneficial owner and take all reasonable steps to verify his identity. The term “beneficial owner” has been defined as the natural person who ultimately owns or controls a client and/or the person on whose behalf the transaction is being conducted, including a person who exercises ultimate effective control over a juridical person. The procedure for identification of the beneficial owner has been specified by the Government of India in the Prevention of Money Laundering Rules, 2005.

The KYC procedures for opening accounts have been simplified for ‘small accounts’ in order to ensure that the implementation of the KYC guidelines do not result in the denial of the banking services to those who are financially or socially disadvantaged. A ‘small account’ is defined as a savings account in a banking company where (i) the aggregate of all credits in a financial year does not exceed Rs. 0.1 million; (ii) the aggregate of all withdrawals and transfers in a month does not exceed Rs. 0.01 million; and (iii) the balance at any point of time does not exceed Rs. 0.05 million.

In addition to keeping customer information confidential, banks must ensure that only information relevant to the perceived risk is collected and that the same is not intrusive in nature. Apart from addressing this concern the guidelines set out in detail the framework to be adopted by banks as regards their customer dealings and are directed towards prevention of financial frauds and money laundering transactions.

In a bid to prevent money laundering activities, the Government enacted the Prevention of Money Laundering Act, 2002 (the PML Act) which came into effect from July 1, 2005. The PML Act seeks to prevent money laundering and to provide for confiscation of property derived from, or involved in, money laundering and for incidental matters or matters connected therewith.

All the instructions/guidelines issued to banks on KYC norms, AML standards and obligations of the banks under the PML Act have been consolidated in the RBI master circular on Know Your Customer norms/Anti-Money Laundering standards/Combating of Financing of Terrorism (CFT)/Obligation of banks under PML Act.

The PML Act and the rules made thereunder stipulate that banking companies, financial institutions and intermediaries (together, the “Institutions”) shall maintain a comprehensive record of all their transactions, including the nature and value of such transaction. Further, it mandates verification of the identity of all their clients and also requires the Institutions to maintain records of their respective clients. These details are to be provided to the authority established by the PML Act, who is empowered to order confiscation of property where the authority is of the opinion that a crime as recognized under the PML Act has been committed. In addition, the applicable exchange control regulations prescribe reporting mechanisms for transactions in foreign exchange and require authorized dealers to report identified suspicious transactions to the RBI.

Banks are advised to develop suitable mechanisms through an appropriate policy framework for enhanced monitoring of accounts suspected of having terrorist links, identification of the transactions carried out in these accounts and suitable reporting to the Director, Financial Intelligence Unit (India) (FIU). Banks are required to report to the FIU:

(a)	all cash transactions with a value of more than Rs. 1 million or an equivalent in foreign currency;

(b)	all series of cash transactions integrally connected to each other which have been valued below Rs. 1 million or an equivalent in foreign currency where such series of transactions have taken place within a month and the aggregate value of such transactions exceeds Rs. 1 million;

(c)	all cash transactions where forged or counterfeit currency notes or bank notes have been used and where any forgery of a valuable security or a document has taken place facilitating the transaction; and

(d)	all other suspicious transactions whether or not made in cash and by such other ways as mentioned in the Rules.

Legal Reserve Requirements

Cash Reserve Ratio

Each bank is required to maintain a specific percentage of its demand and time liabilities by way of a balance in a current account with the RBI. This is to maintain the solvency of the banking system. The amendments made to the Reserve Bank of India Act, 1934 and the Banking Regulation Act during fiscal 2007 enhanced the operational flexibility in monetary management of the RBI. The RBI (Amendment) Act, 2006 came into force on April 1, 2007. Section 3 of this Act removed the floor and the ceiling rates on Cash Reserve Ratio (“CRR”) and no interest was payable on the CRR balances of banks with effect from March 31, 2007. Scheduled commercial banks are exempted from maintaining CRR on the following liabilities:

(a)	liabilities to the banking system in India as computed under clause (d) of the explanation to section 42(1) of the Reserve Bank of India Act, 1934;

(b)	credit balances in Asian Clearing Union (US$) Accounts; and

(c)	demand and time liabilities in respect of the banks Offshore Banking Units.

CRR is required to be maintained on an average basis for a two-week period and should not fall below 70.0% of the required CRR on any particular day. The CRR requirement as of March 31, 2014 was 4.0% of the prescribed net demand and time liabilities of the bank. In order to address the volatility in rupee exchange rates in early 2013, the RBI in July 2013 increased the requirement of minimum daily CRR balance maintenance to 99.0% with effect from the first day of the fortnight beginning July 27, 2013. In September 2013, the RBI reduced the minimum daily maintenance of the CRR from 99.0% of the requirement to 95.0%.

Statutory Liquidity Ratio

In order to maintain liquidity in the banking system, in addition to the CRR, each bank is required to maintain a specified percentage of its net demand and time liabilities by way of liquid assets such as cash, gold or approved securities, such as Government of India and State Government Securities. The percentage of this ratio is fixed by the RBI from time to time and was at 23.0% as of March 31, 2014. With effect from June 14, 2014, the RBI reduced the statutory liquidity ratio from 23% to 22.5% and, with effect from August 9, 2014, this was further reduced to 22.0%. The RBI, through its press release dated February 3, 2015 announced the reduction of the statutory liquidity ratio to 21.5%, effective from the fortnight beginning February 7, 2015. The RBI master circular on the Statutory Liquidity Ratio specifies certain liabilities which will not be included in the calculation of the Statutory Liquidity Ratio.

Regulations on Asset Liability Management

Since 1999, the RBI has issued several guidelines relating to Asset-Liability Management (ALM) in banks in India. The RBI guidelines cover, inter alia, the interest rate risk and liquidity risk measurement and reporting framework, including establishing prudential limits. The guidelines require that gap statements for liquidity and interest rate risk are prepared by scheduling all assets and liabilities according to the stated and anticipated re-pricing date or maturity date. The RBI has advised banks to actively monitor the difference in the amount of assets and liabilities maturing or being re-priced in a particular period and place internal prudential limits on the gaps in each time period, as a risk control mechanism. Additionally, the RBI has advised banks to manage their asset-liability liquidity structure within negative gap limits for 1 day, 2-7 days, 8-14 days and 15-28 days set at 5.0%, 10.0%, 15.0% and 20.0% of the cumulative cash outflows in the respective time buckets in order to recognize the cumulative impact on liquidity. In respect of other time periods, the RBI has directed banks to lay down internal standards in respect of liquidity gaps. In order to recognize the cumulative impact on liquidity, banks are also advised to prepare the statement of structural liquidity on a daily basis and also undertake dynamic liquidity management. Banks are required to submit the liquidity statements periodically to RBI, as specified in these guidelines.

RBI’s “Guidelines on Banks’ Asset Liability Management Framework—Interest Rate Risk” issued in November 2010 mandate banks in India to evaluate interest rate risk using both methods i.e. Traditional Gap Analysis (TGA) and Duration Gap Analysis (DGA). Banks are required to submit the TGA and DGA results from time to time to the RBI as mentioned in the guidelines.

Further, RBI guidelines on Stress Testing issued in 2007 has reinforced stress testing as an integral part of a bank’s risk management process, and the results are used to evaluate the potential vulnerability to some unlikely but plausible events or movements in financial variables that affect both interest rate risk and liquidity risk in the bank. In December 2013, the RBI specified the minimum level of stress testing to be carried out by all banks.

In November 2012, the RBI issued enhanced guidelines on liquidity risk management by banks. These guidelines consolidate various instructions on liquidity risk management that the RBI had issued from time to time, and where appropriate, harmonize and enhance these instructions in line with the principles for sound liquidity risk management and supervision issued by the Basel Committee on Banking Supervision (BCBS). The RBI’s guidelines require banks to establish a sound process for identifying, measuring, monitoring and controlling liquidity risk, including a robust framework for comprehensively projecting cash flows arising from assets, liabilities and off-balance sheet items over an appropriate time horizon. The key items covered under these guidelines include: (i) governance of liquidity risk management including liquidity risk management policy, strategies and practices and liquidity risk tolerance; (ii) management of liquidity risk, including identification, measurement and monitoring of liquidity risk; (iii) collateral position management; (iv) intra-day liquidity position management; and (v) stress testing.

In June 2014, the RBI issued guidelines in relation to liquidity coverage ratio (LCR), liquidity risk monitoring tools and LCR disclosure standards pursuant to the publication of the ‘Basel III: The Liquidity Coverage Ratio and liquidity risk monitoring tools’ in January 2013 and the ‘Liquidity Coverage Ratio Disclosure Standards’ in January 2014 by the Basel Committee On Banking Supervision. The objective of the LCR standard is to ensure that a bank maintains an adequate level of unencumbered high quality liquid assets which could be converted into cash to meet its liquidity needs for a 30 calendar day time horizon under a significantly severe liquidity stress scenario. The LCR requirement of 100% is being implemented in a phased manner over a period of four years, with a minimum requirement of 60% effective January 1, 2015.

Foreign Currency Dealership

The RBI has granted us a full-fledged Authorized Dealers’ License to deal in foreign exchange through our designated branches. Under this license, we have been granted permission to: engage in foreign exchange transactions in all currencies; open and maintain foreign currency accounts abroad; raise foreign currency and rupee-denominated deposits from non-resident Indians; grant foreign currency loans to on-shore and off-shore corporations; open documentary credits; grant import and export loans; handle collection of bills and funds transfer services; issue foreign currency guarantees; and enter into derivative transactions and risk management activities that are incidental to our normal functions authorized under our organizational documents and as permitted under the provisions of the Banking Regulation Act.

Our foreign exchange operations are subject to the guidelines contained in the Foreign Exchange Management Act, 1999 (Foreign Exchange Management Act). As an authorized dealer, we are, as required, enrolled as a member of the Foreign Exchange Dealers Association of India (FEDAI) which prescribes the rules relating to the foreign exchange business in India.

We are required to determine our limits on open positions and maturity gaps in accordance with RBI guidelines and within limits approved by the RBI. Further, we are permitted to hedge foreign currency loan exposures of Indian corporations in the form of interest rate swaps, currency swaps and forward rate agreements, subject to certain conditions.

Capital and provisioning requirements for bank’s exposures to entities with unhedged foreign currency exposure

In January 2014, the RBI introduced incremental provisioning and capital requirements for a bank’s exposure to entities with unhedged foreign currency exposure. These guidelines are applicable with effect from April 1, 2014. These guidelines require banks to collect specific information from its customers and assess the extent to which the customer is exposed to unhedged foreign currency on account of the volatility in the exchange rate of rupee vis-à-vis foreign currencies. The guidelines prescribe the methodology to be followed by banks for calculating the incremental provision and capital requirements.

Setting up wholly owned subsidiaries by foreign banks

In November 2013, the RBI released its framework for establishing wholly owned subsidiaries of foreign banks in India, which aims to tighten regulatory control and encourage foreign banks to convert their existing branches into wholly owned subsidiaries.

Key features of the framework include:

•	requiring certain foreign banks, including banks with complex structures and banks belonging to jurisdictions which: (i) do not have adequate disclosure requirements; or (ii) have legislation which give preferential treatment to deposits of the home country in a winding up proceeding, to set up a wholly owned subsidiary in order to enter the Indian market;

•	permitting foreign banks which do not fall under the above categories to either set up a branch office or a wholly owned subsidiary;

•	offering near national treatment to wholly owned subsidiaries of foreign banks, subject to certain conditions;

•	requiring newly incorporated wholly owned subsidiaries to have an initial minimum paid-up voting equity capital of 5 billion rupees. In the case of existing branches of foreign banks which wish to convert into a wholly owned subsidiary, it must have a minimum net worth of 5 billion rupees;

•	requiring at least 50% of the board of directors of wholly owned subsidiaries to be Indian nationals, non-resident Indians or persons of Indian origin; and

•	mandating that wholly owned subsidiaries comply with the priority sector lending requirements applicable to domestic commercial banks.

Statutes Governing Foreign Exchange and Cross-Border Business Transactions

Foreign exchange and cross border transactions undertaken by banks are subject to the provisions of the Foreign Exchange Management Act. All banks are required to monitor the transactions in all non-resident accounts to prevent money laundering. These transactions are governed by the provisions of the Foreign Exchange Management Act, and the PML Act.

In terms of the guidelines prescribed by the RBI, overseas foreign currency borrowings by banks in India (including overdraft balances in nostro accounts not adjusted within five days) should not exceed 100.0% of its unimpaired Tier I capital or US$ 10 million (or its equivalent), whichever is higher. The aforesaid limit applies to the aggregate amount availed of by all the offices and branches in India from all their branches and correspondents abroad and includes overseas borrowings in gold for funding domestic gold loans.

The following borrowings would continue to be outside the above limit:

1.	overseas borrowing by banks for the purpose of financing export credit subject to certain conditions prescribed by the RBI;

2.	capital funds raised or augmented by the issue of Innovative Perpetual Debt Instruments and Debt Capital Instruments in foreign currency;

3.	subordinated debt placed by head offices of foreign banks with their branches in India as Tier II capital; and

4.	any other overseas borrowing with the specific approval of the RBI.

Special Provisions of the Banking Regulation Act

Prohibited Business

Section 6 of the Banking Regulation Act specifies the business activities in which a bank may engage. Banks are prohibited from engaging in business activities other than the specified activities.

Reserve Fund

Any bank incorporated in India is required to create a reserve fund to which it must transfer not less than 25.0% of the profits of each year before any dividend is declared. Banks are required to take prior approval from the RBI before appropriating any amount from the reserve fund or any other free reserves. The Government may, on the recommendation of the RBI, exempt a bank from requirements relating to its reserve fund.

Restrictions on Payment of Dividends

The Banking Regulation Act requires that a bank pay dividends on its shares only after all of its capital expenses (including preliminary expenses, organization expenses, share selling commissions, brokerage on public offerings, amounts of losses and any other items of expenditure not represented by tangible assets) have been completely written off. The Government may exempt banks from this provision by issuing a notification on the recommendation of the RBI.

Banks that comply with the following prudential requirements are eligible to declare dividends:

•	capital adequacy ratio must be at least 9.0% for the preceding two completed years and the accounting year for which the bank proposes to declare a dividend;

•	net non-performing assets must be less than 7.0% of advances. In the event a bank does not meet the above capital adequacy norm, but has capital adequacy of at least 9.0% for the fiscal year for which it proposes to declare a dividend it would be eligible to declare a dividend if its net non-performing asset ratio is less than 5%;

•	the bank has complied with the provisions of Sections 15 and 17 of the Banking Regulation Act;

•	the bank has complied with the prevailing regulations/guidelines issued by the RBI, including creating adequate provisions for the impairment of assets and staff retirement benefits and the transfer of profits to statutory reserves;

•	dividends should be payable out of the current year’s profits; and

•	the RBI has not placed any explicit restrictions on the bank for declarations of dividends.

Banks which comply with the above prudential requirements can pay dividends subject to compliance with the following conditions:

•	the dividend payout ratio (calculated as a percentage of “dividends payable in a year” (excluding dividend tax) to “net profit during the year”) should not exceed 40.0%. The RBI has prescribed a matrix of criteria linked to the capital adequacy ratio and the net non-performing assets ratio in order to ascertain the maximum permissible range of the dividend payout ratio; and

•	if the financial statements for which the dividend is declared have any audit qualifications which have an adverse bearing on the profits, the same should be adjusted while calculating the dividend payout ratio.

In case the profit for the relevant periods includes any extra-ordinary profits/income, the payout ratio shall be computed after excluding such extra-ordinary items for compliance with the prudential payout ratio.

Restriction on Share Capital and Voting Rights

Banks were earlier permitted to issue only ordinary shares. In January 2013, the Banking Regulation Act was amended to, inter alia, permit banks to also issue preference shares. However, guidelines governing the issuance of preference shares are yet to be issued. The amended Banking Regulation Act also permits the RBI to increase the cap on the voting rights of a single shareholder of a private bank from the existing cap of 10.0% to 26.0% in a phased manner.

Restriction on Transfer of Shares

RBI approval is required before a bank can register the transfer of shares to an individual or group which acquires 5.0% or more of its total paid-up capital.

Regulatory Reporting and Examination Procedures

The RBI is empowered under the Banking Regulation Act to inspect the books of accounts and the other operations of a bank. The RBI monitors prudential parameters at regular intervals. The findings of these inspections are provided to banks, who are required to comply with the actions recommended in order to correct any discrepancies in their operations as contained in the inspection findings within a stipulated time frame. Further, banks are required to keep the inspection report confidential as per the instructions issued by the RBI. To this end and to enable off-site monitoring and surveillance by the RBI, banks are required to report to the RBI on financial and operating measures such as:

•	assets, liabilities and off-balance sheet exposures;

•	the risk weighting of these exposures, the capital base and the capital adequacy ratio;

•	asset quality;

•	concentration of exposures;

•	connected and related lending and the profile of ownership, control and management; and

•	other prudential parameters.

The RBI also conducts periodic on-site inspections of matters relating to the bank’s capital, asset quality, management, earnings, liquidity and systems and controls on an annual basis. We have been subjected to on-site inspection by the RBI at yearly intervals. The inspection report, along with the report on actions taken by us, has to be placed before our Board of Directors. On approval by our Board, we are required to submit the report on actions taken by us to the RBI. The RBI also discusses the findings of the inspection with our management team along with members of the Audit Committee of our Board.

The RBI also conducts on-site supervision of selected branches of banks with respect to their general operations and foreign exchange related transactions.

The RBI has rolled-out a risk based supervision (RBS) framework which envisages continuous monitoring of banks through robust offsite reports to the RBI coupled with need based on-site inspection. This framework has been implemented by RBI for specific banks with effect from fiscal 2014. We have been identified as one of the banks under the RBS framework.

Penalties

The RBI is empowered under the Banking Regulation Act, to impose penalties on banks and their employees in case of infringement of any provision of the Act. The penalty may be a fixed amount or may be related to the amount involved in any contravention of the regulations. The penalty may also include imprisonment.

In March 2013, there were certain allegations published in the media against us and other banks in the private sector. We investigated, as a matter of priority, if any breach of the KYC and AML guidelines specified by the RBI had occurred. The RBI also conducted a scrutiny of our books of accounts, internal control, compliance systems and processes during March and April 2013. The scrutiny did not reveal any incident of money laundering. However, the RBI discovered certain irregularities and violations, namely, non-observance of certain safeguards in respect of arrangement of “at par” payment of checks drawn by cooperative banks, exceptions in periodic review of risk profiling of account holders, non-adherence to KYC rules for walk-in customers (non-customers) including for sale of third party products, sale of gold coins for cash in excess of Rs. 50,000 and non-submission of proper information required by the RBI. Based on its assessment, the RBI imposed on us a monetary penalty of Rs. 45 million in June 2013, which we paid. A press release dated July 15, 2013 issued by the RBI states that a similar scrutiny was also conducted at the offices of 29 other banks during April 2013. The RBI levied a penalty of Rs. 495.1 million on 22 of these banks and issued cautionary letters to seven banks.

Further, in this regard, the FIU, in January 2015, levied a fine on us of Rs. 2.6 million relating to our failure in detecting and reporting attempted suspicious transactions. As of the date of this prospectus supplement, we are in the process of filing an appeal against the order as permitted by the order. See “Risk Factors—We have previously been subject to penalties imposed by the RBI. Any regulatory investigations, fines, sanctions, and requirements relating to conduct of business and financial crime could negatively affect our business and financial results, or cause serious reputational harm.”

During fiscal 2014, the RBI carried out a scrutiny of a corporate borrower’s loan and current accounts maintained with 12 Indian banks, including us. The RBI had issued show cause notices to these banks in March 2014. Based on its assessment, the RBI in its press release dated July 25, 2014, levied penalties totaling Rs. 15 million on the 12 Indian banks. The penalty levied on us, which we have since paid, was Rs. 0.5 million on the grounds that we failed to exchange information about the conduct of the corporate borrower’s account with other banks at intervals as prescribed in the RBI guidelines on ‘Lending under Consortium Arrangement/Multiple Banking Arrangements’.

Assets to be maintained in India

Every bank is required to ensure that its assets in India (including import-export bills drawn on/in India and the RBI approved securities, even if the bills and the securities are held outside India) are not less than 75% of its demand and time liabilities in India.

Secrecy Obligations

Banks’ obligations relating to maintaining secrecy arise out of regulatory prescription and also common law principles governing the relationship between them and their customers. Banks cannot disclose any information to third parties except under certain limited and clearly defined circumstances as detailed in the guidelines issued by the RBI.

Subsidiaries and Other Investments

Banks require the prior permission of the RBI to incorporate a subsidiary. Banks are required to maintain an “arms-length” relationship in respect of their subsidiaries and are prohibited from taking actions such as taking undue advantage in borrowing or lending funds, transferring or selling or buying securities at rates other than market rates, giving special consideration for securities transactions, overindulgence in supporting or financing subsidiaries and financing its clients through them when it itself is not able or not permitted to do so. Banks and their subsidiaries have to observe the prudential standards stipulated by the RBI, from time to time, in respect of their underwriting commitments.

Banks also require the prior specific approval of the RBI to participate in the equity of financial services ventures including stock exchanges and depositories, notwithstanding the fact that such investments may be within the ceiling prescribed under Section 19(2) of the Banking Regulation Act. Further, investment by a bank in its subsidiaries, financial services companies or financial institutions should not exceed 10.0% of its paid-up capital and reserves. Investments by banks in companies which are not its subsidiaries and are not financial services companies would be subject to a limit of 10% of the investee company’s paid up share capital or 10% of the bank’s paid up share capital and reserves, whichever is less. Any investment above this limit will be subject to the RBI approval except as provided otherwise. Equity investments in any non-financial services company held by (a) a bank; (b) bank’s subsidiaries, associates or joint ventures or entities directly or indirectly controlled by the bank; and (c) mutual funds managed by Asset Management Companies (AMCs) controlled by the bank should in the aggregate not exceed 20% of the investee company’s paid up share capital. Further, a bank’s equity investments in subsidiaries and other entities that are engaged in financial services activities together with equity investments in entities engaged in non-financial services activities should not exceed 20% of the bank’s paid-up share capital and reserves.

Guidelines for Merger/Amalgamation of Private Sector Banks

The RBI issued detailed guidelines in May 2005 on the merger or amalgamation of private sector banks and for the amalgamation of a non-banking finance company with a banking company. The guidelines lay down the process for a merger proposal, the determination of swap ratios, disclosures, the stages at which the board of directors will get involved in the merger process and norms of buying and selling of shares by the promoters before and during the merger process.

Appointment and Remuneration of the Chairman, the Managing Director and Other Directors

Banks require the prior approval of the RBI to appoint their Chairman and Managing Director and any other directors and to fix their remuneration. The RBI is empowered to remove the appointee on the grounds of public interest or the interest of depositors or to ensure the proper management of the bank. Further, the RBI may order meetings of the board of directors of banks to discuss any matter in relation to the bank, appoint observers to these meetings and in general may make changes to the management as it may deem necessary and can also order the convening of a general meeting of the company to elect new directors.

In January 2012, the RBI issued revised guidelines relating to salary and other remuneration payable to whole time directors, chief executive officers and other risk takers of new private sector banks. With these guidelines, the RBI aims to achieve effective governance of compensation, alignment of compensation with prudent risk-taking and require banks to make appropriate disclosures in their financial statements. Banks are required to formulate and adopt a comprehensive compensation policy in line with the guidelines covering all their employees and conduct annual review thereof. The policy should cover all aspects of the compensation structure such as fixed pay, perquisites, bonus, variable pay deferrals, guaranteed pay, severance package, stock, pension plan and gratuity. These guidelines became effective from the fiscal year 2012-2013. The guidelines also state that private sector banks would be required to obtain regulatory approval for grant of remuneration to whole time directors/chief executive officers in terms of Section 35B of the Banking Regulation Act, on a case-to-case basis.

Regulations and Guidelines of the SEBI

The Securities and Exchange Board of India (SEBI) was established in 1992 in accordance with the provisions of the Securities and Exchange Board of India Act, 1992 to protect the interests of public investors in securities and to promote the development of, and to regulate, the Indian securities market including all related matters. We are subject to SEBI regulations in respect of capital issuances as well as some of our activities, including acting as agent for collecting subscriptions to public offerings of securities made by other Indian companies, underwriting, custodial, depositary participant, and investment banking and because our equity shares are listed on Indian stock exchanges. These regulations provide for registering with SEBI the functions, responsibilities and the code of conduct applicable for each of these activities.

Foreign Ownership Restriction

Aggregate foreign investment from all sources, in a private sector bank is permitted up to 49% of the paid up capital under the automatic route. This limit can be increased up to 74% of the paid up capital with prior approval from the FIPB. Pursuant to a letter dated February 4, 2015, FIPB has approved foreign investment in the Bank up to 74% of its paid up capital. The approval is subject to compounding from the RBI for the change of foreign shareholding since April 2010. If we are subject to any penalties or an unfavorable ruling by the RBI, this could have an adverse effect on our results of operation and financial condition. As of September 30, 2014, foreign investment in the Bank, including the shareholdings of HDFC Limited and its subsidiaries, constituted 73.5% of the paid up capital of the Bank.

The aggregate shareholding by foreign private investors/foreign institutional investors under portfolio investment schemes through stock exchanges may not exceed 49.0% of our paid-up equity share capital and individual shareholding of an FPI/FII shall be below 10% of our paid-up equity share capital. Further, as per the existing policy of the RBI, any allotment or transfer of shares which will take the aggregate shareholding of an individual or a group to an equivalent of 5.0% or more of our paid-up capital would require the prior acknowledgement of the RBI before we can affect the allotment or transfer of shares.

Moratorium, Reconstruction and Amalgamation of Banks

A bank can apply to the high court for the suspension of its business. The high court, after considering the application of the bank, may order a moratorium staying commencement of an action or proceedings against the relevant banking company for a maximum period of six months. During such period of moratorium, if the RBI is satisfied that it is: (a) in the public interest; or (b) in the interest of the depositors; or (c) in order to secure the proper management of the bank; or (d) in the interests of the banking system of the country as a whole, it may prepare a scheme for the reconstruction of the bank or amalgamation of the bank with any other bank. In circumstances entailing reconstruction of the bank or amalgamation of the bank with another bank, the RBI would invite suggestions and objections on the draft scheme prior to placing the scheme before the Government for its sanction. The Government may sanction the scheme with or without modifications. The law does not require consent of the shareholders or creditors of such banks.

Special Status of Banks in India

The special status of banks is recognized under various statutes including the Sick Industrial Companies (Special Provisions) Act, 1985 (SICA), Recovery of Debts Due to Banks and Financial Institutions Act, 1993 (DRT Act) and the SARFAESI Act. As a bank, we are entitled to certain benefits under the DRT Act which provide for the establishment of Debt Recovery Tribunals for expeditious adjudication and recovery of debts due to any bank or Public Financial Institution or to a consortium of banks and Public Financial Institutions. Under the DRT Act, the procedures for recovery of debt have been simplified and indicative time frames been fixed for speedy disposal of cases. Upon establishment of the Debt Recovery Tribunal, no court or other authority can exercise jurisdiction in relation to matters covered by this Act, except the higher courts in India in certain circumstances. The SICA provides for reference of “sick” industrial companies, to the Board for Industrial and Financial Reconstruction (BIFR). Under the SICA, other than the board of directors of a company, a scheduled bank (where it has an interest in the “sick” industrial company by any financial assistance or obligation, rendered by it or undertaken by it) may refer the company to the BIFR. The SICA has been repealed by the Sick Industrial Companies (Special Provisions) Repeal Act, 2003 (the SICA Repeal Act). However, pursuant to the SICA Repeal Act, which is due to come into force on a date to be notified by the central Government in the official gazette, the provisions of the Companies Act, 2013 or the Companies Act, 1956 (as applicable) will apply in relation to “sick” companies, under which the reference must be made to the National Company Law Tribunal, in place of the BIFR.

The SARFAESI Act focuses on improving the rights and simplifying the procedures for enforcement of security interest of banks and financial institutions and other specified secured creditors as well as asset reconstruction companies by providing that such secured creditors can take over management control of a borrower company upon default and/or sell assets without the intervention of courts, in accordance with the provisions of the SARFAESI Act. It also provides the legal framework for the securitization and reconstruction of financial assets.

Credit Information Bureau

The Parliament of India has enacted the Credit Information Companies (Regulation) Act, 2005, pursuant to which every credit institution, including a bank, has to become a member of a credit information bureau and furnish to it such credit information as may be required of the credit institution by the credit information bureau about persons who enjoy a credit relationship with it. Other credit institutions, credit information bureaus and such other persons as the RBI specifies may access such disclosed credit information.

Regulations governing international branches and representative offices

We have overseas banking branches in Bahrain, Hong Kong and the Dubai International Financial Centre (DIFC). We have one representative office each in Dubai-UAE, Abu Dhabi-UAE and Nairobi-Kenya. Our branch in Bahrain is regulated by the Central Bank of Bahrain, and has been granted a license designating it as a wholesale bank branch. The activities that can be carried out from the Bahrain branch are deposit taking, providing credit, dealing in financial instruments as principal, dealing in financial instruments as agent, managing financial instruments, operating a collective investment undertaking, arranging deals in financial instruments, advising on financial instruments and issuing / administering means of payment. Our branch in Hong Kong is a full service branch and is regulated by the Hong Kong Monetary Authority. The branch is permitted to undertake banking business in that jurisdiction with certain restrictions. In August 2014, we opened a branch in the DIFC to provide financial services covering arrangement of credit or deals in investments, advising on financial products or credit and arranging custodian services. The activities cater to the requirements of non-resident Indians and Indian corporates overseas. The branch is regulated by the Dubai Financial Services Authority.

Our representative offices in Dubai and Abu Dhabi, UAE are regulated by the Central Bank of UAE and our representative office in Nairobi, Kenya is regulated by the Central Bank of Kenya.

TAXATION

Indian Taxation of the ADSs

The following is a summary of the principal Indian tax consequences for non-resident investors of the ADSs and the equity shares deliverable on surrender of ADSs for equity shares (“conversion”). The summary is based on the provisions of Section 115AC and other applicable provisions of the Income Tax Act, 1961 (43 of 1961) (Indian Income Tax Act) (Section 115AC Regime). Further, it only addresses the tax consequences for persons who are non-residents, as defined in the Indian Income Tax Act, who acquire ADSs or equity shares (upon conversion) and who hold such ADSs or equity shares (upon conversion) as capital assets, and does not address the tax consequences which may be relevant to other classes of non-resident investors, including dealers. The summary assumes that the person continues to remain a non-resident when income by way of dividends and capital gains is earned.

EACH INVESTOR IS ADVISED TO CONSULT HIS/HER TAX ADVISOR ABOUT THE PARTICULAR TAX CONSEQUENCES APPLICABLE TO HIS/HER INVESTMENT IN THE ADSs.

The following discussion describes the material Indian income tax and stamp duty consequences of the purchase, ownership and disposal of the ADSs.

This summary is not intended to constitute a complete analysis of the tax consequences under Indian law of the acquisition, ownership and sale of the ADSs (or equity shares upon conversion) by non-resident investors. Investors should therefore consult their tax advisors about the tax consequences of such acquisition, ownership and sale including, specifically, tax consequences under Indian law, the laws of the jurisdiction of their residence, any tax treaty between Indian and their country of residence or the United States, the country of residence of the overseas depositary bank (Depositary), as applicable and, in particular, the applicable provisions of the Indian Income Tax Act and the Section 115AC regime. The Indian Income Tax Act is amended every year by the Finance Act of the relevant year. Some or all of the tax consequences of the Section 115AC regime may be modified or amended by future amendments to the Income Tax Act.

Taxation of Distributions

Indian companies distributing dividends are subject to a dividend distribution tax. With effect from October 1, 2014, the rate of the dividend distribution tax was set at 20% (approximately) (inclusive of a surcharge of 10% of the tax amount and education cess of 3% on the aggregate amount of tax and surcharge) on the amount of dividend paid out. Dividends are not taxable in the hands of the recipient. Accordingly, dividends distributed to the Depositary in respect of the equity shares underlying the ADSs and to ADS holders in respect of the ADSs and dividends distributed to the holders of the equity shares following conversion of the ADSs would not be taxable.

Distribution to non-residents of bonus ADSs or bonus shares or rights to subscribe for equity shares (for the purposes of this section, Rights) made with respect to ADSs or equity shares should not be subject to Indian tax provided that there is no disproportionate or non-uniform allotment.

Taxation of Capital Gains in Relation to ADSs

The taxation of capital gains in the hands of the non-resident investor in the time of ADSs and upon conversion of ADSs into equity shares is set forth below.

Transfer of ADSs between non-residents

The transfer of ADSs by a non-resident to another non-resident outside India is covered under Section 115AC of the Indian Income Tax Act. However, pursuant to a specific exemption under Section 47(viia) of the Indian Income Tax Act, this is not considered a “transfer” and therefore is not liable to capital gains tax in India.

Conversion of ADSs into Equity Shares

The receipt of equity shares by a non-resident upon conversion of ADSs should not constitute a taxable event for Indian income tax purposes.

Sale of Equity Shares Received Upon Conversion of ADSs

When a non-resident sells equity shares received upon conversion of ADSs, which shares have been held for more than 12 months from the date of conversion, on a recognized stock exchange, and also pays securities transaction tax (STT) in respect of such sale, then the gains realized are considered long-term capital gains. Such gains are exempt from tax under Section 10(38) of the Indian Income Tax Act. If, on the other hand, a non-resident sells equity shares received upon conversion of ADS, which shares have been held for less than 12 months from the date of conversion, on a recognized stock exchange and pays STT in respect of such sale, then the gains realized are considered short-term capital gains. Such gains are taxable at the rate of 15 percent, plus the applicable surcharge and education cess, under Section 111A(1)(b)(i) of the Indian Income Tax Act.

In respect of a sale and purchase of equity shares entered into on a recognized stock exchange, both the buyer and the seller are required to pay STT at the rate of 0.1% of the transaction value of the securities, if the transaction is a delivery based transaction, which means that the transaction involves actual delivery or transfer of shares. The seller of the shares is required to pay STT at the rate of 0.025% of the transaction value of the securities if the transaction is a non-delivery based transaction, which means that the transaction is settled without taking actual delivery or transfer of the shares, as would be the case with our equity shares.

For the purpose of computing capital gains tax on the sale of the equity shares the cost of acquisition of equity shares received in exchange for ADSs will be determined on the basis of the prevailing price of the equity shares on the BSE or the NSE as of the date on which the depositary gives notice to its custodian for the delivery of such equity shares upon redemption of the ADSs. A non-resident holder’s holding period (for the purpose of determining the applicable Indian capital gains tax rate) in respect of equity shares received in exchange for ADSs commences on the date of the advice of withdrawal of such equity shares by the relevant Depositary to its custodian.

The provision of the Agreement for Avoidance of Double Taxation entered into by the Government of India with the country of residence of the non-resident investor will be applicable to the extent they are more beneficial to the non-resident investor. The India-U.S. income tax treaty does not limit India’s ability to tax capital gains.

Tax Deduction at Source

Tax on long-term and short-term capital gains, if payable as discussed above upon a sale of equity shares, is to the deducted at source by the person responsible for paying the non-resident, in accordance with the relevant provisions of the India Income Tax Act, and the non-resident will be entitled to a certificate evidencing such tax deduction in accordance with the provisions of Section 203 of the Indian Income Tax Act.

Capital Losses

Neither Section 115AC nor the Depositary Receipt Scheme deals with capital losses arising on a transfer of equity shares in India. In general terms, losses arising from a transfer of a capital asset in India can only be set off against capital gains on transfer of another capital asset. Furthermore, a long-term capital loss can be set off only against a long-term capital gain. To the extent that losses are not absorbed in the year of transfer, they may be carried forward for a period of eight assessment years immediately succeeding the assessment year for which the loss was first determined by the assessing authority and may be set off against the capital gains assessable for such subsequent assessment years. In order to set off capital losses as above, the non-resident investor would be required to file appropriate and timely tax returns in India and undergo the customary assessment procedures. However, long-term capital loss on sale of equity shares being chargeable to STT will not be allowed to be set-off or carried forward for set-off against any capital gains.

Stamp Duty

There is no stamp duty on the sale or transfer of ADSs outside India.

Generally, the transfer of ordinary shares in physical form would be subject to Indian stamp duty at the rate of 0.25% of the market value of the ordinary shares on the trade date, and such stamp duty customarily is borne by the transferee, i.e., the purchaser. In order to register a transfer of equity shares in physical form, it is necessary to present a stamped deed of transfer. An acquisition of shares in physical form from the Depository in exchange for ADSs representing such equity shares will not render an investor liable for Indian stamp duty we will be required to pay stamp duty at the applicable rate on the share certificate. However, since our equity shares are compulsorily deliverable in dematerialized form (except for trades of up to 500 equity shares, which may be delivered in physical form) there would be no stamp duty payable in India on transfer.

Other Taxes

At present, there is no wealth tax, gift tax or inheritance tax which may apply to the ADSs or the underlying shares.

Material United States Federal Income Tax Consequences

The following summary describes the material United States federal income tax consequences relating to an investment in our ADSs or equity shares as of the date hereof. This summary is based on the Internal Revenue Code of 1986, as amended (Code), its legislative history, existing final, temporary and proposed Treasury Regulations, rulings and judicial decisions, all as currently in effect and all of which are subject to prospective and retroactive rulings and changes.

This summary does not purport to address all United States federal income tax consequences that may be relevant to a particular investor and you are urged to consult your own tax advisor regarding your specific tax situation. The summary applies only to investors who own ADSs or equity shares as “capital assets” (generally, property held for investment) under the Code, and does not address the tax consequences that may be relevant to investors in special tax situations, including for example:

•	insurance companies;

•	regulated investment companies and real estate investment trusts;

•	tax-exempt organizations;

•	broker-dealers;

•	traders in securities that elect to mark-to-market;

•	banks or certain other financial institutions;

•	United States investors whose functional currency is not the United States dollar;

•	certain former citizens or residents of the United States subject to Section 877 of the Code;

•	investors that hold our ADSs or equity shares as part of a hedge, straddle or conversion transaction; or

•	holders that own, directly, indirectly or constructively 10.0% or more of our total combined voting stock.

Further, this summary does not address the alternative minimum tax consequences of an investment in ADSs or equity shares, or the indirect consequences to owners of equity or partnership interests in entities that own our ADSs or equity shares. In addition, this summary does not address the state, local and foreign tax consequences of an investment in our ADSs or equity shares.

You should consult your own tax advisor regarding the United States federal, state, local and foreign and other tax consequences of purchasing, owning and disposing of our ADSs or equity shares in your particular circumstances.

Taxation of U.S. Holders

You are a “U.S. Holder” if you are, for United States federal income tax purposes, a beneficial owner of ADSs or equity shares and you are:

•	an individual who is a citizen or resident of the United States;

•	a corporation (or other entity taxable as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States, or any state thereof, including the District of Columbia;

•	an estate, the income of which is subject to United States federal income tax regardless of its source; or

•	a trust, if a court within the United States is able to exercise primary supervision over its administration and one or more United States persons have the authority to control all substantial decisions of the trust, or if the trust has made a valid election to be treated as a United States person.

A “Non-U.S. Holder” is a beneficial owner of ADSs or equity shares that is neither a U.S. Holder nor a partnership or other entity or arrangement treated as a partnership for United States federal income tax purposes.

If a partnership holds ADSs or equity shares, the tax treatment of a partner will generally depend upon the status of the partner and upon the activities of the partnership. Partners of partnerships holding our ADSs or equity shares should consult their own tax advisors.

For United States federal income tax purposes, a U.S. Holder of an ADS will generally be treated as the owner of the equity shares represented by the ADS. Accordingly, no gain or loss will be recognized upon the exchange of an ADS for equity shares. A U.S. Holder’s tax basis in the equity shares will be the same as the tax basis in the ADS surrendered therefor, and the holding period in the equity shares will include the period during which the holder held the surrendered ADS.

This discussion assumes that we are not, and will not become, a passive foreign investment company (PFIC) for United States federal income tax purposes, as described below.

Distributions on ADSs or Equity Shares

The gross amount of cash distributions made by us to a U.S. Holder with respect to ADSs or equity shares generally will be taxable to such U.S. Holder as ordinary dividend income when such U.S. Holder receives the distribution, actually or constructively, to the extent paid out of our current or accumulated earnings and profits (as determined for United States federal income tax purposes). Indian companies distributing dividends are subject to a dividend distribution tax and such dividend distributions are not taxable in the hands of the recipient. See “Indian Taxation of the ADSs—Taxation of Distributions”. Indian dividend distribution tax, therefore, should not be treated as part of the gross amount of the dividend received by the U.S. Holder and should not be eligible for a credit or deduction against a U.S. Holder’s United States federal income taxes as the dividend distribution tax is imposed on the company making the distribution and not the U.S. Holder. Dividends paid on the ADSs or equity shares will generally be treated as “passive category” foreign source income, which may be relevant to certain U.S. Holders in computing their foreign tax credit limitations.

If these dividends constitute qualified dividend income (QDI), individual U.S. Holders of our ADSs or equity shares will generally pay tax on such dividends at a reduced rate, provided certain holding period requirements and other conditions are satisfied. Assuming we are not a PFIC in the taxable year in which we pay the dividends or in the preceding taxable year, dividends paid by us will be QDI if we are a qualified foreign corporation (QFC) at the time the dividends are paid. We believe that we are currently, and will continue to be, a QFC so we expect all dividends paid by us to be QDI for United States federal income tax purposes. Distributions in excess of our current and accumulated earnings and profits (as determined for United States federal income tax purposes) will be treated first as a non-taxable return of capital reducing such U.S. Holder’s tax basis in the ADSs or equity shares. Any distribution in excess of such tax basis will be treated as capital gain and will be either long-term or short-term capital gain depending upon whether the U.S. Holder held the ADSs or equity shares for more than one year. However, we currently do not, and we do not intend to, calculate our earnings and profits under United States federal income tax principles. Therefore, a U.S. Holder should expect that a distribution generally will be reported as dividend income. Dividends paid by us generally will not be eligible for the dividends-received deduction available to certain United States corporate shareholders.

The amount of any cash distribution paid in Indian rupees will equal the United States dollar value of the distribution, calculated by reference to the exchange rate in effect at the time the distribution is received by the depositary, in the case of ADSs, or by the U.S. Holder, in the case of equity shares, regardless of whether the payment is in fact converted to United States dollars at that time. Generally, a U.S. Holder should not recognize any foreign currency gain or loss if such Indian rupees are converted into United States dollars on the date received and it is expected that the depositary will in the ordinary course convert foreign currency received by it as distributions into United States dollars on the date of receipt. If the Indian rupees are not converted into United States dollars on the date of receipt, however, gain or loss may be recognized upon a subsequent sale or other disposition of the Indian rupees. Such foreign currency gain or loss, if any, will be United States source ordinary income or loss.

Sale or Exchange of ADSs or Equity Shares

A U.S. Holder will generally recognize capital gain or loss upon the sale, exchange or other disposition of ADSs or equity shares measured by the difference between the United States dollar value of the amount received and the U.S. Holder’s tax basis (determined in United States dollars) in the ADSs or equity shares. Any gain or loss will be long-term capital gain or loss if the ADSs or equity shares in the sale, exchange or other taxable disposition have been held for more than one year and will generally be United States source gain or loss. The holding period for equity shares withdrawn from the depositary facility will include the holding period of the ADSs exchanged therefor. Your ability to deduct capital losses is subject to limitations. Under certain circumstances described under “Indian Taxation of the ADSs—Taxation of Capital Gains in Relation to ADSs”, you may be subject to Indian tax upon the disposition of ADSs or equity shares. In such circumstances and subject to applicable limitations a U.S. Holder entitled to the benefits of the India-U.S. income tax treaty may be able to credit the Indian tax against the U.S. Holder’s United States federal income tax liability. You should consult your tax advisor regarding the availability of the foreign tax credit under your particular circumstances.

For cash-basis U.S. Holders who receive foreign currency in connection with a sale or other taxable disposition of equity shares, the amount realized will be based upon the United States dollar value of the foreign currency received with respect to such equity shares as determined on the settlement date of such sale, exchange or other taxable disposition.

Pursuant to the Treasury Regulations applicable to foreign currency transactions, accrual-basis U.S. Holders may elect the same treatment required of cash-basis taxpayers with respect to a sale, exchange or other taxable disposition of equity shares, provided that the election is applied consistently from year to year. Such election cannot be changed without the consent of the Internal Revenue Service (IRS). Accrual-basis U.S. Holders that do not elect to be treated as cash-basis taxpayers for this purpose may have a foreign currency gain or loss for United States federal income tax purposes because of differences between the United States dollar value of the foreign currency received prevailing on the date of such sale, exchange or other taxable disposition and the value prevailing on the date of payment. Any such foreign currency gain or loss will generally be treated as ordinary income or loss that is United States source, in addition to the gain or loss, if any, recognized on the sale, exchange or other taxable disposition of equity shares.

Medicare Tax

Certain U.S. Holders who are individuals, estates, or trusts are required to pay a 3.8% Medicare surtax on all or part of that holder’s “net investment income”, which includes, among other items, dividends on, and capital gains from the sale or other taxable disposition of, the ADSs or equity shares, subject to certain limitations and exceptions. Prospective investors should consult their own tax advisors regarding the effect, if any, of this surtax on their ownership and disposition of the ADSs or equity shares.

Passive Foreign Investment Company Rules

U.S. Holders generally will be subject to a special, adverse tax regime that would differ in certain respects from the tax treatment described above if we are, or were to become, a PFIC for United States federal income tax purposes. Although the determination of whether a corporation is a PFIC is made annually and thus may be subject to change, based on an active banking exception, we do not believe that we are, nor do we expect to become, a PFIC. However, the matter is not free from doubt. We urge you to consult your own tax advisor regarding the potential application of the PFIC rules.

Information with Respect to Foreign Financial Assets

Individuals (and, under proposed Treasury Regulations, certain entities) who are U.S. Holders that own “specified foreign financial assets”, including stock of a non-U.S. corporation not held through a financial institution, with an aggregate value in excess of certain dollar thresholds may be required to file an information report with respect to such assets on IRS Form 8938 with their United States federal income tax returns. Penalties apply for failure to properly complete and file IRS Form 8938. U.S. Holders are encouraged to consult their tax advisors regarding the application of this reporting requirement to their ownership of our ADSs or equity shares.

Taxation of Non-U.S. Holders

Distributions on ADSs or Equity Shares

Non-U.S. Holders generally will not be subject to United States federal income or withholding tax on dividends received from us with respect to ADSs or equity shares, unless such income is considered effectively connected with the Non-U.S. Holder’s conduct of a United States trade or business for United States federal income tax purposes (and, if required by an applicable income tax treaty, the income is attributable to a permanent establishment maintained in the United States).

Sale or Exchange of ADSs or Equity Shares

Non-U.S. Holders generally will not be subject to United States federal income tax on any gain realized upon the sale, exchange or other taxable disposition of ADSs or equity shares unless:

•	such gain is considered effectively connected with the Non-U.S. Holder’s conduct of a United States trade or business (and, if required by an applicable income tax treaty, the income is attributable to a permanent establishment maintained in the United States); or

•	such Non-U.S. Holder is an individual that is present in the United States for 183 days or more during the taxable year of the disposition and certain other conditions are met.

In addition, if you are a corporate Non-U.S. Holder, any effectively connected dividend income or gain (subject to certain adjustments) may be subject to an additional branch profits tax at a rate of 30.0% (or such lower rate as may be specified by an applicable income tax treaty).

Backup Withholding and Information Reporting

In general, dividends on ADSs or equity shares, and payments of the proceeds of a sale, exchange or other taxable disposition of ADSs or equity shares, paid to a U.S. Holder within the United States or through certain U.S.-related financial intermediaries are subject to information reporting and may be subject to backup withholding at a rate currently equal to 28.0% unless the U.S. Holder:

•	is a corporation or other exempt recipient; or

•	provides an accurate taxpayer identification number and certifies that no loss of exemption from backup withholding applies to such U.S. Holder.

Non-U.S. Holders generally are not subject to information reporting or backup withholding. However, such Non-U.S. Holders may be required to provide a certification to establish their non-U.S. status in connection with payments received within the United States or through certain U.S.-related financial intermediaries.

Backup withholding is not an additional tax. Holders generally will be allowed a credit of the amount of any backup withholding against their United States federal income tax liability or may obtain a refund of any amounts withheld under the backup withholding rules that exceed such income tax liability by filing a refund claim with the IRS.

Foreign Account Tax Compliance

Sections 1471 through 1474 of the Code (provisions commonly known as “FATCA” or the Foreign Account Tax Compliance Act) impose (a) certain reporting and due diligence requirements on foreign financial institutions and, (b) potentially require such foreign financial institutions to deduct a 30% withholding tax from (i) certain payments from sources within the United States, and (ii) “foreign passthru payments” (which is not yet defined in current guidance) made to certain non-U.S. financial institutions that do not comply with such reporting and due diligence requirements or certain other payees that do not provide required information. The United States has entered into a number of intergovernmental agreements with other jurisdictions with respect to FATCA (IGAs) which may modify the operation of this withholding. The Bank as well as relevant intermediaries such as custodians and depository participants are classified as financial institutions for these purposes. Given that India has reached an “agreement in substance” with the United States on FATCA and is expected to sign a

Model 1 IGA with the United States for giving effect to FATCA, Indian financial institutions such as the Bank are also being instructed to become fully FATCA compliant, based on the terms of its IGA and relevant rules.

Under current guidance it is not clear whether or to what extent payments on ADSs or equity shares will be considered “foreign passthru payments” subject to FATCA withholding or the extent to which withholding on “foreign passthru payments” will be required under the applicable IGA. Investors should consult their own tax advisers on how the FATCA rules may apply to payments they receive in respect of the ADSs or equity shares.

Should any withholding tax in respect of FATCA be deducted or withheld from any payments arising to any investor, neither the Bank nor any other person will pay additional amounts as a result of the deduction or withholding.

UNDERWRITING

Subject to the terms and conditions contained in the underwriting agreement between us and each of the underwriters named below, we have agreed to sell to each of the underwriters, and each of the underwriters severally has agreed to purchase from us, the aggregate number of ADSs set forth opposite its name below.

Underwriters	Number of ADSs
Merrill Lynch Pierce Fenner & Smith Incorporated	5,115,000
Credit Suisse Securities (USA) LLC	3,795,000
J.P. Morgan Securities LLC	3,795,000
Morgan Stanley & Co. International plc	3,795,000
Barclays Capital Inc.	1,375,000
Goldman, Sachs & Co.	1,375,000
Nomura Securities International, Inc.	1,375,000
UBS Securities LLC	1,375,000

Total	22,000,000

Merrill Lynch Pierce Fenner & Smith Incorporated, Credit Suisse Securities (USA) LLC, J.P. Morgan Securities LLC and Morgan Stanley & Co. International plc are the global coordinators and joint bookrunners, and Barclays Capital Inc., Goldman, Sachs & Co., Nomura Securities International, Inc. and UBS Securities LLC are the joint bookrunners, for the offering. The underwriting agreement provides that the obligations of the underwriters to purchase and pay for the ADSs offered by this prospectus supplement and the accompanying prospectus are subject to certain conditions precedent. The underwriters are committed to purchase all of the ADSs offered by this prospectus supplement and the accompanying prospectus if they purchase any such ADSs. The underwriting agreement provides that the obligations of the underwriters to pay for and accept delivery of the ADSs offered by this prospectus supplement and the accompanying prospectus are subject to certain conditions, including the absence of any material adverse change in our business and the receipt of certain certificates, opinions and letters from us, our counsel and the independent accountants. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may be increased or the offering may be terminated.

The underwriters will initially offer the ADSs to the public at the public offering price set forth on the cover page of this prospectus supplement, and to certain dealers at such price less a concession not in excess of U.S.$0.79 per ADS. After the initial public offering, if all of the ADSs are not sold at the initial offering price, the underwriters may change the public offering price and the other selling terms.

The public offering price for the ADSs has been determined by us in consultation with the global coordinators and joint bookrunners by reference to the market prices for our equity shares and ADSs and other relevant factors.

The following table shows the underwriting discounts and commissions that we are to pay to the underwriters in connection with the offering.

Per ADS	U.S.$	0.79
Total	U.S.$	17,380,000

Our ADSs are quoted on the NYSE under the symbol “HDB.” Our equity shares, including those underlying the ADSs, are listed on the NSE and the BSE.

We estimate that the expenses of the offering, not including the underwriting discount, will be U.S.$1,863,930.66.

These expenses consist of the following:

•	an SEC registration fee of U.S.$147,657.66,

•	NYSE listing fee of U.S.$82,500,

•	estimated printing and engraving expenses of U.S.$240,000,

•	estimated legal fees and expenses of U.S.$975,000,

•	estimated accountants’ fees and expenses of U.S.$298,773, and

•	estimated miscellaneous fees and expenses of U.S.$120,000.

The underwriters reserve the right to withdraw, cancel or modify the offering and to completely or partially reject any orders.

In order to facilitate the offering of ADSs, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the ADSs. In particular, the underwriters may over-allot, creating a situation where more ADSs are sold than are set forth on the cover page of this prospectus supplement, creating a short position. The underwriters can close out a short sale by purchasing the ADSs in the open market. In determining the source of ADSs, the underwriters will consider, among other things, the open market price of ADSs. The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased ADSs sold by or for the account of such underwriter in stabilizing or short covering transactions.

Any of these activities may have the effect of preventing or impeding a decline in the market price of our ADSs. They may also cause the price of our ADSs to be higher than the price that would otherwise exist in the open market in the absence of these transactions. The underwriters may conduct these transactions on the NYSE or in the over-the-counter market or otherwise. The underwriters are not required to engage in these activities and if the underwriters commence any of these transactions, they may discontinue them at any time.

Unless we have obtained the prior written consent of Merrill Lynch Pierce Fenner & Smith Incorporated, Credit Suisse Securities (USA) LLC, J.P. Morgan Securities LLC, Morgan Stanley & Co. International plc, Barclays Capital Inc., Goldman, Sachs & Co., Nomura Securities International, Inc. and UBS Securities LLC, we have agreed that we will not (and will not publicly announce any intention to), during the period commencing from the date of this prospectus supplement and ending 90 days after the date of this prospectus supplement, (1) directly or indirectly offer, pledge, issue, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, establish an open “put equivalent position” within the meaning of Rule 16a-1(h) under the Securities Exchange Act of 1934, as amended, or otherwise transfer or dispose of, directly or indirectly, any ADSs, ADRs, equity shares or any other securities convertible into or exercisable or exchangeable for ADSs, ADRs, equity shares or file any registration statement under the Securities Act with respect to the foregoing or (2) enter into any swap or other arrangement that transfers to another, in whole or in part, directly or indirectly, any of the economic consequences of ownership of the ADSs, ADRs, equity shares, or any other securities convertible into or exercisable or exchangeable for ADSs, ADRs or equity shares, whether any such transaction described in (1) or (2) above is to be settled by delivery of ADSs, ADRs, equity shares or such other securities, in cash or otherwise or (3) take any action to increase materially the number of ADRs or ADSs outstanding under the facility by a new offering of equity shares (other than the equity shares issued pursuant to this offering) or by assisting in a transfer of equity shares by any existing shareholder. The foregoing sentence shall not apply to (A) the sale of any ADSs, ADRs or equity shares to the underwriters in the current offering pursuant to the underwriting agreement or the sale of equity shares in the concurrent QIP, (B) the issuance, sale or grant by us of equity shares or options to purchase our equity shares, or equity shares upon exercise of options or warrants, pursuant to any stock option, stock bonus or other stock plan or arrangement described in this prospectus supplement or the accompanying prospectus, or the conversion of a security outstanding on the date of this prospectus supplement which is described in this prospectus supplement or the accompanying prospectus, or (C) transactions by any person other than us relating to our equity shares, ADSs, ADRs or other securities acquired in open market transactions after this offering.

In addition, HDFC Limited and its subsidiaries have agreed that without the prior written consent of Merrill Lynch Pierce Fenner & Smith Incorporated, Credit Suisse Securities (USA) LLC, J.P. Morgan Securities LLC, Morgan Stanley & Co. International plc, Barclays Capital Inc., Nomura Securities International Inc., Goldman, Sachs & Co. and UBS Securities LLC, they will not (and will not publicly announce any intention to), during the period commencing from the date of this prospectus supplement and ending 90 days after the date of this prospectus supplement, (1) directly or indirectly offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any ADSs, ADRs, equity shares or any other securities convertible into or exercisable or exchangeable for ADSs, ADRs or equity shares or file any registration statement under the Securities Act with respect to the foregoing or (2) enter into any swap or other arrangement that transfers to another, in whole or in part, directly or indirectly, any of the economic consequences of ownership of the ADSs, ADRs, equity shares, or any other securities convertible into or exercisable or exchangeable for ADSs, ADRs or equity shares, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of ADSs, ADRs, equity shares or such other securities, in cash or otherwise. The foregoing sentence shall not apply to (i) any sale, transfer or disposition which any such shareholder is required to make under any applicable Indian law, regulation or court order or (ii) transactions relating to ADSs, ADRs, equity shares or other securities acquired in open market transactions after the completion of this offering.

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financial and non-financial activities and services. Certain of the underwriters and their respective affiliates have provided, and may in the future provide, financial advisory, commercial and investment banking services and other services to the issuer and to persons and entities with relationships with the issuer, for which they received or will receive customary fees and expenses.

In the ordinary course of their various business activities, the underwriters and their respective affiliates may purchase, sell or hold a broad array of investments and actively trade securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments for their own account and for the accounts of their customers, and such investment and trading activities may involve or relate to assets, securities and/or instruments of the issuer and/or persons and entities with relationships with the issuer. The underwriters and their respective affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such assets, securities or instruments and may at any time hold, or recommend to clients that they should acquire, long and/or short positions in such assets, securities and instruments.

We have agreed with the underwriters to indemnify each other against certain liabilities, including liabilities arising under the Securities Act, or to contribute to payments that the other may be required to make in respect thereof.

The global coordinators and joint bookrunners may be contacted at the following addresses: Merrill Lynch Pierce Fenner & Smith Incorporated, One Bryant Park, New York, NY 10036; Credit Suisse Securities (USA)

LLC, Eleven Madison Avenue, New York, NY 10010; J.P. Morgan Securities LLC, 383 Madison Avenue, New York, NY 10179; Morgan Stanley & Co. International plc, 25 Cabot Square, Canary Wharf, London E14 4QA, United Kingdom. The joint bookrunners may be contacted at the following addresses: Barclays Capital Inc., 745 Seventh Ave., New York, NY 10019, United States; Goldman, Sachs & Co., 200 West Street, New York, NY 10282-2198, United States, Nomura Securities International, Inc., Worldwide Plaza, 309 West 49th Street, New York, NY 10019-7316, United States; and UBS Securities LLC, 1285 Avenue of the Americas, New York, NY 10019 United States.

DISTRIBUTION AND SOLICITATION RESTRICTIONS

The distribution of this prospectus supplement and the accompanying prospectus or any offering material and the offering, sale or delivery of the ADSs is restricted by law in certain jurisdictions. Therefore, persons who may come into possession of this prospectus supplement and the accompanying prospectus or any offering material are advised to consult with their own legal advisors as to what restrictions may be applicable to them and to observe such restrictions. This prospectus supplement and the accompanying prospectus may not be used for the purpose of an offer or invitation in any circumstances in which such offer or invitation is not authorized.

General

No action has been taken or will be taken that would permit a public offering of the ADSs to occur in any jurisdiction, or the possession, circulation or distribution of this prospectus supplement and the accompanying prospectus or any other material relating to the Bank or the ADSs in any jurisdiction where action for such purpose is required. Accordingly, the ADSs may not be offered or sold, directly or indirectly, and neither this prospectus supplement and the accompanying prospectus nor any offering materials or advertisements in connection with the ADSs may be distributed or published in or from any country or jurisdiction except under circumstances that will result in compliance with any applicable rules and regulations of any such country or jurisdiction.

Australia

This prospectus supplement and the accompanying prospectus are not a disclosure document under Chapter 6D or Part 7.9 of the Corporations Act 2001 of the Commonwealth of Australia (the Australian Corporations Act), have not been and will not be lodged with the Australian Securities and Investments Commission (the ASIC) as a disclosure document for the purposes of the Australian Corporations Act and do not purport to include the information required of a disclosure document under the Australian Corporations Act. ASIC has not reviewed this prospectus supplement and the accompanying prospectus or commented on the merits of investing in the ADSs, nor has any other Australian regulator.

No offer of the ADSs is being made in Australia, and the distribution or receipt of this prospectus supplement and the accompanying prospectus in Australia does not constitute an offer of securities capable of acceptance by any person in Australia, except in the limited circumstances described below relying on certain exemptions in the Corporations Act. Accordingly,

(i)	the offer of the ADSs in Australia under this prospectus supplement and the accompanying prospectus may only be made to those select persons who are able to demonstrate that they are “Wholesale Clients” for the purposes of Chapter 7 of the Australian Corporations Act and fall within one or more of the following categories: “Sophisticated Investors” that meet the criteria set out in Section 708(8) of the Australian Corporations Act, “Professional Investors” who meet the criteria set out in Section 708(11) and as defined in Section 9 of the Australian Corporations Act, experienced investors who receive the offer through an Australian financial services licensee where all of the criteria set out in section 708(10) of the Australian Corporations Act have been satisfied or senior managers of the Bank (or a related body, including a subsidiary), their spouse, parent, child, brother or sister, or a body corporate controlled by any of those persons, as referred to in section 708(12) of the Australian Corporations Act; and

(ii)	this prospectus supplement and the accompanying prospectus may only be made available in Australia to those persons who are able to demonstrate that they are within one of the categories of persons as set forth in clause (i) above.

The ADSs may not be directly or indirectly offered for subscription or purchased or sold, and no invitations to subscribe for or buy the ADSs may be issued, and no draft or definitive prospectus supplement and the accompanying prospectus, advertisement or other offering material relating to any of the ADSs may be distributed in Australia except where disclosure to investors is not required under Chapter 6D or Chapter 7 of the Australian Corporations Act or is otherwise in compliance with all applicable Australian laws and regulations. As any offer of the ADSs under this prospectus supplement and the accompanying prospectus will be made without disclosure in Australia under the Australian Corporations Act, the offer of those ADSs for resale in Australia within 12 months may, under sections 707 or 1012C of the Australian Corporations Act, require disclosure to investors under the Australian Corporations Act if none of the exemptions in the Australian Corporations Act apply to that resale. Accordingly, any person who acquires the ADSs pursuant to this prospectus supplement and the accompanying prospectus should not, within 12 months of acquisition of the ADSs, offer, transfer, assign or otherwise alienate those ADSs to investors in Australia except in circumstances where disclosure to investors is not required under the Australian Corporations Act or unless a complaint disclosure document is prepared and lodged with the Australian Securities and Investments Commission. Any person who accepts an offer of the ADSs under this prospectus supplement and the accompanying prospectus must represent that, if they are in Australia, they are such a person as set forth in clause (i) above and acknowledge the restrictions on the on-sale of the ADSs set out above.

The provisions that define the exempt categories of person as set forth in clause (i) above are complex, and, if you are in any doubt as to whether you fall within one of these categories, you should seek appropriate professional advice regarding those provisions. This prospectus supplement and the accompanying prospectus is intended to provide general information only and has been prepared without taking into account any particular person’s objectives, financial situation or needs. Investors should, before acting on this information, consider the appropriateness of this information having regard to their personal objectives, financial situation or needs. Investors should review and consider the contents of this prospectus supplement and the accompanying prospectus and obtain financial advice specific to their situation before making any decision to make an application for the ADSs.

Belgium

The ADSs may not be distributed in Belgium by way of an offer of securities to the public, as defined in Article 3 §1 of the Belgian Law of June 16, 2006 on public offerings of investment W-28 instruments and the admission of investment instruments to trading on regulated markets (the Prospectus Law), save in those circumstances set out in Article 3 §2 of the Prospectus Law.

This offering is exclusively conducted under applicable private placement exemptions and therefore it has not been and will not be notified to, and this prospectus supplement and the accompanying prospectus or any other offering material relating to the ADSs has not been and will not be approved by, the Belgian Banking, Finance and Insurance Commission (Commission bancaire, financière et des assurances/Commissie voor het Bank-, Financie- en Assurantiewezen).

Accordingly, this offering may not be advertised and each of the underwriters has represented, warranted and agreed that it has not offered, sold or resold, transferred or delivered, and will not offer, sell, resell, transfer or deliver, the ADSs, and that it has not distributed, and will not distribute, any memorandum, information circular, brochure or any similar documents, directly or indirectly, to any individual or legal entity in Belgium other than:

(i)	qualified investors, as defined in Article 10 of the Prospectus Law;

(ii)	investors required to invest a minimum of €50,000 (per investor and per transaction); and

(iii)	in any other circumstances set out in Article 3 §2 of the Prospectus Law.

This prospectus supplement and the accompanying prospectus have been issued only for the personal use of the above qualified investors and exclusively for the purpose of this offering. Accordingly, the information contained herein may not be used for any other purpose nor disclosed to any other person in Belgium.

Denmark

The ADSs have not been offered or sold and will not be offered, sold or delivered directly or indirectly in Denmark by way of a public offering, unless in compliance with the Danish Securities Trading Act, Consolidation Act No. 843 of September 7, 2005, as amended from time to time, and any orders issued thereunder.

Dubai International Financial Centre

This prospectus supplement and the accompanying prospectus relate to an exempt offer (an Exempt Offer) in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (the DFSA). This Private Placement Document is intended for distribution only to persons of a type specified in those rules. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement and the accompanying prospectus nor taken steps to verify the information set out in it, and has no responsibility for it. The ADSs to which this prospectus supplement and the accompanying prospectus relate may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the ADSs offered should conduct their own due diligence on the ADSs. If you do not understand the contents of this prospectus supplement and the accompanying prospectus, you should consult an authorized financial adviser. For the avoidance of doubt, the ADSs are not interests in a “fund” or a “collective investment scheme” within the meaning of either the Collective Investment Law (DIFC Law No. 2 of 2010) or the Collective Investment Rules Module of the Dubai Financial Services Authority Rulebook.

European Economic Area

This prospectus supplement and the accompanying prospectus have been prepared on the basis that this offering will be made pursuant to an exemption under the Prospectus Directive as implemented in member states of the European Economic Area (EEA) from the requirement to produce and publish a prospectus which is compliant with the Prospectus Directive, as so implemented, for offers of the ADSs. Accordingly, any person making or intending to make any offer within the EEA or any of its member states (each, a “Relevant Member State”) of the ADSs which are the subject of the placement referred to in this prospectus supplement and the accompanying prospectus must only do so in circumstances in which no obligation arises for the Bank or any of the underwriters to produce and publish a prospectus which is compliant with the Prospectus Directive, including Article 3 thereof, as so implemented for such offer. For EEA jurisdictions that have not implemented the Prospectus Directive, all offers of the ADSs must be in compliance with the laws of such jurisdictions. None of the Bank or the underwriters have authorized, nor do they authorize, the making of any offer of the ADSs through any financial intermediary, other than offers made by the underwriters, which constitute a final placement of the ADSs.

In relation to each Relevant Member State, each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the Relevant Implementation Date), it has not made and will not make an offer of the ADSs which are the subject of the offering contemplated by this prospectus supplement and the accompanying prospectus to the public in that Relevant Member State other than:

(i)	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(ii)	to fewer than 100 natural or legal persons or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive subject to obtaining the prior consent of the underwriters nominated by the Bank for any such offer; or

(iii)	in any other circumstances falling within Article 3(2) of the Prospectus Directive;

provided that no such offer of the ADSs shall result in a requirement for the publication by the Bank or the underwriters of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of notes to the public” in relation to any ADSs in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the ADSs to be offered so as to enable an investor to decide to purchase or subscribe for the ADSs, as such expression may be varied in the Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State. For the purposes of this provision, the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State; and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

Each subscriber for, or purchaser of, the ADSs in the offering located within a Relevant Member State will be deemed to have represented, acknowledged and agreed that it is a “qualified investor” within the meaning of Article 2(1)(e) of the Prospectus Directive. The Bank, each underwriter and their affiliates and others will rely upon the truth and accuracy of the foregoing representation, acknowledgment and agreement.

France

This prospectus supplement and the accompanying prospectus have not been prepared in the context of a public offering of financial securities in France within the meaning of Article L. 411-1 of the French Code monétaire et financier and Title I of Book II of the Règlement Général of the Autorité des Marchés Financiers (the AMF) and, therefore, have not been approved by, registered or filed with the AMF and do not require a prospectus to be submitted for approval to the AMF. Consequently, each of the underwriters has represented and agreed that it has not offered or sold and will not offer or sell, directly or indirectly, any ADSs to the public in France and it has not distributed or caused to be distributed and will not distribute or cause to be distributed to the public in France, this prospectus supplement and the accompanying prospectus or any other offering material relating to the ADSs and such offers, sales and distributions have been and will be made in France only to (a) persons providing investment services relating to portfolio management for the account of third parties (personnes fournissant le service d’investissement de gestion de portefeuille pour compte de tiers) and/or (b) to qualified investors (investisseurs qualifiés) acting on their own account, as defined in, and in accordance with, Articles L.411-2, D.411-1, D. 734-1, D. 744-1, D. 754-1 and D. 764-1 of the French Code monétaire et financier. No re-transfer, directly or indirectly, of the ADSs in France, other than in compliance with applicable laws and regulations and in particular those relating to a public offering (which are, in particular, embodied in articles L. 411-1, L. 411-2, L. 412-1 and L. 621-8 and seq. of the French Code monétaire et financier) shall be made.

Germany

This prospectus supplement and the accompanying prospectus have not been prepared in accordance with the requirements for a sales prospectus under the German Securities Prospectus Act (Wertpapierprospektgesetz), the German Sales Prospectus Act (Verkaufsprospektgesetz), or the German Investment Act (Investmentgesetz). Neither the German Federal Financial Services Supervisory Authority (Bundesanstalt für Finanzdienstleistungsaufsicht—BaFin) nor any other German authority has been notified of the intention to distribute the ADSs in Germany. The ADSs may therefore not be distributed in the Federal Republic of Germany by way of public offering, public advertising or in a similar manner. The ADSs are being offered and sold in Germany only to (i) qualified investors in the meaning of Section 3, paragraph 2 no. 1, in connection with Section 2, no. 6, of the German Securities Prospectus Act, or (ii) a limited number of individualized, unqualified investors that are being preselected and specifically addressed. This prospectus supplement and the accompanying prospectus are strictly for use of the person who has received them. This prospectus supplement and the accompanying prospectus may not be forwarded to other persons or published in Germany.

Hong Kong

The ADSs may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance

(Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), and no advertisement, invitation or document relating to the ADSs may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to ADSs which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

India

No prospectus may be distributed directly or indirectly in India to the residents of India and the underwriters may not offer or sell, directly or indirectly any ADSs in India to, or for the account or benefit, of any resident in India.

Ireland

The ADSs may be publicly offered and sold in Ireland only in accordance with the European Communities (Transferable Securities and Stock Exchange) Regulations 1992, if applicable, the Investment Intermediaries Act 1995, as amended, the Companies Acts 1963 to 2003 and all other applicable Irish laws and regulations. This prospectus supplement and the accompanying prospectus do not constitute an offer to the public in Ireland by virtue of the fact that it shall only be made to persons in Ireland whose ordinary business is to buy or sell shares or debentures (whether as principal or agent) and, accordingly, have not been registered with the Registrar for Companies in Ireland. By accepting delivery of this prospectus supplement and the accompanying prospectus, the addressee in Ireland warrants that it is a person whose ordinary business, whether as principal or agent, is to buy and sell shares and debentures. This prospectus supplement and the accompanying prospectus do not and shall not be deemed to constitute an invitation to individuals (i.e., natural persons) in Ireland to purchase ADSs. There will be no offering to the public in Ireland of the ADSs and this prospectus supplement and the accompanying prospectus does not constitute a prospectus within the meaning of the Irish Companies Acts 1963 to 2003.

Italy

The offering of the ADSs has not been registered with the Commissione Nazionale per le Società e la Borsa (CONSOB) pursuant to Italian securities legislation and, accordingly, each underwriter has represented and agreed that it has not offered, sold or distributed, and will not offer, sell or distribute any ADSs or any copy of this prospectus supplement and the accompanying prospectus or any other offer document in the Republic of Italy (Italy) except:

(i)	to qualified investors (investitori qualificati), pursuant to Article 100 of Legislative Decree no. 58 of February 24, 1998 (the “Consolidated Financial Services Act” and Article 34-ter, paragraph 1, letter (b) of CONSOB regulation No. 11971 of May 14, 1999 (the “CONSOB Regulation”), all as amended; or

(ii)	in any other circumstances where an express exemption from compliance with the restrictions on offers to the public applies, as provided under Article 100 of the Consolidated Financial Services Act and Article 34-ter of the CONSOB Regulation;

(iii)	moreover, and subject to the foregoing, any offer, sale or delivery of the ADSs or distribution of copies of this prospectus supplement and the accompanying prospectus or any other document relating to the ADSs in Italy under (i) or (ii) above must be:

(a)	made by an investment firm, bank or financial intermediary permitted to conduct such activities in Italy in accordance with the Consolidated Financial Services Act, Legislative Decree No. 385 of September 1, 1993 (the “Banking Act”), CONSOB Regulation No. 16190 of October 29, 2007, all as amended;

(b)	in compliance with Article 129 of the Banking Act and the implementing guidelines, pursuant to which the Bank of Italy may request information on the offering or issue of securities in Italy; and

(c)	in compliance with any securities, tax, exchange control and any other applicable laws and regulations, including any limitation or requirement which may be imposed from time to time, inter alia, by CONSOB or the Bank of Italy.

Any investor purchasing the ADSs in the offering is solely responsible for ensuring that any offer or resale of the ADSs it purchased in the offering occurs in compliance with applicable laws and regulations. This prospectus supplement and the accompanying prospectus and the information contained herein are intended only for the use of its recipient and are not to be distributed to any third-party resident or located in Italy for any reason. No person resident or located in Italy other than the original recipients of this document may rely on it or its contents.

Japan

The ADSs have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended; the FIEL) and each underwriter has represented and agreed that it will not offer or sell any ADSs, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to, or for the benefit of, a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the FIEL and any other applicable laws, regulations and ministerial guidelines of Japan.

Kuwait

This offering has not been approved by the Kuwait Central Bank or the Kuwait Ministry of Commerce and Industry, nor has the Bank received authorization or licensing from the Kuwait Central Bank or the Kuwait Ministry of Commerce and Industry to market or sell the ADSs within Kuwait. Therefore, no services relating to the offering, including the receipt of applications and/or the allotment of ADSs, may be rendered within Kuwait by the Bank or persons representing the Bank.

Luxembourg

The ADSs offered in this prospectus supplement and the accompanying prospectus may not be offered, sold or delivered to the public within the Grand Duchy of Luxembourg. This document is only intended for institutional investors. It is personal to each offeree and does not constitute an offer to any other person or to the public generally in Luxembourg to subscribe for or otherwise acquire the ADSs. Distribution of this prospectus supplement and the accompanying prospectus to any person other than the offeree and those persons, if any, retained to advise such offeree with respect thereto is unauthorized and any disclosure of any of its contents, without prior written consent of the Bank, is prohibited.

Malaysia

No prospectus or other offering material or document in connection with the offer and sale of the ADSs has been or will be registered with the Securities Commission of Malaysia pursuant to the Securities Commission Act, 1993 as the offer for purchase of, or invitation to purchase the ADSs is meant to qualify as an “excluded offer or excluded invitation” within the meaning of Section 38 of the Securities Commission Act, 1993. Each underwriter has severally represented, warranted or agreed that the ADSs will not be offered, sold, transferred or otherwise disposed, directly or indirectly, nor any document or other material in connection therewith distributed, in Malaysia, other than to persons falling within any one of the categories or person specified in Schedule 2 and/or Schedule 3 of the Securities Commission Act, 1993 who are also persons to whom any offer or invitation to purchase or sell would be an excluded offer or invitation within the meaning of Section 38 of the Securities Commission Act, 1993.

Norway

This prospectus supplement and the accompanying prospectus has not been approved by or registered with any Norwegian securities regulators pursuant to the Norwegian Securities Trading Act 1997. Accordingly, neither this prospectus supplement and the accompanying prospectus nor any other offering material relating to the ADSs constitutes, or shall be deemed to constitute, an offer to the public in Norway within the meaning of the Norwegian Securities Trading Act 1997 and is only made to qualified professional investors pursuant to the Norwegian Regulation of December 9, 2005 regarding exemption from the obligation to publish a prospectus or otherwise only in circumstances where an exemption from the obligation to publish a prospectus under the Norwegian Securities Trading Act 1997 is available.

Qatar

This prospectus supplement and the accompanying prospectus does not, and is not intended to, constitute an invitation or an offer of securities in the State of Qatar (including the Qatar Financial Centre) and accordingly should not be construed as such. The ADSs have not been, and shall not be, offered, sold or delivered at any time, directly or indirectly, in the State of Qatar. Any offering of the ADSs shall not constitute a public offer of securities in the State of Qatar. By receiving this document, the person or entity to whom it has been provided to understands, acknowledges and agrees that: (a) neither this prospectus supplement and the accompanying prospectus nor the ADSs have been registered, considered, authorized or approved by the Qatar Central Bank, the Qatar Financial Markets Authority, the Qatar Financial Centre Regulatory Authority or any other authority or agency in the State of Qatar; (b) neither the Bank nor persons representing the Bank are authorized or licensed by the Qatar Central Bank, the Qatar Financial Markets Authority, the Qatar Financial Centre Regulatory Authority, or any other authority or agency in the State of Qatar, to market or sell the ADSs within the State of Qatar; (c) this prospectus supplement and the accompanying prospectus may not be provided to any person other than the original recipient and is not for general circulation in the State of Qatar; and (d) no agreement relating to the sale of the ADSs shall be consummated within the State of Qatar.

No marketing of the ADSs has been or will be made from within the State of Qatar and no subscription to the ADSs may or will be consummated within the State of Qatar. Any applications to invest in the ADSs shall be received from outside of Qatar. This document shall not form the basis of, or be relied on in connection with, any contract in Qatar. Neither the Bank nor persons representing the Bank are, by distributing this document, advising individuals resident in the State of Qatar as to the appropriateness of investing in or purchasing or selling securities or other financial products. Nothing contained in this document is intended to constitute investment, legal, tax, accounting or other professional advice in, or in respect of, the State of Qatar.

Saudi Arabia

Any investor in the Kingdom of Saudi Arabia or who is a Saudi person (a Saudi Investor) who acquires ADSs pursuant to the offering should note that the offer of ADSs is an offer to “Sophisticated Investors” (as defined in Article 11 of the “Offer of Securities Regulations” as issued by the Board of the Capital Market Authority resolution number 2-11-2004 dated October 4, 2004 and amended by the Board of the Capital Market Authority resolution number 1-28-2008 dated August 18, 2008 (the KSA Regulations)) for the purposes of Article 9 of the KSA Regulations. Each underwriter has represented, warranted and agreed that the offer of the ADSs will only be directed at Sophisticated Investors.

The offer of ADSs shall not therefore constitute a “public offer” pursuant to the KSA Regulations, but is subject to the restrictions on secondary market activity under Article 17 of the KSA Regulations. Any Saudi Investor who has acquired ADSs as a Sophisticated Investor may not offer or sell those ADSs to any person unless the offer or sale is made through an authorized person appropriately licensed by the Saudi Arabian Capital Market Authority and (a) the ADSs are offered or sold to a Sophisticated Investor; (b) the price to be paid for the ADSs in any one transaction is equal to or exceeds Saudi Arabian Riyal 1 million or an equivalent amount; or (c) the offer or sale is otherwise in compliance with Article 17 of the KSA Regulations.

Singapore

This prospectus supplement and the accompanying prospectus have not been and will not be registered as a prospectus with the Monetary Authority of Singapore and the ADSs are offered pursuant to exemptions under Section 274 and Section 275 of the Securities and Futures Act, Chapter 289 of Singapore (Securities and Futures Act). Accordingly, this prospectus supplement and the accompanying prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the ADSs may not be circulated or distributed, nor will the ADSs be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the Securities and Futures Act or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the Securities and Futures Act.

Where the ADSs are subscribed or purchased under Section 275 of the Securities and Futures Act by a relevant person which is:

(i)	a corporation (which is not an accredited investor (as defined in Section 4A of the Securities and Futures Act)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(ii)	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments,

and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for six months after that corporation or that trust has acquired the ADSs under Section 275 of the Securities and Futures Act except:

•	to an institutional investor under Section 274 of the Securities and Futures Act or to a relevant person, or any person pursuant to Section 275(1) or Section 275(1A) of the Securities and Futures Act, respectively, and

•	where no consideration is given for the transfer; or

•	by operation of law.

Spain

The prospectus supplement and the accompanying prospectus have not been registered with the Spanish Securities Market National Commission (Comision Nacional del Mercado de Valores). The ADSs may not be listed, offered or sold in Spain except in accordance with the requirements of the Spanish Security Market Act (Ley 24/1988, de 28 de julio, del Mercado de Valores), as amended, and as supplemented by Royal Decree 1310/2005 (Real Decreto Ley 24/1988, de 28 de Julio, del Mercado de Valores, en materia de admission a negociación de valores en mercados secundarios oficilaes, de ofertas públicas or subscripción y del folleto exigible a tales efectos), (the “Royal Decree 1310/2005”), and any other applicable provisions. The ADSs may not be listed, sold, offered or distributed to persons in Spain except in compliance with the above-mentioned provisions and, particularly, pursuant to Sections 26 to 38 to 41 of Royal Decree 1320/2005, as amended.

Switzerland

The ADSs may be offered in Switzerland on the basis of a private placement, not as a public offering. The ADSs will neither be listed on the SIX Swiss Exchange nor are they subject to Swiss law. This prospectus supplement and the accompanying prospectus do not constitute a prospectus within the meaning of Art. 1156 of the Swiss Federal Code of Obligations or Arts. 32 et seq. of the Listing Rules of the SIX Swiss Exchange, and does not comply with the Directive for ADSs of Foreign Borrowers of the Swiss Bankers Association. We will not apply for a listing of the ADSs on any Swiss stock exchange or other Swiss regulated market and this prospectus supplement and the accompanying prospectus may not comply with the information required under the relevant listing rules. The ADSs have not and will not be registered with the Swiss Federal Banking Commission or any other Swiss authority for any purpose, whatsoever.

The Netherlands

The ADSs are not and may not be offered in the Netherlands other than to persons or entities who or which are qualified investors as defined in Section 1:1 Dutch Financial Supervision Act (Wet op het financieel toezicht) (which incorporates the term “qualified investors” as used in the Prospectus Directive).

United Arab Emirates (excluding Dubai International Financial Centre)

The ADSs have not been, and are not being publicly offered, sold, promoted or advertised in the United Arab Emirates (U.A.E.) other than in compliance with the laws of the U.A.E. Prospective investors in the Dubai International Financial Centre should have regard to the specific notice to prospective investors in the Dubai International Financial Centre set out above. The information contained in this prospectus supplement and the accompanying prospectus does not constitute a public offer of securities in the U.A.E. in accordance with the Commercial Companies Law (Federal Law No. 8 of 1984 of the U.A.E., as amended) or otherwise and is not intended to be a public offer. The Bank and the ADSs have not been approved or licensed by or registered with the Central Bank of the United Arab Emirates, the Emirates Securities and Commodities Authority or any other relevant licensing authorities or governmental agencies in the U.A.E. This prospectus supplement and the accompanying prospectus have not been approved by or filed with the Central Bank of the United Arab Emirates, the Emirates Securities and Commodities Authority or the Dubai Financial Services Authority. This prospectus supplement and the accompanying prospectus are being issued to a limited number of selected institutional and sophisticated investors, are not for general circulation in the U.A.E. and may not be provided to any person other than the original recipient or reproduced or used for any other purpose. If you do not understand the contents of this prospectus supplement and the accompanying prospectus, you should consult an authorized financial adviser. This prospectus supplement and the accompanying prospectus are provided for the benefit of the recipient only, and should not be delivered to, or relied on by, any other person.

United Kingdom

Each underwriter has represented and agreed that:

(i)	it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (FSMA)) received by it in connection with the issue or sale of the ADSs in circumstances in which Section 21(1) of the FSMA does not apply to the offering; and

(ii)	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the ADSs in, from or otherwise involving the United Kingdom.

No person may communicate or cause to be communicated any invitation or inducement to engage in any investment activity (within the meaning of section 21 of FSMA) received by it in connection with this offering or sale of the ADSs other than in circumstances in which section 21(1) of FSMA does not apply to the Bank.

LEGAL MATTERS

The validity of the ADSs offered pursuant to this prospectus and the validity of the equity shares represented by the ADSs offered hereby will be passed upon by Amarchand & Mangaldas & Suresh A. Shroff & Co., Mumbai, India, our Indian counsel. U.S. securities matters in connection with any offering made pursuant to this prospectus will be passed upon by Cravath, Swaine & Moore LLP, our U.S. counsel and for the underwriters by Davis Polk & Wardwell London LLP, counsel to the underwriters. Certain Indian legal matters relating to this offering will be passed upon by AZB & Partners, Mumbai, India, Indian counsel to the underwriters.

PROSPECTUS

HDFC Bank Limited

American Depositary Shares

Representing

Equity Shares

From time to time, we may sell American Depositary Shares, or ADSs, representing our equity shares in amounts, at prices and on terms described in one or more supplements to this prospectus. Each ADS offered represents three equity shares.

This prospectus provides a general description of our ADSs. The specific terms of any offering of ADSs will be set forth in a supplement to this prospectus. The prospectus supplement may also add to, update or change the information contained in this prospectus. You should read this prospectus and any supplement carefully before you invest.

We may offer and sell ADSs representing our equity shares to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis. The prospectus supplement for an offering will provide the specific terms of the plan of distribution.

Our ADSs are listed on the New York Stock Exchange under the symbol “HDB.” The last reported sale price of our ADSs on February 3, 2015 was $56.57 per ADS.

Investing in our ADSs involves risk. See the “Risk Factors” section contained in the applicable prospectus supplement and in the documents we incorporate by reference to this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is February 4, 2015

You should rely only on the information contained in this prospectus and any accompanying prospectus supplement. We have not authorized anyone to provide you with additional or different information. This prospectus is not making an offer of these securities in any jurisdiction or state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the cover of this prospectus.

i

ABOUT THIS PROSPECTUS

This document is called a prospectus and is part of a registration statement that we have filed with the U.S. Securities and Exchange Commission, or SEC, using a “shelf” registration process. This prospectus provides you with a general description of the ADSs representing our equity shares that we may offer. Each time we offer ADSs representing our equity shares, we will provide a supplement to this prospectus. The accompanying prospectus supplement will describe the specific terms of that offering, and may also include a discussion of any special considerations applicable to our ADSs. The accompanying prospectus supplement may also add, update or change the information contained in this prospectus. If there is any inconsistency between the information in this prospectus and the accompanying prospectus supplement, you should rely on the information in the accompanying prospectus supplement. Please read carefully this prospectus and the accompanying prospectus supplement. In addition to the information contained in the documents, we refer you to the information contained under the headings “Available Information” and “Incorporation of Certain Information by Reference.” The registration statement containing this prospectus, including the exhibits to the registration statement, provides additional information about us and the ADSs offered under this prospectus. The registration statement, including the exhibits, can be read on the SEC website or at the SEC’s offices, each of which is listed under the heading “Available Information.”

All references in this prospectus and the accompanying prospectus supplement to “we,” “us,” “our,” “HDFC Bank” or “the Bank” shall mean HDFC Bank Limited.

AVAILABLE INFORMATION

We will furnish to holders of our ADSs, through the Depositary, English language versions of any reports, notices and other communications that we generally transmit to holders of our equity shares.

We have filed with the SEC a registration statement on Form F-3 and a registration statement on Form F-6 under the U.S. Securities Act with respect to the offered ADSs. This prospectus, which is a part of the registration statement on Form F-3, does not contain all of the information set forth in these registration statements. Statements made in this prospectus as to the contents of any contract, agreement or other document, are not necessarily complete. Where we have filed a contract, agreement or other document as an exhibit to these registration statements, we refer to the exhibit for a more complete description of the matter involved, and each of our statements in this prospectus with respect to that contract, agreement or document is qualified in its entirety by such reference.

We file reports, including annual reports on Form 20-F, and other information with the SEC pursuant to the rules and regulations of the SEC that apply to foreign private issuers. You may read and copy any materials filed with the SEC at the Public Reference Room at 100 F Street, N.E., Washington, D.C. 20459. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available to the public over the Internet at the SEC’s website at www.sec.gov. You can also obtain information about us at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to incorporate by reference the information we furnish to or file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and some later information that we file with the SEC will automatically be deemed to update and supersede this information. We incorporate by reference the following documents that have been furnished or filed with the SEC:

•	the Registration Statement on Form 8-A we filed with the SEC on July 16, 2001;

•	the Annual Report on Form 20-F we filed with the SEC on July 31, 2014 for the fiscal year ended March 31, 2014, which we refer to as our “2014 Form 20-F”; and

•	the Form 6-K we filed with the SEC on January 28, 2015.

We also incorporate by reference into this prospectus any future filings on Form 20-F made with the SEC pursuant to the Exchange Act of 1934, as amended (the Exchange Act), after the date of this prospectus and prior to the consummation of the offering of the ADSs, and to the extent designated therein, future reports on Form 6-K furnished to the SEC.

Any statement contained in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed or furnished document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this prospectus.

You should assume that the information appearing in this prospectus and any accompanying prospectus supplement, as well as the information we previously filed with the Commission and incorporated by reference, is accurate as of the dates on the front cover of those documents only. Our business, financial condition and results of operations and prospects may have changed since those dates.

We will provide without charge to each person, including any beneficial owner of our common shares or of ADSs, to whom a copy of this prospectus is delivered, upon the written or oral request of any such person, a copy of any or all of the documents referred to above which have been or may be incorporated herein by reference, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference in such documents). Requests should be directed to Sanjay Dongre, 2nd floor, Process House, Kamala Mills Compound, Senapati Bapat Marg, Lower Parel, Mumbai 400 013, India (Telephone: 91-22-2490-2934 or 91-22-2498-8484, Ext. 3473).

FORWARD-LOOKING STATEMENTS

We have included statements in this prospectus which contain words or phrases such as “will,” “aim,” “will likely result,” “believe,” “expect,” “will continue,” “anticipate,” “estimate,” “intend,” “plan,” “contemplate,” “seek to,” “future,” “objective,” “goal,” “project,” “should,” “will pursue” and similar expressions or variations of these expressions, that are “forward-looking statements.” Actual results may differ materially from those suggested by the forward-looking statements due to certain risks or uncertainties associated with our expectations with respect to, but not limited to, our ability to implement our strategy successfully, the market acceptance of and demand for various banking services, future levels of our non-performing loans, our growth and expansion, the adequacy of our allowance for credit and investment losses, technological changes, volatility in investment income, our ability to market new products, cash flow projections, the outcome of any legal, tax or regulatory proceedings in India and in other jurisdictions we are or become a party to, the future impact of new accounting standards, our ability to pay dividends, the impact of changes in banking regulations and other regulatory changes on us in India and other jurisdictions, our ability to roll over our short-term funding sources and our exposure to market and operational risks. By their nature, certain of the market risk disclosures are only estimates and could be materially different from what may actually occur in the future. As a result, actual future gains, losses or impact on net income could materially differ from those that have been estimated.

In addition, other factors that could cause actual results to differ materially from those estimated by the forward-looking statements contained in this document include, but are not limited to: general economic and political conditions, instability or uncertainty in India and the other countries which have an impact on our business activities or investments caused by any factor, including terrorist attacks in India, the United States or elsewhere, anti-terrorist or other attacks by the United States, a United States-led coalition or any other country, tensions between India and Pakistan related to the Kashmir region or between India and China, military armament or social unrest in any part of India; the monetary and interest rate policies of the government of India, natural calamities, inflation, deflation, unanticipated turbulence in interest rates, foreign exchange rates, equity prices or other rates or prices; the performance of the financial markets in India and globally, changes in Indian and foreign laws and regulations, including tax, accounting and banking regulations, changes in competition and the pricing environment in India, and regional or general changes in asset valuations. For further discussion on the factors that could cause actual results to differ, see “Risk Factors.”

THE BANK

This summary highlights certain information about us. Because it is a summary, it may not contain all of the information that you should consider before deciding whether or not you should purchase our ADSs. You should carefully read this prospectus, any accompanying prospectus supplement, if any, and the documents incorporated herein and therein by reference for a more complete understanding of our business. You should pay special attention to the sections entitled “Risk Factors” on page 11 of this prospectus, and “Risk Factors” beginning on page 23 of our 2014 Form 20-F, our consolidated audited financial statements and the notes thereto in our 2014 Form 20-F and incorporated herein by reference, and our unaudited interim condensed consolidated financial statements as of and for the six months ended September 30, 2014 and the notes thereto (the “Half Year 2015 Financial Statements”) incorporated herein by reference.

Overview

We are a new generation private sector bank in India. Our goal is to be the preferred provider of financial services to upper and middle income individuals and corporations in India across metro, urban, semi-urban and rural markets. Our strategy is to provide a comprehensive range of financial products and services to our customers through multiple distribution channels, with what we believe is high quality service, advanced technology platforms and superior execution. We have three principal business activities: retail banking, wholesale banking and treasury operations.

We have grown rapidly since commencing operations in January 1995. As of September 30, 2014, we had 3,600 branches, 11,515 ATMs in 2,272 cities and towns and 30.6 million customers. On account of the expansion in our geographical reach and the resultant increase in market penetration, our assets have grown from Rs. 3,571.2 billion as of March 31, 2012 to Rs. 5,125.4 billion as of March 31, 2014. Our assets as of September 30, 2014 were Rs. 5,320.2 billion. Our net income has increased from Rs. 49.8 billion for fiscal 2012 to Rs. 79.3 billion for fiscal 2014. Our net income for the first six months of fiscal 2015 was Rs. 43.0 billion.

We have three principal business activities: retail banking, wholesale banking and treasury operations:

Retail Banking. We consider ourselves a one-stop shop for the financial needs of upper and middle income individuals. We provide a comprehensive range of financial products including deposit products, loans, credit cards, debit cards, third-party mutual funds and insurance products, investment advice, bill payment services and other services. Our retail banking loan products include loans to small and medium enterprises for commercial vehicles, construction equipment and other business purposes, which together account for more than a third of our total retail banking loans. We group these loans as part of our retail banking business considering, among other things, the customer profile, the nature of the product, the differing risks and returns, our organization structure and our internal business reporting mechanism. Such grouping ensures optimum utilization and deployment of specialized resources in our retail banking business. We also have specific products designed for lower income individuals through our Sustainable Livelihood Initiative (SLI). Through this initiative, we reach out to the un-banked and under-banked segments of the Indian population.

We actively market our services through our branches and alternate sales channels, as well as through our relationships with automobile dealers and corporate clients. We seek to establish a relationship with a retail customer and then expand it by offering more products. As part of our growth strategy we continue to expand our distribution channels so as to make it easier for the customer to do business with us. We believe this strategy, together with the general growth of the Indian economy and the Indian upper and middle classes, affords us significant opportunities for growth.

As of September 30, 2014, we had 3,600 branches and 11,515 ATMs in 2,272 cities and towns. We also provide telephone banking, internet and mobile banking to our customers. We plan to continue to expand our branch and ATM network as well as our other distribution channels, subject to regulatory guidelines/approvals.

Wholesale Banking. We provide our corporate and institutional clients a wide array of commercial banking products and transactional services.

Our principal commercial banking products include a range of financing products, documentary credits (primarily letters of credit) and bank guarantees, foreign exchange and derivative products, investment banking services and corporate deposit products. Our financing products include loans, overdrafts, bill discounting and credit substitutes, such as commercial papers, debentures, preference shares and other funded products. Our foreign exchange and derivatives products assist corporations in managing their currency and interest rate exposures.

For our commercial banking products, our customers include companies that are part of private sector business houses, public sector enterprises and multinational corporations, as well as small and mid-sized businesses. Our customers also include suppliers and distributors of corporations to whom we provide credit facilities and with whom we thereby establish relationships as part of a supply chain initiative for both our commercial banking products and transactional services. We aim to provide our corporate customers with high quality customized service. We have relationship managers who focus on particular clients and who work with teams that specialize in providing specific products and services, such as cash management and treasury advisory services.

Loans to small and medium enterprises, which are generally in the nature of loans for commercial vehicles, construction equipment and business purposes, are included as part of our retail banking business. We group these loans as part of our retail banking business considering, among other things, the customer profile, the nature of the product, the differing risks and returns, our organization structure and our internal business reporting mechanism. Such grouping ensures optimum utilization and deployment of specialized resources in our retail banking business.

Our principal transactional services include cash management services, capital markets transactional services and correspondent banking services. We provide physical and electronic payment and collection mechanisms to a range of corporations, financial institutions and government entities. Our capital markets transactional services include custodial services for mutual funds and clearing bank services for the major Indian stock exchanges and commodity exchanges. In addition, we provide correspondent banking services, including cash management services and funds transfers, to foreign banks and co-operative banks.

Treasury Operations. Our treasury group manages our balance sheet, including our maintenance of reserve requirements and the management of market and liquidity risk. Our treasury group also provides advice and execution services to our corporate and institutional customers with respect to their foreign exchange and derivatives transactions. In addition, our treasury group seeks to optimize profits from our proprietary trading, which is principally concentrated on Indian government securities.

Our client-based activities consist primarily of advising corporate and institutional customers and transacting spot and forward foreign exchange contracts and derivatives. Our primary customers are multinational corporations, large and medium sized domestic corporations, financial institutions, banks and public sector undertakings. We also advise and enter into foreign exchange contracts with some small companies and non-resident Indians.

Our Competitive Strengths

We attribute our growth and continuing success to the following competitive strengths:

We have a strong brand and extensive reach through a large distribution network

We believe our HDFC Bank brand is one of the strongest brands in the Indian banking industry and was, in August 2014, acknowledged as the most valuable brand in India in the inaugural edition of the BrandZ Top 50

Most Valuable Indian Brands study. The study was conducted by WPP research agency Millward Brown, which specializes in brand equity research and brand valuation. We have capitalized on our strong brand by establishing an extensive branch network throughout India serving a broad range of customers in urban, semi-urban and rural regions. As of September 30, 2014, we had 3,600 branches and 11,515 ATMs in 2,272 cities and towns and 30.6 million customers as compared to 2,544 branches and 8,913 ATMs in 1,399 cities and towns and 25.9 million customers as of March 31, 2012. Our branch network is further complemented by our digital strategy, including online and mobile banking solutions, to provide our customers with access to on-demand banking services, which we believe allows us to develop strong and loyal relationships with our customers.

We provide a wide range of products and high quality service to our clients in order to meet their banking needs

Whether in retail banking, wholesale banking or treasury operations, we consider ourselves a ‘one-stop shop’ for our customers’ banking needs. This includes the services that we can provide to our customers, both directly and indirectly through back-office operational execution, and the range of products we offer. We consider our high quality service to be a vital component of our business and believe in pursuing excellence in execution through multiple internal initiatives focused on continuous executional improvements. This pursuit of high quality service and operational execution directly supports our ability to offer a wide range of banking products. Our retail banking products range from retail loans to deposit products and other products and services, such as private banking, depositary accounts, foreign exchange services, distribution of third party products (such as insurance and mutual funds), bill payments and sales of gold and silver bullion. In addition, we offer our customers brokerage accounts through our subsidiary HDFC Securities Limited (HSL). On the wholesale banking side we offer customers working capital loans, term loans, bill collections, letters of credit and guarantees and foreign exchange and derivative products. We also offer a range of deposit and transaction banking services such as cash management, custodial and clearing bank services and correspondent banking. We collect taxes for the government and are bankers to companies in respect of issuances of equity shares and bonds to the public. We are able to provide this wide-range of products across our branch network, meaning we can provide our targeted rural customers banking products and services similar to those provided to our urban customers, which we believe provides us a competitive advantage. Our wide range of products and focus on superior service and execution also creates multiple cross-selling opportunities for us and, we believe, improves our customer retention rates.

We have achieved robust and consistent financial performance while preserving asset quality during our growth

On account of our superior operational execution, broad range of products, expansion in our geographical reach and the resultant increase in market penetration through our extensive branch network, our assets have grown from Rs. 3,571.2 billion as of March 31, 2012 to Rs. 5,125.4 billion as of March 31, 2014 (Rs. 5,320.2 billion as of September 30, 2014). Our net income has increased from Rs. 49.8 billion for fiscal 2012 to Rs. 79.3 billion for fiscal 2014 (Rs. 43.0 billion for the six months ended September 30, 2014). In addition to the significant growth in our assets and net revenue, we have remained focused on maintaining a high level of asset quality. Our gross non-performing customer assets as a percentage of total customer assets was 1.2% as of March 31, 2014 (1.0% as of September 30, 2014) and our net non-performing customer assets was 0.6% of net customer assets (0.3% as of September 30, 2014). Our net interest margin was 4.6% in fiscal 2012 and 4.7% in fiscal 2014 (4.9% for the six months ended September 30, 2014), net income as a percentage of average total shareholders’ equity was 13.3% in fiscal 2012 and 15.6% in fiscal 2014 (15.5% for the six months ended September 30, 2014) and net income as a percentage of average total assets was 1.6% in fiscal 2012 and 1.8% in fiscal 2014 (1.7% for the six months ended September 30, 2014). Our current and savings account deposits as a percentage of our total deposits were 43.1% as of September 30, 2014.

We have an advanced technology platform

We continue to make substantial investments in our advanced technology platform and systems and expand our electronically linked branch network. Our direct banking platforms are stable and robust, enabling new ways to connect with our customers to cross-sell our various products and improve customer retention and supporting ever-increasing transaction volumes as customers adopt newer self-service technologies.

We successfully completed an upgrade of our retail core banking system to the latest technology platform during fiscal 2014, which enables us to provide additional features to our customers and respond faster to business and market needs. We have also developed robust data analytics capabilities that allow us to market and cross-sell our products to customers through both traditional relationship management and interactive, on-demand methods depending on how particular customers choose to interact with us. We have also implemented state-of-the-art engineered systems technology for some of the important backend operational systems, including recently doubling the capacity of our operational customer relationship management system.

We have an experienced management team

Many of the members of our management team have had a long tenure with us, which gives us a deep bench of experienced managers. They have substantial experience in banking or other industries and share our common vision of excellence in execution. Having a management team with such breadth and depth of experience is well suited to leverage the competitive strengths we have already developed across our large, diverse and growing branch network as well as allowing our management team to focus on creating new opportunities for our business.

Our Business Strategy

Our business strategy emphasizes the following elements:

Increase our market share of India’s expanding banking and financial services industry

In addition to benefiting from the overall growth in India’s economy and financial services industry, we believe we can increase our market share by continuing to focus on our competitive strengths, including our strong HDFC Bank brand and our extensive branch and ATM networks, to increase our market penetration.

Increase our geographical reach

As of September 30, 2014, we had 3,600 branches, 11,515 ATMs in 2,272 cities and towns, which represents an increase of 1,056 branches, 2,602 ATMs and our presence in 873 cities and towns since March 31, 2012. We believe we can continue expanding our branch footprint, particularly by focusing on rural and semi-urban areas. We believe these areas represent a significant opportunity for our continued growth as we expand banking services to those areas which have traditionally been underserved and which, by entering such markets, will enable us to establish new customer bases. We also believe that delivering banking services which are integrated with our existing business and product groups helps us to provide viable opportunities to the sections of the rural and semi-urban customer base that is consistent with our targeted customer profile throughout India.

Cross-sell our broad financial product portfolio across our customer base

We are able to offer our complete suite of financial products across our branch network, including in our rural locations. By matching our broad customer base with our ability to offer our complete suite of products to both rural and urban customers across the retail banking, wholesale banking and treasury product lines, we believe that we can continue to generate organic growth by cross-selling different products by proactively offering our customers complementary products as their relationships with us develop and their financial needs grow and evolve.

Continue our investments in technology to support our digital strategy

We believe the increased availability of internet access and broadband connectivity across India requires a comprehensive digital strategy to proactively develop new methods of reaching our customers. As a result, we are continuously investing in technology as a means of improving our customers’ banking experience, offering them a range of products tailored to their financial needs and making it easier for them to interact with their banking accounts with us. While we currently provide a range of options for customers to access their accounts, including net banking, telephone banking, and banking applications on mobile devices, we believe additional investments in our technology infrastructure to further develop our digital strategy will allow us to cross-sell a wider range of products on our digital platform in response to our customers’ needs and thereby expand our relationship with our customers across a range of customer segments. We believe a comprehensive digital strategy will provide benefits in developing long-term customer relationships by allowing customers to interact with us and access their accounts wherever and whenever they desire.

Maintain strong asset quality through disciplined credit risk management

We have maintained high quality loan and investment portfolios through careful targeting of our customer base, and by putting in place what we believe are comprehensive risk assessment processes and diligent risk monitoring and remediation procedures. Our gross non-performing customer assets as a percentage of total customer assets was 1.0% as of September 30, 2014 and our net non-performing customer assets as a percentage of net customer assets was 0.3% as of September 30, 2014. As of September 30, 2014, our gross restructured loans as a percentage of gross non-performing loans were 8.2%. We believe we can maintain strong asset quality appropriate to the loan portfolio composition while achieving growth.

Maintain a low cost of funds

We believe we can maintain a relatively low-cost funding base as compared to our competitors, by leveraging our strengths and expanding our base of retail savings and current deposits and increasing the free float generated by transaction services, such as cash management and stock exchange clearing. Our average cost of funds (including equity) was at 5.0% for the first six months of fiscal 2015 and 5.2% for the first six months of fiscal 2014. Our current and savings account deposits were 43% of our total deposits as of September 30, 2014.

Our Organization

We have two subsidiaries as per local laws: HDFC Securities Limited (HSL) and HDB Financial Services Limited (HDBFSL). HSL is primarily in the business of providing brokerage and other investment services through the internet and other channels. HSL’s total assets and shareholders’ equity as of March 31, 2014 were Rs. 8.6 billion and Rs. 4.4 billion, respectively (per Indian GAAP). HSL’s net profit was Rs. 0.8 billion for fiscal 2014 (per Indian GAAP). HDBFSL is a non-deposit taking non-bank finance company (NBFC) engaged primarily in the business of retail asset financing. The customer segments catered to by HDBFSL are typically underserviced by larger commercial banks and this, we believe, creates a profitable niche for HDBFSL. HDBFSL also grants loans to micro, small and medium business enterprises and operates call centers for providing collection services to our retail loan products. HDBFSL’s loans, total assets and shareholders’ equity as of March 31, 2014 were Rs. 134.1 billion, Rs. 136.9 billion and Rs. 16.3 billion (all according to Indian GAAP), respectively. HDBFSL’s net profit amounted to Rs. 2.1 billion for fiscal 2014 (per Indian GAAP).

Our principal corporate and registered office is located at HDFC Bank House, Senapati Bapat Marg, Lower Parel, Mumbai 400 013, India. Our telephone number is 91-22-6652-1000. Our agent in the United States for the ADS offering is Depositary Management Corporation, 570 Lexington Avenue, New York, NY 10022.

RISK FACTORS

Please carefully consider the risk factors described in our filings on 2014 Form 20-F made with the SEC which are incorporated by reference in this prospectus, as well as other information we include or incorporate by reference in this prospectus or include in any applicable prospectus supplement. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations.

USE OF PROCEEDS

We will use the new proceeds from the sales of the ADSs as set forth in the applicable prospectus supplement.

DESCRIPTION OF EQUITY SHARES

The Company

We are registered under Corporate Identity Number (CIN) L65920MH1994PLC080618 with the Registrar of Companies, Maharashtra State, India. Our Memorandum of Association permits us to engage in a wide variety of activities, including all the activities in which we currently engage or intend to engage, as well as other activities in which we currently have no intention of engaging.

Dividends

Under Indian law, a company pays dividends upon a recommendation by its board of directors and approval by a majority of its shareholders at the annual general meeting of shareholders held within six months of the end of each fiscal year. The shareholders have the right to decrease but not increase the dividend amount recommended by the Board of Directors. Dividends are generally declared as a percentage of par value (on per share basis) and distributed and paid to shareholders. The Companies Act provides that shares of a company of the same class must receive equal dividend treatment.

These distributions and payments are required to be deposited into a separate bank account within 5 days of the declaration of such dividend and paid to shareholders within 30 days of the annual general meeting where the resolution for declaration of dividends is approved.

The Companies Act states that any dividends that remain unpaid or unclaimed after that period are to be transferred to a special bank account. Any money that remains unclaimed for seven years from the date of the transfer is to be transferred by us to a fund, called the Investor Education and Protection Fund, created by the Government of India.

Our Articles authorize our Board of Directors to declare interim dividends, the amount of which must be deposited in a separate bank account within five days and paid to the shareholders within 30 days of the declaration.

Under the Companies Act, final dividends payable can be paid only in cash to the registered shareholder at a record date fixed prior to the relevant annual general meeting, to his order or to the order of his banker.

Before paying any dividend on our shares, we are required under the Indian Banking Regulation Act to write off all capitalized expenses (including preliminary expenses, organization expenses, share-selling commission, brokerage, amounts of losses incurred or any other item of expenditure not represented by tangible assets). We are permitted to declare dividends of up to 35.0% of net profit calculated under Indian GAAP without prior RBI approval subject to compliance with certain prescribed requirements. Further, upon compliance with the prescribed requirements, we are also permitted to declare interim dividends subject to the above-mentioned cap computed for the relevant accounting period.

Dividends may only be paid out of our profits for the relevant year and in certain contingencies out of the reserves of the company. Before declaring dividends, we are required by the RBI to transfer 25% of our net profits (calculated under Indian GAAP) of each year to a reserve fund.

Bonus Shares

In addition to permitting dividends to be paid out of current or retained earnings calculated under Indian GAAP, the Companies Act permits our Board of Directors, subject to the approval of our shareholders, to distribute to the shareholders, in the form of fully paid-up bonus equity shares, an amount transferred from the company’s free reserves, securities premium account or the capital redemption reserve account. These bonus equity shares must be distributed to shareholders in proportion to the number of equity shares owned by them.

Bonus shares can only be issued if the company has not defaulted in payments of statutory dues or principal/interest payments on fixed deposits or debt securities issued by it. Bonus shares must not be issued in lieu of dividend.

Preemptive Rights and Issue of Additional Shares

The Companies Act gives shareholders the right to subscribe for new shares in proportion to their existing shareholdings unless otherwise determined by a resolution passed by three-fourths of the shareholders present and voting at a general meeting. Under the Companies Act and our Articles, in the event of an issuance of securities, subject to the limitations set forth above, we must first offer the new shares to the holders of equity shares on a fixed record date. The offer, required to be made by notice, must include:

•	the right, exercisable by the shareholders of record, to renounce the shares offered in favor of any other person;

•	the number of shares offered; and

•	the period of the offer, which may not be less than 15 days from the date of the offer and shall not exceed 30 days. If the offer is not accepted, it is deemed to have been declined.

Our Board of Directors is permitted to distribute equity shares not accepted by existing shareholders in the manner it deems beneficial for us in accordance with our Articles. Holders of ADSs may not be able to participate in any such offer. See “Description of American Depositary Shares—Share Dividends and Other Distributions”.

General Meetings of Shareholders

There are two types of general meetings of shareholders: annual general meetings and extraordinary general meetings. We are required to convene our annual general meeting within six months after the end of each fiscal year. We may convene an extraordinary general meeting when necessary or at the request of a shareholder or shareholders holding on the date of the request at least 10% of our paid up capital. A general meeting is generally convened by our company secretary in accordance with a resolution of the Board of Directors. Written notice or notice via email or other permitted electronic means stating the agenda of the meeting must be given at least 21 days prior to the date set for the general meeting to the shareholders whose names are in the register at the record date. Shorter notice is permitted if consent is received from 95% of the members entitled to vote. Those shareholders who are not registered at the record date do not receive notice of this meeting and are not entitled to attend or vote at this meeting.

The annual general meeting is held in Mumbai, the city in which our registered office is located. General meetings other than the annual general meeting may be held at any location if so determined by a resolution of our Board of Directors.

Voting Rights

A shareholder has one vote for each equity share and voting may be on a poll or through electronic means or postal ballot. However, under the Indian Banking Regulation Act, on poll, a shareholder cannot exercise voting rights in excess of 10% of the total voting rights of all shareholders. The Banking Regulation Act, 1949 has been amended with effect from January 18, 2013 to provide that the RBI would have the power to increase the limit on voting rights from 10% to 26% in a phased manner.

Unless a poll is demanded by a shareholder or ordered by the chairman, resolutions are adopted at a general meeting by a majority of the shareholders having voting rights present or represented. Unless the Articles provide for a larger number, the quorum for a general meeting is: (a) five members present (in person or by proxy) if the number of members as on the date of the meeting is not more than one thousand; (b) fifteen members present (in person or by proxy) if the number of members as on the date of the meeting is more than one thousand but not more than five thousand; and (c) thirty members present (in person or by proxy) if the number of members as on the date of the meeting exceeds five thousand. Generally, resolutions may be passed by simple majority of the shareholders present and voting at any general meeting. However, resolutions such as an amendment to the organizational documents, commencement of a new line of business, an issue of additional equity shares (which is not a preemptive issue) and reductions of share capital, require that the votes cast in favor of the resolution (whether by show of hands or on a poll) are not less than three times the number of votes, if any, cast against the resolution. As provided in our Articles, a shareholder may exercise his voting rights by proxy to be given in the form prescribed by us. This proxy, however, is required to be lodged with us at least 48 hours before the time of the relevant meeting. A shareholder may, by a single power of attorney, grant general power of representation covering several general meetings. A corporate shareholder is also entitled to nominate a representative to attend and vote on its behalf at all general meetings. The Companies Act provides for the passing of resolutions in relation to certain matters specified by the Government of India, by means of a postal ballot. A listed company intending to pass a resolution relating to certain specified matters (such as alteration of its organizational documents, change in registered office issuing of shares with different voting or dividend rights and a buy-back of shares) is required to obtain the consent of shareholders by means of a postal ballot instead of by way of a resolution passed in a general meeting. A notice to all the shareholders must be sent along with a draft resolution explaining the reasons therefore and requesting the shareholders to send their assent or dissent in writing on a postal ballot within a period of 30 days from the date of dispatch of the notice. Shareholders may exercise their right to vote at general meetings or through postal ballot by voting through e-voting facilities.

ADS holders have no voting rights with respect to the deposited shares.

Annual Report

At least 21 days before an annual general meeting, we must circulate either a detailed or abridged version of our Indian GAAP audited financial accounts, together with the Directors’ Report and the Auditor’s Report, to the shareholders along with a notice convening the annual general meeting. We are also required under the Companies Act to make available upon the request of any shareholder our complete balance sheet and profit and loss account. The above-mentioned documents must also be made available for inspection at its registered office during working hours for a period of 21 days before the date of the annual general meeting. A statement containing the salient features of these documents in a prescribed manner (or copies of these documents) is required to be sent to every member of the company and to every debenture trustee at least 21 days before the date of the annual general meeting. Under the Companies Act, we must file with the Registrar of Companies our Indian GAAP balance sheet and profit and loss account within 30 days of the conclusion of the annual general meeting and our annual return within 60 days of the conclusion of that meeting.

Register of Shareholders, Record Dates and Transfer of Shares

The equity shares are in registered form. We maintain a register of our shareholders in Mumbai. We register transfers of equity shares on the register of shareholders upon presentation of certificates in respect of the transfer of equity shares held in physical form together with a transfer deed duly executed by the transferor and transferee. These transfer deeds are subject to stamp duty, which has been fixed at 0.25% of the transfer price.

For the purpose of determining equity shares entitled to annual dividends, the register of shareholders is closed for a period prior to the annual general meeting. The Companies Act and our listing agreements with the stock exchanges permit us, pursuant to a resolution of our Board of Directors and upon at least 7 days’ advance notice to the stock exchanges, to set the record date and close the register of shareholders after seven days’ public notice for not more than 30 days at a time, and for not more than 45 days in a year, in order for us to determine which shareholders are entitled to certain rights pertaining to the equity shares. Trading of equity shares and delivery of certificates in respect of the equity shares may, however, continue after the register of shareholders is closed.

Transfer of Shares

Shares held through depositories are transferred in the form of book entries or in electronic form in accordance with the regulations laid down by the Securities and Exchange Board of India (“SEBI”). These regulations provide the regime for the functioning of the depositories and the participants and set out the manner in which the records are to be kept and maintained and the safeguards to be followed in this system. Transfers of beneficial ownership of shares held through a depositary are exempt from stamp duty.

SEBI requires that our equity shares for trading and settlement purposes be in book-entry form for all investors, except for transactions that are not made on a stock exchange and transactions that are not required to be reported to the stock exchange. Transfers of equity shares in book-entry form require both the seller and the purchaser of the equity shares to establish accounts with depositary participants appointed by depositories established under the Depositaries Act, 1996. Charges for opening an account with a depositary participant, transaction charges for each trade and custodian charges for securities held in each account vary depending upon the practice of each depositary participant. Upon delivery, the equity shares shall be registered in the name of the relevant depositary on our books and this depositary shall enter the name of the investor in its records as the beneficial owner. The transfer of beneficial ownership shall be done through the records of the depositary. The beneficial owner shall be entitled to all rights and benefits and subject to all liabilities in respect of his securities held by a depositary.

The requirement to hold the equity shares in book-entry form will apply to the ADS holders when the equity shares are withdrawn from the depositary facility upon surrender of the ADSs. In order to trade the equity shares in the Indian market, the withdrawing ADS holder will be required to comply with the procedures described above.

Our equity shares are freely transferable, subject only to the provisions of the Companies Act under which, if a transfer of equity shares contravenes the Securities and Exchange Board of India Act, 1992 or the regulations issued under it or the Sick Industrial Companies (Special Provisions) Act, 1985, or any other similar law, the Indian Company Law Board may, on application made by us, a depositary incorporated in India, an investor, SEBI or certain other parties, direct a rectification of the register of records. It is a condition of our listing that we transfer equity shares and deliver share certificates duly endorsed for the transfer within 15 days of the date of lodgment of transfer. If a company without sufficient cause refuses to register a transfer of equity shares within two months from the date on which the instrument of transfer is delivered to the company, the transferee may appeal to the Indian Company Law Board seeking to register the transfer of equity shares. The Indian Company Law Board may, in its discretion, issue an interim order suspending the voting rights attached to the relevant equity shares before completing its investigation of the alleged contravention. Our Articles provide for certain restrictions on the transfer of equity shares, including granting power to the Board of Directors in certain circumstances, to refuse to register or acknowledge transfer of equity shares or other securities issued by us. Furthermore, the RBI requires us to obtain its approval before registering a transfer of equity shares in favor of a person which together with equity shares already held by him represent more than 5.0% of our share capital.

Our transfer agent, Datamatics Financial Services Limited, is located in Mumbai. Certain foreign exchange control and security regulations apply to the transfer of equity shares by a non-resident or a foreigner.

Disclosure of Ownership Interest

The provisions of the Companies Act generally require beneficial owners of equity shares of Indian companies that are not holders of record to declare to the company details of the holder of record and holders of record to declare details of the beneficial owner. While it is unclear whether these provisions apply to holders of an Indian company’s ADSs, investors who exchange ADSs for equity shares are subject to this provision. Failure to comply with these provisions would not affect the obligation of a company to register a transfer of equity shares or to pay any dividends to the registered holder of any equity shares in respect of which this declaration has not been made, but any person who fails to make the required declaration may be liable for an initial fine of up to Rs. 50,000 coupled with a further fine of up to Rs. 1,000 for each day this failure continues. However, under the Banking Regulation Act, a registered holder of any equity shares, except in certain conditions, shall not be liable to any suit or proceeding on the ground that the title to those equity shares vests in another person.

Acquisition by the Issuer of Its Own Shares

The Companies Act permits a company to acquire its own equity shares and reduce its capital under certain circumstances. Such reduction of capital requires compliance with buy-back provisions specified in the Companies Act and by SEBI.

ADS holders will be eligible to participate in a buy-back in certain cases. An ADS holder may acquire equity shares by withdrawing them from the depositary facility and then sell those equity shares back to us. ADS holders should note that equity shares withdrawn from the depositary facility may only be redeposited into the depositary facility under certain circumstances.

There can be no assurance that the equity shares offered by an ADS investor in any buy-back of shares by us will be accepted by us. The position regarding participation of ADS holders in a buy-back is not clear. ADS investors are advised to consult their Indian legal advisers prior to participating in any buy-back by us, including in relation to any regulatory approvals and tax issues relating to the buy-back.

Liquidation Rights

Subject to the rights of depositors, creditors and employees, in the event of our winding up, the holders of the equity shares are entitled to be repaid the amounts of capital paid up or credited as paid up on these equity shares. All surplus assets remaining belong to the holders of the equity shares in proportion to the amount paid up or credited as paid up on these equity shares, respectively, at the commencement of the winding up.

Acquisition of the Undertaking by the Government

Under the Banking Regulation Act, the government may, after consultation with the RBI, in the interest of our depositors or banking policy or better provision of credit generally or to a particular community or area, acquire our banking business. The RBI may acquire our business if it is satisfied that we have failed to comply with the directions given to us by the RBI or that our business is being managed in a manner detrimental to the interest of our depositors. Similarly, the Government of India may also acquire our business based on a report by the RBI.

Takeover Code

Under the Securities and Exchange Board of India (Substantial Acquisitions of Shares & Takeovers) Regulations, 2011, as amended (the “Takeover Code”), upon the acquisition of shares which taken together with the shares/voting rights already held aggregates 5% or more of the outstanding shares or voting rights of a publicly listed Indian company, a purchaser is required to notify the company and all the stock exchanges on which the shares of such company are listed. Such notification is also required when a person holds 5% or more of the outstanding shares or voting rights in a target company and there is a change in his holding either due to purchase or disposal of shares of 2% or more of the outstanding shares/voting rights in the target company or if such change results in shareholding falling below 5%, if there has been a change from the previous disclosure.

No acquisition of shares/voting rights by an acquirer in a target company which entitles the acquirer, together with persons acting in concert with them, to 25% or more of such shares or voting rights is permissible unless the acquirer makes a public announcement of an open offer for acquiring the shares of the target company in the manner provided in the Takeover Code. The public announcement of an open offer is also mandatory where an acquirer who, together with persons acting in concert with them, holds 25% of the shares/voting rights in the target company seeks to acquire an additional 5% or more of the shares/voting rights in the target company during any fiscal year. However, the Takeover Code applies only to shares or securities convertible into shares which carry a voting right. This provision will apply to an ADS holder only once he or she converts the ADSs into the underlying equity shares.

In terms of the Takeover Code, the acquirer or holder of shares/voting rights in a target company shall in accordance with the “Continual Disclosure” requirements disclose to the target company and the stock exchanges the details of holdings of equity shares/voting rights if such holding of shares/voting rights is 25% or more of the outstanding shares/aggregate voting rights as at March 31 every year.

DESCRIPTION OF AMERICAN DEPOSITARY SHARES

American Depositary Shares

JPMorgan Chase Bank, N.A., as depositary, will issue the American Depositary Shares, or ADSs. Each ADS will represent an ownership interest in three equity shares, which we will deposit with the custodian, as agent of the depositary, under the deposit agreement among ourselves, the depositary and each ADR holder. In the future, each ADS will also represent any securities, cash or other property deposited with the depositary but which it has not distributed directly to an ADR holder. The ADSs will be evidenced by what is known as American Depositary Receipts or ADRs.

The depositary’s office is located at 1 Chase Manhattan Plaza, Floor 58, New York, NY 10005.

Investors may hold ADSs either directly or indirectly through their broker or other financial institution. If an investor holds ADSs directly, by having an ADS registered in his name on the books of the depositary, he is an ADR holder. This description assumes that the investor holds his ADSs directly. If an investor holds the ADSs through his broker or financial institution nominee, he must rely on the procedures of such broker or financial institution to assert the rights of an ADR holder described in this section. Investors should consult with their broker or financial institution to find out what these procedures are.

Because the depositary’s nominee will actually be the registered owner of the shares, investors must rely on it to exercise the rights of a shareholder on their behalf. The obligations of the depositary and its agents are set out in the deposit agreement. The deposit agreement and the ADSs are governed by New York law.

The following is a summary of the material terms of the deposit agreement. Because it is a summary, it does not contain all the information that may be important to investors. For more complete information, investors should read the entire deposit agreement and the form of ADR which contains the terms of the ADSs. Investors can read a copy of the deposit agreement which was filed as an exhibit to the registration statement on Form F-1 we filed on July 12, 2001 and a copy of the amendment to the deposit agreement which was filed as an exhibit to the registration statement on Form F-6 on July 13, 2011. Investors may also obtain a copy of the deposit agreement and the amendment to the deposit agreement at the Securities and Exchange Commission Office, Public Reference Room, which is located at 100 F Street, N.E., Washington, D.C. 20549. Investors may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.

Share Dividends and Other Distributions

We may make various types of distributions with respect to our securities. The depositary has agreed to pay to the investor the cash dividends or other distributions it or the custodian receives on shares or other deposited securities, after deducting its expenses. The investor will receive these distributions in proportion to the number of underlying shares that the investor’s ADSs represent. To the extent the depositary is legally permitted, the depositary will deliver such distributions to ADR holders in proportion to their interests in the following manner:

Cash

The depositary will distribute any U.S. dollars available to it resulting from a cash dividend or other cash distribution if this is practicable and can be done in a reasonable manner. The depositary will attempt to distribute this cash in a practicable manner, and may deduct any taxes required to be withheld, any expenses of converting foreign currency and transferring funds to the United States and other expenses and adjustments. If exchange rates fluctuate during a time when the depositary cannot convert a foreign currency, investors may lose some or all of the value of the distribution.

Shares

In the case of a distribution in shares, the depositary will issue additional ADRs to evidence the number of ADSs representing such shares. Only whole ADSs will be issued. The depositary will sell any shares which would result in fractional ADSs and distribute the net proceeds to the ADR holders entitled to them.

Rights to Receive Additional Shares

In the case of a distribution of rights to subscribe for additional shares or other rights, if we provide satisfactory evidence that the depositary may lawfully distribute the rights, the depositary may arrange for ADR holders to instruct the depositary as to the exercise of the rights. However, if we do not furnish that evidence or if the depositary determines it is not practical to distribute the rights, the depositary may:

•	sell the rights, if practicable, and distribute the net proceeds as cash, or

•	allow the rights to lapse, in which case ADR holders will receive nothing.

We have no obligation to file a registration statement under the Securities Act in order to make any rights available to ADR holders.

Other Distributions

In the case of a distribution of securities or property other than those described above, the depositary may either:

•	distribute such securities or property in any manner it deems equitable and practicable,

•	to the extent the depositary deems distribution of such securities or property not to be equitable and practicable, sell such securities or property and distribute any net proceeds in the same way it distributes cash, or

•	hold the distributed property, in which case the ADSs will also represent the distributed property.

Any U.S. dollars will be distributed by checks drawn on a bank in the United States for whole dollars and cents (fractional cents will be withheld without liability for interest and added to future cash distributions).

The depositary may choose any practical method of distribution for any specific ADR holder, including the distribution of foreign currency, securities or property, or it may retain those items, without paying interest on or investing them, on behalf of the ADR holder as deposited securities.

The depositary is not responsible if it decides that it is unlawful or impractical to make a distribution available to any ADR holders.

We cannot assure investors that the depositary will be able to convert any currency at a specified exchange rate or sell any property, rights, shares or other securities at a specified price, or that any of such transactions can be completed within a specified time period.

Deposit, Withdrawal and Cancellation

The depositary will issue ADSs upon the deposit of shares or evidence of rights to receive shares with the custodian. In the case of the ADSs to be issued under the accompanying prospectus supplement, we will arrange with the underwriters named therein to deposit such shares.

Except for shares that we deposit, no shares may be deposited by persons located in India, residents of India or for, or on the account of, such persons. Under current Indian laws and regulations, the depositary cannot accept deposits of outstanding shares and issue ADRs evidencing ADSs representing such shares without prior approval of the Government of India. However, an investor who surrenders an ADS and withdraws shares may be permitted to redeposit those shares in the depositary facility in exchange for ADSs and the depositary may accept deposits of outstanding shares purchased by a non-resident of India on the local stock exchange and issue ADSs representing those shares. However, in each case, the number of shares re-deposited or deposited cannot exceed the number represented by ADSs converted into underlying shares.

Shares deposited in the future with the custodian must be accompanied by certain documents, including instruments showing that such shares have been properly transferred or endorsed to the person on whose behalf the deposit is being made. Only the following may be deposited with the depositary or custodian:

•	shares issued as a free distribution in respect of deposited securities;

•	shares subscribed for or acquired by holders from us through the exercise of rights distributed by us to such persons in respect of shares; and

•	securities issued by us as a result of any change in par value, subdivision, consolidation and other reclassification of deposited securities or otherwise.

We will inform the depositary if any of the shares permitted to be deposited do not rank pari passu with the shares issued in any offering and the depositary will arrange for the ADSs issuable with respect to such shares to be differentiated from those issued in such offering until such time as they rank pari passu with the shares issued in such offering.

The custodian will hold all deposited shares for the account of the depositary. ADR holders thus have no direct ownership interest in the shares and only have such rights as are contained in the deposit agreement. The custodian will also hold any additional securities, property and cash received on or in substitution for the deposited shares. The deposited shares and any such additional items are referred to as “deposited securities.”

Upon each deposit of shares, receipt of related delivery documentation and compliance with the other provisions of the deposit agreement, including the payment of the fees and charges of the depositary and any taxes or other fees or charges owing, the depositary will issue an ADR or ADRs in the name of the person entitled thereto evidencing the number of ADSs to which such person is entitled. Certificated ADRs will be delivered at the depositary’s principal New York office or any other location that it may designate as its transfer office.

When an investor turns in his ADRs at the depositary’s office, the depositary will, upon payment of certain applicable fees, charges and taxes, and upon receipt of proper instructions, deliver the underlying shares in dematerialized form, for which the ADS holder will be required to open an account with a depositary participant of the National Securities Depositary Limited or Central Depositary Services (India) Limited to hold and sell the shares in dematerialized form upon payment of customary fees and expenses.

The depositary may only restrict the withdrawal of deposited securities in connection with:

•	temporary delays caused by closing the Bank’s transfer books or those of the depositary or the deposit of shares in connection with voting at a shareholders’ meeting, or the payment of dividends;

•	the payment of fees, taxes and similar charges; or

•	compliance with any U.S. or foreign laws or governmental regulations relating to the ADRs or to the withdrawal of deposited securities.

This right of withdrawal may not be limited by any other provision of the deposit agreement.

Voting Rights

Investors who hold ADRs have no voting rights with respect to the deposited equity shares. The depositary will abstain from exercising the voting rights of the deposited equity shares. The RBI examined the matter relating to the exercise of voting rights by the depositary and issued a circular dated February 5, 2007 pursuant to which the Bank furnished to the RBI a copy of its agreement with the depository. We have given an undertaking to the RBI stating that we will not recognize voting by the depositary if the vote given by the depositary is in contravention of its agreement with us and that we or the depositary will not bring about any change in our depository agreement without the prior approval of the RBI.

Equity shares which have been withdrawn from the depositary facility and transferred on our register of shareholders to a person other than the depositary or its nominee may be voted by that person. However, such shareholders may not receive sufficient advance notice of shareholder meetings to enable them to withdraw the underlying shares and vote at such meetings.

Record Dates

The depositary may fix record dates for the determination of the ADR holders who will be entitled to receive a dividend, distribution or rights, subject to the provisions of the deposit agreement.

Reports and Other Communications

The depositary will make available for inspection by ADR holders any written communications from us which are both received by the custodian or its nominee as a holder of deposited securities and made generally available to the holders of deposited securities. We will furnish these communications in English.

Additionally, if we make any written communications generally available to holders of our shares, including the depositary or the custodian, and the depositary or the custodian actually receives those written communications, the depositary will mail copies of them, or, at its option, summaries of them to ADR holders.

Fees and Charges for Holders of American Depositary Shares

J.P. Morgan Chase Bank, N.A., as the depositary for our ADSs, collects fees for the issuance and cancellation of ADSs from the holders of our ADSs, or intermediaries acting on their behalf, against the deposit or withdrawal of ordinary shares in the custodian account. The depositary will also collect the following fees from holders of ADRs or intermediaries acting on their behalf:

Category	Depositary actions	Associated fee
(a) Depositing or substituting the underlying shares	Issuing ADSs upon deposits of shares, including deposits and issuances in respect of share distributions, stock splits, rights, mergers, exchanges of securities or any other transaction or event or other distribution affecting the ADSs or the deposited shares.	US$5.00 for each 100 ADSs (or portion thereof) evidenced by the new shares deposited.

(b) Receiving or distributing dividends	Distribution of dividends.	US$0.02 or less per ADS (US$2.00 per 100 ADSs).

(c) Selling or exercising rights	Distribution or sale of securities.	US$5.00 for each 100 ADSs (or
portion thereof), the fee being in
an amount equal to the fee for
the execution and delivery of
ADSs which would have been
charged as a result of the deposit
of such securities.

(d) Withdrawing an underlying security	Acceptance of ADSs surrendered for withdrawal of deposited shares.	US$5.00 for each 100 ADSs (or portion thereof) evidenced by the shares withdrawn.

Category	Depositary actions	Associated fee
(e) Transferring, splitting or grouping receipts	Transferring, combining or grouping of depositary receipts.	US$1.50 per ADS.

(f) General depositary services, particularly those charged on an annual basis.	Other services performed by the depositary in administering the ADSs.	US$0.01 per ADS (or portion thereof) not more than once each calendar year.

(g) Other	Expenses incurred on behalf of holders in connection with:	The amount of such expenses incurred by the Depositary.

• compliance with foreign exchange control regulations or any law or regulation relating to foreign investment;

• the depositary’s or its custodian’s compliance with applicable law, rule or regulation;

• stock transfer or other taxes and other governmental charges;

• cable, telex, facsimile transmission/delivery;

• expenses of the depositary in connection with the conversion of foreign currency into U.S. dollars (which are paid out of such foreign currency); or

• any other charge payable by depositary or its agents.

As provided in the Deposit Agreement, the Depositary may charge fees for making cash and other distributions to holders by deducting fees from distributable amounts or by selling a portion of the distributable property. The Depositary may generally refuse to provide services until its fees for those services are paid.

Fees Paid by the Depositary to us

Direct and Indirect Payments

The depositary has agreed to contribute certain reasonable direct and indirect expenses related to our ADS program incurred by us in connection with the program. Under certain circumstances, including termination of our ADS program prior to June 14, 2016, we may be required to repay to the depositary amounts contributed in prior periods.

Payment of Taxes

ADR holders must pay any tax or other governmental charge payable by the custodian or the depositary on any ADS or ADR, deposited security or distribution. If an ADR holder owes any tax or other governmental charge, the depositary may:

•	deduct the amount thereof from any cash distributions, or

•	sell deposited securities and deduct the amount owing from the net proceeds of such sale.

In either case the ADR holder remains liable for any shortfall. Additionally, if any tax or governmental charge is unpaid, the depositary may also refuse to effect any registration, registration of transfer, split-up or combination of deposited securities or withdrawal of deposited securities (except under limited circumstances mandated by securities regulations). If any tax or governmental charge is required to be withheld on any non-cash distribution, the depositary may sell the distributed property or securities to pay such taxes and distribute any remaining net proceeds to the ADR holders entitled to them.

Reclassifications, Recapitalizations and Mergers

If we take certain actions that affect the deposited securities, including (1) any change in par value, split-up, consolidation, cancellation or other reclassification of deposited securities or (2) any recapitalization, reorganization, merger, consolidation, liquidation, receivership, bankruptcy or sale of all or substantially all of our assets, then the depositary may choose to:

•	amend the form of ADR;

•	distribute additional or amended ADRs;

•	distribute cash, securities or other property it has received in connection with such actions;

•	sell any securities or property received and distribute the proceeds as cash; or

•	take no action.

If the depositary does not choose any of the above options, any of the cash, securities or other property it receives will constitute part of the deposited securities and each ADS will then represent a proportionate interest in such property.

Amendment and Termination

We may agree with the depositary to amend the deposit agreement and the ADSs without the consent of ADR holders for any reason. ADR holders must be given at least 30 days notice of any amendment that imposes or increases any fees or charges (other than stock transfer or other taxes and other governmental charges, transfer or registration fees, cable, telex or facsimile transmission costs, delivery costs or other such expenses), or affects any substantial existing right of ADR holders. If an ADR holder continues to hold an ADR or ADRs after being notified of these changes, the ADR holder is deemed to agree to such amendment. Notwithstanding the foregoing, an amendment can become effective before notice is given if this is necessary to ensure compliance with a new law, rule or regulation.

No amendment will impair an ADR holder’s right to surrender its ADSs and receive the underlying securities. If a governmental body adopts new laws or rules which require the deposit agreement or the ADS to be amended, the Bank and the depositary may make the necessary amendments, which could take effect before an ADR holder receives notice thereof.

The depositary may terminate the deposit agreement by giving the ADR holders at least 30 days prior notice, and it must do so at our request. After termination, the depositary’s only responsibility will be (i) to deliver deposited securities to ADR holders who surrender their ADRs, and (ii) to hold or sell distributions received on deposited securities. As soon as practicable after the expiration of six months from the termination date, the depositary will sell the deposited securities which remain and hold the net proceeds of such sales, without liability for interest, in trust for the ADR holders who have not yet surrendered their ADRs. After making those sales, the depositary shall have no obligations except to account for such proceeds and other cash. The depositary will not be required to invest such proceeds or pay interest on them.

Limitations on Obligations and Liability to ADR Holders

The deposit agreement expressly limits the obligations and liability of the depositary, ourselves and our respective agents. Neither we nor the depositary nor any such agent will be liable if:

•	a change in law or regulation governing any deposited securities, act of God, war or other circumstance beyond its control shall prevent, delay or subject to any civil or criminal penalty any act which the deposit agreement or the ADRs provide shall be done or performed by it;

•	it exercises or fails to exercise discretion under the deposit agreement or the ADR;

•	it takes any action or inaction in reliance upon the advice of or information from legal counsel, accountants, any person presenting shares for deposit, any registered holder of ADRs, or any other person believed by it to be competent to give such advice or information;

•	it performs its obligations without gross negligence or bad faith; or

•	it relies upon any written notice, request, direction or other document believed by it to be genuine and to have been signed or presented by the proper party or parties.

Neither the depositary nor its agents have any obligation to appear in, prosecute or defend any action, suit or other proceeding in respect of any deposited securities or the ADRs. We and our agents shall only be obligated to appear in, prosecute or defend any action, suit or other proceeding in respect of any deposited securities or the ADRs, which in our opinion may involve us in expense or liability, if indemnity satisfactory to us against all expense (including fees and disbursements of counsel) and liability is furnished as often as we require.

The depositary will not be responsible for failing to carry out instructions to vote the deposited securities or for the manner in which the deposited securities are voted or the effect of the vote.

The depositary may own and deal in deposited securities and ADSs.

Disclosure of Interest in ADSs

From time to time we may request ADR holders and beneficial owners of ADSs to provide information as to:

•	the capacity in which they own or owned ADSs;

•	the identity of any other persons then or previously interested in such ADSs; and

•	the nature of such interest and various other matters.

Investors in ADSs agree to provide any information requested by us or the depositary pursuant to the deposit agreement. The depositary has agreed to use reasonable efforts to comply with written instructions received from us requesting that it forward any such requests to investors in ADSs and other holders and beneficial owners and to forward to us any responses to such requests to the extent permitted by applicable law.

We may restrict transfers of the shares where any such transfer might result in ownership of shares in contravention of, or exceeding the limits under, the governmental approval which we received from the Indian government in connection with any offering, applicable law or our organizational documents. We may also instruct ADR holders that we are restricting the transfers of ADSs where such a transfer may result in the total number of shares represented by the ADSs beneficially owned by ADR holders contravening or exceeding the limits under the applicable law or our organizational documents. We reserve the right to instruct ADR holders to deliver their ADSs for cancellation and withdrawal of the shares underlying such ADSs.

Requirements for Depositary Actions

We, the depositary or the custodian may refuse to:

•	issue, register or transfer an ADR or ADRs;

•	effect a split-up or combination of ADRs;

•	deliver distributions on any such ADRs; or

•	permit the withdrawal of deposited securities (unless the deposit agreement provides otherwise), until the following conditions have been met:

•	the holder has paid all taxes, governmental charges and fees and expenses as required in the deposit agreement;

•	the holder has provided the depositary with any information it may deem necessary or proper, including, without limitation, proof of identity and the genuineness of any signature; and

•	the holder has complied with such regulations as the depositary may establish under the deposit agreement.

The depositary may also suspend the issuance of ADSs, the deposit of shares, the registration, transfer, split-up or combination of ADRs, or the withdrawal of deposited securities (unless the deposit agreement provides otherwise), if the register for ADRs or any deposited securities is closed or if we or the depositary decide it is advisable to do so.

Books of Depositary

The depositary or its agent will maintain a register for the registration, registration of transfer, combination and split-up of ADRs. ADR holders may inspect the depositary’s designated records at its office during regular business hours.

The depositary will maintain facilities to record and process the registration, registration of transfer, combination and split of ADRs. These facilities may be closed from time to time, to the extent not prohibited by law.

Pre-release of ADSs

The depositary may issue ADSs prior to the deposit with the custodian of shares (or rights to receive shares). This is called a pre-release of the ADSs. A pre-release is closed out as soon as the underlying shares (or other ADSs) are delivered to the depositary. The depositary may pre-release ADSs only if:

•	the depositary has received collateral for the full market value of the pre-released ADSs; and

•	each recipient of pre-released ADSs agrees in writing that he or she:

•	owns the underlying shares;

•	assigns all rights in such shares to the depositary;

•	holds such shares for the account of the depositary; and

•	will deliver such shares to the custodian as soon as practicable, and promptly if the depositary so demands.

In general, the number of pre-released ADSs will not evidence more than 30% of all ADSs outstanding at any given time (excluding those evidenced by pre-released ADSs). However, the depositary may change or disregard such limit from time to time as it deems appropriate. The depositary may retain for its own account any earnings on collateral for pre-released ADSs and its charges for issuance thereof.

The Depositary

JPMorgan Chase Bank, N.A., a national banking association organized under the laws of the United States, is a commercial bank offering a wide range of banking and trust services to its customers in the New York metropolitan area, throughout the United States and around the world.

DIVIDEND POLICY

We have paid dividends every year since fiscal 1997. The following table sets forth, for the periods indicated, the dividend per equity share and the total amount of dividends declared on the equity shares, both exclusive of dividend tax. All dividends were paid in rupees.

	Dividend per equity share			Total amount of dividends declared
				(in millions)
Relating to Fiscal Year
2010	Rs. 2.40	US$	0.039	Rs. 5,492.9	US$	88.7
2011	3.30		0.053	7,676.2		124.0
2012	4.30		0.069	10,090.8		163.0
2013	5.50		0.089	13,090.8		211.4
2014	6.85		0.111	16,433.5		265.4

By a special resolution on July 6, 2011, the shareholders of the Bank approved a stock split resulting in a reduction in the par value of each equity share from Rs.10.0 to Rs. 2.0 per equity share effective as of July 16, 2011. All share/ADS and per share/ADS data have been retroactively restated to reflect the effect of stock split. One ADS will continue to represent three equity shares.

Our dividends are generally declared and paid in the fiscal year following the year to which they relate. Under Indian law, a company pays dividends upon a recommendation by its board of directors and approval by a majority of the shareholders at the annual general meeting of shareholders held within six months of the end of each fiscal year. The shareholders have the right to decrease but not to increase the dividend amount recommended by the Board of Directors.

We pay a 15.0% direct tax in respect of dividends paid by us. In addition, we pay a 10.0% surcharge on 15.0% direct tax and an add-on education cess at the rate of 3.0% of the total dividend distribution tax and surcharge. These are direct taxes paid by us; these taxes are not payable by shareholders and are not withheld or deducted from the dividend payments set forth above. The tax rates imposed on us in respect of dividends paid in prior periods varied.

Future dividends will depend on our revenues, cash flows, financial condition (including capital position) and other factors. ADS holders will be entitled to receive dividends payable in respect of the equity shares represented by ADSs. Cash dividends in respect of the equity shares represented by ADSs will be paid to the depositary in Indian rupees and, except in certain instances, will be converted by the depositary into U.S. dollars. The depositary will distribute these proceeds to ADS holders. The equity shares represented by ADSs will rank equally with all other equity shares in respect of dividends.

PLAN OF DISTRIBUTION

We may offer and sell ADSs in one or more transactions from time to time to or through underwriters, who may act as principals or agents, directly to other purchasers or through agents to other purchasers or through any combination of these methods.

A prospectus supplement relating to a particular offering of ADSs may include the following information:

•	the terms of the offering;

•	the names of any underwriters or agents;

•	the purchase price of the ADSs;

•	the net proceeds to us from the sale of the ADSs;

•	any delayed delivery arrangements; and

•	any underwriting discounts and commissions, and other items constituting underwriters’ compensation; any initial public offering price; and any discounts or concessions allowed or reallowed or paid to dealers.

The distribution of the ADSs may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices as set forth in a prospectus supplement with respect to such transaction.

RESTRICTIONS ON FOREIGN OWNERSHIP OF INDIAN SECURITIES

The Government of India regulates ownership of Indian companies by non-residents. Foreign investment in Indian securities is generally regulated by the Foreign Exchange Management Act, 1999 (“Foreign Exchange Management Act”). The Foreign Exchange Management Act when read together with the regulations issued thereunder by the RBI, permits transactions involving the inflow or outflow of foreign exchange and empowers the RBI to prohibit or regulate such transactions.

The Foreign Exchange Management Act has eased restrictions on current account transactions by non-residents. However, the RBI continues to exercise control over capital account transactions (i.e., those that alter the assets or liabilities, including contingent liabilities, of persons). The RBI has issued regulations under the Foreign Exchange Management Act to regulate the various kinds of capital account transactions, including certain aspects of the purchase and issuance of shares of Indian companies.

Under the foreign investment rules, the following restrictions are applicable to non-resident ownership:

Foreign Direct Investment

The Government of India, pursuant to its liberalization policy, set up the Foreign Investment Promotion Board (FIPB), to regulate all foreign direct investment into India. FIPB approval is required for foreign investment in some sectors, including petroleum, defense, public sector banks and asset reconstruction companies. In addition, the following foreign investments also require the prior permission of the FIPB:

•	foreign investments, including a transfer of shares, in excess of specified sectoral caps;

•	transfer of control and / or ownership pursuant to amalgamation, merger, or acquisition of an Indian company engaged in an activity having limitations on foreign ownership, currently owned or controlled by resident Indian citizens and Indian companies, which are owned or controlled by resident Indian citizens to a non-resident entity;

•	foreign investment of more than 24.0% in the equity capital of units manufacturing items reserved for small scale industries;

•	foreign investment in a non-operating holding company;

•	foreign investments by an unincorporated entity; and

•	foreign investment by swap of shares.

A person residing outside India or any entity incorporated outside India has general permission to purchase shares, convertible debentures or preference shares of an Indian company subject to certain terms and conditions. Further, a citizen of Bangladesh or Pakistan or any entity incorporated in Bangladesh or Pakistan may, with the prior approval of the Government, purchase shares, convertible debentures or preference shares of an Indian company subject to the prescribed terms and conditions.

Subject to certain exceptions, foreign direct investment (FDI) and investment by non-resident Indians in Indian companies does not require the prior approval of the FIPB or the RBI. The government has indicated that in all cases where FDI is allowed on an automatic basis without FIPB approval, the RBI would continue to be the primary agency for the purposes of monitoring and regulating foreign investment. In cases where FIPB approval is obtained, no approval of the RBI is required. In both of the above cases, the prescribed applicable norms with respect to determining the price at which the shares may be issued by the Indian company to the non-resident investor would need to be complied with and a declaration in the prescribed form, detailing the foreign investment, must be filed with the RBI once the foreign investment is made in the Indian company. The foregoing description applies only to an issuance of shares by, and not to a transfer of shares of, Indian companies.

The government has set up the Foreign Investment Implementation Authority (FIIA), in the Ministry of Commerce and Industry. The FIIA has been mandated to (i) translate FDI approvals into implementation, (ii) provide a proactive one-stop after-care service to foreign investors by helping them obtain necessary approvals, (iii) sort out operational problems and (iv) meet with various government agencies to find solutions to foreign investment problems and maximize opportunities through a cooperative approach.

The following restrictions are applicable to foreign ownership in the Bank:

•	Foreign investors may own up to 74.0 % of the equity shares of a private sector Indian banking company subject to compliance with guidelines issued by the RBI from time to time. FDI up to 49.0% is permitted under the automatic route and FDI above 49.0% requires prior approval of the FIPB. It includes FDI, ADSs, Global Depositary Receipts and investments under the portfolio investment scheme by foreign institutional investors (FIIs), investments by foreign portfolio investors (FPIs) under the foreign portfolio investment scheme and also by non-resident Indians. In addition, it encompasses shares acquired by subscription in private placements and public offerings and acquisitions of shares from existing shareholders. Aggregate foreign investment in the Bank from all sources is allowed up to a maximum of 74.0% of the paid-up capital of the Bank. At least 26.0% of the paid-up capital would have to be held by Indian residents.

•	Under the portfolio investment scheme, in terms of Schedule 2 and Schedule 2A of the Foreign Exchange Management (Transfer or Issue of Security By a Person Resident Outside India) Regulations 2000 (FEMA 20), FIIs/FPIs, subject to registration with SEBI and the RBI, may hold in aggregate up to 24.0% of the paid-up equity capital of a company (including a private sector banking company). Subject to a resolution of the Board of Directors, a special resolution of the shareholders and prior notification to the RBI, this limit may be raised to 49.0% of the total issued capital of a private sector banking company; Furthermore, no single FII may own more than 10.0% of the total issued capital of the company. No single non-resident Indian may own more than 5.0% of the total issued capital of the company and aggregate limit cannot exceed 10.0% of the total paid up capital. However, non-resident Indians holdings can be allowed up to 24.0% of the total paid-up capital provided the banking company passes a special resolution of the shareholders to that effect and gives prior notification to the RBI. In addition, overseas corporate bodies (i.e. entities in which non-resident Indians hold at least 60%) are not permitted to invest under the portfolio investment scheme though they may continue to hold investments that have already been made under the portfolio investment scheme until such time as these investments are sold on the stock exchange.

•	Further, in terms of Schedule 2A of the FEMA 20, the total holding by each FPI shall be below 10% of the total paid-up equity share capital of a company and the total holdings of all FPIs put together shall not exceed 24% of the paid-up equity share capital of a company. The aggregate limit of 24% may be increased up to the sectoral cap by way of a resolution passed by the Board of Directors followed by a special resolution passed by the shareholders and subject to prior intimation to the RBI. In terms of the FEMA 20, for calculating the aggregate holding of FPIs in a company, holding of all registered FPIs, as well as holding of FIIs (being deemed FPIs), shall be included. See “FPI Regulations” below. The existing individual and aggregate investment limits for an FII or sub-account in the Bank is 10% and 49% of the total paid-up equity share capital of the Bank, respectively.

FPI Regulations

The Securities and Exchange Board of India (Foreign Portfolio Investors) Regulations, 2014 (FPI Regulations), has replaced the Securities and Exchange Board of India (Foreign Institutional Investors) Regulations (FII Regulations) and the regime for investments by qualified foreign investors (QFIs). The FPI Regulations were notified on January 7, 2014 and came into effect on June 1, 2014. In terms of the FPI Regulations, an FII who holds a valid certificate of registration from SEBI shall be deemed to be a registered FPI until the expiry of the block of three years for which fees have been paid as per the FII Regulations. An FII shall not be eligible to invest as an FII after registering as an FPI under the FPI Regulations.

Further, a QFI can continue to buy, sell or otherwise deal in securities until January 6, 2015 or until the QFI obtains a certificate of registration as FPI, whichever is earlier.

The FPI Regulations specify that the shares purchased by a single FPI or an investor group (which means the same set of ultimate beneficial person(s) investing through multiple entities) must be below 10% of the issued capital of a company. All existing investments by FIIs/QFIs/sub-accounts are grandfathered, i.e., if an FPI already holds 10% of the issued capital of a company, it is not required to divest its existing holdings to comply with the stipulation to hold “below 10%”.

Under the FPI Regulations, ODIs can be issued to only those entities that are regulated by an appropriate foreign regulatory authority. Further, such ODIs are issued after compliance with applicable ‘know your client’ norms. However, entities that are themselves unregulated but managed by a regulated entity will now be eligible counterparties for ODIs under the FPI Regulations if such entities (i) have previously entered into an ODI with an FII at any time prior to January 7, 2014, and (ii) are registered as a client of the FII. Hence, all outstanding ODI transactions and counterparties under the FII Regulations will be treated as permitted ODI transactions and counterparties under the FPI Regulations. SEBI, on November 24, 2014, issued a circular aligning the applicable eligibility and investment norms between the FPI regime and subscription through the ODI route. It has been clarified that an FPI shall issue ODIs only to those subscribers who: (i) meet the eligibility criteria that are applicable to an FPI under the FPI Regulations; and (ii) do not have ‘opaque structures’, as defined under the FPI Regulations. It has also been clarified that the investment restrictions applicable to FPIs under the FPI Regulations will apply to subscribers of ODIs as well. Existing ODI positions which are not in accordance with the SEBI circular dated November 24, 2014 may continue until the ODI contract expires.

Investors in ADSs do not need to seek the specific approval from the Government of India to purchase, hold or dispose of their ADSs. Notwithstanding the foregoing, if a FII, non-resident Indian or overseas corporate body were to withdraw its equity shares from the ADS program, its investment in the equity shares would be subject to the general restrictions on foreign ownership.

Issue of securities through the depository receipt mechanism

Issue of securities through the depository receipt mechanism by Indian companies is governed by the Companies Act, 2013 (Companies Act), the Companies (Issue of Global Depository Receipts) Rules, 2014 (Depository Receipts Rules) and the Depository Receipts Scheme, 2014 (DR Scheme).

The Government of India notified the DR Scheme on October 21, 2014, which came into force on December 15, 2014. Consequently, the Issue of Foreign Currency Convertible Bonds and Ordinary Shares (Through Depository Receipt Mechanism) Scheme, 1993 has been repealed except to the extent relating to foreign currency convertible bonds.

Under the DR Scheme, an Indian company, listed or unlisted, private or public, is permitted to issue securities, including equity shares, through the depository receipt mechanism if such company has not been specifically prohibited from accessing capital markets or dealing in securities. Permissible securities that can be issued by an Indian company through the depository receipt mechanism are ‘securities’ as defined under the Securities Contracts (Regulation) Act, 1956, which includes, inter alia, shares, bonds, derivatives and unit of mutual funds, and similar instruments issued by private companies, provided that such securities are in dematerialized form.

An Indian company can issue securities to a foreign depository for the purpose of issuing depository receipts through any mode permissible for the issue of such securities to other investors. The foreign depository can issue depository receipts by way of a public offering or private placement or in any other manner prevalent in the permissible jurisdiction. A ‘permissible jurisdiction’ is defined as a foreign jurisdiction which is a member of the Financial Action Task Force on Money Laundering and whose securities regulator is a member of the International Organization of Securities Commissions.

In terms of the DR Scheme, securities can be issued through the depository receipt mechanism up to such a limit that the aggregate underlying securities issued to foreign depositories for issuance of depository receipts along with securities already held by persons resident outside India does not exceed the applicable foreign investment limits prescribed by regulations framed under the Foreign Exchange Management Act. The depository receipts and the underlying securities may be converted into each other subject to the applicable foreign investment limit.

The DR Scheme provides that underlying securities shall not be issued to a foreign depository for issuance of depository receipts at a price which is less than the price applicable to a corresponding mode of issuance to domestic investors.

In terms of the DR Scheme, the foreign depository is entitled to exercise voting rights, if any, associated with the underlying securities whether pursuant to voting instructions from the holder of depository receipts or otherwise. Further, a holder of depository receipts issued against underlying equity shares shall have the same obligations as if it is the holder of the equity shares if it has the right to issue voting instruction.

EXPERTS

The financial statements, incorporated in this Prospectus by reference from our annual report on Form 20-F for the year ended March 31, 2014, and the effectiveness of the Bank’s internal control over financial reporting have been audited by Deloitte Haskins & Sells LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference (which reports (1) express an unqualified opinion on the financial statements and includes an explanatory paragraph referring to the convenience translation of Indian Rupee into U.S. dollar amounts and (2) express an unqualified opinion on the effectiveness of internal control over financial reporting). Such financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing. Their address is Indiabulls Finance Centre, Tower 3, 27th-32nd floor, Senapati Bapat Marg, Elphinstone Road (West), Mumbai, 400 013.

LEGAL MATTERS

The validity of the ADSs offered pursuant to this prospectus and the validity of the equity shares represented by the ADSs offered hereby will be passed upon by Amarchand & Mangaldas & Suresh A. Shroff & Co., Mumbai, India, our Indian counsel.

ENFORCEMENT OF CIVIL LIABILITIES

We are incorporated under the laws of India. Our directors and members of our senior management, and substantially all experts named in this prospectus and any prospectus supplement, reside in India. All of our assets are located outside of the United States. In addition, a substantial portion of the assets of our directors and members of our senior management and of the non-resident experts are located in India. As a result, it may be difficult to effect service of process within the United States upon these persons or to enforce in U.S. courts judgments obtained in U.S. courts against these persons, including judgments predicated upon the civil liability provisions of the federal securities laws of the United States.

Recognition and enforcement of foreign judgments is provided for under Section 13 and Section 44A of The Code of Civil Procedure, 1908 (Indian Civil Procedure Code) on a statutory basis. Section 13 of the Indian Civil Procedure Code provides that a foreign judgment shall be conclusive regarding any matter directly adjudicated upon between the same parties or parties litigating under the same title, except: (i) where the judgment has not been pronounced by a court of competent jurisdiction; (ii) where the judgment has not been given on the merits of the case; (iii) where it appears on the face of the proceedings that the judgment is founded on an incorrect view of international law or a refusal to recognize the law of India in cases in which such law is applicable; (iv) where the proceedings in which the judgment was obtained were opposed to natural justice; (v) where the judgment has been obtained by fraud; and (vi) where the judgment sustains a claim founded on a breach of any law then in force in India.

India is not a party to any international treaty in relation to the recognition and enforcement of foreign judgments. Section 44A of the Indian Civil Procedure Code provides that where a foreign judgment has been rendered by a superior court (within the meaning of that section) in any country or territory outside India which the Government of India has by notification declared to be a reciprocating territory, it may be enforced in India by proceedings in execution as if the judgment had been rendered by a competent court in India. However, Section 44A of the Indian Civil Procedure Code is applicable only to monetary decrees not being in the nature of any amounts payable in respect of taxes or other charges of a like nature or in respect of a fine or other penalties and does not include arbitration awards. The United States has not been declared by the Government of India to be a reciprocating territory for the purposes of Section 44A.

A judgment of a court which is not in a reciprocating territory may be enforced in India only by a fresh suit upon the judgment and not by proceedings in execution.

The suit must be brought in India within three years from the date of the foreign judgment in the same manner as any other suit filed to enforce a civil liability in India. It is unlikely that a court in India would award damages on the same basis as a foreign court if an action were brought in India. Furthermore, it is unlikely that an Indian court would enforce foreign judgments if it viewed the amount of damages awarded as excessive or inconsistent with public policy. A party seeking to enforce a foreign judgment in India is required to obtain prior approval from the RBI under the Foreign Exchange Management Act to execute such a judgment or to repatriate any amount recovered. Any judgment in a foreign currency would be converted into rupees on the date of judgment and not on the date of payment.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION

FOR SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

HDFC Bank Limited

American Depositary Shares

Representing

Equity Shares

PROSPECTUS

February 4, 2015